As filed with the Securities and Exchange Commission on October 14 , 2008
Registration Statement No. 333-146813

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO FORM SB-2
ON FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1000	85-0212139
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

1 West Wetmore Road, Suite 203, Tucson, Arizona 85705
Telephone: (520) 292-0266
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. John Perry, President and Chief Executive Officer
1 West Wetmore Road, Suite 203
Tucson, Arizona 85705
Phone: (520) 292-0266
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Herbert I. Ono
LANG MICHENER LLP
1500 Royal Centre, 1055 West Georgia Street
Vancouver, British Columbia, Canada, V6E 4N7
Telephone: (604) 689-9111 and Facsimile: (604) 685-7084

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Proposed
Maximum
		Proposed	Aggregate	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Offering	Registration
to be Registered	Registered(1)	per Share(2)	Price(2)	Fee(3)
Shares of Common Stock, Par Value $0.01 per Share, issued upon conversion of Special Warrants and being offered for resale by certain selling stockholders(4)	30,666,700	1.33	$40,786,711.00	$1,252.15

Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by holders of Warrants assuming the exercise of such Warrants, which in turn were issued upon the conversion of Special Warrants(5)	15,333,350	1.33	$20,393,355.50	$626.08
Shares of Common Stock, Par Value $0.01 per Share, issuable upon exercise of Agents’ Compensation Options(6)	1,840,002	1.33	$2,447,202.66	$75.13
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(7)	250,000	1.33	$332,500.00	$10.21
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(8)	256,410	1.33	$341,025.30	$10.47
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a holder of Warrants assuming the exercise of such Warrants(9)	743,590	1.33	$988,974.70	$30.36
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by the holders of Warrants assuming the exercise of such Warrants(10)	100,000	1.33	$133,000.00	$4.08
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a holder of Warrants assuming the exercise of such Warrants(11)	250,000	1.33	$332,500.00	$10.21
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by the holders of Warrants assuming the exercise of such Warrants(12)	150,000	1.33	$199,500.00	$6.12
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by the holders of Warrants assuming the exercise of such Warrants(13)	300,000	1.33	$399,000.00	$12.25
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(14)	250,000	1.33	$332,500.00	$10.21
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a holder of Warrants assuming the exercise of such Warrants(15)	250,000	1.33	$332,500.00	$10.21
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(16)	130,000	1.33	$172,900.00	$5.31
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(17)	212,195	1.33	$282,219.35	$8.67
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(18)	337,458	1.33	$448,819.14	$13.78
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by certain selling stockholders(19)	2,260,000	1.33	$3,005,800.00	$92.28
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a holder of Warrants assuming the exercise of such Warrants(20)	2,260,000	1.33	$3,005,800.00	$92.28

Total	55,589,705	—	$73,934,307.65	$2,269.80

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover a presently indeterminable number of shares of common stock which may be issued in the event of stock splits, stock dividends, the triggering of any anti-dilution provisions in the Warrants, or similar transactions that may involve an increase in the number of the registrant’s outstanding shares of common stock without the receipt of consideration.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for our common stock on the Pink Sheets LLC (now the Pink OTC Markets Inc.) on October 15, 2007.

(3)

Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. This fee was previously paid at the time of filing of the initial registration statement on Form SB-2 filed with the SEC on October 19, 2007.

(4)

Represents shares of common stock issued by our company upon conversion of 30,666,700 special warrants. Each special warrant entitled the holder to acquire, for no additional consideration, one share of common stock and one-half of one warrant. The special warrants were governed by a special warrant indenture dated June 5, 2007.

(5)

Represents shares of common stock issuable by our company upon exercise of the common stock purchase warrants that were issued upon conversion of the special warrants. Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2012 at a price of $1.10 per share. The warrants are governed by a warrant indenture dated June 5, 2007.

(6)

Represents shares of common stock issuable by our company upon exercise of the agent’s compensation options issued as partial consideration for services rendered by the placement agents in connection with the unregistered private placement of special warrants. Each agent’s compensation option entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2009 at a price of $0.75 per share.

(7)

Represents outstanding shares of common stock issued by our company upon exercise of 250,000 common stock purchase warrants issued to Auramet Trading, LLC in connection with a secured bridge loan in the principal amount of $2,850,000 dated October 17, 2005. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on October 17, 2007, at an exercise price of $0.56 per share. These warrants were exercised prior to their expiry date.

(8)

Represents outstanding shares of common stock issued by our company upon exercise of 256,410 common stock purchase warrants issued to Auramet Trading in connection with a secured bridge loan in the principal amount of $2,850,000 dated October 17, 2005. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on April 17, 2008, at an exercise price of $0.56 per share.

(9)

Represents shares of common stock issuable by our company upon exercise of 743,590 common stock purchase warrants issued to Nedbank Limited in connection with a secured bridge loan in the principal amount of $3,900,000 dated November 8, 2005. Auramet Trading participated in this bridge loan through the contribution of $1,000,000 outstanding under the earlier bridge loan dated October 17, 2005, but is at arm’s length from Nedbank. We used $1,860,175 of the proceeds from this loan to repay the portion of the Auramet Trading loan that was contributed by Mr. Hirsch, $5,500 to pay the accrued interest on the Auramet Trading loan, $50,000 to pay the legal fees of Auramet Trading in connection with the bridge loan, and $100,000 to pay Nedbank’s closing fee. In addition, we paid $400,000 to Auramet Trading to purchase copper put options, and we are using the remainder to fund our ongoing activities at the Johnson Camp property and for general corporate purposes. Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on November 8, 2008, at an exercise price of $0.88 per share.

(10)

Represents shares of common stock issuable by our company upon exercise of 100,000 common stock purchase warrants issued in connection with the extension of the maturity date of the secured bridge loan by Nedbank. Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on November 15, 2008, at an exercise price of $1.00 per share.

(11)

Represents shares of common stock that were issuable by our company upon exercise of 250,000 common stock purchase warrants issued to Auramet Trading in connection with an additional $1,000,000 advance on May 31, 2006 that was added to the principal amount of the secured bridge loan by Nedbank. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on May 31, 2008, at an exercise price of $1.15 per share. These shares were previously deregistered by Post-Effective Amendment Number 1 to this registration statement because the warrants expired in accordance with their terms without being exercised.

(12)

Represents shares of common stock issuable by our company upon exercise of 150,000 common stock purchase warrants issued in connection with the extension of maturity date of the secured bridge loan by Nedbank. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.83 per share. Our company is seeking to amend this registration statement to deregister these shares because the warrants expired in accordance with their terms without being exercised (see “Deregistration of Securities” below).

(13)

Represents shares of common stock issuable by our company upon exercise of 300,000 common stock purchase warrants issued in connection with the extension of maturity date of the secured bridge loan by Nedbank, and an increase of the principal amount of the bridge loan to $5,000,000, effective September 30, 2006. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.66 per share. Our company is seeking to amend this registration statement to deregister these shares because the warrants expired in accordance with their terms without being exercised (see “Deregistration of Securities” below).

(14)	Represents outstanding shares of common stock issued pursuant to a settlement agreement and general release dated April 22, 2005 with a former chief executive officer of our company.

(15)

Represents shares of common stock issued by our company upon exercise of 250,000 common stock purchase warrants issued pursuant to a settlement agreement and general release dated April 22, 2005 with a former chief executive officer of our company. Each warrant entitled the holder to purchase one share of our common stock until April 22, 2008, at an exercise price of $0.50 per share. These warrants have been exercised.

(16)

Represents outstanding shares of common stock issued to Ronald Hirsch, the Chairman of our board of directors, on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $35,000 convertible promissory note dated June 29, 2004, as amended, at a conversion price of $0.175 per share.

(17)

Represents outstanding shares of common stock issued to Stephen Seymour, a director of our company, on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $66,000 convertible promissory note dated August 19, 2004, as amended, at a conversion price of $0.20 per share.

(18)

Represents outstanding shares of common stock issued to Mr. Hirsch on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $106,000 convertible promissory note dated October 4, 2004, as amended, at a conversion price of $0.20 per share.

(19)

Represents outstanding shares of common stock issued pursuant to our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Mr. Seymour. In consideration for the issuance of the line of credit, our company agreed to issue to the Mr. Hirsch and Mr. Seymour four shares of common stock and four warrants for every $1 loaned to our company.

(20)

Represents shares of common stock issuable or issued by our company upon exercise of the 2,260,000 common stock purchase warrants issued pursuant to our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Mr. Seymour. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.25 for a period of three years. Of the 2,260,000 warrants issued pursuant to the revolving line of credit: 100,000 which were to have expired on June 21, 2008 have been exercised; 100,000 which were to have expired on June 29, 2008 have been exercised; 900,000 which were to have expired on July 8, 2008 have been exercised; 400,000 which were to have expired on August 1, 2008 have been exercised; 200,000 which were to have expired on September 22, 2008 have been exercised; 60,000 which were to have expired on October 5, 2008 have been exercised ; 40,000 which were to have expired on October 11, 2008 have been exercised ; and 460,000 will expire on October 20, 2008.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Deregistration of Securities

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form SB-2 (File No. 333-146813) of Nord Resources Corporation (the “Company”) pertaining to 55,589,705 shares of the Company’s common stock, par value $0.01 per share, which was filed with the Securities and Exchange Commission on October 19, 2007, as amended by Pre-Effective Amendment No. 1 (File No. 333-146813) filed with the Securities and Exchange Commission on November 26, 2007, Pre-Effective Amendment No. 2 (File No. 333-146813) filed with the Securities and Exchange Commission on December 17, 2007, and Post-Effective Amendment No. 1 (File No. 333-146813) filed with the SEC on October 6, 2008 (as amended, the “Registration Statement”). The Registration Statement became effective on December 18, 2007.

Pursuant to this Post-Effective Amendment No. 2, 150,000 shares of common stock, par value $0.01 per share, that were issuable upon the exercise of 150,000 common stock purchase warrants are being deregistered. The warrants had been issued to Auramet Trading, LLC and Nedbank Limited in connection with the extension of the maturity date of the secured bridge loan made by Nedbank Limited pursuant to a Modification Agreement dated September 30, 2006. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.83 per share. As a result of the expiration of these warrants, the underlying shares of common stock are no longer available.

Pursuant to this Post-Effective Amendment No. 2, an additional 300,000 shares of common stock, par value $0.01 per share, that were issuable upon the exercise of 300,000 common stock purchase warrants are also being deregistered. The warrants had been issued to Auramet Trading, LLC and Nedbank Limited in connection with the extension of the maturity date of the secured bridge loan made by Nedbank Limited pursuant to a Modification Agreement dated February 23, 2007. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.66 per share. As a result of the expiration of these warrants, the underlying shares of common stock are no longer available.

Substitution of Selling Stockholder

A total of 818,590 shares of common stock, par value $0.01 per share, have been registered for resale under the Registration Statement on behalf of Nedbank Limited. The shares have been reserved for issuance under the following common stock purchase warrants: (a) 743,590 common stock purchase warrants issued in connection with a secured bridge loan by Nedbank Limited in the principal amount of $3,900,000 dated November 8, 2005, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on November 8, 2008, at an exercise price of $0.88 per share; and (b) 75,000 common stock purchase warrants issued in connection with the extension of the maturity date of the secured bridge loan by Nedbank Limited, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on November 15, 2008, at an exercise price of $1.00 per share. N.B.S.A. Limited acquired the stock purchase warrants from Nedbank Limited pursuant to a private transfer effected pursuant to Regulation S under the Securities Act of 1933, as amended. As a result, pursuant to this Post-Effective Amendment No. 2, N.B.S.A. Limited is being substituted for Nedbank Limited as a selling stockholder.

__________

SUBJECT TO COMPLETION, DATED <> 2008

PROSPECTUS

NORD RESOURCES CORPORATION

54,889,705 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 54,889,705 shares of common stock of Nord Resources Corporation that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares consist of:

1.

up to 30,666,700 shares of common stock issued to certain selling stockholders, without the payment of any additional consideration, upon the conversion of 30,666,700 special warrants that were offered and sold in an unregistered private placement that closed on June 5, 2007;

2.

up to 15,333,350 shares of common stock issuable to certain selling stockholders upon the exercise of common stock purchase warrants which were issued upon the conversion of the 30,666,700 special warrants that were offered and sold in the unregistered private placement that closed on June 5, 2007;

3.

up to 1,840,002 shares of common stock issuable to certain selling stockholders upon the exercise of stock options issued in partial consideration of services rendered in connection with the unregistered private placement of special warrants that closed on June 5, 2007;

4.	up to 1,303,590 shares of common stock issuable to certain selling stockholders upon the exercise of outstanding common stock purchase warrants; and

5.	up to 5,746,063 outstanding shares of common stock held by certain selling stockholders.

These transactions are described in this prospectus under “Selling Stockholders.”

Our common stock is listed for trading on the Toronto Stock Exchange (“TSX”) under the symbol “NRD”, and is also quoted on the OTC Bulletin Board under the symbol “NRDS”. On October 8, 2008 the high bid and low ask prices for one share of our common stock on the TSX were CDN$ 0.54 and CDN$ 0.35 , respectively; the closing price for one share of our common stock on the TSX on that date was $0.54 . On October 6 , 2008, the high and low prices for one share of our common stock on the OTC Bulletin Board were $0.50 and $0.41 , respectively; the closing price for one share of our common stock on the OTC Bulletin Board on that date was $0.45 . We do not have any securities that are currently traded on any other exchange or quotation system. There is no market through which the warrants may be sold and purchasers may not be able to resell their warrants.

It is anticipated that the selling stockholders will offer to sell the shares of common stock being offered in this prospectus at prevailing market prices of our common stock on the TSX or on the OTC Bulletin Board. Any selling stockholder may, in such selling stockholder’s discretion, elect to sell such shares of common stock at fixed prices, at varying prices or at negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of warrants, if exercised, and will use such proceeds for general corporate purposes and potentially to repay corporate debt.

We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered hereby (other than selling commissions).

The purchase of the securities offered by this prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 7 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

____________________

NORD RESOURCES CORPORATION

PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Nord Resources Corporation and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission’s website (located at www.sec.gov) or at the Securities and Exchange Commission’s Public Reference Room mentioned under the heading “Where You Can Find More Information” of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

REFERENCES

As used in this prospectus: (i) the terms “we”, “us”, “our”, “Nord” and the “Company” mean Nord Resources Corporation; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the United States Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

__________

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

The Company

Overview of our Business

We are a copper mining company. Our principal asset is the Johnson Camp property located in Arizona. The Johnson Camp property includes the Johnson Camp Mine and a production facility that uses the solvent extraction, electrowinning (SX-EW) process. The Johnson Camp Mine is an existing open pit copper mine; it includes two existing open pits, namely the Burro and the Copper Chief bulk mining pits. The Johnson Camp property also includes a decorative and structural stone operation, which produces landscape and aggregate rock from the overburden piles at the Johnson Camp Mine. We currently lease this landscape and aggregate rock operation to JC Rock, LLC in exchange for a sliding scale royalty.

We acquired the Johnson Camp Mine from Arimetco, Inc. pursuant to a Sales and Purchase Agreement that had been assigned to us in June 1999 by Summo USA Corporation, the original purchaser, following the completion of certain due diligence work by Summo. Although Arimetco had ceased mining on the property in 1997, we, like Arimetco before us, continued production of copper from ore that had been mined and placed on leach pads until August 2003 when we placed the Johnson Camp Mine on a care and maintenance program due to weak market conditions for copper at that time. Approximately 6.7 million pounds of copper cathode were produced from residual copper in the heaps over the period 1998 to 2003.

On June 28, 2007, our board of directors adopted a resolution authorizing our company to proceed with the reactivation of the Johnson Camp Mine. We believe that the current world market demand for copper, which has resulted in relatively strong market prices for copper since 2003, has created an opportunity for us to reactivate the Johnson Camp Mine, despite the anticipated high costs that this will involve.

On June 5, 2007, we completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately $23 million (net proceeds of approximately $21.3 million). In addition, we have entered into an Amended and Restated Credit Agreement dated as of June 30, 2008 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25 million secured term loan credit facility. All or a portion of the funds available under such facility will be used by us to finance the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. As of August 31, 2008, we had drawn down $12 million of the credit facility and had $13 million remaining available.

Based upon our company’s current forecast for the reactivation of the Johnson Camp Mine, we believe that we will have sufficient funds to meet our capital requirements to reactivate the Johnson Camp Mine.

In order for us to resume full mining operations, we will have to complete the mine development schedule contained in an updated feasibility study prepared by Bikerman Engineering & Technology Associates, Inc. The feasibility study forms part of a technical report dated September 2007 that was completed by Bikerman Engineering & Technology Associates, Inc. in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (as required for us to comply with provincial securities laws in Canada that are applicable to our company) and SEC Industry Guide No. 7. The feasibility study includes an economic analysis of the Johnson Camp Mine based on the mine plan, capital and operating cost estimates current as of the second quarter of 2007, and a three-year trailing average copper price of $2.45 per pound over the life of the mine. Bikerman Engineering & Technology Associates concluded in the feasibility study that resumption of operations at the Johnson Camp Mine in accordance with the mine plan will generate positive discounted cash flows over a 16 year mine life at 8%, 15% and 20% discount rates.

We commenced further exploratory drilling on the Johnson Camp property in mid-July 2007. We have completed the first phase of preliminary exploratory drilling around the periphery of the existing boundaries of the Burro and Copper Chief pits. This program has increased the drill hole density within the Copper Chief pit. Preliminary analysis of the drill results indicates the continuation of mineralization from the current south edge of the Burro pit and additional copper mineralization to the northwest and southwest of the planned Copper Chief pit boundaries.

We commenced copper cathode production from leaching existing old dumps in January 2008 and completed the first copper cathode sale from these operations in February 2008. Commercial production from existing heaps is defined by the Company as either operating at a minimum of 75% of designed capacity or generating positive cash flows from operations for a period of seven days. Commercial production from residual leaching was achieved effective February 1, 2008. Operating costs incurred prior to achieving commercial production, net of related revenues, are capitalized as mine development.

Corporate Strategy and Strengths

Our corporate strategy is to begin mining and resume leaching operations at the Johnson Camp Mine with a view to producing approximately 25,000,000 pounds of copper per year.

We believe that we have the following business strengths that will enable us to achieve our objectives:

  the Johnson Camp Mine is expected to have a mine life of 16 years, and to be capable of producing approximately 25,000,000 pounds of copper per year;
  direct cathode production with no exposure to smelting and refining costs, and reduced transportation costs;
  our company has a strong, experienced and proven management team;
  a strong global copper market currently experiencing a deficit in domestic copper production;
  mining operations in the United States, and Arizona in particular, have a stable political base;
  sufficient financing to facilitate reactivation of our Johnson Camp Mine;
  achieved commercial production of copper cathode from residual leaching effective February 1, 2008; and
  resumption of open-pit mining activities planned for spring 2009.

Reserves – Johnson Camp Mine

The following table summarizes the reserves for the Johnson Camp Mine. In the opinion of Bikerman Engineering & Technology Associates, Inc., the reported reserves are reasonable based on the economics used. (See “Johnson Camp Property – Reserves”).

	Reserves(1)
Description	Tons (thousands)	Grade (% Cu)
Proven Reserves	54,977	0.338
Probable Reserves	18,410	0.327
Total	73,387	0.335

(1)

The ore reserves were estimated in accordance with Industry Guide 7 of the Securities Act of 1933, as amended, and are also in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) guidelines.

Other Mineralized Material

In addition to the above mentioned reserves, mineralized material is contained in the Burro and Copper Chief deposits at the Johnson Camp property and was estimated using the guidelines established in, and is compliant with, Canadian NI 43-101 standards. In addition, there are numerous other prospects of mineralized material that remain to be explored and tested.

Project Feasibility

We expect to commence mining new ore in the first quarter of 2009, and to reach our estimated full copper production rate of approximately 25 million pounds per year in spring 2009. The anticipated mine life of the Johnson Camp Mine is 16 years and our estimated initial capital expenditures are approximately $34 million (formerly estimated at $29 million), inclusive of approximately $21.4 million in capital costs incurred by us through June 30, 2008, after our board of directors authorized our company to proceed with the reactivation of the Johnson Camp Mine in late June 2007. The figures and tables below are derived from the feasibility study and technical report. For a description of the facts, assumptions and other information incorporated in the model used to produce these results, see “Johnson Camp Property – Economic Analysis.”

The table below indicates the net present value (“NPV”) and internal rate of return (“IRR”), of the Johnson Camp Mine at various copper prices using reserve estimates included in this prospectus. The calculations are on an after tax basis, and include the discounted sums of the positive cash flows from production at the Johnson Camp Mine and the negative cash flows for the initial project-development capital expenditure, ongoing capital expenditures during the life of the mine, reclamation and closure costs. The calculations are on an unleveraged basis, without provision for debt financing.

Table 1: NPV and IRR at Various Copper Prices(1)

Copper Price/lb	$2.13	$2.45	$2.82	$3.19	$3.55
NPV @ 8%(2)	$118	$176	$243	$310	$377
IRR	60%	77%	93%	108%	122%

(1)	The economic analysis does not reflect the impact, if any, of the company’s federal and state net operating loss carryforwards.
(2)	$ in millions

Incorporation and Principal Business Offices

We were formed under the laws of the State of Delaware on January 18, 1971. Our principal business offices are located at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, and our telephone number is (520) 292-0266.

The Offering

The Issuer:	Nord Resources Corporation

The Selling Stockholders:

The selling stockholders (each a “Selling Stockholder”) include: (a) the holders of the common stock and common stock purchase warrants which were issued upon conversion of the special warrants that were offered and sold pursuant to our unregistered private placement of special warrants that closed on June 5, 2007; (b) holders of certain stock options issued in partial consideration of services rendered in connection with the private placement of special warrants; (c) certain holders of outstanding common stock purchase warrants; and (d) certain holders of issued and outstanding common stock. The Selling Stockholders are named in this prospectus under “Selling Stockholders”.

Shares Offered by the Selling Stockholders:	The Selling Stockholders are offering up to an aggregate of 54,889,705 shares of our common stock comprised of:

•

Up to 30,666,700 shares of common stock issued without the payment of any additional consideration upon the conversion of 30,666,700 special warrants of our company that were offered and sold in an unregistered private placement which closed on June 5, 2007;

•

Up to 15,333,350 shares of common stock issuable upon the exercise of common stock purchase warrants which were issued without the payment of any additional consideration upon the conversion of the special warrants that were offered and sold in the unregistered private placement which closed on June 5, 2007;

•

Up to 1,840,002 shares of common stock issuable upon the exercise of stock options issued in partial consideration of services rendered in connection with the unregistered private placement of special warrants which closed on June 5, 2007;

	•	Up to 1,303,590 shares of common stock issuable upon the exercise of outstanding common stock purchase warrants; and

	•	Up to 5,746,063 outstanding shares of common stock held by certain Selling Stockholders.

See “Selling Stockholders”.

Offering Price:

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on the Toronto Stock Exchange, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. See “Plan of Distribution”.

Use of Proceeds:

We will not receive any of the proceeds from the sale of shares by the Selling Stockholders. However, some of the shares that may be offered for sale by certain Selling Stockholders under this prospectus are issuable upon exercise of options and warrants. If all of these options and warrants are exercised, which cannot be assured, we will receive total proceeds of $19,116,046 . The proceeds, if any, would be used for general corporate purposes and potentially the repayment of debt. We will, however, incur all costs associated with this registration statement and prospectus.

Market for our Common Stock:

Our common stock is listed for trading on the Toronto Stock Exchange under the symbol “NRD”, and is also quoted on the OTC Bulletin Board under the symbol “NRDS”. On October 8 , 2008 the high bid and low ask prices for one share of our common stock on the TSX were CDN $0.54 and CDN$ 0.35 , respectively; the closing price for one share of our common stock on the TSX on that date was $0.54 . On October 6 , 2008, the high and low prices for one share of our common stock on the OTC Bulletin Board were $ 0.50 and $ 0.41 , respectively; the closing price for one share of our common stock on the OTC Bulletin Board on that date was $0.45 .

Outstanding Shares of Common Stock:

There were 69,033,635 shares of common stock outstanding as of October 6 , 2008. If all of the shares offered hereby which are issuable upon exercise of options or warrants are issued, then there would be 57,510,577 shares of our common stock issued and outstanding.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Summary of Financial Data

The summary consolidated data set forth below are derived from our consolidated financial statements. The selected consolidated statement of operating data for the years ended December 31, 2007 and 2006 and the summary consolidated balance sheet data as of December 31, 2007 are derived from the audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The consolidated statements of operations data for the six months ended June 30, 2008 and 2007 and the consolidated balance sheet as of June 30, 2008 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Operating Data
	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(Unaudited)
Revenue	$4,655,546	$–	$–	$–
Net loss	(565,031)	(2,472,287)	(2,512,181)	(6,283,878)
Net loss per basic and diluted common share	(0.01)	(0.04)	(0.07)	(0.19)
Weighted average number of basic and diluted shares outstanding (1)	66,871,932	34,323,544	36,172,142	33,643,738

(1)	As of June 30, 2008, we had 68,083,635 shares of common stock outstanding. Such number does not include shares underlying options, warrants or other rights to acquire our shares.

	Balance Sheet Data
	June 30,		December 31,
	2008		2007
	(Unaudited)
Cash and cash equivalents	$545,832		$3,368,910
Working capital surplus (deficiency)	(4,231,482	)(1)	710,914	(2)
Total assets	29,920,212		21,881,304
Total current liabilities	8,671,018		2,870,020
Total long-term liabilities	25,764,471		14,063,932
Total liabilities	34,435,489		16,933,952
Stockholders’ equity (deficit)	(4,515,277)		4,947,352

(1)	Includes $1,664,051 in current portion of long-term debt, capital lease obligations and accrued interest and $4,233,783 in current portion of derivative contracts.
(2)	Includes $321,875 in current portion of long-term debt and capital lease obligations.

Investing in our securities involves risks more specifically described under “Risk Factors”.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Company

We have a history of losses, and our future profitability will depend on the successful reactivation and operation of the Johnson Camp Mine, which cannot be assured.

We have a history of losses, and expect to incur losses in the future until we have reached full mining operations at the Johnson Camp Mine.

We have a history of losses and expect to incur losses in the future. We had no revenues and net losses of $2,512,181 for the year ended December 31, 2007, and additional net losses of $565,031 during the six months ended June 30, 2008. As of June 30, 2008, we had a working capital deficiency of $4,231,482 (including $1,664,051 representing the current portions of our long-term debt and capitalized leases, and $4,233,783 representing the current portion of the derivative cash flow hedge contracts).

We have commenced work on reactivating the Johnson Camp Mine, and we are dependent upon the success of the Johnson Camp Mine as a source of future revenue and profits, if any. While we have commenced the production of copper from residual leaching, we cannot provide any assurance that we will successfully commence mining operations on the Johnson Camp property.

Even if we should be successful in achieving production, an interruption in operations of the Johnson Camp Mine may have a material adverse effect on our business.

The reactivation of the Johnson Camp Mine will require the commitment of substantial resources, and will involve various concentrated activities that must be advanced concurrently. Any delay in the restart process may cause an increase in costs for us and could have a material adverse effect on our financial condition or results of operations.

The reactivation of the Johnson Camp Mine and the development of new mining operations on the Johnson Camp property require the commitment of substantial resources for operating expenses and capital expenditures. We expect to incur approximately $34,000,000 (formerly estimated at $29,000,000) in initial capital costs within the first two years of start up of the mine, and an additional $3,000,000 in capital costs in two years following the commencement of mining. Our estimated expenses may increase in subsequent years as consultants, personnel and equipment associated with advancing exploration, development and commercial production are added. The amounts and timing of expenditures will depend in part on the progress of ongoing exploration and development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements or similar arrangements with strategic partners, our acquisition of additional properties, and other factors, many of which are beyond our control.

There are numerous activities that need to be completed to facilitate reactivation of the Johnson Camp Mine, including, without limitation, optimizing the mine plan, negotiating contracts for the supply of power, for equipment, for earthwork, for construction, for installation, handling and any other infrastructure and other issues. At the same time, we must recruit and train personnel, and hire and mobilize a mining contractor who will purchase all of the required large scale mining equipment which we do not already own. There is no certainty that we will be able to retain appropriate personnel or a suitable mining contractor on a timely basis, if at all, or that we will be able to negotiate supply agreements on terms acceptable to us.

Most of these activities require significant lead times and must be advanced concurrently. We will be required to manage all of these matters using our existing resources while, at the same time, expanding our permanent staff and using outside consultants to assist in these matters. Because all of these matters must be completed before any production begins, a failure or delay in the completion of any one of these matters may delay production, possibly indefinitely, at the Johnson Camp Mine. Any delay in the restart process may cause an increase in costs for us and could have a material adverse effect on our financial condition or results of operations.

Unforeseen conditions may affect our mining and processing efficiency, and we may not be able to execute the leaching operation as planned if we do not maintain proper control of ore grade.

The parameters used in estimating mining and processing efficiency are typically based on testing and experience with previous operations. Various unforeseen conditions can occur that may materially affect the estimates. In particular, unless proper care is taken to ensure that proper ore grade control is employed and that other necessary steps are taken, we may not be able to achieve production forecasts as planned. In addition, our projected production is based on anticipated copper recoveries at the Johnson Camp Mine that are in excess of historical experience, which may result in an overestimation of our mining and processing efficiency if our actual production does not meet our projected production.

We may never achieve our production estimates since they are dependent on a number of assumptions and factors beyond our control.

We have prepared estimates of future copper production. We cannot be certain that we will ever achieve our production estimates. Our production estimates depend on, among other things: the accuracy of our reserve estimates; the accuracy of assumptions regarding ore grades and recovery rates; ground conditions and physical characteristics of the mineralization, such as hardness and the presence or absence of particular metallurgical characteristics; the accuracy of estimated rates and costs of mining and processing; and our ability to obtain all necessary permits to proceed with the reactivation of the Johnson Camp Mine. We plan on continuing to process the copper mineralization using SX-EW technology. These techniques may not be as efficient or economical as we project. Our actual production may vary from our estimates if any of these assumptions prove to be incorrect and we may never achieve profitability.

A major increase in our input costs, such as those related to sulfuric acid, electricity, fuel and supplies, may have an adverse effect on our financial condition.

Our operations are affected by the cost of commodities and goods such as electrical power, sulfuric acid, fuel and supplies, and the technical report prepared by Bikerman Engineering & Technology Associates, Inc. includes an economic analysis of the Johnson Camp Mine based on the mine plan, capital and operating cost estimates current as of the second quarter of 2007. A major increase in any of these costs may have an adverse impact on our financial condition. For example, during the past several months, SX-EW projects in the southwestern United States have experienced significant price increases for sulfuric acid. According to published industry information the price of sulfuric acid, South US spot price, increased from $120 per ton to $310 per ton between December 2007 and June 2008. At our planned full production rate of cathode of 25,000,000 pounds of copper per year, each $50 per ton increase in sulfuric acid prices is anticipated to result in an increase in the projected cost of cathode at Johnson Camp of approximately $0.07 per pound over the production cost estimates contained in the technical report.

Similarly, we expect that energy, including electricity and diesel fuel, will represent significant portion of production costs at our operations. Because energy is a significant portion of our production costs, we could be negatively affected by future increases in energy costs.

Shortages of sulfuric acid, electricity and fuel, may have an adverse effect on our financial condition.

Sulfuric acid supply for SX-EW projects in the southwestern U.S. is produced primarily as a smelter by-product at smelters in the southwest U.S. and in Mexico. During the past several months, SX-EW projects in the southwestern United States have experienced significant shortages of sulfuric acid. We have an agreement in place for a broker of acid to supply us with sulfuric acid through the end of 2009. Therefore, we do not anticipate any sulfuric acid supply interruptions in the near future, although we continue to remain subject to market fluctuations in the price and supply of sulfuric acid.

Because our existing and planned operations will be highly dependent on the availability of electricity and diesel fuel, we could be negatively affected by future shortages of these commodities.

Our operations at the Johnson Camp Mine are dependent on certain equipment that may not be available.

We intend to use equipment we already own for operations at the Johnson Camp Mine. However, our mine plan calls for the acquisition or installation of certain additional equipment, including the installation of two secondary stage crushers and an overland conveyor system, and the purchase and installation of certain equipment needed to rehabilitate and upgrade the existing SX-EW plant at the Johnson Camp Mine. There can be no assurance that the installation of equipment to be installed at the Johnson Camp Mine will not be higher than anticipated by us or that such equipment will arrive in good working condition.

Our estimates of reserves are inherently subject to error, particularly since we have no recent operating history on which to base such estimates. Our actual results may differ due to unforeseen events and uncontrollable factors that can have significant adverse impacts.

The Johnson Camp Mine has no recent operating history upon which to base estimates of proven and probable ore reserves and estimates of future cash operating costs. Estimates are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates, Inc. Bikerman Engineering & Technology Associates derived its estimates of cash operating costs at the Johnson Camp Mine from information provided by our company and certain other information, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the mineral from the ore, comparable facility and equipment operating costs current as of the second quarter of 2007, anticipated climatic conditions and other factors.

As a result, actual cash operating costs and economic returns based upon development of proven and probable ore reserves may differ significantly from those originally estimated. Until reserves are actually mined and processed, the quantity of reserves must be considered as estimates only.

Our estimates of reserves are based in large part on sampling data produced by third parties and on amounts of metallurgical testing that are less extensive than normal. In addition, our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Our expectations with respect to copper recovery rates significantly exceed historical experience at the Johnson Camp Mine since we plan to crush the ore to a smaller size with the view to increasing leaching efficiency. In addition, our projections of copper recovery are based on amounts of metallurgical testing that are less extensive than are commonly used in the industry for evaluating copper oxide deposits. Furthermore, our estimates of ore reserves reflect consumption projections for sulfuric acid and other consumable items that were developed using a limited number of samples taken by the former operators of the mine on the Johnson Camp property that may not be representative of the characteristics of the copper deposits. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Copper recovery rates for approximately 15% of our estimated total reserves may be less than optimal due to the presence of copper sulfide mineralization below the elevation of 4,560 feet.

Copper sulfide minerals are not as amenable to heap leach recovery techniques as are copper oxides. Since copper sulfide mineralization is evident below an elevation of 4,560 feet in both the Burro and Copper Chief pits of the Johnson Camp Mine, we caution that copper recovery rates for ore anticipated to be mined below that elevation (approximately 15% of estimated total ore reserves) may be inhibited. In addition, although the column test on the sample of Abrigo ore (a type of copper bearing host rock at the Johnson Camp Mine) taken from an elevation of 4,620 feet that contained 4.49% sulfides exhibiting good copper recoveries, the leaching of copper from ore mined at this depth may be less than optimal.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves that is premised on a geologic resource model and estimate previously prepared that was based largely on drilling, sampling and assay data that had been developed by Cyprus Mines Corporation, Arimetco Inc. and Summo U.S.A. Corporation, the accuracy of which cannot be assured.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves contained in the feasibility study. The resource model and estimate previously prepared and used as the basis for the feasibility study is based largely on drilling, sampling and assay data that had been developed by the previous operators of the Johnson Camp Mine, Cyprus and Arimetco, and by Summo. The validity of the estimates assumes the accuracy of the underlying drill hole electronic database.

We and Bikerman Engineering & Technology Associates have conducted limited additional due diligence, such as reviews of historical project geological drill logs and assay certificates that have recently been located, but no additional drilling. Complete accuracy of the drill hole electronic database cannot be assured.

Cyprus, Arimetco and Summo used different approaches to drilling, sampling and assay analysis, with the result that their respective results may not be comparable and thereby increase the risk of an overestimation of ore reserves.

Cyprus Mines Corporation (which owned the Johnson Camp property until 1989, operating under the name Cyprus Johnson Copper Company), Arimetco and Summo used different approaches to drilling, sampling and assay analysis that may not be comparable to each other. In particular, the soluble copper assay techniques used by Arimetco for ore grade estimation are not directly comparable to the soluble copper assay techniques used by Cyprus. The use of two incomparable approaches by Cyprus and Arimetco may have led to inconsistencies in or the skewing of the data underlying our estimates, thereby increasing the risk of an overestimation of ore reserves at the Johnson Camp Mine, as well as increasing the risk of a material inaccuracy in the feasibility study.

Limited sampling work has been performed at the Johnson Camp Mine, and Bikerman Engineering & Technology Associates concluded that it is therefore not possible at this time to verify the entire drill hole electronic database used for the current resource model and ore reserve estimates. Bikerman Engineering & Technology Associates has largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data which constitute a fundamental variable input in the feasibility study.

Bikerman Engineering & Technology Associates reviewed the results of limited sampling work undertaken at the Johnson Camp Mine in 2006 by another engineering company. Bikerman Engineering & Technology Associates has concluded that it is not possible for it to verify the entire original drill hole electronic database used for the current mineral resource model and ore reserve estimates. Consequently, Bikerman Engineering & Technology Associates and we have largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data. Accordingly, there is a risk that results may vary if additional sampling work were undertaken. This, in turn, could adversely impact the current mineral resource model and ore reserve estimates, as well as increase the risk of a material inaccuracy in the feasibility study.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than on soluble copper assays and our expectations with respect to copper recovery are based on results of metallurgical testing that may not be duplicated in larger scale tests under onsite conditions or during production. As a result, there is a risk that we may have over-estimated the amount of recoverable copper.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than soluble copper assays. A reserve estimate based on total copper is an indirect measurement of the amount of copper that is metallurgically available for recovery. There can be no assurance that metallurgical recoveries in small scale laboratory tests will be duplicated in larger scale tests under onsite conditions or during production. Accordingly, there is a risk that we may have over-estimated the amount of recoverable copper.

We will require additional permits and renewals of permits to reactivate the Johnson Camp Mine, the availability of which cannot be assured.

Although we have secured a number of permits for the restart and operation of the Johnson Camp Mine, we still need to obtain certain additional permits, including a ground water protection permit and an aquifer protection permit. In addition, certain permits will require applications for renewal from time to time during the life of the project and certain permits may be suspended or require additional applications in the event of a significant or substantial change to the Johnson Camp Mine operations or prolonged inactivity. To the extent other approvals are required and not obtained, we may: (i) be prohibited from commencing or continuing mining and or processing operations; (ii) forced to reduce the scale of or all of our mining operations; or (iii) be prohibited or restricted from proceeding with planned exploration or development of mineral properties. For example, we are currently producing copper from our residual leaching operations under an ADEQ Compliance Order. However, we anticipate that we will be required to immediately halt all of our operations at the Johnson Camp Mine if our application for a groundwater protection permit or our application for an aquifer protection permit is denied.

We will incur substantial debt and have granted a security interest in our assets. If we are unable to repay our loans when they become due, the lenders would be entitled to realize upon their security by taking control of all or a portion of our assets.

We are a party to an Amended and Restated Credit Agreement dated as of June 30, 2008 with Nedbank Limited, the administrative agent and lead arranger, which provides for a $25,000,000 secured term loan credit facility that is being used by our company to assist in financing the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by our company, with the aggregate amount of all term loans being $25,000,000. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) December 31, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offered Rate (LIBOR) for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). If we were to default under the Credit Agreement, an additional 3.0% interest would be payable in addition to such annual rate and all interest would be payable on demand. As of August 31, 2008, we had $13,000,000 available under this credit facility.

The Credit Agreement must be repaid in 15 equal quarterly instalments beginning March 31, 2009 subject to certain prepayment provisions set forth in the Credit Agreement. We have delivered a deed of trust, a collateral account agreement and certain other security agreements that grant to the lenders a first priority lien encumbering all of the real and personal property associated with the Johnson Camp property, including all patented mining claims, fee lands and unpatented mining claims in which we have an interest. The lenders would be entitled to realize upon their security interests and seize our assets if we were to be unable to repay or refinance the loans as they become due. In addition, pursuant to the terms of the Credit Agreement, we are required to meet specified financial tests any time that any loan proceeds remain outstanding under the Credit Agreement. We are also restricted from incurring exploration expenses on the Coyote Springs property in excess of $1,500,000, during the period that the term loans are available.

Any failure to comply with the restrictions of the Credit Agreement, or under any other credit facilities or agreements governing our indebtedness, may result in an event of default. Such default may allow our creditors to accelerate the related debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our debt instruments that are accelerated upon an event of default.

If we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in our Credit Agreement at maturity or in the event of a default, the lenders under our agreement could terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding (together with accrued interest and other fees) immediately due and payable and institute foreclosure proceedings against the security. Any such actions could force us into bankruptcy or liquidation.

We may require additional financing to complete the development and reactivation of the Johnson Camp Mine, the availability of which cannot be assured.

We expect that the initial capital costs within the first two years of start-up of the Johnson Camp Mine will be approximately $34,000,000 (formerly estimated at $29,000,000). Our estimated capital costs, and our estimated operating expenses, may change with our actual experience as our mine plan is implemented. If the change is substantial, we may still require additional financing to carry out our mine plan. We cannot guarantee that we will be able to obtain any additional financing on commercially reasonable terms or at all. If we fail to obtain the necessary financing when needed, we may not be able to execute our mine plan and we may again be forced to place the Johnson Camp Mine on care and maintenance status.

Title to the Johnson Camp property may be subject to other claims.

Although we believe we have exercised commercially reasonable due diligence with respect to determining title to the properties that we own or in which we hold an interest, we cannot guarantee that title to these properties will not be challenged or impugned. The Johnson Camp property may be subject to prior unrecorded agreements or transfers or to native land claims and title may be affected by undetected defects. There may be valid challenges to the title of the Johnson Camp property which, if successful, could impair development and/or operations.

The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. The copper processing facilities and the Copper Chief and Burro bulk mining pits that serve as focal points for our mine plan are located on the patented mining claims or fee simple parcels. However, we may in the future mine areas that are on unpatented mining claims. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the United States General Mining Law, including the requirement of a proper physical discovery of a valuable lode mineral within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of United States federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims.

We do not insure against all risks, and we may be unable to obtain or maintain insurance to cover the risks associated with our operations at economically feasible premiums. Losses from an uninsured event may cause us to incur significant costs that could have a material adverse effect upon our financial condition.

Our insurance will not cover all the potential risks associated with the operations of a mining company. We may also be unable to obtain or maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against risks such as environmental pollution or other hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means. We might also become subject to liability for pollution or other hazards for which insurance may not be available or for which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial condition and results of operations.

We compete with larger, better capitalized competitors in the mining industry. This may impair our ability to maintain or acquire attractive mining properties, and thereby adversely affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, base and precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

We are dependent on our key personnel, and the loss of any such personnel could adversely affect our company.

Our success depends on our key executives and on certain operating personnel at the Johnson Camp Mine. We face intense competition for qualified personnel, and the loss of the services of one or more of such key personnel could have a material adverse effect on our business or operations. Our ability to manage exploration and development activities, and hence our success, will depend in large part on the efforts of these individuals. We cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

If we succeed in reactivating the Johnson Camp Mine, we will have to significantly expand our workforce. We may not be successful in recruiting the necessary personnel, or in managing the new challenges that we will face with any significant growth.

In executing our plan to reactivate the Johnson Camp Mine, we plan to expand our workforce at the Johnson Camp Mine to approximately 70 employees and to hire various contractors. This growth will place substantial demands on our company and our management. Our ability to assimilate new personnel will be critical to our performance. We will be required to recruit additional personnel and to train, motivate and manage employees. We will also have to adopt and implement new systems in all aspects of our operations. We have no assurance that we will be able to recruit the personnel required to execute our programs or to manage these changes successfully.

The actual costs of reclamation are uncertain, and any additional amounts that we are required to spend on reclamation may have a material adverse effect on our financial condition.

The costs of reclamation included in the feasibility study are estimates only and may not represent the actual amounts which will be required to complete all reclamation activity. It is not possible to determine the exact amount that will be required, and the amount that we will be required to spend could be materially different than current estimates. Reclamation bonds or other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation over the life of the Johnson Camp Mine operation. Any additional amounts required to be spent on reclamation may have a material adverse affect on our financial condition and results of operations.

Our directors and officers may have conflicts of interest.

Some of our directors and officers serve currently, and have served in the past, as officers and directors for other companies engaged in natural resource exploration and development (see “Directors, Executive Officers, Promoters and Control Persons”), and may also serve as directors and/or officers of other companies involved in natural resource exploration and development in the future. We do not believe that any of our directors and officers currently has any conflicts of interest of this nature.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

We may be unable to attract and retain qualified officers, directors and members of committees of the board of directors required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly-held companies. The Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the United States Securities and Exchange Commission, or the SEC, that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes, together with the risks associated with our business, may deter qualified individuals from accepting these roles.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

We are now subject to the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002. These provisions provide for the identification of material weaknesses in internal controls over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. If we are unable to assert that our internal control over financial reporting is effective (or if our auditors are unable to express an opinion on the effectiveness of our internal controls beginning with the year ending December 31, 2009), this could discourage certain customers or suppliers from doing business with us, cause downgrades in our debt ratings leading to higher borrowing costs and affect how our stock trades. This could in turn negatively affect our ability to access public debt or equity markets for capital. Further, such an occurrence could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or to incur substantially higher costs to obtain the same or similar coverage. It could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, on committees of our board of directors, or as executive officers.

Risks Related to Our Industry

The feasibility of our mine plan is based on certain assumptions about the sustainability of the current price of copper. We may be adversely affected by fluctuations in copper prices.

Copper prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand (including that related to housing), and the political and economic conditions of copper producing countries throughout the world. The aggregate effect of these factors on copper price is impossible to predict. Because mining operations are conducted over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons, including a belief that the low price is temporary and/or the greater expense incurred in closing an operation permanently. The value and price of our common shares, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of copper and other metals.

In addition to adversely affecting our share price, financial condition and exploration, development and mining activities, declining metal prices can impact operations by requiring a reassessment of reserve estimates and the commercial feasibility of a particular project. Significant decreases in actual or expected copper prices may mean that a mineral resource which was previously classified as a “reserve” will be uneconomical to produce and may have to be restated as a resource. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in development or may interrupt operations, if any, until the reassessment can be completed.

Our operations will involve the exploration, development and production of copper and other metals, with the attendant risks of damage to or loss of life or property and legal liability.

Our operations will be subject to all the hazards and risks normally encountered in the exploration, development and production of copper and other base or precious metals, including unusual and unexpected geologic formations, seismic activity, pit-wall failures, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability.

Government regulation impacting the mining industry, may adversely affect our business and planned operations.

Our mining, processing, development and mineral exploration activities, if any, are subject to various laws governing prospecting, mining, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. New rules and regulations may be enacted or existing rules and regulations may be applied in such a manner as to limit or curtail our exploration, production or development. Amendments to current laws and regulations governing operations and activities of exploration, development mining and milling or more stringent implementation of these laws could have a material adverse effect on our business and financial condition and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production (assuming we achieve production) or require abandonment or delays in development of new mining properties.

Certain groups opposed to mining may interfere with our efforts to reactive the Johnson Camp Mine.

In North America there are organizations opposed to mining, particularly to open pit mines such as the Johnson Camp Mine. We anticipate that there may be opposition to the restart of operations at the Johnson Camp Mine. We believe our company has the support of representatives from the communities in the immediate vicinity of Johnson Camp Mine including the cities of Benson and Wilcox and the community of Dragoon, and from various levels of government in the State of Arizona having jurisdiction over the Johnson Camp Mine. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is still the possibility that those opposed to the operation of the Johnson Camp Mine will attempt to interfere with the reactivation and operation of the Johnson Camp Mine, whether by legal process, regulatory process or otherwise. Such interference could have an impact on our ability to restart and operate the Johnson Camp Mine in the manner that is most efficient or appropriate, or at all, and any such impact would have a material adverse effect on our financial condition and results of operations.

Our operations are subject to environmental risks and environmental regulation. Our failure to manage such risks or comply with such regulation will potentially expose us to significant liability.

All phases of our operations including, among other things, the assembly and installation of our planned crushing and conveying systems, will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that we anticipate will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation may adversely affect our operations, if any. Environmental hazards may exist on the Johnson Camp property or on properties that we hold or may acquire in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions there under including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Our failure to contain or adequately deal with hazardous materials may expose us to significant liability for which we are not insured.

Production, if any, at the Johnson Camp Mine will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability for hazards or clean up work that we are not insured against.

Risks Related to this Offering

You may lose your entire investment in our securities.

An investment in our common stock is highly speculative and may result in the loss of your entire investment. Only potential investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in our company.

Our officers and directors, and three shareholders holding 10% or more of our common stock, hold a significant amount of our issued and outstanding stock which may limit non-affiliated stockholders to influence corporate matters.

Our officers and directors as a group beneficially own approximately 24.3% of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock). In addition, we have three shareholder who, according to reports filed by it under the Securities Exchange Act of 1934, as amended, beneficially own 15.5%, 12.4% and 11.4%, respectively, of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock held by persons other than the relevant officer, director or 10% shareholder). This may limit the ability of our non-affiliated stockholders to influence corporate matters.

Future sales of our common stock may depress our stock price thereby decreasing the value of your investment.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. All of the shares of common stock resold by the selling stockholders pursuant to this prospectus will be freely transferable without restriction or further registration under the United States Securities Act of 1933, as amended.

If we fail to obtain a listing on an established stock exchange, you may be subject to U.S. federal income tax on the disposition of your securities.

We believe that we currently are a “United States real property holding corporation” under Section 897(c) of the Internal Revenue Code, referred to as a USRPHC, and that there is a substantial likelihood that we will continue to be a USRPHC. Generally, gain recognized by a Non-U.S. Holder on the sale or other taxable disposition of common stock should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder’s holding period for the common stock, if shorter). Under an exception to these rules, if the common stock is “regularly traded on an established securities market,” the common stock should be treated as stock of a USRPHC only with respect to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder’s holding period for the common stock, if shorter). There can be no assurances that the common stock will be “regularly traded on an established securities market”.

We have not obtained a tax opinion to the effect that there has not been a change of control either during the time preceding the completion of our unregistered special warrant offering in June 2007, or immediately following conversion of the special warrants into the underlying shares of common stock and warrants. If a change in control is deemed to have occurred, our company may not be able to fully utilize our net operating loss carry forwards.

At December 31, 2007, our company had federal and state net operating loss carry forwards of approximately $89,900,000 and $16,800,000, respectively. We have not obtained a tax opinion to the effect that there has not been a change of control either during the time preceding the completion of our unregistered special warrant offering in June 2007, or immediately following conversion of the special warrants into the underlying shares of common stock and warrants, for the purposes of section 382 of the Internal Revenue Code. If any such change of control is deemed to have occurred, or occurs at any time in the future, our company’s ability to fully utilize its net operating loss carry forwards in computing its taxable income will be limited to an annual maximum of the value of the company just prior to the change in control multiplied by the long term tax exempt rate.

Broker-dealers may be discouraged from effecting transactions in our common shares because they are considered a penny stock and are subject to the penny stock rules. This could severely limit the market liquidity of the shares.

Our common stock currently constitutes “penny stock”. Subject to certain exceptions, for the purposes relevant to us, “penny stock” includes any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Rules 15g-1 through 15g-9 promulgated under the United States Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” In particular, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse), must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

In the event that an investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, the investment will be compromised because we do not intend to pay dividends.

We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. In addition, pursuant to the terms of our Credit Agreement with Nedbank, we are restricted from paying dividends or making distributions on shares of our common stock. Accordingly, we do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, a return on investment will be solely determined by the ability to sell the shares in the secondary market.

FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of copper, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of ore reserve development and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology.

Forward-looking statements in this prospectus include, but are not limited to, statements with respect to the following:

  the timing and possible outcome of pending regulatory and permitting matters;
  the parameters and design of our planned mining facilities on the Johnson Camp Mine;
  our future financial or operating performances and our projects;
  the estimation of mineral reserves and mineralized material;
  the timing of exploration, development and production activities and estimated future production, if any;
  estimates related to costs of production, capital, operating and exploration expenditures;
  requirements for additional capital;
  government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;
  title disputes or claims;
  limitations of insurance coverage; and
  the future price of copper or other metals.

These forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the sections titled “Risk Factors”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. If one or more of these risks or uncertainties materialize, or our underlying assumptions prove incorrect, our actual results may vary materially from those expressed or implied by our forward-looking statements anticipated, believed, estimated or expected.

We note, in particular, that the Johnson Camp Mine has no recent operating history upon which to base estimates of future cash flows and operating costs. These and other estimates or projections (including our expectations with respect to annual copper production from our planned operations at the Johnson Camp Mine) are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed in accordance with industry standards by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates. The sampling data produced by third parties and amounts of metallurgical testing are less extensive than normal and our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level. For further information, you should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 7 before buying any shares of our common stock.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only to a state of affairs as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

The shares of our common stock offered hereby are being registered for the account of the Selling Stockholders identified in this prospectus under the heading “Selling Stockholders”. As a result, all proceeds from the sales of shares of our common stock will go to the Selling Stockholders. We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders. We will, however, incur all costs associated with this registration statement and prospectus. Of the 54,889,705 shares of common stock covered by this prospectus, 18,576,942 shares are shares of common stock underlying warrants and options issued by us to certain of the Selling Stockholders.

The special warrant financing, which closed on June 5, 2007, raised gross proceeds of $23 million. See “Plan of Distribution”. We are also a party to an Amended and Restated Credit Agreement dated as of June 30, 2008 with Nedbank Limited, the administrative agent and lead arranger, which provides for a $25 million secured term loan credit facility that we are using to assist in financing the construction, start-up and operation of the Johnson Camp Mine. As of August 31, 2008, we had drawn down $12 million under this facility. Proceeds from the loan have been used to fund a debt service reserve obligation and for the purchase and installation of equipment associated with the reactivation of the Johnson Camp Mine. See “Management’s Discussion And Analysis of Financial Condition and Results of Operations – Liquidity and Financial Resources.”

We anticipate that the gross proceeds of the special warrant financing and the principal amount available to us under the secured term loan facility, such amount totalling $48 million, will be allocated as follows (in millions $):

Capital expenditures for reactivation of the Johnson Camp Mine	34	(1)
Agents’ commissions paid in connection with the special warrant financing	1	(2)
Debt repayment	5	(3)
Debt repayment to Directors and Officers	3	(4)
Working capital	5
Total	$48

Notes:

(1)	Includes working capital expected to be spent on reactivation activities.

(2)	This amount was paid upon completion of the special warrant financing.

(3)

A portion of the proceeds from our special warrant financing was applied to fully repay an existing $5,000,000 secured bridge loan from Nedbank Limited. The proceeds of the bridge loan were used to repay a loan from Regiment Capital III, L.P. in the amount of $2,750,000 and the remainder for general corporate purposes and care and maintenance of the Johnson Camp Mine. The proceeds were also used to repay a revolving line of credit in the amount of $564,812, which was used for general corporate purposes and care and maintenance of the Johnson Camp Mine (this amount it accounted for under Note 4 below under the Hirsch/Seymour revolving line of credit).

(4)	We also paid a total of $3,036,080 to certain officers and directors in satisfaction of various accrued and outstanding amounts payable to them:

TMD Acquisition	$315,000
Hirsch consulting	145,000

Hirsch salary	654,167
Hirsch bonus	300,000
Anderson payroll	393,465
Anderson bonus	300,000
Perry bonus	150,000
Hirsch convertible notes	90,197
Seymour convertible notes	42,439
Hirsh/Seymour revolving line of credit	564,812
John Cook - Directors Fees	30,000
Doug Hamilton - Directors Fees	40,500
Stephen Seymour - Directors Fees	10,500
Total	$3,036,080

With respect to the amounts above:

(i) Ron Hirsch $106,000 convertible note dated October 4, 2004 - principal amount of $53,000 and interest of $14,447 were repaid from the proceeds. The remaining $53,000 in principal and $14,447 in interest were converted to common shares at $0.20 per share;

(ii) Ron Hirsch $35,000 convertible note dated June 29, 2004 - principal amount of $17,500 and interest of $5,250 were repaid from the proceeds. The remaining $17,500 in principal and $5,250 in interest was converted to common shares at $0.175 per share; and

(iii) Stephen Seymour $66,000 convertible note dated June 29, 2004 - principal amount of $33,000 and interest of $9,439 were repaid from the proceeds. The remaining $33,000 in principal and $9,439 in interest were converted to shares at $0.20 per share.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering 54,889,705 shares of our common stock through this prospectus.

The following table provides, as of October 6, 2008, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

1.	the number of shares of our common stock owned by each selling stockholder prior to this offering;

2.	the total number of shares of our common stock that are to be offered by each selling stockholder;

3.	the total number of shares of our common stock that will be owned by each selling stockholder upon completion of the offering; and

4.	the percentage of shares of our common stock that will be owned by each selling stockholder immediately upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholder. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholder. The selling stockholder may offer and sell, from time to time, any or all of the common stock issued to them upon conversion of the special warrants, or upon exercise of the share purchase warrants. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or has, as the case may be, any material relationship with us.

Name of selling stockholder and position, office or material relationship to Nord Resources Corporation	Shares owned prior to this offering(1)	Total number of shares to be offered for selling stockholder’s account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Mr. Michael Sereny and/or Mr. David Sereny	210,000(3)	210,000(4)	Nil	0
Greenforco Holding Corporation(5)	202,500(3)	202,500(4)	Nil	0
Mr. Michael Sereny	225,000(3)	225,000(4)	Nil	0
Ken Bereskin and/or Tracey Lewin	60,000(3)	60,000(4)	Nil	0
Daniel Bereskin	52,500(3)	52,500(4)	Nil	0
Gordon Chow	18,000(3)	18,000(4)	Nil	0
Arm Investments Ltd.(6)	180,000(3)	180,000(4)	Nil	0
D&R Management Services Limited(7)	117,000(3)	117,000(4)	Nil	0
Shepherd Trubkin	180,000(3)	180,000(4)	Nil	0
Arjune Persaud or Fazia Persaud	45,000(3)	45,000(4)	Nil	0
Darrell Shulman	45,000(3)	45,000(4)	Nil	0
Michel Mayer	75,000(3)	75,000(4)	Nil	0
Jeff Ross	45,000(3)	45,000(4)	Nil	0
George Benbassat	45,000(3)	45,000(4)	Nil	0
Anthony R. Guglielmin	45,000(3)	45,000(4)	Nil	0
Stewart Reid	45,000(3)	45,000(4)	Nil	0
Dr. P.J. Murphy	37,500(3)	37,500(4)	Nil	0
Don Poirier	52,500(3)	52,500(4)	Nil	0
Tangocorp Inc.(8)	37,500(3)	37,500(4)	Nil	0
Mr. Rolf Jacobsen	30,000(3)	30,000(4)	Nil	0
David and Mary Anne MacDonald	60,000(3)	60,000(4)	Nil	0
1239480 Ontario Inc.(9)	45,000(3)	45,000(4)	Nil	0
Randy Ernst and Roxanne Yong	45,000(3)	45,000(4)	Nil	0
2014498 Ontario Ltd.(10)	60,000(3)	60,000(4)	Nil	0
1056855 Ontario Ltd.(11)	60,000(3)	60,000(4)	Nil	0
Allan Ringler Services(12)	60,000(3)	60,000(4)	Nil	0
Morrison Family Trust(13)	45,000(3)	45,000(4)	Nil	0
Sprott Asset Management(14) as Portfolio Manager for Sprott Bull/Bear RSP Fund	187,350(3)	187,350(4)	Nil	0
Sprott Asset Management(15) as Portfolio Manager for Carleton	209,550(3)	209,550(4)	Nil	0

Name of selling stockholder and position, office or material relationship to Nord Resources Corporation	Shares owned prior to this offering(1)	Total number of shares to be offered for selling stockholder’s account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Sprott Asset Management(16) as Portfolio Manager for Sprott Canadian Equity Fund	4,569,450(3)	4,569,450(4)	Nil	0
Sprott Asset Management(17) as Portfolio Manager for Sprott Hedge, Hedge II, Offshore Fund	2,894,250(3)	2,894,250(4)	Nil	0
Sprott Asset Management(18) as Portfolio Manager for Sprott Opportunities Hedge Fund	2,544,300(3)	2,544,300(4)	Nil	0
Sprott Asset Management(19) as Portfolio Manager for Sprott Opportunities Master Fund	653,700(3)	653,700(4)	Nil	0
Sprott Asset Management(20) as Portfolio Manager for SAL	38,550(3)	38,550(4)	Nil	0
Sprott Asset Management(21) as Portfolio Manager for Templeton	95,850(3)	95,850(4)	Nil	0
Mavrix A/C 501(22)	359,250(3)	359,250(4)	Nil	0
Mavrix A/C 500(23)	215,550(3)	215,550(4)	Nil	0
Foxby Corp.(24)	657,000(3)	657,000(4)	Nil	0
T. Sean Harvey Director, Nord Resources Corporation	381,250 (25)	281,250(4)	250,000(26)	0.4%
RBC Global Resources Fund(27)	5,400,000(3)	5,400,000(4)	Nil	0
Wexford Spectrum Trading Limited(28)	3,449,250(3)	3,449,250(4)	Nil	0
Wexford Catalyst Trading Limited(29)	1,478,250(3)	1,478,250(4)	Nil	0
Asset Logics Special Situations Fund(30)	495,000(3)	495,000(4)	Nil	0
Lionhart Investments Ltd.(31)	772,500(3)	772,500(4)	Nil	0
Adaly Opportunity Fund(32)	722,700(3)	722,700(4)	Nil	0
2035718 Ontario Inc.(33)	165,000(3)	165,000(4)	Nil	0
The Strategic Opportunities Master Fund L.P.(34)	919,800(3)	919,800(4)	Nil	0
Libra Fund LP(35)	5,266,200(3)	5,266,200(4)	Nil	0
Libra Offshore Ltd.(36)	1,316,550(3)	1,316,550(4)	Nil	0
Sentry Select Precious Metals & Mining Trust(37)	3,118,200(3)	3,118,200(4)	Nil	0

Name of selling stockholder and position, office or material relationship to Nord Resources Corporation	Shares owned prior to this offering(1)	Total number of shares to be offered for selling stockholder’s account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Sentry Select Mining Opportunity Trust(38)	1,500,000(3)	1,500,000(4)	Nil	0
John Brian Thomas	1,642,050(3)	1,642,050(4)	Nil	0
GF Aurum Offshore Partners Ltd.(39)	48,447(3)	48,447(4)	Nil	0
Drawbridge Global Macro Master Fund Ltd. (40)	242,234(3)	242,234(3)	Nil	0
Geologic Resource Fund LP(41)	556,552(3)	556,552(3)	Nil	0
Geologic Resource Fund Ltd. (42)	1,634,982(3)	1,634,982(3)	Nil	0
GF Aurum Partners Ltd. (43)	193,785(3)	193,785(3)	Nil	0
RBC Global Resources Fund(44)	1,500,000(3)	1,500,000(3)	Nil	0
JMM Trading LL(45)	750,000(3)	750,000(3)	Nil	0
Blackmont Capital Inc.(46)	1,196,001(47)	1,196,001(47)	Nil	0
Salman Partners Inc. (48)	644,001(49)	644,001(49)	Nil	0
Auramet Trading, LLC(50)	2,106,410	506,410	1,600,000	2.3%
N.B.S.A. Limited(51)	818,590 (52)	818,590 (52)	Nil	0
Pierce Carson	500,000(53)	500,000(53)	Nil	0
Ronald Hirsch Chairman of the Board Nord Resources Corporation	7,285,526 (54)	2,727,458(55)	4,538,068 (56)	6.5%
Stephen Seymour Director Nord Resources Corporation	4,904,853 (57)	2,472,195(58)	2,501,658 (59)	3.6%

(1)

Beneficial ownership calculation under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. We regard the offering to have commenced on December 18, 2007, being the date on which the registration statement first became effective. With the exception of selling stockholders who are directors of our company, this table does not reflect any shares of our common stock that may have been acquired by the selling stockholders subsequent to the commencement of this offering.

(2)

Based on 69,033,635 shares of our common stock issued and outstanding as of October 6 , 2008. It is assumed that: (a) the selling stockholder for whom the percent of shares beneficially owned is calculated fully exercises all of the common stock purchase warrants and stock options that are exercisable within 60 days, of which there is no assurance; and (b) all of the shares offered hereby are sold, of which there is no assurance.

(3)

The selling stockholder formerly held special warrants, which have all been converted into the underlying units (each of which consisted of one share of common stock and one-half of one common stock purchase warrant). The special warrants were governed by a special warrant indenture dated June 5, 2007.

(4)

Represents shares of common stock issued by our company upon conversion of special warrants held by the selling stockholder, and shares of common stock that may be purchased by the selling stockholder upon exercise of the common stock purchase warrants issued upon conversion of such special warrants. Each whole warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2012 at a price of $1.10 per share. The warrants are governed by a warrant indenture between the company and Computershare Trust Company of Canada dated June 5, 2007.

(5)	The selling stockholder has identified Michael Seveny, President of Greenforco Holding Corporation as the individual who has voting and investment power over these shares.
(6)	The selling stockholder has identified Dr. Milton Cohen, President of Arm Investments Ltd. as the individual who has voting and investment power over these shares.
(7)	The selling stockholder has identified Eileen Cohen, Executive Assistant of D&R Management Services as the individual who has voting and investment power over these shares.
(8)	The selling stockholder has identified John Derby, President of Tangocorp Inc. as the individual who has voting and investment power over these shares.
(9)	The selling stockholder has identified Jeff Sackman, President of 1239480 Ontario Inc. as the individual who has voting and investment power over these shares.
(10)	The selling stockholder has identified Ted Manzians, President of 2014498 Ontario Ltd. as the individual who has voting and investment power over these shares.
(11)	The selling stockholder has identified John Pontanni, President of 1056855 Ontario Ltd. as the individual who has voting and investment power over these shares.
(12)	The selling stockholder has identified Allan Ringler, President of Allan Ringler Services as the individual who has voting and investment power over these shares.
(13)	The selling stockholder has identified Jim Morrison, Trustee of Morrison Family Trust as the individual who has voting and investment power over these shares.
(14)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(15)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(16)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(17)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(18)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(19)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(20)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(21)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(22)	The selling stockholder has identified Malvin Spooner, Portfolio Manager of Mavrix as the individual who has voting and investment power over these shares.
(23)	The selling stockholder has identified Malvin Spooner, Portfolio Manager of Mavrix as the individual who has voting and investment power over these shares.
(24)	The selling stockholder has identified Thomas B. Winmill, President of Foxby Corp. as the individual who has voting and investment power over these shares.
(25)
Mr. Harvey formerly held 187,500 special warrants, which have all been converted into the underlying units (each of which consisted of one share of common stock and one-half of one common stock purchase warrant). The amount of securities disclosed as being owned prior to this offering consists of 187,500 shares issued to Mr. Harvey upon conversion of the special warrants, the 93,750 shares issuable upon exercise of the related warrants issued upon conversion of the special warrants, and 100,000 shares issuable upon exercise of stock options issued to Mr. Harvey in his capacity as a director.

(26)	Includes an additional 150,000 shares purchased by Mr. Harvey on September 19, 2008 over the facilities of the Toronto Stock Exchange.
(27)

The selling stockholder has identified Christopher Beer, Vice President of RBC Global Resources Fund as the individual who has voting and investment power over these shares. Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the securities in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(28)	The selling stockholder has identified Dante Domenichelli of Wexford Capital LLC as the individual who has voting and investment power over these shares.
(29)	The selling stockholder has identified Dante Domenichelli of Wexford Capital LLC as the individual who has voting and investment power over these shares.
(30)	The selling stockholder has identified Ryan Sharif, Portfolio Manager of Asset Logics Special Situations Fund as the individual who has voting and investment power over these shares.
(31)	The selling stockholder has identified Terrence P. Duffy, Portfolio Manager of Lionhart Investments Ltd. as the individual who has voting and investment power over these shares.
(32)	The selling stockholder has identified Martin Braun, Portfolio Manager of Adaly Opportunity Fund as the individual who has voting and investment power over these shares.
(33)	The selling stockholder has identified Rick Kung, President of 2035718 Ontario Inc. as the individual who has voting and investment power over these shares.
(34)	The selling stockholder has identified Martin Braun, Portolio Manager of The Stratic Opportunities Master Fund L.P. as the individual who has voting and investment power over these shares.
(35)	The selling stockholder has identified Jean Blanchette, Portfolio Manager of Libra Fund L.P. as the individual who has voting and investment power over these shares.
(36)	The selling stockholder has identified Jean Blanchette, Portfolio Manager of Libra Fund L.P. as the individual who has voting and investment power over these shares.

(37)	The selling stockholder has identified Glenn Macneil, Vice President of Sentry Select Precious Metals & Mining Trust as the individual who has voting and investment power over these shares.
(38)	The selling stockholder has identified Glenn Macneil, Vice President of Sentry Select Precious Metals & Mining Trust as the individual who has voting and investment power over these shares.
(39)	The purchaser has identified George Ireland, Chief Investment Officer of GF Aurum Offshore Partners Ltd., as the individual who has voting and investment power over the underlying shares.
(40)	The purchaser has identified George Ireland, Chief Investment Officer of Drawbridge Global Macro Master Fund Ltd., as the individual who has voting and investment power over the underlying shares.
(41)	The purchaser has identified George Ireland, Chief Investment Officer of Geologic Resource Fund LP, as the individual who has voting and investment power over the underlying shares.
(42)	The purchaser has identified George Ireland, Chief Investment Officer of Geologic Resource Fund Ltd., as the individual who has voting and investment power over the underlying shares.
(43)	The purchaser has identified George Ireland, Chief Investment Officer of GF Aurum Partners Ltd., as the individual who has voting and investment power over the underlying shares.
(44)	The purchaser has identified Brahm Spilfogel, VP, Portfolio Manager of RBC Global Resources Fund, as the individual who has voting and investment power over the underlying shares.
(45)	The purchaser has identified Glenn Hunt, Partner of JMM Trading LP, as the individual who has voting and investment power over the underlying shares.
(46)

The selling stockholder has identified Charles Pennock, Director of Blackmont Capital Inc. as the individual who has voting and investment power over these shares. Blackmont Capital acquired the securities as compensation for investment banking services and is affiliated with a U.S. registered broker-dealer. In connection with the investment banking services rendered, Blackmont Capital only conducted underwriting activities outside of the United States. Underwriting activities in the Unites States were conducted by registered broker-dealers. In connection with our unregistered private placement of special warrants in June 2007, we entered into an agency agreement with Blackmont Capital and Salman Partners pursuant to which we paid a cash commission of 6% of the gross proceeds realized from the sale of the special warrants and issued an aggregate of 1,840,002 stock options to the Blackmont Capital and Salman Partners. Blackmont Capital and Salman Partners are at arm’s length to each other.

(47)

Represents shares of common stock issuable by our company upon exercise of the agent’s compensation options issued as partial consideration for services rendered by the placement agents in connection with the unregistered private placement of special warrants. Each agent’s compensation option entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2009 at a price of $0.75 per share.

(48)

The selling stockholder has identified Terry Salman, Director of Salman Partners Inc. as the individual who has voting and investment power over these shares. Salman Partners acquired the securities as compensation for investment banking services and is affiliated with a U.S. registered broker-dealer. In connection with the investment banking services rendered, Salman Partners only conducted underwriting activities outside of the United States. Underwriting activities in the Unites States were conducted by registered broker-dealers. As indicated in note (45), Salman Partners is a party to the agency agreement entered into by our company in connection with the unregistered private placement of special warrants.

(49)

Represents shares of common stock issuable by our company upon exercise of the agent’s compensation options issued as partial consideration for services rendered by the placement agents in connection with the unregistered private placement of special warrants. Each agent’s compensation option entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2009 at a price of $0.75 per share.

(50)	The selling stockholder has identified Justin Sullivan, Chief Operating Officer of Aurmet Trading, LLC as the individual who has voting and investment power over these shares.
(51)	The selling stockholder has identified Clive Stewart, Head of Corporate Banking, London, of N.B.S.A Limited as the individual who has voting and investment power over these shares.
(52)

Represents shares of common stock issuable by our company upon exercise of the following common stock purchase warrants: (a) 743,590 common stock purchase warrants issued in connection with a secured bridge loan by Nedbank Limited in the principal amount of $3,900,000 dated November 8, 2005, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on November 8, 2008, at an exercise price of $0.88 per share; and (b) 75,000 common stock purchase warrants issued in connection with the extension of the maturity date of the secured bridge loan by Nedbank Limited, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on November 15, 2008, at an exercise price of $1.00 per share; N.B.S.A Limited acquired the stock purchase warrants from Nedbank Limited in connection with a private transfer effected pursuant to Regulation S under the Securities Act of 1933, as amended.

(53)

Includes 250,000 shares of common stock purchased by the selling stockholder upon exercise of warrants issued pursuant to the settlement agreement. Each warrant entitled the holder to purchase one share of our common stock until April 22, 2008, at an exercise price of $0.50 per share.

(54)

Includes 230,000 shares of common stock issuable upon exercise of warrants issued to Mr. Hirsch in connection with our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Stephen Seymour, each of which entitles the holder to purchase one share of common stock at an exercise price of $0.25 for a period of three years. Also includes options to acquire up to 141,668 shares of common stock exercisable within 60 days. The 230,000 warrants issued to Mr. Hirsch pursuant to the revolving line of credit will expire on October 20, 2008.

(55)

Represents: (a) 130,000 outstanding shares of common stock issued to Mr. Hirsch on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $35,000 convertible promissory note dated June 29, 2004, as amended, at a conversion price of $0.175 per share; (b) 337,458 outstanding shares of common stock issued to Mr. Hirsch on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $106,000 convertible promissory note dated October 4, 2004, as amended, at a conversion price of $0.20 per share; (c) 1,130,000 outstanding shares of common stock issued pursuant to our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Stephen Seymour; (d) 900,000 shares issued upon exercise of warrants issued to Mr. Hirsch in connection with the $600,000 revolving line of credit, which otherwise would have expired on June 21, 2008 (as to 50,000 warrants), June 29, 2008 (as to 50,000 warrants), July 8, 2008 (as to 450,000 warrants), August 1, 2008 (as to 200,000 warrants), September 22, 2008 (as to 100,000 warrants), October 5, 2008 (as to 30,000 warrants) and October 11, 2008 (as to 20,000 warrants); and (e) 230,000 shares of common stock issuable upon exercise of the common stock purchase warrants described in note (54) above.

(56)	Includes 10,000 shares of common stock purchased by Mr. Hirsch on September 22, 2008, over the facilities of the OTC Bulletin Board.
(57)

Includes warrants to acquire up to 230,000 shares of common stock issuable upon exercise of warrants issued to Mr. Seymour in connection with our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Stephen Seymour, each of which entitles the holder to purchase one share of common stock at an exercise price of $0.25 for a period of three years; (b) 44,000 shares of common stock acquired. Also includes options to acquire up to 225,001 shares of common stock exercisable within 60 days, 1,575,000 outstanding shares of common stock held by Mr. Seymour as a co-trustee of a trust, 320,757 outstanding shares of common stock held jointly with his spouse, and 36,300 outstanding shares of common stock owned by his spouse. Mr. Seymour disclaims beneficial ownership of the 36,300 shares of common stock owned by his spouse. The 230,000 warrants issued to Mr. Seymour pursuant to the revolving line of credit will expire on October 20, 2008.

(58)

Represents: (a) 212,195 outstanding shares of common stock issued to Mr. Seymour on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $66,000 convertible promissory note dated August 19, 2004, as amended, at a conversion price of $0.20 per share; (b) 1,130,000 outstanding shares of common stock issued pursuant to our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Mr. Seymour; (c) 900,000 shares issued upon exercise of warrants issued to Mr. Seymour in connection with the $600,000 revolving line of credit, which otherwise would have expired on June 21, 2008 (as to 50,000 warrants), June 29, 2008 (as to 50,000 warrants), July 8, 2008 (as to 450,000 warrants), August 1, 2008 (as to 200,000 warrants), September 22, 2008 (as to 100,000 warrants), October 5, 2008 (as to 30,000 warrants) and October 11, 2008 (as to 20,000 warrants); and (d) 230,000 shares of common stock issuable upon exercise of the common stock purchase warrants described in note (56) above.

(59)
Includes 44,000 shares of common stock purchased by Mr. Seymour on September 8, 2008, and 25,000 shares of common stock purchased by Mr. Seymour on September 9, 2008. These purchases were effected over the facilities of the OTC Bulletin Board.

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling stockholder or as to the number of common shares that will be held by a selling stockholder upon the termination of such offering.

A selling stockholder and any broker-dealers or agents that participate with that selling stockholder in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is listed for trading on the TSX under the symbol “NRD”, and is also quoted on the OTC Bulletin Board under the symbol “NRDS”. On October 8, 2008 the high bid and low ask prices for one share of our common stock on the TSX were CDN$0.54 and CDN$0.35, respectively; the closing price for one share of our common stock on the TSX on that date was $0.54. On October 6, 2008, the high and low prices for one share of our common stock on the OTC Bulletin Board were $0.50 and $0.41, respectively; the closing price for one share of our common stock on the OTC Bulletin Board on that date was $0.45. We do not have any securities that are currently traded on any other exchange or quotation system.

It is anticipated that the selling stockholders will offer to sell the shares of common stock being offered in this prospectus at prevailing market prices of our common stock on the TSX or the OTC Bulletin Board. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of warrants, if exercised, and will use such proceeds for general corporate purposes and potentially to repay corporate debt.

The shares of common stock being offered by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the applicable exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);

(g)	at the market to or through market makers or into an existing market for the shares;

(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by the selling stockholder of its shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

A selling stockholder and any broker-dealers or agents that participate with that selling stockholder in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

From time to time, a selling stockholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Exchange Act of 1933, as amended, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Exchange Act of 1933, as amended, which may be required in the event a selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Exchange Act of 1933, as amended, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share. No other class or series of capital stock is currently authorized under our articles of incorporation.

We had 69,033,635 shares of common stock outstanding on October 6 , 2008.

At the annual meeting of stockholders of our company held on October 24, 2007, our shareholders adopted a resolution authorizing an amendment to our certificate of incorporation, increasing our authorized capital to 200,000,000 shares of common stock. The increase in our authorized capital will become effective upon the filing with the Secretary of the State of Delaware of a certificate of amendment effecting the increase, which filing will be made if and as authorized in the discretion of the Board of Directors. As of the date hereof, the Board of Directors has not authorized the filing of the certificate of amendment effecting the increase to our authorized capital.

Common Stock

Holders of common stock are entitled to one vote per share on all matters subject to stockholder vote. The common stock has no pre-emptive or other subscription rights. All of the presently outstanding shares of common stock are fully paid and non-assessable. If the corporation is liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in assets remaining after satisfaction of liabilities.

The holders of the common stock are entitled to receive dividends when and as declared by the board of directors, out of funds legally available therefore for the foreseeable future. Our company does not anticipate paying any cash dividends with respect to its common stock. No share of common stock of our company which is fully paid is liable to calls or assessment by us.

Common Stock Purchase Warrants Issued Upon Conversion of Special Warrants

We completed an unregistered offering of 30,666,700 special warrants on June 5, 2007. The special warrants were offered and sold at a price of $0.75 per special warrant, for aggregate gross proceeds to us of approximately $23,000,000. The offering was effected on a best efforts private placement basis using Blackmont Capital Inc. and Salman Partners Inc. (collectively, the “Agents”) as Canadian investment dealers. Each special warrant was subsequently converted into one fully-paid and non-assessable share of our common stock and one-half of one common share purchase warrant for no additional consideration. In the result, a total of 30,666,700 shares of common stock and 15,333,350 warrants were issued to certain selling stockholders upon conversion of the special warrants.

Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2012, at a price of $1.10 per share. The warrants are governed by the terms of a warrant indenture we have entered into with Computershare Trust Company of Canada, as the warrant agent, dated June 5, 2007. This exercise price will be adjusted upon the occurrence of certain events, described below. A warrantholder will not be deemed a shareholder of our underlying common stock until the warrant is exercised.

To exercise a warrant, a warrantholder must deliver to the warrant agent on or before the warrant expiration date: (a) the warrant certificate; (b) a fully executed and completed exercise form annexed as Appendix “A” to the warrant certificate; and (c) payment of the full exercise price for the number of warrants being exercised. No fractional warrants may be issued under the warrant indenture, and any fractional warrants that would otherwise have been issuable will be rounded down to the nearest whole warrant.

The holder of a warrant does not have any right to vote at meetings of our company’s stockholders. However, the warrant indenture contains provisions governing the convening of, and the procedure for voting at, meetings of warrantholders. Generally, a meeting of warrantholders may be convened by the warrant agent with at least 10 business days’ advance notice (a) on its own initiative or (b) upon the written request of (i) our company or (ii) one or more warrantholders who hold in the aggregate not less than 15% of the total number of outstanding warrants. A quorum for a meeting of warrantholders consists of warrantholders, present in person or represented by proxy, who hold in the aggregate not less than 25% of the total number of outstanding warrants. Voting is to be carried out by a show of hands unless a poll is demanded, and any matter that is presented for approval by the warrantholders generally may be approved by a majority of the votes cast. Certain matters require approval by not less than 66 2/3% of the votes cast, including any amendment, modification, abrogation, alteration, compromise or arrangement of any right of the warrantholders, or the waiver of any default by our company in complying with any provision of the warrant indenture.

The warrant indenture also contains certain anti-dilution provisions that will apply if we undertake certain corporate actions that broadly affect our common stock, such as: a stock split; a reverse stock split; a distribution to all or substantially all of our holders of common stock, or other securities convertible or exchangeable into common stock, by way of a stock dividend or other distribution; a distribution of rights, options or warrants to all or substantially all of the holders of our common stock that, upon exercise, entitle the holder of such rights, options or warrants to subscribe for or purchase common stock at a price per share that is less than 95% of the then current market price of our common stock as determined under the warrant indenture; a distribution to all or substantially all of our common stock holders of shares of any class other than common stock of our company or of another corporation; a reclassification of our common stock; or any consolidation, amalgamation, arrangement or merger of other form of business combination of our company with or into another corporation, trust, partnership or other entity.

Agents’ Compensation Options

In connection with the private placement of special warrants completed on June 5, 2007, we issued a total of 1,840,002 compensation options to the Agents as partial consideration for services rendered by the Agents. Each compensation option entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2009, at a price of $0.75.

Other Common Stock Purchase Warrants

A total of 1,303,590 shares being offered for resale under this prospectus have been reserved for issuance upon exercise of outstanding common stock purchase warrants held by Auramet Trading LLC, N.B.S.A. Limited, Ronald Hirsch and Stephen Seymour, as more particularly described in the table of selling stockholders set forth under the heading “Selling Stockholders” and in the notes accompanying the table.

A holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised, and as such will not have any voting rights until the warrants are exercised and the underlying common stock has been issued.

To exercise a warrant, a warrant holder must deliver to our company the certificate representing the warrant on or before the warrant expiry date, together with a duly completed warrant exercise form (which is attached as a schedule to the warrant certificate) and payment of the full exercise price for the number of warrants being exercised.

The warrants are subject to certain anti-dilution provisions that will apply if we undertake certain corporate actions that broadly affect our common stock, such as: a reorganization of our capital; a reclassification of our capital stock; a consolidation or merger of our company with or into another corporation in which the former holders of our common stock would hold at least a majority of the common stock of the surviving corporation immediately following the consolidation or merger; a sale, transfer or other disposition of all or substantially all of our property or business to another corporation; the declaration of a stock dividend or other distribution of common stock to our common stockholders; or a subdivision or consolidation of our outstanding shares of common stock into a greater or lesser number of shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in our company, nor was any such person connected with our company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DESCRIPTION OF BUSINESS AND PROPERTIES

Corporate Organization

Nord Resources Corporation was incorporated under the laws of the State of Delaware on January 18, 1971. Our principal business office is located at 1 West Wetmore Road, Suite 203, Tucson, Arizona, 85705. Our common stock is listed for trading on the TSX under the symbol “NRD”, and is also quoted on the OTC Bulletin Board under the symbol “NRDS”.

We own 100% of the issued and outstanding shares of Cochise Aggregates and Materials, Inc., which was formed under the laws of the State of Nevada on December 9, 2003. We have no other subsidiaries.

In this prospectus, references to the “Johnson Camp property” refer to the entire property we own, while the previously mined area of the Johnson Camp property and the area proposed for further development under the mine plan contained in the feasibility study, together with the facilities and equipment on the Johnson Camp property, are collectively referred to as the “Johnson Camp Mine”.

General

We are a copper mining company. Our principal asset is the Johnson Camp property located in Arizona. The Johnson Camp property includes the Johnson Camp Mine and a production facility that uses the solvent extraction, electrowinning (SX-EW) process. The Johnson Camp Mine is an existing open pit copper mine; it includes two existing open pits, namely the Burro and the Copper Chief bulk mining pits. The Johnson Camp property also includes a decorative and structural stone operation, which produces landscape and aggregate rock from the overburden piles at the Johnson Camp Mine. We currently lease this landscape and aggregate rock operation to JC Rock, LLC in exchange for a sliding scale royalty.

We acquired the Johnson Camp Mine from Arimetco, Inc. pursuant to a Sales and Purchase Agreement that had been assigned to us in June 1999 by Summo USA Corporation, the original purchaser, following the completion of certain due diligence work by Summo. Although Arimetco had ceased mining on the property in 1997, we, like Arimetco before us, continued production of copper from ore that had been mined and placed on leach pads until August 2003 when we placed the Johnson Camp Mine on a care and maintenance program due to weak market conditions for copper at that time. Approximately 6.7 million pounds of copper cathode were produced from residual copper in the heaps over the period 1998 to 2003.

On June 28, 2007, our board of directors adopted a resolution authorizing our company to proceed with the reactivation of the Johnson Camp Mine. We believe that the current world market demand for copper, which has resulted in relatively strong market prices for copper since 2003, has created an opportunity for us to reactivate the Johnson Camp Mine, despite the anticipated high costs that this will involve.

On June 5, 2007, we completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately $23 million (net proceeds of approximately $21.3 million). In addition, we have entered into an Amended and Restated Credit Agreement dated as of June 30, 2008 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25 million secured term loan credit facility. All or a portion of the funds available under such facility will be used by us to finance the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. As of August 31, 2008, we had drawn down $12 million of the credit facility and had $13 million remaining available.

Based upon our company’s current forecast for the reactivation of the Johnson Camp Mine, we believe that we have access to sufficient funds to meet our capital requirements to reactivate the Johnson Camp Mine.

In order for us to resume full mining operations, we will have to complete the mine development schedule contained in an updated feasibility study prepared by Bikerman Engineering & Technology Associates, Inc. The feasibility study forms part of a technical report dated September 2007 that was completed by Bikerman Engineering & Technology Associates, Inc. in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (as required for us to comply with provincial securities laws in Canada that are applicable to our company) and SEC Industry Guide No. 7. The feasibility study includes an economic analysis of the Johnson Camp Mine based on the mine plan, capital and operating cost estimates current as of the second quarter of 2007, and a three-year trailing average copper price of $2.45 per pound over the life of the mine. Bikerman Engineering & Technology Associates concluded in the feasibility study that resumption of operations at the Johnson Camp Mine in accordance with the mine plan will generate positive discounted cash flows over a 16 year mine life at 8%, 15% and 20% discount rates.

We commenced further exploratory drilling on the Johnson Camp property in mid-July 2007. We have completed the first phase of preliminary exploratory drilling around the periphery of the existing boundaries of the Burro and Copper Chief pits. The drill results indicate the continuation of mineralization from the current south edge of the Burro pit, increase the drill hole density within the Copper Chief pit and expand copper mineralization to the northwest and southwest of the planned Copper Chief pit boundaries.

We commenced copper cathode production from leaching existing old dumps in January 2008 and completed the first copper cathode sale from these operations in February 2008. Commercial production from existing heaps is defined by the Company as either operating at a minimum of 75% of designed capacity or generating positive cash flows from operations for a period of seven days. Commercial production from residual leaching was achieved effective February 1, 2008. Operating costs incurred prior to achieving commercial production, net of related revenues, are capitalized as mine development.

COPPER INDUSTRY AND THE COPPER MARKET

Copper Overview

Copper occurs naturally in the environment in a variety of forms. It can be found in sulfide deposits (as chalcopyrite, bornite, chalcocite, covellite), in carbonate deposits (as azurite and malachite), in silicate deposits (as chrysocolla and dioptase) and as pure “native” copper.

Copper is widely used in a range of domestic, industrial and high technology applications. A ductile, corrosion resistant and malleable element, copper is an excellent conductor of heat and electricity. Copper’s properties afford many benefits, including:

  high electrical and thermal conductivity;
  ease of drawing, working and forming;
  alloying ability;
  ease of joining by soldering and brazing;
  mechanical properties of high tensile strength, elongation and hardness; and
  high resistance to corrosive environments.

Copper is used globally in, among other things, building construction, electrical and electronic product manufacturing, transportation and industrial machinery and equipment.

Copper is mined from ore bodies that typically contain small traces of the metal in finely disseminated particles. Sulfide and oxide ores require different treatment processes, but in both cases the starting point is the same: the extraction of the material from an open-pit or underground mine that requires fragmentation and transportation of the material that has been previously identified by geological surveys. Fragmentation is accomplished by a blasting process using explosives in order to produce a fracturing of the rock. The mineral is then transported from the open pit to processing sites using trucks, trains and conveyor belts. The ore may then be processed as follows:

  The Solvent Extraction/Electrowinning (SX-EW) Process: The SX-EW process provides an economical way to treat low grade deposits. Ground ore is stacked together and acid is delivered to the top of the stack. As the acid percolates through the stack, the copper is dissolved and the solution is collected as runoff at the bottom of the stack. This solution is purified by solvent extraction that involves the selective transfer of the copper solution into an organic liquid. Electrolysis is then utilized to plate the high purity copper onto stainless steel, producing cathodes typically containing 99.99% copper.

  The Flotation Process: After being milled to the consistency of fine sand, sulfide ore is fed into tanks that are filled with a solution capable of forming a froth. Air is then pumped into each tank to bring this froth to the surface. The copper sulfide particles adhere to this froth, which is separated from the waste, the majority of which sinks to the bottom of the tank. The product of flotation is called concentrate. It usually has a copper grade that ranges between 20% and 45%, as well as some very low silver and gold values. Concentrate is then smelted to produce blister or anodes of copper which are further refined to produce cathodes containing 99.99% copper.

Following production of copper cathode by either of these processes, copper is then processed in various ways to produce a variety of end products.

Copper Usage

In August 2008, the International Copper Study Group (“ICSG”) reported that annual refined copper usage globally was approximately 18.1 million metric tons in 2007, an increase of approximately 1.08 million metric tons from 2006. Earlier, in April 2008, the ICSG attributed this increase to growth in apparent usage in China, noting that world usage outside of China decreased by around 1.5% .

In August 2008, the ICSG also reported that, based on preliminary data as of May 2008, world refined copper usage in the first five months of 2008 was essentially unchanged from usage in the same period of 2007, and that lower demand by the top four users of copper (China, EU-15 countries, United States and Japan, which together account for approximately 66 percent of world copper usage) offset a 3.3 percent increase in total usage in other parts of the world. The ICSG noted that usage in these regions decreased by 1.3 percent in the first five months of 2008 compared with usage in the same period of 2007, subject to the caveat that China’s apparent usage was based only on reported data and did not reflect changes in unreported stocks. This is consistent with the ICSG’s observation in April 2008 that significantly lower growth in apparent refined usage in China, together with a decrease in usage in the United States, could be expected to result in world usage growth of only 2 percent in 2008. However, the ICSG reported that copper usage was expected to increase by 5 percent to approximately 19.5 million metric tons in 2009.

Copper Production

According to preliminary statistics published by ICSG in July 2008, world inventories of refined copper decreased by approximately 100,000 metric tons during 2007 to close the year at approximately 993,000 metric tons.

In August 2008, the ICSG reported that world mine production of copper in the first five months of 2008 fell 3.1 percent below the mine production level for the same period in 2007, owing in large part to lower year-on-year output in Australia, Chile, Indonesia and Mexico due to operational problems, labor issues, and/or adverse weather.

The ICSG also reported that world refined copper production in the first five months of 2008 increased by 1.3 percent compared with production in the same period in 2007.

Copper Price

Copper prices have historically been both cyclical and volatile, trading within a range of $0.50 -$1.60 per pound throughout the 1980s and 1990s. Following the development of significant over-capacity during the early to mid-1990s, copper experienced a six year period of depressed prices, which resulted in reduced exploration and development activity. Since 2002, the growing demand for copper, particularly in China and India, coupled with the inability of the copper industry to immediately increase supply due to a lack of development projects, resulted in decreased inventories of copper. These low inventories, together with a weakening U.S. dollar, have led to a substantial increase in the market price of copper since 2003.

On July 3, 2008, the spot price of copper on the London Metal Exchange, or LME, rose to a record all-time high of $4.08/lb. Since that time, the market price for copper has softened and, on September 5, 2008, the spot price of copper on the LME was $3.21/lb.

The following table shows the variation in the average LME daily morning copper prices from 1995 to 2007 and the average for each quarter during 2008.

Year	Average Copper Price
($/lb)
1995	1.33
1996	1.04
1997	1.03
1998	0.75
1999	0.71
2000	0.82

Year	Average Copper Price
($/lb)
2001	0.72
2002	0.71
2003	0.81
2004	1.30
2005	1.67
2006	3.05
2007	3.23
March 31, 2008	3.54
June 30, 2008	3.83

The reference price of copper metal is determined by trading on the LME, where the price is set in U.S. dollars at the end of each business day. Changes in the price of copper may therefore differ when expressed in other currencies as the result of a relative weakening of the U.S. dollar. While the average price of copper increased by approximately 354%, as expressed in U.S. dollars, between 2002 and 2007, the increase has been less than this in other major currencies. A component of the global copper price is the relative exchange rates of the major currencies.

Sale or Production from Our Operations

The Johnson Camp Mine contains deposits that will be mined by conventional open pit methods. The crushed ore will be heap leached and the solutions processed in a SX-EW plant to produce saleable copper metal in the form of cathode at the mine. This will eliminate exposure to fluctuating smelting and refining charges and reduce transportation costs. Due to strong demand and liquidity in the premium cathode market, management anticipates that the Johnson Camp Mine will find ready markets in North America for its copper cathode production, including selling to metal traders.

Despite lower demand for copper evident during the first five months of 2008, North America is expected to be a net importer of copper. Management anticipates that North American buyers will continue to pay a premium to the LME copper price for cathode copper produced in North America due to the freight differential that they would otherwise have to pay for imported material.

JOHNSON CAMP PROPERTY

Unless stated otherwise, information of a technical or scientific nature related to the Johnson Camp property is summarized or extracted from the “Johnson Camp Mine Project, Feasibility Study, Cochise County, Arizona, USA, Technical Report”, dated September, 2007, prepared by Messrs. David Bikerman, Dr. Michael Bikerman and Thomas McGrail of Bikerman Engineering & Technology Associates, Inc., and Mr. Dale Deming, of Dale A. Deming P.E. (sole proprietorship) each a “Qualified Person”, as defined in National Instrument 43-101 (“NI 43-101”) adopted by the Canadian Securities Administrators. Messrs. Bikerman, Bikerman, McGrail and Deming are independent from us. The technical report was prepared in accordance with industry standard practices and in compliance with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Standards on Mineral Resources and Reserves and NI 43-101. Management’s plans, expectations and forecasts related to our Johnson Camp property are based on assumptions, qualifications and procedures which are set out only in the full technical report.

We commissioned Bikerman Engineering & Technology Associates to complete the technical report on the Johnson Camp Mine in 2007. In preparing the technical report, Bikerman Engineering & Technology Associates:

  visited the Johnson Camp property and collected data;
  reviewed data verification activities;
  reviewed various metallurgical and other technical reports;
  reviewed copper recovery estimates;
  determined Lerchs-Grossman pit shell reserves;
  completed open pit mine scheduling of the Burro and Copper Chief deposits;

  determined reserve estimates for the Burro and Copper Chief deposits;
  reviewed the solvent extraction electrowinning (SX-EW) plant expansion plan;
  reviewed infrastructure and support facilities;
  reviewed the heap leach pad, pregnant leach solution, raffinate pond design and capital cost estimates; and
  reviewed operating, capital and general and administrative cost estimates.

A glossary of Technical Terms appears at page 103.

Description and Location

The Johnson Camp property is located in Cochise County, approximately 65 miles (105 kilometers) east of Tucson, in Cochise County, Arizona, one mile north of the Johnson Road exit off of Interstate Highway 10 between the towns of Benson and Willcox in all or parts of Sections 22, 23, 24, 25, 26, 27, 35 and 36, Township 15 South, Range 22 West. (See Figure 1: Location Map).

The Johnson Camp project currently includes two open pits, one waste dump, three heap leach pads, a SX-EW processing plant and ancillary facilities. The Burro Pit is larger than the Copper Chief Pit and contains 60% of the project reserves. The Burro Pit is located east of the SX-EW process plant. The Copper Chief Pit is located approximately 2,000 feet northwest of the Burro Pit.

The existing heap leach pads are located west of the open pits. The leach pads are divided into two major sections with solution collection facilities downstream of the first pad and downstream of pads two and three. A new leach pad is planned for future use and is anticipated to be located north of the Burro Pit and northeast of the Copper Chief Pit. The mine waste dump is located immediately to the east of the Burro Pit.

Figure 1: Location Map

Location Map
Johnson Camp Mine - Southeast Arizona

N
Flagstaff
Kingman
40
40
Prescott
17
Phoenix
10
Safford
8
Yuma
10
Johnson Camp
Copper Project
Tucson
10
19

Titles

The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. (See Figure 2: Johnson Camp Land Status Map). The patented claims comprise approximately 871 acres and the unpatented claims comprise approximately 1,604 acres. Thus, the Johnson Camp property covers approximately 3,092 acres. All of the claims are contiguous, and some of the unpatented mining claims overlap. We keep the unpatented mining claims in good standing by paying fees of $13,250 per year to the United States Federal Government. We keep the fee simple and patented claims in good standing by paying property taxes and claims filing fees of approximately $35,000 per year. The copper processing facilities and the Copper Chief and Burro open pits that serve as focal points for our mine plan are located on the patented mining claims or the fee simple lands.

We are the owner of the Johnson Camp property and the owner or holder of the claims. We are allowed to mine, develop and explore the Johnson Camp property, subject to the required operating permits and approvals, and in compliance with applicable federal, state and local laws, regulations and ordinances. We believe that all of our claims are in good standing.

Our patented mining claims give us title to the patented lands and no further assessment work must be done; however, taxes must be paid. We have full mineral rights and surface rights on the patented lands. Unpatented mining claims give us the exclusive right to possess the ground (surface rights) covered by the claim, as well as the right to develop and exploit valuable minerals contained within the claim, so long as the claim is properly located and validly maintained. (See “Johnson Camp Property – United States Mining and Environmental Laws – Arizona State Mining Laws”). Unpatented mining claims however, may be challenged by third parties and the United States government. (See “Risk Factors – Risks Related to Our Company”).

Figure 2: Johnson Camp Land Status Map

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the Johnson Camp property is via Interstate Highway 10 and by gravel road. Due to its location just one mile north of Interstate Highway 10, the Johnson Camp property provides excellent access for transportation and delivery of bulk supplies and shipment of copper cathodes. The close proximity of the Johnson Camp to the Union Pacific Railway mainline through Dragoon, Arizona gives us the option of shipping cathode direct to customers by truck or rail.

The Johnson Camp Mine is located on the eastern slope of the Little Dragoon Mountains. The average elevation of the property is approximately 5,000 feet above sea level. The climate of the region is arid, with hot summers and cool winters. Freezing is rare at the site. Historically, the Johnson Camp Mine was operated throughout the year with only limited weather interruptions.

Vegetation on the property is typical of the upper Sonoran Desert and includes bunchgrasses and cacti. Higher elevations support live oak and juniper, with dense stands of pinyon pine common on north-facing slopes.

The existing facilities include the SX-EW processing plant, an administrative and engineering office and warehouse, laboratory, truck shop, core storage building, plant mechanical shop, and various used vehicles, pumps and other equipment. In addition, we own a large gyratory crusher which is being installed at Johnson Camp. We have also commenced installation of two secondary stage crushers and an overland conveyor system.

The SX-EW processing plant is comprised of a solvent extraction plant, an electrowinning tank house, a tank farm and four solution storage ponds. The solvent extraction plant consists of four extraction mixer-settlers operated in parallel and two strip mixer-settlers, and has a capacity of 4,000 gallons per minute. The electrowinning tank house consists of 74 electrowinning cells with a full complement of cathodes, and has a 20,000,000 pound-per-year capacity. The tank farm, located in front of the tank house, is used for intermediate storage of electrolyte. The four solution storage ponds have a total capacity of approximately 8,000,000 gallons.

The Johnson Camp Mine facilities and equipment were placed into care and maintenance in 2003. The existing SX-EW plant is being rehabilitated to meet our production goals. The rehabilitated SX-EW plant is of conventional design, and we have used as much of the existing equipment as possible.

In addition to the real property included in the Johnson Camp property, there are several access rights of way and three water wells which are located on the Johnson Camp property. We also have an agreement with a local rancher that allows us access to a fourth water well in which we hold water rights, located on private land just to the east of the Johnson Camp property. (See “Johnson Camp Property – Status of Permits - Summary”). Production water for the Johnson Camp property is currently supplied from two of the three wells located on the Johnson Camp property and from the well located on the private land. We currently do not use the third well located on the Johnson Camp property. Additional water will be required to expand the leaching operation and for this reason we anticipate that it will be necessary to drill another well on our land near the Section 19 well. In addition, although three of the four wells have been upgraded since 1999, additional upgrades may have to be undertaken.

Commercial electrical power and telephone lines remain in place and operational at the Johnson Camp property. The Johnson Camp property receives electrical power from Sulphur Springs Valley Electric Cooperative (SSVEC). We will need to negotiate a new long term power contract with SSVEC as we currently have a general industrial power service rate contract. Power is received at a single substation owned by us, and our substation transformer must be upgraded for the expansion to 25,000,000 pounds of copper per year.

We plan to expand our workforce at the Johnson Camp Mine to approximately 70 employees, and to hire various contractors. As of August 31, 2008, we employed 54 individuals at the Johnson Camp Mine. We intend to utilize contractors under our supervision for mining, drilling and blasting and for hauling the mined material. We will manage all other activities at the Johnson Camp Mine. We believe that there are sufficient skilled operating, maintenance, and technical personnel available that can be employed for the Johnson Camp Mine. We have hired several key operating and engineering staff.

Geological Setting and Mineralization

The Johnson Camp property is located along the east fold of the Little Dragoon Mountains in southeastern Arizona. The rocks exposed on the Johnson Camp property range from the pinal schist that is located at the western end of the Johnson Camp property to the escabrosa limestone that is located at the eastern end of the Johnson Camp property, all of which contain some quartz monzonite porphyry. Large disseminated copper deposits occur in several rock formations at the Johnson Camp Mine. In the region of the Burro and Copper Chief open pits, the copper-bearing rocks dip moderately to the northeast and consist of sedimentary rocks that have been intruded by two diabase dikes.

The main copper bearing host rock units at the Johnson Camp Mine are the Abrigo, Bolsa Quartzite, Pioneer Shale, and the Diabase formations. The Diabase formation is positioned at the base of the copper bearing rock units, overlain by the Bolsa Quartzite, and the lower and middle Abrigo formations. In the Burro pit, oxide copper is located primarily on bedding planes as veins and replacements and along various fractures. In the Copper Chief pit, located approximately 1,500 feet to the north of the Burro pit, oxide copper occurs as disseminations in the Diabase formation and along fractures within the Diabase and in the Bolsa Quartzite units. Other bulk-mineable copper exploration targets lie along trend from both the Copper Chief and Burro deposits.

The style of mineralization and the type of alteration recently mapped on the northern lower benches of the Burro pit suggest the possible presence beneath the property of a mineralized porphyry-type deposit. In addition to the alteration evidence, a prominent magnetic low anomaly is present between the Burro pit and Copper Chief deposit supporting the possible presence of a porphyry-type deposit at depth. Porphyry copper deposits are typically very large, low grade and require processing by recovery processes much different than those planned for the Johnson Camp Mine.

The following cross section diagram illustrates the relative positions, and the geologic and mineralized nature of the various formations in the Burro pit.

Figure 3: Burro Pit Area

The following cross section diagram illustrates the relative positions, and the geologic and mineralized nature of the various formations in the Copper Chief pit.

Figure 4: Copper Chief Deposit

Reserves

Reserves are part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.

According to Industry Guide 7 of the Securities and Exchange Commission, proven reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, grade and/or quality are computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. Probable reserves are defined as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Methodology

The proven and probable reserves reflect variations in the copper content and structural impacts on the Burro and Copper Chief deposits, and the reserve estimates give effect to these variations. For both proven and probable reserves, only total copper assay values were used, mainly because assay values measured in total copper were available for both the Burro pit and Copper Chief pit, and in part because the soluble copper assay techniques used by Arimetco were not comparable to the soluble copper assay techniques used by Cyprus. (See “Johnson Camp Property – Historic Copper Production” and “Risk Factors – Risks Related to Our Company”).

Statistical methodologies were used to classify mineralized material. Such methodologies involved, among other things, interpolation between, and projection beyond, sample points. Sample points consist of variably spaced drill hole intervals throughout a given deposit. The closer that mineralized material is situated to a drill hole composite, the more confidence exists in the accuracy of the estimation of the grades of mineral in that material. A drill hole composite is, generally speaking, an average of the sample assays taken from a 20-foot fixed length portion of the drill hole.

For proven reserves in the Burro deposit, a minimum of one drill hole composite within 160 feet is required. For probable reserves in the Burro deposit, a minimum of one drill hole composite within a range of 161 to 260 feet is required. For the Copper Chief deposit, the classification criteria for proven and probable reserves vary depending on rock type. For proven reserves a minimum of one drill hole composite within a distance ranging from 0 to between 88 to 150 feet is required, depending on rock type. For probable reserves a minimum of one drill hole composite within a range of between 89 to 245 feet is required, depending on rock type.

In preparing estimates of proven and probable reserves for the Johnson Camp property, Bikerman Engineering and Technology Associates, Inc. used the geologic resource model and resource estimates prepared by The Winters Company as reported in their feasibility study called “Nord Copper Corporation Feasibility Study, Johnson Camp Copper Project, Cochise County, Arizona”, dated March 2000. The Winters Company no longer exists, and was independent to Nord at the time the resource estimates were made. Bikerman Engineering and Technology Associates Inc. reviewed the resource model and estimates as prepared by The Winters Company, and have concluded that they are compliant with the Securities and Exchange Commission Guide 7 and Canadian National Instrument NI 43-101, and are reasonable to form the basis of Bikerman Engineering and Technology Associates, Inc’s September 2007 feasibility study and technical report.

A summary of the Johnson Camp proven and probable reserves are presented in the table below.

Johnson Camp Mine
Summary of Proven and Probable Reserves
		Total		Waste	Total
		Ore Tons	% Total	Tons	Tons	Strip Ratio
	Class	(000)	Cu	(000)	(000)	Waste/Ore
Burro Pit	Proven	30,936	0.369
	Probable	13,111	0.345
Total Burro Pit		44,047	0.362	22,531	66,578	0.51

Copper Chief Pit	Proven	24,041	0.298
	Probable	5,299	0.284
Total Copper Chief Pit		29,340	0.291	26,225	55,565	0.89

Total	Proven	54,977	0.338
	Probable	18,410	0.327
	Total	73,387	0.335	48,756	122,143	0.66

Notes:

  The ore reserves were estimated in accordance with Industry Guide 7 of the Securities and Exchange Commission (sometimes referred to in this prospectus as the “SEC”) and CIM Guidelines.
  The reserves as stated are an estimate of what can be economically and legally recovered from the mine and as such incorporate losses for dilution and mining recovery. In the opinion of Bikerman Engineering and Technology Associates Inc., the reserves are reasonable based on the economics used.
  The actual tonnage and grade of reserves are generally expected to be within 90-95% of the estimate for proven reserves, and 70-80% for probable reserves.

  Reserves are based on a copper price of $1.50/lb and on total copper assays. Bikerman Engineering & Technology Associates used a copper price of $1.50/lb despite significantly higher recent copper prices, to ensure a conservative pit design and long term feasibility of the Johnson Camp Mine.
  Reserves are based on operating costs estimated as of the second quarter of 2007.
  The cutoff grade is the deemed grade of mineralization, established by reference to economic factors, above which material in included in mineral resource or reserve calculations and below which the material is considered waste. The cutoff grade may be either: (a) an external cutoff grade, which refers to the grade of mineralization used to control the external or design limits of an open pit based upon the expected economic parameters of the operation; or (b) an internal cutoff grade, which refers to the minimum grade required for blocks of mineralization present within the confines of a deposit to be included in resource or reserve estimates In order for rock to be above the internal cutoff grade, the net revenue from processing the rock must exceed the sum of all cash operating costs, excluding mining costs. Measured and indicated resource blocks having values that exceed the internal cutoff grade were then classified as proven or probable ore blocks. All inferred resource blocks were treated as waste, regardless of their estimated copper grade.
  One of the reasons that cut off grade is important is that it determines how the mined ore will be processed. High grade ore – defined by Bikerman Engineering & Technology Associates as mine blocks that grade at greater than 0.15% recoverable total copper – will be crushed. Low grade ore – defined by Bikerman Engineering & Technology Associates as mine blocks that grade between 0.065% and 0.15% recoverable total copper – will be truck-dumped directly on the existing leach pads. (See “Johnson Camp Property - Processing”).
  The following cutoff grades were used for the reserve estimates summarized in the foregoing table:
	INTERNAL	EXTERNAL
COPPER = $1.50 /lb	CUTOFF GRADES	CUTOFF GRADES
	Burro Pit	Burro Pit
Rock Type	% Total Cu	% Total Cu
Upper Abrigo	0.065	0.146
Middle Abrigo	0.065	0.146
Lower Abrigo	0.065	0.146
Bolsa Quartzite	0.067	0.151
Upper Diabase	0.063	0.142
Upper Pioneer Shale	0.067	0.151
Lower Diabase	0.063	0.142
Lower Pioneer Shale	0.067	0.151

	INTERNAL	EXTERNAL
COPPER = $1.50 /lb	CUTOFF GRADES	CUTOFF GRADES
	Copper Chief Pit	Copper Chief Pit
Rock Type	% Total Cu	% Total Cu
Upper Abrigo	0.065	0.146
Middle Abrigo	0.065	0.146
Lower Abrigo	0.065	0.146
Bolsa Quartzite	0.067	0.151
Upper Diabase	0.069	0.155
Upper Pioneer Shale	0.067	0.151
Lower Diabase	0.069	0.155
Lower Pioneer Shale	0.067	0.151

Bikerman Engineering and Technology Associates, Inc’s September 2007 feasibility study and technical report was filed electronically with the Securities Commissions of British Columbia and Ontario on November 13, 2007, on the System for Electronic Document Analysis and Retrieval (commonly, known as “SEDAR”), and is publicly available on the Internet at www.sedar.com, under our company's profile.

Use of Total Copper Assays

For the reasons discussed below, our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays and recoveries rather than soluble copper assays and recoveries.

Total copper values were available for both the Copper Chief and Burro deposits. However, only 39 percent of the Copper Chief assay intervals also had acid soluble copper values, and the available data on acid soluble copper was incomplete for all samples. In addition, the database of acid soluble copper values for the Burro deposit reflects two different analytical techniques: (a) a conventional acid soluble method used by Cyprus for 94 of the holes included in the drill hole database; and (b) a more aggressive methodology used by Arimetco for the other 48 drill holes included in the database for the purpose of estimating the ultimate recoveries that may be experienced in the heaps at the Johnson Camp Mine. In summary, total copper assays were the only common denominator for all drill hole assays included in the drill hole database. As a result, only a total copper grade resource model was constructed for both deposits.

Estimation of total copper recovery for each ore type involved:

  examination of Cyprus drill hole data that contained both acid soluble assays and total copper assays, with the view to determining a correlation (expressed as a percentage) between such acid soluble assays and total copper values for each ore type; and

  application of the correlation to the acid soluble copper recovery determined for the particular ore type based on column tests and certain other parameters. Four column tests were used to estimate recoveries, one for each of the following major rock types at the Johnson Camp Mine: Abrigo, Bolsa Quartzite, Pioneer Shale, and the Diabase formations. (See “Johnson Camp Property – Geological Setting and Mineralization”).

Thus, expressed as a formula: [(A ÷ B) X C] = D

Where:
A is the acid soluble assay;
B is total copper assay;
C is the acid soluble recovery for an ore type; and
D is the total copper recovery for that ore type.

A reserve estimate based on total copper is an indirect measurement of the amount of copper that is metallurgically available for recovery. Accordingly, there is a risk that we may have over-estimated the amount of recoverable copper. (See “Risk Factors – Risks Related to Our Company”).

Historic Copper Production

From 1975 to 1986, Cyprus mined approximately 15,000,000 tons of ore grading approximately 0.6 percent total copper from the Burro pit. In addition, approximately 12,000,000 tons of waste rock was produced. All ore placed on the heaps was run-of-mine (that is, not crushed). In total, approximately 107,000,000 pounds of cathode copper were produced by SX-EW methods.

Cyprus used a variety of analytical techniques to determine acid soluble copper grades during its operation of the Johnson Camp property and the copper grades for ore placed for leach were reported as acid soluble copper. Recovery of copper by Cyprus totaled 80 percent of the acid soluble copper grade placed on the leach pads. After the closure, Cyprus dismantled the SX-EW plant and moved the plant to another mine. Cyprus continued to maintain ownership of the Johnson Camp property until 1989, when it sold its holdings in the district to Arimetco.

In mid-1990, Arimetco constructed a new SX-EW plant on the Johnson Camp property, and rehabilitated the leach systems on the existing Cyprus pads and the collection, raffinate, and plant feed ponds. Arimetco resumed mining in the Burro pit in 1991, and made further improvements to the facility between 1993 and 1996. Arimetco began limited open pit mining from the Copper Chief deposit in 1996, and continued mining in both the Burro and Copper Chief deposits until 1997 when production was terminated. Ore placed on the heaps from 1991 through 1995 was run-of-mine (not crushed).

In 1996, based on metallurgical testing it conducted, Arimetco added a crushing plant to reduce the particle size of ore placed on the heaps in an effort to improve recoveries. The metallurgical test work indicated improved recoveries from crushed ore. (See “Johnson Camp Property – Johnson Camp Property - Metallurgical Test Work”). We believe that the initial results from leaching of crushed ore placed on a new liner system installed by Arimetco were an increase in leach solution copper grade and an improvement in recoveries to the point where they matched the metallurgical test work performed on certain ore at a similar crush size. However, crushed ore represented less than 25 percent of the total ore that Arimetco had under leach. In its technical report, Bikerman Engineering & Technology Associates concluded that these operating results, along with the column leach test results, clearly support the need to crush the ore to obtain reasonable recoveries under heap leach conditions.

Production by Arimetco between 1991 and 1997 for the Burro and Copper Chief pits totaled approximately 16,000,000 tons of ore grading approximately 0.35 percent total copper and 12,000,000 tons of waste, primarily from the Burro pit, producing approximately 50,000,000 pounds of cathode copper. Arimetco achieved recoveries of approximately 43 percent of the total copper grade from mostly uncrushed ore placed on the heaps. Arimetco ceased mining operations in mid-1997.

The soluble copper assay techniques used by Arimetco for ore grade estimation are not directly comparable to the soluble copper assay techniques used by Cyprus. Arimetco recoveries were calculated based on total copper assays. The use of two different assay techniques by Cyprus and Arimetco could have led to inconsistencies in or the skewing of the data underlying our estimates, thereby increasing the risk of an overestimation of ore reserves at Johnson Camp Mine. (See “Risk Factors - Risks Related to Our Company”).

The Johnson Camp Mine is not currently a producing mine. Historical data is presented for general information and is not indicative of existing grades or expected production. Reports on past production vary. The past production from pits on the Johnson Camp Mine, as reported by Cyprus and Arimetco, is tabulated below:

Historic Copper Production Statistics

Cyprus

		Soluble	Contained
	Tons Ore to	Copper	Soluble	Lbs. Copper
Year	Pad(1)	Grade %	Copper	Shipped

1975	2,132,260	0.496	21,152,019	6,143,024
1976	1,821,476	0.357	13,005,339	10,059,807
1977	1,563,030	0.399	12,472,979	10,327,424
1978	1,202,500	0.426	10,245,300	10,205,142
1979	1,588,400	0.522	16,582,896	10,032,003
1980	1,499,600	0.411	12,326,712	10,320,407
1981	1,551,500	0.470	14,584,100	10,693,485
1982	1,894,700	0.322	12,201,868	9,702,272
1983	1,962,600	0.504	19,783,008	9,717,616
1984	52,100	0.713	742,946	8,803,361
1985	0	0	0	6,200,836
1986	0	0	0	4,854,796
Total	15,268,166	0.436	133,097,167	107,060,173

(1) Ore production run-of-mine (not crushed).

Arimetco

		Total
	Tons Ore to	Copper	Contained	Lbs. Copper
Year	Pad	Grade %	Total Copper	Shipped

1991(1)	750,100	0.340	5,100,680	5,549,725

		Total
	Tons Ore to	Copper	Contained	Lbs. Copper
Year	Pad	Grade %	Total Copper	Shipped

1992(1)	2,516,320	0.480	24,156,672	8,156,435
1993(1)	3,259,320	0.340	22,163,376	7,386,504
1994(1)	2,719,690	0.290	15,774,202	5,618,012
1995(1)	2,995,592	0.290	17,374,434	6,345,518
1996(2)	3,084,254	0.350	21,589,778	9,921,576
1997(2)	1,254,971	0.370	9,286,785	4,747,995
1998	0	0	0	2,181,304
Total	16,580,247	0.348	115,445,927	49,907,069

(1)	Ore production run-of-mine (not crushed).
(2)	Less than twenty-five percent of ore under leach was crushed to a nominal size of 3 inches.

The following table contains a breakdown of the actual copper cathode production for Johnson Camp Mine since we have owned the Johnson Camp property (the production was accomplished by our then subsidiary, Nord Copper Company):

Nord
Year	Lbs. Copper Shipped(1)
1999	672,004
2000	1,632,245
2001	1,133,914
2002	495,494
2003	556,388
Total	4,490,045

(1)	All copper production derived from existing heaps by residual leaching. There was no new ore mined and placed on the heaps during 1999-2003.

The following table shows the total pounds of copper shipped from the Johnson Camp Mine:

Total Pounds Copper Shipped
Cyprus	107,060,173
Arimetco	49,907,069
Nord	4,490,045
Total	161,457,287

Drilling

The initial drill hole database for the Johnson Camp Mine consists of a total of 293 drill holes totaling 90,418 feet. Of these, 142 drill holes are contained in the Burro pit area and 151 drill holes are contained within the Copper Chief pit area. This database includes 12 confirmation diamond drill holes in the Burro and Copper Chief pit areas totaling 5,793 feet that were completed by Summo in 1998.

From October 1999 to January 2000 we conducted four exploration drilling programs using reverse circulation drilling in areas of the Johnson Camp property other than the Burro and Copper Chief deposit areas. Forty-three holes were drilled in the North area (above the Copper Chief), 17 holes were drilled in the Keystone area about one-half mile south of the Burro pit, a deep hole was drilled in the area between the Burro pit and the Copper Chief pit, and three condemnation holes were drilled in the area of our planned future leach pad and plant. Although certain drill results achieved in these four exploration drilling programs were encouraging, we found no copper mineralization that could be classified as reserves as a result of these programs.

We commenced further exploratory drilling on the Johnson Camp property in mid-July 2007. We have completed the first phase of preliminary exploratory drilling around the periphery of the existing boundaries of the Burro and

Copper Chief pits which indicate the continuation of mineralization from the current south edge of the Burro Pit approximately 1000 feet further to the south and to the northwest and southeast of the of the pit boundaries of the Copper Chief Pit.

Projected Copper Production from Existing Leach Pads

In 1999 we conducted a limited drilling program to evaluate actual copper content of the existing heaps. The drilling program was conducted to provide an estimate of the copper values in the heaps, but cannot be considered a definitive measure of copper in the heaps. Based on estimated heap tonnages, there are approximately 75,000,000 pounds of acid soluble copper remaining in the heaps, of which 11,300,000 pounds are projected to be produced over the initial six years of the project. The following chart contains the actual copper cathode production for Johnson Camp Mine during the years indicated:

Year	Production
2000	1,632,245 lbs
2001	1,133,914 lbs
2002	495,494 lbs
2003	556,388 lbs
Total	3,818,041 lbs

The above production was achieved by our company with a significant portion of the heap area not under leach and little or no sulphuric acid makeup to the available leach solution.

Using the time that each dump had been under leach, the estimated feed grade, the estimated recovery to date, and the limit of 80 percent maximum total copper recovery, a shrinking core leaching model was used to predict ongoing copper production as leaching of the existing, old dumps continues. The results of this modeling effort project that the residual copper production from the old heaps is as follows:

Year	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Lbs Copper (1,000)	2,275	2,600	1,600	1,600	1,600	1,600

Bikerman Engineering & Technology Associates has concluded that the shrinking core model projection provides a reasonable estimate of future production from the existing dumps at the Johnson Camp Mine.

Resource Model

In the opinion of Bikerman Engineering & Technology Associates, the resource model and estimates used as the basis for the feasibility study contained in its technical report are appropriate and reasonable, and are in accordance with SEC Industry Guide 7 and CIM Guidelines.

The information required to construct and validate the resource model was initially provided by Summo in 1998 and 1999. The information including an electronic drill hole database that Summo had obtained from Arimetco, rock density data and various historical production data, along with supplemental information that facilitated the estimation of soluble copper values. The information also included copper assay values from the twelve confirmation drill holes that Summo drilled in the Copper Chief and Burro deposits as part of its due diligence efforts. (See “Johnson Camp Property - Drilling”). This data was compared to earlier adjacent drill hole results, and to validate locally the block model copper grade estimate.

In comparing the block model resource estimates to historic production at the Johnson Camp property, we note that the block model produced results that were comparable to historic mined tonnage and grade factors in areas of past mining. This close comparison suggests that the resource model is reasonable in the area of past mining.

Copper grade reconciliation proved to be more difficult to analyze since the reported Cyprus and Arimetco copper grades were stated in different units (acid soluble copper and total copper, respectively). However, it is possible to calculate total copper grade for the Cyprus mine production, and it can be observed that there is close agreement between the two data sets.

Data Verification

In May, 2006, we contracted an independent consulting firm to do a detailed review of the data verification procedures at the Johnson Camp Mine. Bikerman Engineering & Technology Associates considered this review of data verification in the technical report and feasibility study and agreed with its conclusions.

Four different major categories or levels of data verification have been completed at Johnson Camp Mine by Cyprus Copper, Arimetco, Summo, and others in evaluating the geological, drill hole, and assay database. Each major category or level of data verification provides a measure of confidence in the database. Bikerman Engineering & Technology Associates has concluded that taken in aggregate, all four categories provide corroboration and thus a higher degree of confidence in the data. The categories include: individual inter-company verifications; intra-company verifications; third party reviews; and reconciliations.

Inter-Company Verifications

Cyprus conducted drilling and assaying with both internal and external check assay procedures for data verification. Cyprus had samples assayed at more than one external lab for both total copper and acid-soluble copper. Those external labs were reputable commercial analytical labs commonly employed by the mining and exploration industry at the time. A quality assurance quality control, or QA/QC, procedure was also in place whereby Cyprus composited sample pulps and re-submitted the composite for assay as a comparison with the average of individual assays. In addition, Cyprus did bottle roll tests on core samples to provide an additional analysis for comparison. Bikerman Engineering & Technology Associates has concluded that, while these procedures were not done for every hole and every sample, they were done in sufficient amount to detect either errors in the analytical process or high variability in assays as a result of the geology and no significant or consistent variances were noted.

The majority of the drill holes in the resource database are core holes drilled by Cyprus. Arimetco drilled with core and by reverse circulation methods. Although Arimetco did not have the same quantity of internal or external check assays as Cyprus, Arimetco made extensive use of an independent, reputable commercial lab that is still in business today. In addition, Bikerman Engineering & Technology Associates has concluded that the Arimetco basic data, drill logs and assays sheets were done in sufficient quality typical of industry activity at the time (1990’s).

In summary, Bikerman Engineering & Technology Associates has concluded that both Cyprus and Arimetco conducted standard documented copper analyses in-house and with external labs, had some degree of QA/QC procedures in place and detected no significant problems with repeatability or accuracy of copper assays.

Intra-Company Verifications

The Johnson Camp Mine was operated by Cyprus and Arimetco and evaluated by Summo prior to our company’s ownership of the Johnson Camp property. Arimetco conducted drilling and assaying that confirmed the work of Cyprus, and Summo conducted mapping, drilling and assaying that confirmed the work of Cyprus and Arimetco. Bikerman Engineering & Technology Associates has concluded that it is a very compelling verification procedure when a second and third company does confirmation drilling and assaying, with different drilling techniques and analytical labs, and the data is correlative.

Summo drilled four holes in the Burro pit and nine in the Copper Chief pit as reverse circulation drill holes. Bikerman Engineering & Technology Associates examined the assay sheets and drill hole logs for a randomly selected Summo drill hole in the Burro pit and for adjacent drill holes by Cyprus and determined that the assay values in all three holes had the same general range of copper values, in the same lithological units, and while not intended as true twin-holes, each drill hole generally verifies the others.

Third Party Reviews

Various third party independent reviews have been conducted on the Johnson Camp property. For example, in 1999, Summo commissioned an engineering firm to complete a feasibility study for the Johnson Camp property. In 2000 we commissioned an engineering firm to complete a feasibility study and in 2005 we requested an updated feasibility study and technical report for the Johnson Camp property. In the opinion of Bikerman Engineering & Technology Associates, these firms are known as reputable consulting/engineering companies providing audits, resource/reserve estimations and feasibility level evaluations to the mining industry. Bikerman Engineering & Technology Associates has reviewed these reports and concluded that there are no serious data verification issues and that these reports are reasonable. Bikerman Engineering & Technology Associates found few database errors and omissions and acceptable limits of error.

The Summo commissioned feasibility study examined the drill hole database, geology, assays, bulk density measurements, QA/QC procedures and completed various block model-to-drill hole comparisons, and reconciliations of the model with historical productions. The Summo commissioned feasibility study verified the block model grades of their resource estimate against the Arimetco drill hole database. Bikerman Engineering & Technology Associates has reviewed the Summo commissioned feasibility study and concluded that this work verifies that the constructed resource block model, is representative of the data base and that the examination by the engineering company and the prior operators verifies the database.

Independent sampling of remaining core to compare with historical assays was attempted, however a large portion of the split core from Cyrus drilling is no longer available and assays for samples that have been archived for over 20 years are not a good comparison with the originally fresh core samples. However, Bikerman Engineering & Technology Associates has concluded that of the limited number of samples collected, individual sample variances occur, but globally the grades do not differ much.

Reconciliations

As the drill hole database is the foundation of the resource and reserve estimates, Bikerman Engineering & Technology Associates has concluded that the most significant verification of the drill hole database is the comparison of its derived block model with the production of mined material. This is accomplished by a reconciliation of the drill hole determined block model tonnage and grade against the blast-hole determined tonnage and grade. The results of reconciliations indicate the model generally replicated or slightly underestimated grade for similar tonnages.

The feasibility study commissioned by Summo compared total historical production with the block model and found both tonnage and grade to be within 0.8% of the combined Cyprus and Arimetco production. Bikerman Engineering & Technology Associates has concluded that this is a close correlation between the historical production and the database-derived block model.

Additional Third Party Review

A third party consulting firm observed, and Bikerman Engineering & Technology Associates concurred, that the basic information upon which verification relies is available for the Johnson Camp Property, including: pre-mine and post-mine mapping; drill hole geological logs; copies of daily drill reports; drill core sampling procedures (Cyprus); original or copies of original assay certificates from commercial analytical labs and the Cyprus Johnson Camp Mine lab; documented sample preparation and analytical procedures; standard analytical procedures used by laboratories, several vintages of geological maps, rock density procedures by an independent laboratory; blast hole pattern assay maps; production records as truck counts to leach dumps; actual production records (from blast holes) versus forecast production (from the deposit model); pre-feasibility and feasibility reports; current availability of geological personnel who actually performed some of the work; and a limited library of core samples and sample pulps.

In 2006 we commissioned a third party consultant to review the applicability of the drill hole data base. Bikerman Engineering & Technology Associates reviewed the verification work done by the consultant and concurs with the conclusions of the consultant. In April 2006, the consultant visited the Johnson Camp Mine and prepared a spreadsheet summary listing all available drill hole data. The consultant tabulated the rotary, reverse circulation and core drilling done on the Burro and Copper Chief deposits.

In May 2006, the consultant visited our company’s offices in Tucson, Arizona for the purpose of completing an exhaustive audit of the Copper Chief and Burro Pit deposit electronic database. The consultant verified geologic drillhole logs for the model and verified assay certificates to the electronic database. Bikerman Engineering & Technology Associates considers the results of the verification to be quite positive. For example, the consultant checked, and confirmed approximately 40% of the Copper Chief electronic database and found two typographical errors, and he checked approximately 20% of the Burro Pit electronic data base and found one omission.

With the exception of two shallow drilling programs by Cyprus and Arimetco all the assay certificates for all the data in the electronic database have been located. Additionally, geologic logs for over 95% of the drilling completed in the resource areas have been located and were reviewed by Bikerman Engineering & Technology Associates.

In summary, all four levels of data verification have shown only minor database errors. Bikerman Engineering & Technology Associates have concluded that the minor database errors are within acceptable levels and have no reason to believe that the Johnson Camp resource database does not accurately reflect the drill logs.

Metallurgical Test Work

Metallurgical testing was completed in two programs. The first was authorized by Arimetco in May 1995 and was completed at an independent laboratory. The two ore samples that were subjected to testing were collected at the Johnson Camp Mine by Arimetco personnel and consisted of, respectively, approximately 2,000 pounds of run-of-mine schist/shale ore and 8,500 pounds of run-of-mine diabase ore. Seven column tests were used to evaluate the influence of crush size on copper extraction and each ore was tested at a nominal crush size of three inches and a nominal crush size of one inch. The results of the tests showed that when leached for 60 days, crushing the ore significantly increased the copper extraction for both sizes of crushed ore. The ore was still leaching copper when the test program was stopped at 60 days.

The second test program was authorized by Summo in August 1998 and was completed at another independent laboratory. Summo personnel collected the bulk ore samples from the Burro and Copper Chief pits. The locations of the bulk samples were based on preliminary channel sampling. The rock types chosen for sampling from the Burro pit included Lower Abrigo Formation, Bolsa Quartzite and two types of diabase ore. Only a bulk sample of oxidized diabase was obtainable to represent the Copper Chief ore, but a study of polished mineralogical sections prepared from core and/or reverse circulation drill cuttings indicated that the diabase samples taken from the Burro pit were representative of the diabase material contained in the Copper Chief deposit.

Copper mineralogy varies within the deposits. In the Burro Pit, approximately 76% of the total estimated ore reserve tonnage is located above a depth of 4,560 feet in a zone dominated by the copper oxide minerals chrysocolla and malachite. Some native copper has been observed disseminated throughout this range. In addition to copper oxide mineralization, copper sulfide mineralization is evident below an elevation of 4,600 feet “in a mixed zone”. Sulfide minerals, which typically convert to oxides on exposure to oxygen, are not as amenable to heap leach copper recovery techniques as oxides. Accordingly, we believe that approximately 24% of the ore reserve in the Burro Pit could exhibit reduced copper recovery due to the presence of copper sulfide mineralization.

In the Copper Chief Pit, the oxide copper mineralization is similar to that of the Burro Pit. The entire Copper Chief Pit ore reserve is located above the 4,560 elevation in the zone dominated by the copper oxide minerals chrysocolla and malachite. We do not expect that the recovery of copper from this deposit will be materially affected by sulfide mineralization.

In summary, for the total project, approximately 85% of the ore reserves are located above the 4,560 elevation in the zone dominated by the copper oxide minerals chrysocolla and malachite. Approximately 15% of the total ore reserves could exhibit reduced copper recovery due to the presence of copper sulfide mineralization.

The bulk samples for the Summo metallurgical testing were taken from several areas of the Burro and Copper Chief Pits, with all sample locations above the 4,560 foot elevation in the zone dominated by the copper oxide minerals chrysocolla and malachite. The assay results for the Abrigo formation sample taken from an elevation of 4,620 feet, however, indicated a sulfide content of 4.49% . This suggests that the leaching of copper from ore mined at this elevation may be less than optimal.

The Summo test work initially consisted of five columns, each containing 135 kilograms (approximately 298 pounds) of ore, taken from five ore samples of approximately 1,000 pounds each. Some problems were encountered with the first five columns, however, so an additional six columns were prepared and tested. All column tests were conducted at a nominal crush size of one inch based on the results from the Arimetco program, except one which was done at a nominal crush size of ½ inch.

The forecasted recoveries of copper that were reviewed by Bikerman Engineering & Technology Associates in preparing their technical report are based on the column tests and are dependent on the crushing of the ore to a nominal size of one inch. The Arimetco test program indicated the importance of this parameter. Cyprus operated the Johnson Camp Mine for a run-of-mine operation whereby non-crushed ore was placed on the leach pads. Arimetco also ran the Johnson Camp Mine as a run-of-mine operation until late 1995 at which time it began crushing the ore to approximately 3 inches. Our current copper recovery estimates provide for extracting 74 to 81 percent of the total copper content of the ore mined, depending on ore type and with crushing to a nominal size of one inch.

According to Cyprus’ records, it achieved copper extraction of up to 80 percent of the acid soluble copper from uncrushed, run-of-mine material. However, the Arimetco operation, which leached new run-of-mine ore, old Cyprus run-of-mine ore, and 4,300,000 tons of ore reported to have been crushed to a nominal size of three inches, achieved copper recovery (from 1991 through 1998) of 43 percent of total copper. Arimetco’s records do not distinguish between copper extracted from old Cyprus material, new run-of-mine ore, and new crushed ore.

In preparing its technical report, Bikerman Engineering & Technology Associates reviewed the metallurgical test work and concurred with the metallurgical recovery estimates. As indicated above, however, the increase in projected copper recovery rates over the historic copper recovery rates is premised on ensuring that the ore is crushed to a nominal size of one inch prior to being placed on the leach pads. This is consistent with Arimetco’s initial results from leaching of crushed ore placed on a new liner system – namely, an increase in leach solution copper grade and an improvement in recoveries to the point where they matched the metallurgical test work performed on certain ore at a similar crush size.

In summary, our expectations with respect to copper recovery rates significantly exceed historical experience at the Johnson Camp Mine, as we plan to crush the ore to a smaller size with the view to increasing leaching efficiency. We believe that our expectations are reasonable, given our view that Cyprus and Arimetco placed uncrushed or improperly crushed ore on the leach pads, which resulted in differing recovery projections and rates. However, there can be no assurance that we will be able to meet these expectations and projections at an operational level. (See “Risk Factors – Risks Related to Our Company”).

We caution that copper recovery rates for ore anticipated to be mined below the 4,560 foot elevation (approximately 15% of estimated total ore reserves) may be inhibited due to the presence of copper sulfide mineralization. In addition, although the column test on the sample of Abrigo ore which contained 4.49% sulfides exhibited good copper recoveries (as shown in the table below under the subheading “Recovery Curves”), the leaching of copper from ore mined below this elevation may be less than optimal.

Recovery Curves

A summary of the recovery curve projections for the Copper Chief and Burro deposits is shown below. A recovery curve is essentially the amount of the copper projected to be recovered over time, expressed as a percentage of the total copper contained in a particular ore type.

The projected recoveries are based on column tests using best industry practices at the time of estimation and extrapolation. Four column tests were used to estimate recoveries, one for each major rock type. (See “Johnson Camp Property – Geological Setting and Mineralization”). However, these projections have been prepared on the assumption, which cannot be assured, that the samples tested are representative of the entire deposit, not only with respect to ore grade and copper mineralogy, but also general leaching characteristics of the ores such as fines or clay content. The reliability of the recovery estimates is also limited by the small sample size that has been used to forecast the overall ore body recovery; the projected final copper recoveries for the deposit are merely extrapolations from the laboratory test program.

Recovery (Cumulative Percent)
Month	Rock Type
		Copper Chief
	Burro Pit Diabase	Diabase	Shale and Bolsa	Abrigo
1	42.0	33.5	34.5	58.0
2	55.0	45.5	47.0	65.0
3	63.0	53.5	55.0	70.5
4	68.0	59.0	61.0	74.0
5	71.0	61.5	64.5	76.0
6	75.0	65.0	67.5	77.8
7	76.0	66.5	69.0	78.5
8	77.0	68.0	70.0	79.0
9	77.5	69.0	71.5	-
10	78.0	70.0	72.5	-
11	78.5	70.7	73.3	-
12	79.0	71.3	74.0	-
13	79.5	72.0	74.5	-
14	80.0	72.6	75.0	-
15	80.5	73.3	75.5	-
16	81.0	74.0	76.0	-

The projected recovery from run of mine leach ore is assumed to be 50% based on prior operating experience at the Johnson Camp Mine.

Mining

Mining of the Johnson Camp mine is by open-pit methods utilizing mid-size earth moving equipment. Feasible pit shapes, complete with haul-road designs, have been modeled based on: disposition of grade values in the resource model; economic parameters such as copper price, and mining and operating costs; and technical parameters such as pit slopes and copper recovery.

Bikerman Engineering & Technology Associates designed the pits based upon the measured and indicated resources in the computerized 3-D block model. Minable pit shapes optimize the extraction of the mineral inventory given the economic and technical parameters delineated by Bikerman Engineering & Technology Associates in preparing their technical report. The pit optimization procedures utilized in definition of the final pit design take the following factors and assumptions into consideration:

  a copper price of $1.50 per pound is used;
  process recovery of contained copper values dependent on rock type;
  mining cost of $1.51 per ton of ore moved;
  mining cost of $1.61 per ton of waste moved;
  crushing cost of $0.64 per ton of ore;
  processing and laboratory cost of $0.29 per pound of copper produced;
  general and administrative expenses and labor costs of $0.35 per ton of ore;
  environmental cost of $0.03 per ton of ore;
  reserves are block diluted;

  overall pit slope of 45 degrees on footwall and 55 degrees on hanging wall;
  minimum pit bottom of 60 feet;
  twenty-foot bench mining heights;
  bench face slope of 63 degrees;
  ultimate haul road grade of no greater than 10%; and
  total haul road width of 80 feet.

A Lerchs-Grossman algorithm was utilized to optimize the pit. This algorithm provided a basic pit shape outline that served as the basis for final pit design. The routine essentially floats an economic cone over all blocks in the 3-D block model to determine what mineralized material can be mined and processed given the economic parameters input.

A two-phase mine design has been developed for the Burro and Copper Chief pits. The starter pits are intended to allow for the mining of higher grade ore during the first three years of mine production.

Processing

Copper production will originate from both an active leach program of newly mined ore and the residual leaching of the existing leach dumps. The newly mined ore will be divided into two sub-categories, dependent on total copper grade. High grade ore – defined by Bikerman Engineering & Technology Associates as mine blocks that grade at greater than 0.15% recoverable total copper – will be crushed. Low grade ore – defined by Bikerman Engineering & Technology Associates as mine blocks that grade between 0.065% and 0.15% recoverable total copper – will be truck-dumped directly on the existing leach pads.

It is expected that both crushed high grade ore and low grade ore will be placed on top of the existing heaps during start-up, although they will be stacked in separate areas of the leach pads. However, prior to placing the new ore on top of the existing heaps, one of the liners on a leach pad will be removed together with the ore atop the liner to ensure the lower ores can be leached. Other items that have changed from the earlier heap leach practice at the Johnson Camp Mine include: agglomeration of the high grade ore with acidified raffinate; placement of the highgrade ore with conveyors; solution application with emitters; solution collection with either rehabilitated or new ponds that meet the requirements of the Arizona Department of Environmental Quality; and installation of new pump stations. Bikerman Engineering and Technology Associates has concluded that all of these factors will serve to improve operating efficiencies and performance at the Johnson Camp Mine.

We have commenced scheduling our ore deposition plan, which, upon completion, will define the timing of the construction of new a leach pad (see “Solvent Extraction Electrowinning Plant Expansion” below, where it is disclosed that the new leach pad will be constructed in year four) and its required size. We plan to stack the low grade ore exclusively on the existing pads, and to stack the majority of the high grade crushed ore on the new leach pad once it has been completed. It is anticipated that the existing leach pads, with the implementation of this stacking regime, will be continuously under leach. Leaching and subsequent rinsing of these existing leach pads will continue until the pregnant leach solution grade becomes too low for profitable processing.

The operating plan for the low grade ore is simply extraction and direct truck haulage from the mine for dumping on the existing leach pads. Recoveries from this low grade ore are projected to be approximately 50%.

The operating plan for the high grade ore includes mining, crushing the ore to minus one-inch, acidulating and drum agglomerating the crushed ore with sulphuric acid, and conveying the acidulated ore through a series of movable conveyors to the leach pads. That ore will be acid–cured with a 144-gram-per-liter raffinate solution before conventional leaching commences. The ore will be stacked in 30-foot lifts on both the old heaps and, once it has been completed, the new pad. The new ore will be leached with a combination of low-grade leach solution (intermediate leach solution – ILS) and raffinate. The highest grade pregnant leach solution from the new leach pad system will be piped to the solvent extraction plant. Raffinate from the solvent extraction plant will be applied to the existing leach dumps and low grade ore for both new and residual copper recovery. Copper will be recovered from the preganant leach solution utilizing the existing solvent extraction circuit and cathode copper will be produced from the expanded electrowinning circuit using stainless steel blanks. In the past, the electrowinning plant has produced high quality copper (99.999 percent copper). Our planned operation will be at relatively low current densities (22 to 23 amps per square foot), and this should continue to ensure high cathode quality.

Solvent Extraction Electrowinning Plant Expansion

The existing electrowinning plant consists of an older section consisting of 56 cells, each containing 21 cathodes, and a newer section made up of 16 cells, each containing 36 cathodes. Our mine plan calls for the addition of a third set of cells (termed expansion) with 16 cells, as well as the addition of a new automated stripper to strip copper cathodes from the stainless cathodes. Other planned improvements included in the SX-EW modifications are a new cell house crane, a new boiler and associated heat exchanger, a new set of electrolyte filters, a clay filter press, and an upgrade to the transformer. In addition, new pumper-mixers, a crushing system, and a sulphuric acid storage tank, will be installed. These improvements will augment the many modifications that have already been made to the original plant. In addition, a new leach pad, a new combined PLS-intermediate leach solution pond (ILS) and a storm water pond are to be constructed in an area northeast of the existing plant facilities during year four.

Production Schedule

Bikerman Engineering & Technology Associates has developed yearly mine schedules by pit, by ore type, and by total copper grade, and the projected recovery curves for each ore type were applied to the appropriate ore type. (See “Johnson Camp Property - Reserves - Recovery Curves”). A monthly ore placement and copper recovery was developed from the yearly data by dividing yearly values by twelve. Overall copper production was estimated using monthly tons of ore placed, the ore type, the ore grade, and timed recovery curves. This data was also used to determine leach area available and to calculate required leach solution flow rates and resulting copper concentration of leach solution grades. The production schedule, set out below, assumes that ore placed one month would not be leached until the subsequent month and that copper cathode would not be produced from the resulting leach solution until the third month.

Our proposed operations at the Johnson Camp Mine will derive their economic value from the production and sale of copper. The study projects annual production volumes for the anticipated life of the mine are as follows:

Summary of Projected Production
							Years 6
		Year 1	Year 2	Year 3	Year 4	Year 5	to 16	Total
Ore mined	tons (000)	3,905	2,619	4,546	5,159	6,358	50,800	73,387
Ore grade	Total Cu (%)	0.379	0.559	0.334	0.292	0.242	0.336	0.335
Contained copper to heaps	lbs (000)	29,560	29,280	30,367	30,129	30,773	341,544	491,693
Annual recovery, ore mined (1)	Total Cu	54%	77%	77%	78%	76%	78%	76%
Cathode Production
Recoverable copper to heaps	lbs (000)	22,725	22,400	23,400	23,400	23,400	258,817	374,142
Copper from residual leach	lbs (000)	2,275	2,600	1,600	1,600	1,600	1,600	11,275
Change in copper inventory	lbs (000)	(6,818)	-	-	-	-	6,818	-
Total	lbs (000)	18,183	25,000	25,000	25,000	25,000	267,235	385,418

Note

(1)	Copper in ore mined in a given year may not be recovered until the following year. Excludes copper from residual leach.

For the economic analysis below, Bikerman Engineering & Technology Associates assumed that 90% of the recoverable copper placed on the leach pad in the first six months of a year will be recovered in the same year as stacked, and that 75% of the recoverable value of material stacked in months 6-9 of a year will be recovered in the year stacked.

Economic Analysis

The projections, forecasts, and estimates included in this section (including those with respect to net present value and production targets) constitute forward-looking information. You are urged to review the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 19 and to not place undue reliance on such forward-looking information.

Based on the feasibility study and technical report, we expect the Johnson Camp Mine to produce approximately 25 million pounds of copper per year, for an anticipated mine life of 16 years at an estimated initial capital expenditure of approximately $34 million (formerly estimated at $29 million). The figures and tables below are derived from the feasibility study and technical report. The figures and tables below do not represent a forecast by us of copper prices or discount rates. Additionally, while we believe that Bikerman Engineering & Technology Associates had a reasonable basis for the reserve and other estimates used for the figures and tables, we cannot assure you that such estimates are accurate. The economic analysis does not reflect the impact, if any, of the company’s federal and state net operating loss carryforwards. (See “Risk Factors--Risks Related to Our Industry”).

The economic analysis of the Johnson Camp Mine is based on the mine plan, capital and operating estimates as of the second quarter of 2007 included in the technical report, and a three year trailing average copper price of $2.45 per pound (New York Commodity Exchange) for the life of the mine. The economic analysis was developed by Bikerman Engineering & Technology Associates using a production schedule derived from reserve estimates. The economic analysis of the base case resulted in an NPV of 8% of $176 million, an IRR of 77% and a payback of 1.6 years.

The following table indicates the NPV and IRR of the Johnson Camp Mine at various copper prices using reserve estimates included in this prospectus. The NPV is on an after tax basis, and includes the discounted sums of the positive cash flows from production at the Johnson Camp Mine and the negative cash flows with initial project-development capital expenditure, ongoing capital expenditures during the life of the mine, reclamation and closure costs. (See “Johnson Camp Property - Our Reclamation and Closure Plan” for a discussion of reclamation and closure costs). The calculations are on an unleveraged basis, without provision for debt financing.

Table 2: NPV and IRR at Various Copper Prices

Copper Price/lb	$2.13	$2.45	$2.82	$3.19	$3.55
NPV @ 8%(1)	$118	$176	$243	$310	$377
IRR	60%	77%	93%	108%	122%

(1)	$ in millions

Figure 5 shows the impact of changes of plus and minus 15% to revenue, capital and operating cost to the NPV at an 8% discount rate. The NPV of the base case at 8% discount rate is $176,000,000. A 15% decrease in capital cost results in an NPV of $180,000,000, whereas an increase of 15% in capital results in an NPV of $171,000,000. A 15% decrease in operating cost results in an NPV of $202,000,000, whereas an increase of 15% in operating cost results in an NPV of $150,000,000.

Figure 5: NPV Sensitivity

Figure 6 shows the impact of changes of plus and minus 15% to revenue, capital and operating cost to the IRR. The IRR of the base case is 77%. A 15% decrease in capital cost results in an IRR of 88%, whereas an increase of 15% in capital results in an IRR of 68%. A 15% decrease in operating cost results in an IRR of 82%, whereas an increase of 15% in operating cost results in an IRR of 70%.

Figure 6: IRR Sensitivity

Payback

The payback period on the initial capital for the Johnson Camp Mine is less than two years in the base case, after tax analysis, and none of the sensitivity runs had a payback period of over two years. Payback of capital was obtained in one year when a higher copper price was utilized.

Table 3: Sensitivity Analysis – Payback Period (years)

Payback Period (Years)
Percent Change	-15%	Base Case	15%
REVENUE	1.8	1.6	1.4
CAPITAL	1.4	1.6	1.8
OPERATING COST	1.5	1.6	1.7

Production, Operating Costs, and Capital Costs

The table below includes a summary of the production, cash operating costs, and capital costs estimated for the life of the Johnson Camp Mine upon which the economic analysis contained in the feasibility and technical report is based. Readers are cautioned that such estimates were current as of the second quarter of 2007.

The mine production includes the combined annual mine production schedule for the Burro and Copper Chief open pits. The operating costs represent the costs for contractor mining of both the ore and waste (as we plan to use a mining contractor to mine both the Burro and Copper Chief pits, but our own employees for other activities), crushing and conveying, leaching, SX-EW, and plant auxiliary costs. The total cash operating costs shown in the table below are the sum of all administrative, operating, environmental and property and severance tax costs. Finally, the table includes the capital cost estimate for the life of the operations at the Johnson Camp Mine.

Although the initial capital cost included in the feasibility study was estimated to be approximately $29 million, we now estimate the initial capital cost to be approximately $34 million. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Estimated Capital Costs”).

Production, Operating and Capital Costs
for the Johnson Camp Mine

	Production	Operating Costs,
	Ore mined	Excluding Delivery	Capital costs
	tons (000)	$(000)(1)	$(000)(1)
Year 0	-	-	27,669	(2)
Year 1	3,905	16,197	110
Year 2	2,619	14,730	1,515
Year 3	4,546	20,552	1,520
Year 4	5,159	31,611	25
Year 5	6,358	35,148	35
Year 6 through 16	50,800	255,003	9,260
Total	73,387	373,241	40,134

(1)	Cost estimates as of second quarter 2007. The capital cost estimate was considered by Bikerman Engineering & Technology Associates to be accurate to within +/- 15% at the summary level.

(2)

Includes initial plant capital cost (approximately $26,684,000); mine software, hardware and surveying equipment (approximately $125,000); environmental monitoring (approximately $240,000); and removal of pad 1 liner (approximately $620,000).

Royalty Obligations

Copper metal produced from Johnson Camp Mine is subject to a $0.02 per pound royalty payable to Arimetco when copper prices are in excess of $1.00 per pound. The royalty is capped at an aggregate of $1,000,000.

United States Mining and Environmental Laws

Arizona State Mining Laws

Mining in the State of Arizona is subject to federal, state and local laws. Three types of laws are of particular importance to the Johnson Camp property: those affecting land ownership and mining rights; those regulating mining operations; and those dealing with the environment. All of the Johnson Camp mining operations are located on private land including both patented mining claims and fee simple lands.

Our exploration activities in the United States are subject to regulation by governmental agencies under various mining and environmental laws. The nature and scope of regulation depends on a variety of factors, including the type of activities being conducted, the ownership status of land on which the operations are located, the nature of the resources affected, the states in which the operations are located, the delegation of federal air and water-

pollution control and other programs to state agencies, and the structure and organization of state and local permitting agencies. We believe that we are in substantial compliance with all such applicable laws and regulations. While these laws and regulations govern how we conduct many aspects of our business, we do not believe that they will have a material adverse effect on our operations or financial condition in their current form. We evaluate our projects in light of the cost and impact of regulations on the proposed activity, and evaluate new laws and regulations as they develop to determine the impact on, and changes necessary to, our operations.

The rights of mineral claimants on federal lands are governed by both the Mining Law of 1872 and the mining claim location requirements of Arizona law. Under federal mining law, a mining claim may be patented and conveyed from the United States into fee ownership. An unpatented mining claim is a right of possession in the claimant to develop and mine federal lands and minerals owned by the United States. Mining claims are located in accordance with both state and federal law, which require notice by monumenting and registration with the county recorder; an annual affidavit showing monies spent on labor or improvements is required to maintain the claim. Congress has placed a moratorium on the processing of mineral patent applications filed after 1994.

Generally, compliance with environmental and related miner health and safety laws and regulations, including the federal Mine Safety and Health Act, requires us to obtain permits issued by regulatory agencies and to file various reports, keep records of our operations and respond to governmental inspections. Some permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered.

U.S. Federal and State Environmental Law

Our past and future activities in the United States may cause us to be subject to liability under various federal and state laws for the protection of the environment.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. Arizona’s analogue to CERCLA, the Water Quality Assurance Revolving Fund (WQARF), imposes liability for releases of hazardous substances on parties similar to the CERCLA program. We are unaware of any reason why our undeveloped properties would currently give rise to any potential CERCLA or WQARF liability. We cannot predict the likelihood of future CERCLA or WQARF liability with respect to our properties or surrounding areas that have been affected by historic mining operations.

Under the Resource Conservation and Recovery Act (RCRA) and related state laws, including the Arizona Hazardous Waste Management Act (HWMA), mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. Administration of the federal RCRA programs was delegated to Arizona and is handled through the HWMA. RCRA and HWMA costs may also include corrective action or clean up costs.

Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. The substantive requirements of the Clean Air Act, including permitting and enforcement of standards are administered by Arizona and its counties depending upon the size and nature of sources of air emissions. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions.

Under the federal Clean Water Act and delegated state water-quality programs, point-source discharges into “Waters of the United States” are regulated by the National Pollution Discharge Elimination System (NPDES) program. Section 404 of the Clean Water Act regulates the discharge of dredge and fill materials into “Waters of the United States,” including wetlands. Discharges of pollutants to the groundwater is regulated by the state

Aquifer Protection Permit Program, that sets standards for water quality discharges and requires permits for discharges. Storm water discharges also are regulated and permitted under that statute. All of those programs may impose permitting and other requirements on our operations. The delegation to Arizona of administration of the federal NPDES permitting program was recently voided by the Ninth Circuit Court of Appeals, and there is some uncertainty as to how future permitting will be handled. The federal Pollution Prevention Act of 1990, that implements the Community-Right-To-Know portions of CERCLA, may require us to file annual toxic chemical release forms.

The National Environmental Policy Act (NEPA) requires an assessment of the environmental impacts of “major” federal actions. The “federal action” requirement can be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards. It merely requires the analysis of any potential impact. The scope of the assessment process depends on the size of the project. An Environmental Assessment (EA) may be adequate for smaller projects which are found to have no significant impacts. An Environmental Impact Statement (EIS), which is much more detailed and broader in scope than an EA, is required for larger projects with significant impacts. NEPA compliance requirements for any of our proposed projects, such as federal approval of a mine plan involving more than five acres per year on unpatented mining claims, could result in additional costs or delays. There is no Arizona law or state procedure comparable to the federal NEPA and the EA/EIS process. Although all current mine facilities on the Johnson Camp property are situated on private land, future exploration on the Johnson Camp property and our other properties may involve unpatented mining claims.

The Endangered Species Act (ESA) is administered by the U.S. Department of Interior’s U.S. Fish and Wildlife Service. The purpose of the ESA is to conserve and recover listed endangered and threatened species of flora and fauna and their habitat. Under the ESA, “endangered” means that a species is in danger of extinction throughout all or a significant portion of its range. “Threatened” means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to “take” a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. Arizona has similar laws protecting wildlife and native plants. We conduct wildlife and plant inventories as required as part of the environmental assessment process prior to initiating exploration projects. We currently are unaware of any endangered species issues at any of our projects that would have a material adverse effect on our operations. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.

We are committed to fulfilling our requirements under applicable environmental laws and regulations. These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.

U.S. Federal and State Reclamation Requirements

We are subject to mine plan and land reclamation requirements under the Federal Land Policy and Management Act and the Arizona Mined Land Reclamation provisions, which are implemented through permits and operations and reclamation plans that apply to exploration and mining activities. These requirements mandate reclamation of disturbed areas and require the posting of bonds or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds and letters of credit to fund expenditures for reclamation requirements.

Reclamation requirements generally include stabilizing, contouring, and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics. We believe that we are currently in substantial compliance with and are committed to maintaining all of our financial assurance and reclamation obligations pursuant to our permits and applicable laws.

Our Reclamation and Closure Plan

The previous owner of the Johnson Camp property, Arimetco Inc., had no reclamation or closure plans, nor is there a bond outstanding to perform reclamation and closure activities. We submitted our reclamation and mine closure plan to the Arizona State Mine Inspectors Office in July 2007 which plan contemplates reclaiming all mining disturbances occurring after 1987 to a level that will support the designated post-mining land use. Open pit mines are excluded from reclamation requirements; however, waste dumps, tailing piles, leach facilities, process water ponds, site buildings and roadways will require closure and reclamation.

Components of our reclamation plan and closure plan include four separate post mining land use objectives based on public safety, existing and historic land uses, climate, soil quantity and quality, and economic feasibility. These include: rangeland; future mineral exploration and development; storm water management and processing waste rock materials for sale as landscape material, riprap and railroad ballast to contractors and the public.

Our closure plan includes measures to be taken to prevent discharges of pollutants from the facility after operations cease, the methods that we will use to secure the facility, and any other measures needed to protect groundwater resources, including post-closure monitoring and maintenance as needed. Mine closure costs from existing and future impacts of the contemplated operations have been estimated to total $1,850,000. The financial projection assumes a salvage value of the mining, process and service equipment of $2,512,000, a value in excess of the estimated mine closure cost.

We have been advised by the State Mine Inspectors Office that our reclamation and mine closure plan is administratively complete. The State Mine Inspectors Office’s technical review of the plan should have been completed by May 15, 2008. Consequently, we expect to receive approval of the plan in the near future, given that such approval is typically granted as a matter of course once notification of administrative completeness has been issued and the State Mine Inspectors Office has completed its technical review.

Environmental and Permitting Issues

Groundwater and Aquifer Protection

Neither a Groundwater Protection Permit nor an Aquifer Protection Permit has been issued for the Johnson Camp Mine.

The Johnson Camp property has undergone mining activities for a period of over 125 years. Consequently, a number of impacted areas exist on the site. We acquired the Johnson Camp property from Arimetco subject to a number of conditions that constituted aquifer protection law violations. Accordingly, in connection with the acquisition, we entered Consent Order P-139-99 with the ADEQ in June 1999. We agreed to upgrade and improve certain of the facilities and complete certain remediation activities at the Johnson Camp property by September 2000. On January 3, 2001, we entered into Consent Order P-401-01 with the ADEQ which replaced Consent Order P-139-99. Consent Order P-401-01 allowed us to continue to operate the Johnson Camp Mine and to make improvements to the facility with the view to bringing it into compliance with current Arizona statutes.

On September 7, 2002, the ADEQ issued Compliance Order APP-1 14-02 against us upon determining that our operation of the Johnson Camp Mine was in violation of certain aquifer protection laws, as well as the terms of Consent Order P-4-01. Compliance Order APP-1 14-02 required that:

  we bring the Johnson Camp Mine into compliance with Arizona’s aquifer protection laws;

  we enter into a Stipulated Judgment and Stipulated Judgment Entry Agreement with the ADEQ which provided for civil penalties in the amount of $4,325,000 as a consequence of our violation of Consent Order #P-4-01 and the aquifer protection laws, subject to the agreement by the ADEQ that it would not file for entry of the judgment unless we violated Compliance Order APP-1 14-02 and failed to cure the violation on a timely basis, or unless we became the subject of a bankruptcy, insolvency or receivership proceeding prior to achieving compliance with Compliance Order APP-1 14-02; and

  we enter into an Escrow Agreement with the ADEQ to create an escrow account requiring a $1,500,000 deposit by our company to be used solely to pay for the direct costs of bringing the Johnson Camp Mine into compliance with Compliance Order APP-1 14-02 and the aquifer protection laws.

In response to Compliance Order APP-1 14-02, we applied the $1,500,000 in escrowed funds to environmental remediation activities at the Johnson Camp Mine and to the preparation and filing of an Aquifer Protection Permit application with the ADEQ in June 2003.

The ADEQ responded to the Aquifer Protection Permit application by letter dated September 2, 2003 which included a comprehensive list of specific deficiencies. We submitted a partial response on September 28, 2006, but could not provide certain financial assurances required by the ADEQ. In reply, the ADEQ issued an Administrative Review Notice dated May 18, 2007 which included, among other things, lack of the required financial assurances as a deficiency. We submitted a response on July 2, 2007, but due to technical reasons were unable to provide certain financial assurances in a form acceptable to ADEQ. On July 6, 2007, we received a notice of violation citing the failure to provide the required financial assurances. On August 1, 2007, we submitted the outstanding financial assurances to the ADEQ, and, on August 10, 2007, formally responded to the notice of violation by including documentation evidencing such submission of financial assurances. On August 15, 2007, we received a Notice of Administrative Completeness from ADEQ which confirms that all components necessary for our Aquifer Protection Permit application have been received by ADEQ.

In connection with the Aquifer Protection Permit application, the ADEQ recently requested our company to complete a hydrologic study. Our response (including the results of the hydrologic study) was submitted to the ADEQ on June 19, 2008. Once received, the Aquifer Protection Permit will supersede the Compliance Order APP-1 14-02.

We are allowed to produce copper from the Johnson Camp Mine while the Compliance Order is in effect.

Air Quality

In August 2008, we received an air quality permit from the ADEQ which has permitted us to resume construction at the Johnson Camp Mine, and we are proceeding with the installation of our crushing and conveying systems at the Mine.

Other Permits and Plans

Certain proposed activities (new heap leach pad and ponds and waste dump facilities) may require a U.S. Army Corps of Engineers section 404 Dredge & Fill Permit to the extent that the proposed activities may impact jurisdictional water(s) of the United States (including 100-year floodplain areas). However, we have been advised by our independent environmental consultant that our current plan of operations as stated in the technical report prepared by Bikerman Engineering & Technology Associates will not require a section 404 Dredge & Fill Permit.

We have adopted a Spill Prevention Control and Counter Measures Plan, and we intend to put into place a Bureau of Alcohol, Tobacco and Firearms explosives user permit (if required).

Status of Permits - Summary

The development, operation, closure and reclamation of mining projects in the United States requires numerous notifications, permits, authorizations and public agency decisions. This section does not attempt to exhaustively identify all of the permits and authorizations that need to be obtained, but instead focuses on those that are considered to be the main permits that are on the critical path for project start-up. These are summarized in the table below:

Permit	Status

Compliance Order	Currently allows copper production from site. This will be superseded by the Aquifer Protection Permit when issued.

Air Quality Permit	In August 2008, we received an air quality permit from the ADEQ which has permitted us to resume construction at the Johnson Camp Mine.

Hazardous Material Transport and Storage	None Required. Material Safety Data Sheets will be maintained on property.

Explosives Storage and Use	Mining Contractor will be responsible for use and storage of explosives.

Weights and Measures	Site is licensed by the Arizona Department of Weights and Measures for the weighing of cathode copper for shipment and sale.

Aquifer Protection Permit (APP)	Application is currently under technical review by ADEQ.

Storm Water National Pollutant Discharge Elimination System	Permit number AZR05B377 issued on March 7, 2001 which authorizes us to discharge storm water. A Storm Water Pollution Prevention Plan will be further developed.

Water Supply	4 existing wells are permitted: Moore Mine (#36-66376), Republic Mine (#36-66377), Black Prince Mine (#36-66378) and Section 19 Well (#36-66379).

Reclamation and Mine Closure Plan	Reclamation and Mine Closure Plan was submitted to the Arizona State Mine Inspectors Office in July 2007.

Landscape and Aggregate Rock Operation

We are planning on taking over the existing decorative and construction stone operation on the Johnson Camp property. Our lease contract with JC Rock, LLC, the current operator of this operation, expires on October 31, 2008. JC Rock has the right to remove the landscape and aggregate rock from the Johnson Camp property and pays us $1.50 per ton, subject to reduction to $1.00 per ton where the wholesale price realized by JC Rock is less than $6.00 per ton.

The rock currently being sold by JC Rock for landscaping purposes is bolsa quartzite, and is known in the market as Coronado Brown. We caused Cochise Aggregates and Materials, Inc. to certify “Coronado Brown Landscape Rock” as a trade name in the State of Arizona on July 15, 2005.

If we take over JC Rock’s operations on the Johnson Camp property, we will have to build a new screening plant or buy the existing screening plant from JC Rock. We expect that we will also have to lease additional equipment such as front end loaders and a truck scale from a third party. We anticipate that the total start-up cost, when the leasing cost of equipment is factored in, will be approximately $500,000.

OTHER PROPERTIES

In addition to the Johnson Camp property, we have options to acquire interests in two exploration stage projects, described in more detail below: the Coyote Springs and the Texas Arizona claims. During 2007, we also held an option to acquire an interest in the Mimbres mine project located in New Mexico. In January 2008, we elected to terminate our rights to this option.

We have been conducting preliminary exploration activities at the Coyote Springs property to help us determine whether we should exercise the respective option. Pursuant to our Amended and Restated Credit Agreement dated as of June 30, 2008 with Nedbank Limited, we are restricted from incurring exploration expenses on the Coyote Springs property during the period that the term loans are available of more than $1,500,000. We anticipate that we may spend up to approximately $383,000 on preliminary exploration activities on the Coyote Springs property over the next year to help us determine whether or not we should exercise the option. Accordingly, we do not believe that any of these properties are material to our overall operations at this time.

Coyote Springs

In January 2004, our company acquired an exclusive option from Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC (“Coyote Option Agreement”) to purchase the leasehold rights and mining claims located in the Safford mining district in Graham County, Arizona, commonly known as “Coyote Springs”, consisting of two State of Arizona mineral exploration leases and 52 unpatented mining claims. The Coyote Springs property is a porphyry copper-gold exploration target with exposed, surface copper oxides and considerable potential for deeper copper sulfides.

The Coyote Springs option provides that we may acquire the Coyote Springs project in exchange for (i) the issuance of certain shares of our company’s common stock, as described below, to Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC in their respective capacities as the Coyote Springs owners; (ii) at the election of the Coyote Springs owners, the issuance of either 149,994 shares of common stock or $165,000 cash in the aggregate, or a combination of shares and cash, to be paid in three annual installments of $50,010, $54,990 and $60,000 beginning in January 2006; (iii) the issuance of 99,999 stock options in each of January 2004 and 2006, and the issuance of 106,674 stock options in 2008; and (iv) in January 2009, at the election of the Coyote Springs owners, payment of $1,600,005 cash or the equivalent value in shares of common stock (based on market price at the time). The stock options issued prior to 2008 had an exercise price 15% below the value of our company’s common stock on the date of grant, must be immediately exercisable, and are to expire 36 months following their respective grant dates. In order to comply with TSX rules, the number of stock options granted subsequent to January 2008 will be grossed up in lieu of the 15% discount.

Pursuant to an amended agreement dated January 27, 2006, the Coyote Springs owners agreed to accept an aggregate of $21,000 in cash and an aggregate of 83,844 shares of our common stock valued at $29,010, in full satisfaction of the $50,010 payment due in 2006. We also issued 99,999 stock options to the Coyote Springs owners with an effective grant date of January 28, 2006 and an exercise price of $0.47 per share. In January 2007, we paid an additional $18,330 and issued 33,332 shares of our common stock valued at $36,665 in conjunction with the Coyote Springs option. In January 2008, we paid an additional $60,000 in conjunction with the Coyote Spring Option and issued 106,674 stock options to the Coyote Springs owners. As of December 31, 2007, the total consideration paid under the Coyote Springs option was valued at $289,798, including the value of all stock options and shares of common stock issued.

The Coyote Springs option also provides for the payment of production royalties to Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC based on certain levels of copper sales, the payment of a 4% sales commission in the event that, after acquiring a 100% interest in the Coyote Springs project, our company sells Coyote Springs, and meeting certain exploration and development expenditures relative to Coyote Springs totaling $1,250,000 during the term of the agreement. We are currently up to date in our expenditure commitment to maintain the option. In addition to the above, the Coyote Springs option provides for; (i) the issuance of options in 2008 to purchase 99,999 shares of common stock (which will be grossed up in order to comply with TSX rules); and (ii) in January 2009, at the election of the Coyote Springs owners, payment of $1,600,005 in cash or the equivalent value in shares of common stock.

The Coyote Springs option expires in January 2009 and may be terminated by us upon 90 days’ written notice.

Texas Arizona Mines Project

In July 2004, we entered into an option agreement with an individual named Shirley Bailey to acquire a 100% interest in four unpatented mining claims for a polymetallic exploration target in Cochise County, Arizona, known as the Texas Arizona Mine. We paid $980 to acquire the option and, if we elect to exercise the option, must pay an additional $10,000 within four years. The claims are located in the Johnson Mining District approximately three miles from the Johnson Camp Mine.

Mimbres

In June 2004, our company acquired an exclusive option from Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC to purchase the leasehold rights and mining claims for a porphyry copper exploration target commonly known as the Mimbres property, located near Silver City, New Mexico. The Mimbres property consists of 4.6 square miles of New Mexico state mineral leases and 45 unpatented mining. In January 2008, we elected to terminate the option agreement.

LEGAL PROCEEDINGS

Other than as set forth below, we know of no existing or pending legal proceedings against our company or its property, nor are we involved as a plaintiff in any existing or pending legal proceeding. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest. The outcome of open unresolved legal proceedings discussed below is presently indeterminable. Any settlement resulting from resolution of these contingencies will be accounted for in the period of settlement. We do not believe the likely outcome from these legal proceedings will significantly impact our financial position, operations or cash flows.

Arizona Department of Environmental Quality (“ADEQ”) Compliance Order and Stipulated Judgment

On September 7, 2002, the ADEQ issued a Compliance Order requiring our company to bring the Johnson Camp Mine into compliance with the aquifer protection laws of the State of Arizona. Pursuant to the Compliance Order, we entered into a stipulated judgment with the ADEQ which assessed civil penalties against us in the amount of $4,325,000. The stipulated judgment can only be entered, and will only become payable by us, should a default notice issued pursuant to the Compliance Order not be cured within 60 days after notice is received. The Compliance Order further provides that any future violations of the aquifer protection laws of the State of Arizona would subject us to additional civil penalties, including the entry of the stipulated judgment which would require us to pay the civil penalty in the amount of $4,325,000. To date, we have not received a default notice under the Compliance Order, and the stipulated judgment has not been entered against us.

In response to the Compliance Order, we applied $1.5 million in escrowed funds to environmental remediation activities at the Johnson Camp Mine, and to the preparation and filing of an Aquifer Protection Permit application with ADEQ in June 2003. ADEQ responded to the Aquifer Protection Permit application by letter dated September 2, 2003 which included a comprehensive list of specific deficiencies. We submitted a partial response on September 28, 2006, but could not provide certain financial assurances required by ADEQ. In reply, ADEQ issued an Administrative Review Notice dated May 18, 2007 which included among other new items, lack of the required financial assurances as a deficiency. We submitted a response on July 2, 2007, but due to technical reasons were unable to provide certain financial assurance in a form required by ADEQ. On July 6, 2007 we received a notice of violation because financial assurance was not provided. We fully responded to the notice of violation on August 10, 2007 including documentation evidencing our submission of financial assurance submitted to ADEQ on August 1, 2007. On August 15, 2007, we received a Notice of Administrative Completeness from ADEQ which confirms that all components necessary for the Aquifer Protection Permit application were received by ADEQ, at which time ADEQ commenced its substantive technical review process. On February 28, 2008, ADEQ issued a request for additional information. We submitted the necessary response to ADEQ on June 19, 2008 and ADEQ is continuing its substantive technical review process.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER INFORMATION

Market Information

Our common stock was traded on the New York Stock Exchange from September 1985 until November 18, 1999. Thereafter, it was traded on the Over-The-Counter Bulletin Board until May 31, 2001 and Pink OTC Markets Inc. (formerly, Pink Sheets, LLC) until March 4, 2008. Our common stock commenced trading on the Toronto Stock Exchange, in Canadian dollars, under the symbol “NRD” on January 21, 2008, and on the OTC Bulletin Board under the symbol “NRDS” on March 5, 2008. The following table sets forth, for the calendar periods indicated, the high and low closing sale price of our common stock on the Pink Sheets LLC (now the Pink OTC Markets Inc.), the TSX and the OTC Bulletin Board.

The following tables set forth the high and low closing bid prices for one share of our common stock, as quoted on Pink OTC Markets Inc. (formerly, Pink Sheets, LLC) and on the OTC Bulletin Board, and the high and low closing prices for one share of our common stock on the Toronto Stock Exchange, in each case for the periods indicated. These prices may reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Pink OTC Markets Inc.
(formerly Pink Sheets, LLC)

	2007	2006	2005
1st Quarter	$0.45 – 1.18	$0.26 – 0.64	$0.25 – 0.41
2nd Quarter	0.62 – 0.85	0.51 – 1.22	0.24 – 0.35
3rd Quarter	0.65 – 1.55	0.72 – 0.95	0.23 – 0.32
4th Quarter	0.90-1.40	0.70 – 1.23	0.23 – 0.33

OTC Bulletin Board

2008
1st Quarter (1)	$0.80 – 0.96
2nd Quarter	0.66 – 0.95

(1)	Since March 5, 2008

Toronto Stock Exchange

2008
1st Quarter(1)	CDN$0.67 – 1.15
2nd Quarter	0.70 – 1.00

(1)	Since January 21, 2008

Holders

The number of record holders of our common stock, $0.01 par value, as of October 6 , 2008 was 2,239 .

Dividends

We have not, since the date of our incorporation, declared or paid any dividends on our common shares. In addition, pursuant to the terms of our Amended and Restated Credit Agreement with Nedbank, we are restricted from paying dividends or making distributions on shares of our common stock. Therefore, we anticipate that we will retain future earnings and other cash resources for the operation and development of our business for the foreseeable future. The payment of dividends in the future will depend on our earnings, if any, and our financial condition and such other factors as our board of directors considers appropriate.

Equity Compensation Plans

We have adopted a stock incentive plan (which includes a subpart governing deferred stock units in lieu of the DSU Plan) (the “2006 Stock Incentive Plan”) which was approved by our stockholders at our Annual General Meeting held on October 18, 2006.

A total of 6,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under the 2006 Stock Incentive Plan. “Eligible Participants” who are entitled to participate in the 2006 Stock Incentive Plan consist of employees, directors and consultants of (a) our company or (b) any of the following entities: (i) any “parent corporation” as defined in section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any “subsidiary corporation” as defined in section 424(f) of the Code; or (iii) any business, corporation, partnership, limited liability company or other entity in which our company, a parent corporation or a subsidiary corporation holds a substantial ownership interest, directly or indirectly.

The 2006 Stock Incentive Plan provides for the granting to Eligible Participants of such incentive awards (each, an “Award”) as the administrator of the 2006 Stock Incentive Plan (the “Administrator”) may from time to time approve. The 2006 Stock Incentive Plan includes the following provisions:

(a)	the Administrator will be a Committee of the Board of Directors of our company appointed to act in such capacity, or otherwise, the Board of Directors itself;

(b)	each Award will be subject to a separate award agreement (an “Award Agreement”) to be executed by our company and the Grantee, which shall specify the term of the Award; and

(c)

subject to applicable laws, including the rules of any applicable stock exchange or national market system, the Administrator will be authorized to grant any type of Award to an Eligible Participant (9a “Grantee”) that is not inconsistent with the provisions of the 2006 Stock Incentive Plan, and the specific terms and provisions of which are set forth in an Award Agreement, and that by its terms involves or may involve the issuance of: (i) shares of common stock, (ii) a stock option, (iii) a stock appreciation right entitling the Grantee to acquire such number of shares of common stock or such cash compensation as will be determined by reference to any appreciation in the value of our company’s common stock, (iv) restricted stock issuable for such consideration (if any) and subject to such restrictions as may be established by the Administrator, (v) unrestricted stock issuable for such consideration (if any) on such terms and conditions as may be established by the Administrator, (vi) restricted stock units, subject to such restrictions as may be imposed by the Administrator, and represented by notional accounts maintained in the respective names of the Grantees that are valued solely by reference to shares of common stock of our company and payable only in shares after the restrictions have lapsed, (vii) deferred stock units issuable to eligible directors in lieu of certain eligible remuneration otherwise payable in shares of common stock, subject to settlement in accordance with the terms and conditions of the Award and represented by notional accounts maintained in the respective names of the Grantees, (viii) dividend equivalent rights, which are rights entitling the Grantee to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock, (ix) any other security with the value derived from the value of our company’s common stock, or (x) any combination of the foregoing.

Any Award that is subject to a restriction will become fully exercisable only as set forth in the applicable Award Agreement. Nevertheless, the 2006 Stock Incentive Plan provides the Administrator with the sole discretion, at any time, to declare any or all Awards to be fully or partially vested and exercisable, provided that the Administrator does not have the authority to accelerate or postpone the timing of payment or settlement with respect to Awards subject to Section 409A of the Code in a manner that would cause the Awards to be subject to certain related interest and penalty provisions. The Administrator may discriminate among Eligible Participants or among Awards in exercising such discretion.

The 2006 Stock Incentive Plan has specific provisions which apply to grants of Awards intended to qualify as “performance-based compensation”, as defined under section 162(m) of the Code, to any employees who are “covered employees” for the purposes of section 162(m)(3) of the Code.

Under the 2006 Stock Incentive Plan, stock options may be granted as either incentive stock options under section 422 of the Code and the regulations thereunder or non-incentive stock options under section 83 of the Code. As of December 31, 2007, we have granted a total of 2,900,000 non-qualified stock options and 200,000 incentive stock options under the 2006 Stock Incentive Plan. In addition, 200,000 previously issued non-qualified stock options have been cancelled.

We have also granted non-qualified stock options under individual compensation arrangements, which have been authorized by our board of directors. Such options have been granted outside of, and are therefore not subject to, the 2006 Stock Incentive Plan.

To date, certain equity-based fees have been paid to our non-executive directors in the form of awards issued pursuant to our company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units. Each of our non-executive directors exercised such rights in respect of the equity-based fees payable to him for services rendered during the year ended December 31, 2007.

The following table provides a summary of the number of stock options and deferred stock units outstanding as at December 31, 2007.

Number of
	securities to be		Weighted		Number of securities
	issued upon		average exercise		remaining available for
	exercise of		price of		future issuance under
	outstanding		outstanding		equity compensation
	options,		options,		plans (excluding
	warrants and		warrants and		securities reflected in
	rights		rights		column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	3,099,841	(1)	$0.81	(4)	2,810,132
Equity compensation plans not approved by security holders(2)	1,775,000		$0.51		N/A
Total(3)	4,874,841		$0.70		2,810,132

(1)

Includes 2,900,000 shares of common stock reserved for issuance in connection with stock options granted under the 2006 Stock Incentive Plan, and 199,841 shares of common stock reserved for issuance in connection with deferred stock units granted to our company’s non-executive directors under the 2006 Stock Incentive Plan. A total of 35,113 deferred stock units were not issued until January, 2008, but are included in this table as they were issued to our non-executive directors in respect of services rendered during the quarter ended December 31, 2007. During 2007, 90,027 common shares were issued pursuant to the conversion of deferred stock units.

(2)

Consists of various agreements entered into on a stand-alone basis prior to the adoption of, or otherwise independent from, the 2006 Stock Incentive Plan. Does not include 1,840,002 stock options with an exercise price of $0.75 per share issued to agents as compensation in connection with our unregistered special warrants offering in June 2007, and 99,999 stock options with an exercise price of $0.47 per share issued pursuant to our option agreement in respect of the Coyote Springs property.

(3)

Includes certain options granted to executive officers pursuant to employment agreements described in more detail under the caption “Employment Contracts and Termination of Employment and Change-In-Control Arrangements.”

(4)	The deferred stock units are disregarded for purposes of calculating the weighted average exercise price of outstanding options.

SELECTED FINANCIAL DATA

The following selected financial data has been derived from and should be read in conjunction with (i) our audited consolidated financial statements for the years ended December 31, 2007 and 2006, together with the notes to these consolidated financial statements, (ii) our interim unaudited consolidated financial statements for the six-month periods ended June 30, 2008 and 2007, together with the notes to these consolidated financial statements and (iii) the sections of this prospectus entitled “Description of Business and Properties” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Operating Data

	Six months ended June 30,		Year ended December 31,
	2008	2007	2007	2006
	(Unaudited)
Revenue	$4,655,546	$–	$–	$–
Net loss	(565,031)	(2,472,287)	(2,512,181)	(6,283,878)
Net loss per basic and diluted common share	(0.01)	(0.04)	(0.07)	(0.19)
Weighted average number of basic and diluted
shares outstanding(1)	66,871,932	34,323,544	36,172,142	33,643,738

(1)	As of June 30, 2008, we had 68,083,635 shares of common stock outstanding. Such number does not include shares underlying options, warrants or other rights to acquire our shares.

Balance Sheet Data

	As at	As at
	June 30,	June 30,	As at December 31,
	2008	2007	2007	2006
	(Unaudited)
Cash and cash equivalents	$545,832	$12,844,943	$3,368,910	$1,007,835
Working capital (deficiency)	(4,231,482)	11,345,693	710,914	(8,980,904)
Total assets	29,920,212	16,016,219	21,881,304	3,656,713
Total liabilities	34,435,489	1,824,958	16,933,952	10,216,106
Total stockholders’ equity (deficit)	(4,515,277)	14,191,261	4,947,352	(6,559,393)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition, changes in financial condition and results of operations for the years ended December 31, 2007 and 2006, and for the six months ended June 30, 2008 and 2007, should be read in conjunction with our most recent audited consolidated financial statements and our unaudited interim consolidated financial statements included in this prospectus, and, in each case, the notes thereto, which are included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Our Plan of Operations

Overview

We commenced the reactivation process at the Johnson Camp Mine in late June 2007. Our mine operating plan calls for residual leaching of the existing old dumps and an active leach program of newly mined ore. Initial copper production from residual leaching operations commenced in January 2008.

Our current reactivation plan includes an estimated full production rate of 25 million pounds of copper cathodes per annum. We expect that we will be able to commence mining new ore in the first quarter of 2009, which should enable our company to reach our currently planned full copper production rate by spring 2009.

Our business and our ability to realize our business objectives and implement our operating plan is subject to a number of additional risks and uncertainties, including those discussed under the heading “Risk Factors”.

Estimated Capital Costs

We expect that the initial capital costs will be approximately $34 million (formerly estimated at $29 million). Such costs relate primarily to: (a) the rehabilitation of solution ponds; (b) refurbishment and a modest expansion of the SW-EX copper production facility; (c) the installation of our primary stage crusher, and the purchase and installation of two secondary stage crushers and conveying equipment; and (d) other project-related items.

We estimate we will incur a further $3 million in capital costs in the following two years primarily associated with expanding one or more of our existing leach pads. These cost figures do not include estimated reclamation bonding requirements, and do not account for inflation, interest and other financing costs.

Liquidity and Financial Resources

Based upon our company’s current forecast for the reactivation of the Johnson Camp Mine, we believe that our Amended and Restated Credit Agreement with Nedbank Limited dated June 30, 2008, provides us with access to sufficient funds to meet our capital requirements to reactivate the Johnson Camp Mine. However, our company’s continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to complete the reactivation of the Johnson Camp Mine, to produce copper at a level where we can become profitable, to pay off existing debt and provide sufficient funds for general corporate purposes, all of which is uncertain. Our consolidated financial statements contain additional note disclosures to this effect, and the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash and Working Capital

The following table sets forth our cash and working capital as of June 30, 2008 and 2007:

	As of		As of
	June 30, 2008		June 30, 2007

Cash reserves	$3,545,832	(1)(2)	$12,844,943

Working capital surplus (deficiency)	$(4,231,482	)(3)	$11,345,693	(4)

(1)	Includes $3,000,000 in restricted cash being held in a Debt Service Reserve Account in conjunction with our $25,000,000 secured term loan credit facility with Nedbank Limited

(2)	Excludes $686,476 in restricted marketable securities being held in conjunction with two letters of credit.

(3)	Includes $1,664,051 in current portion of long-term debt, capital lease obligations and accrued interest and $4,233,784 in current portion of derivative contracts.

(4)	Includes $64,551 in current portion of long-term debt.

The following table sets forth our cash and working capital as of December 31, 2007 and 2006:

	As of		As of
	December 31, 2007		December 31, 2006

Cash reserves	$3,368,910	(1)	$1,007,835

Working capital surplus
(deficiency)	$710,914	(2)	$(8,980,904	)(2)

(1)

Excludes $3,000,000 in restricted cash being held in a Debt Service Reserve Account in conjunction with our $25 million secured term loan credit facility with Nedbank Limited and $686,476 being held in conjunction with two letters of credit.

(2)	Includes $321,875 and $5,736,364 in current portion long-term debt and capital lease obligations for 2007 and 2006, respectively.

Special Warrant Financing

We completed an offering of 30,666,700 special warrants on June 5, 2007. The special warrants were offered and sold at a price of $0.75 per special warrant, for aggregate gross proceeds of $23,000,025. Our net proceeds after payment of the costs of the offering, including agents’ commissions, were $21,334,368. Following completion of the offering, we applied a portion of the proceeds to fully repay the $5,000,000 secured bridge loan to Nedbank Limited. We also paid a total of $3,035,474 to certain officers and directors in satisfaction of various accrued and outstanding amounts payable to them including repayment of the $564,812 outstanding amount under the $600,000 revolving credit facility, $315,000 associated with the TMD settlement, repayment of the 50% portion of the related party convertible notes as stipulated in the related debt agreement, as amended, and $2,023,633 in accrued and outstanding consulting fees, salaries, bonuses and fees to certain senior officers and directors which have been accrued over the last four years.

Credit Agreement with Nedbank Limited, as Lead Arranger

We have also entered into a Credit Agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25 million secured term loan credit facility that we have been using to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Credit Agreement was amended and restated as of June 30, 2008, and contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by our company, with the aggregate amount of all term loans being $25 million. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) December 31, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). In the event that we default under the Credit Agreement, an additional 3.0% interest will be payable in addition to such annual rate and all interest will be payable on demand. Additionally, our company paid $500,000 to agents who assisted in securing the loan and $500,000 as a closing fee to Nedbank, of which $50,000 was credited from a previously expired commitment.

The Credit Agreement is collateralized by substantially all of our company’s assets, restricts our company from incurring certain additional debt, and limits our company’s ability to pay dividends. When the Credit Agreement was amended and restated in June 2008, and the due date of the first payment was changed from December 31, 2008 to March 31, 2009. In addition, the loan repayments must now be made in 15 equal quarterly instalments rather than in 16 equal quarterly instalments. Finally, the Amended Credit Agreement extends the date by which the work necessary to bring the Johnson Camp Mine into full operation to be completed from July 2009 to October 2009.

Pursuant to the Credit Agreement, our company was required to put in place a copper price protection program for a portion of its copper output from the Johnson Camp Mine. See Note 9 – Copper Price Protection Program of the Financial Statements for further information.

As of August 31, 2008, $12,000,000 had been drawn down on the loan. Proceeds from the loan have been used to fund a debt service reserve obligation and for the purchase and installation of equipment associated with the reactivation of the Johnson Camp Mine

Results Of Operations – Six Months Ended June 30, 2008 and 2007

The following table sets forth our operating results for the six months ended June 30, 2008, as compared with our operating results for the six months ended June 30, 2007.

	Six Months Ended
	June 30,	June 30,	Change (Increase/
	2008	2007	Decrease)
	(unaudited)	(unaudited)	(unaudited)

Net sales	$4,655,546	$-	$4,655,546

Cost applicable to sales (exclusive of
depreciation, depletion and amortization
shown separately below)	3,001,285	-	3,001,285
General and administrative expenses	2,032,545	2,430,614	(398,069)
Depreciation, depletion and amortization	147,865	41,673	106,192

Gain (loss) from operations	(526,149)	(2,472,287)	1,946,138

Other income (expense):
Interest expense	(271,578)	(477,985)	206,407
Miscellaneous income (expense)	232,696	1,434,285	(1,201,589)

Total other income (expense)	(38,882)	956,300	(995,182)

Income (loss) before income taxes	(565,031)	(1,515,987)	950,956

Provision for income taxes	-	-	-

Net Income (loss)	$(565,031)	$(1,515,987)	$950,956

Basic earnings (loss) per shares of
common Stock:

Weighted average number of
common shares outstanding	66,871,932	34,323,544
Basic earnings (loss) per share of
common stock	$(0.01)	$(0.04)

Diluted earnings (loss) per shares of
common Stock:

Weighted average number of
common shares outstanding	66,871,932	34,323,544

Diluted earnings (loss) per share of
common stock	$(0.01)	$(0.04)

Revenue

We commenced commercial production from residual leaching on February 1, 2008. We entered into a long term cathode sales agreement effective February 1, 2008, with Red Kite Master Fund Limited for 100% of the copper cathode production from the Johnson Camp Mine. The agreement runs through December 31, 2012 with renewable extensions by mutual agreement of both parties. Pursuant to the agreement, Red Kite will accept delivery of the cathodes at the Johnson Camp Mine, and pricing will be based on the average monthly Commodity Exchange price for high-grade copper.

We recorded revenues of $4,655,546 from the sale of 1,258,103 pounds of copper from February 1, 2008 through June 30, 2008. Revenues earned from the sale of 58,723 pounds of copper cathode produced prior to the commencement of commercial production in the amount of $209,907 were credited to development costs. We did not have any revenue during the six month period ended June 30, 2007 due to the fact that the Johnson Camp Mine was on a care and maintenance program during that period.

Cost of Sales

Cost of sales represents the costs incurred in converting the ore present in existing leach pads into salable copper cathodes. The conversion process includes leaching of stockpiles, solvent extraction and electrowinning and results in the production of copper cathode. The costs include labor, supplies, energy, site overhead costs and other necessary costs associated with the extraction and processing of ore. However, the costs exclude depreciation, depletion and amortization.

We incurred $3,001,285 of costs applicable to sales from the commencement of commercial production (February 1, 2008) through June 30, 2008. Operating costs incurred from December 1, 2007 through January 31, 2008 in the amount of $572,118 (net of pre commercial revenue) were capitalized and will be amortized over the expected life of production of copper cathodes from existing heaps.

General and Administrative

Our general and administrative expenses decreased to $2,032,545 for the six months ended June 30, 2008, compared to $2,430,614 for the six months ended June 30, 2007. This decrease was due primarily to $626,169 in outside services related to drilling expenditures incurred at Coyote Springs during the first half of 2007. This decrease was partially offset by a $194,326 increase related to the registration and listing of our common stock on the Toronto Stock Exchange in January 2008.

Depreciation, Depletion and Amortization

Our depreciation, depletion and amortization expense increased by $106,192 for the six months ended June 30, 2008, as compared to the comparable six month period of the prior year. The increase was primarily due to the increase in depreciation expense related to the commencement of copper production of $58,586 for six month periods ending June 30, 2008 and the amortization of development costs of $47,605 for the six month period ended June 30, 2008.

Interest Expense

Interest expense is attributable to interest, amortization of debt issuance cost and accretion of warrants issued in conjunction with the loans that we have obtained to fund our operating expenses and capital investments. Interest expense associated with the Nedbank credit facility has be capitalized and is included in construction in progress.

Interest expense decreased by $206,407 for the six month period ended June 30, 2008, compared to the six month period ended June 30, 2007. We incurred higher interest expense during the six month period ended June 30, 2007, as compared to the six month period ended June, 2008, due primarily to interest and the amortization of debt issuance costs related to our $5,000,000 secured bridge loan from Nedbank and an outstanding $600,000 revolving line of credit from related parties, respectively, which were repaid on June 7, 2007 from the proceeds of the special warrant financing. This decrease was offset in part by a non-cash interest expense of $125,137 (recorded in the quarter ended June 30, 2008) resulting from the Company electing to extend the exercise period on 818,590 warrants held by Nedbank by six months.

Miscellaneous Income

Miscellaneous income decreased by $1,201,589 for the six months ended June 30, 2008 as compared to the six months ended June, 2007. This decrease was due primarily to $1,250,000 we received in 2007 from Platinum Diversified Mining pursuant to a settlement agreement dated March 7, 2007.

Net Loss

We experienced a net loss of $565,031 for the six months ended June 30, 2008 as compared to a net loss of $1,515,987 for the six months ended June 30, 2007. The decrease in net loss between these periods is primarily related to:

  Gross margins earned from the sale of copper cathode from residual leaching operations which began on February, 1, 2008; and

  A decrease in general and administrative costs, as discussed above.

The decrease in net loss was partially offset by a decrease in miscellaneous income associated with our settlement agreement with Platinum Diversified Mining dated March 7, 2007, as discussed above.

Cash Flows from Operating Activities

Our cash flows from operating activities during the six months ended June 30, 2008 and 2007 were ($461,612) and ($3,774,432), respectively. We commenced copper cathode production from leaching existing old dumps in January 2008 and completed the first copper cathode sale from these operations in February 2008. Commercial production from existing heaps is defined by our company as either operating at a minimum of 75% of the designed capacity of our processing facilities at the Johnson Camp Mine, or generating positive cash flows from mine operations for a period of seven days. Commercial production from residual leaching was achieved effective February 1, 2008. Operating costs incurred prior to achieving commercial production, net of related revenues, are capitalized as mine development. Our company generated $1,654,261 in gross margin excluding depreciation, depletion and amortization during the six months ended June 30, 2008.

We had no revenues or gross margin during the six months ended June 30, 2007, as the Johnson Camp Mine was on a care and maintenance program during that period. Cash flows from operating activities for the six months ended June 30, 2007 included a decrease in accounts payable and accrued liabilities of $2,976,886 primarily for the payment of obligations that became due upon the completion of our special warrant financing and $1,250,000 in net proceeds from our settlement with Platinum Diversified Mining.

The change in working capital between December 31, 2007 and June 30, 2008 was ($3,520,568) and the change in working capital between December 31, 2006 and June 30, 2007 was ($3,009,344). The decrease in working capital during the six month period ended June, 2008 was due primarily to the inclusion of $4,233,783 in current maturities of the derivative contracts and financing of the inventory and accounts receivable related to commencement of copper production and copper cathode sales. The decrease in working capital during the six month period ended June 30, 2007 was due primarily to the payment of obligations that became due upon the completion of our special warrant financing

Cash Flows from Investing Activities

Our cash flows from investing activities during the six months ended June 30, 2008 were ($9,753,828), which primarily reflects capital expenditures of $9,181,063 (net of construction in progress financed by accounts payable in the amount of $1,146,721 and capitalized interest of $361,872) related to the reactivation of Johnson Camp during this time period, and $572,765 (net of $209,907 of copper produced during the period) in pre-commercial production costs incurred prior to the commencement of commercial production on February 1, 2008.

Our cash flows from investing activities during the six months ended June 30, 2007 were ($19,839) due to capital expenditures during the period.

Cash Flows from Financing Activities

Our cash flows from financing activities during the six months ended June, 2008 was $7,392,362 compared to $15,631,379 for the same period in 2007.

During the six months ended June 30, 2008, we drew down $7,000,000 from the $25,000,000 secured term loan credit facility we received from Nedbank in June of 2008. Proceeds from the loan were used to purchase supplies and equipment associated with the reactivation of the Johnson Camp Mine. As of August 31, 2008, our company had $13,000,000 remaining undrawn under the facility. Interest on the term loan credit facility in the amount of $361,872 is being accrued and will be added to the principle balance of the credit facility when we begin to make payments in March, 2009. In addition, during the first half of 2008, we entered into a lease agreement for the purchase of equipment valued at $79,310, which has been accounted for as a non-cash transaction for purposes of the Condensed Consolidated Statement of Cash Flows, and made principal payments this and other capitalized lease of $19,368.

Between April and June, 2008, warrant holders exercised 1,380,000 warrants with exercise prices ranging between $.25 and $.50 into 1,380,000 shares of our common stock resulting in proceeds to our company of $412,000.

In February 2007, we received a $100,000 loan from Auramet which was added to the then-outstanding principal under our $5,000,000 secured bridge loan facility with Nedbank, and we incurred $75,000 in debt issuance costs associated with the extensions of the Nedbank bridge loan, resulting in $25,000 in proceeds to our company.

In June 2007, we completed the special warrant offering for gross proceeds of $23,000,025 of which $1,665,657 was used to pay the direct offering expenses incurred as a result of the special warrant financing. We then used $5,714,114 of those proceeds to repay our debt which consisted of the Nedbank bridge loan, the revolving credit facility, the convertible notes and an equipment loan. In December 2007, the special warrants were converted for no additional consideration into the underlying shares of common stock and warrants. A total of 15,333,350 warrants were issued upon conversion of the special warrants. Each warrant entitles the holder to purchase one share of common stock until June 5, 2012 at a price of $1.10 per share. The warrants are governed by the terms of a warrant indenture between our company and Computershare Trust Company of Canada, as the warrant agent.

In connection with the special warrants offering our company entered into an agency agreement whereby we paid a cash commission of 6% of the gross proceeds realized from the sale of the special warrants to the agents and issued 1,840,002 stock options to the agents entitling them to acquire one share of common stock of our company at any time within the subsequent 24 month period at an exercise price of $0.75. For financial reporting purposes, the stock options have been valued at $513,436.

Results of Operations – Years Ended December 31, 2007 and 2006

The following table sets forth our consolidated loss from operations during the fiscal years ended December 31, 2007 and 2006.

Consolidated Loss From Operations

	Year Ended December 31
	2007	2006
Net sales	$–	$–

Operating expenses	6,135,527	7,135,628
Depreciation, depletion and amortization	123,768	83,347
Loss from operations	$(6,259,295)	$(7,218,975)

Net Sales

We did not have any sales during 2007 and 2006 due to the fact that the Johnson Camp Mine was on a care and maintenance program during these periods.

Operating Expenses

Our operating expenses decreased from $7,135,628 in 2006 to $6,135,527 in 2007, a decrease of $1,000,101. This decrease was due primarily to a reduction of $2,578,773 in professional fees primarily related to the terminated merger with Platinum Diversified Mining and preparation during 2006 of our SEC filings under the Exchange Act, a decrease in payroll of $432,350 and other activities undertaken by us with the ultimate objective of enabling us to pursue financing to bring the Johnson Camp Mine into production. This decrease was partially offset by an increase of $1,079,121 in drilling costs incurred by us on the Johnson Camp and Coyote Springs properties, and $818,305 in legal, accounting and consulting fees incurred by us during 2007 in relation to the registration of the common stock issued upon the conversion of the special warrants, as well as the common stock issuable upon exercise of the related warrants, and our listing on the Toronto Stock Exchange.

Depreciation, Depletion and Amortization

Our depreciation and amortization expense increased by $40,421 in 2007, as compared to 2006, due to additional purchases of property and equipment associated with the restart of Johnson Camp being placed in service during 2007.

Other Income

The following table sets forth our other income and expenses during the fiscal years ended December 31, 2007 and 2006:

	Year Ended December 31
	2007	2006
Other income (expense)
Interest expense	$(577,171)	$(1,635,360)
Gain on investments, net	-	2,020,739
Legal settlement	3,617,166	-
Miscellaneous income	707,119	549,718
Total other income (expense)	$3,747,114	$935,097

The following discussion highlights some of the more significant items included in the foregoing table.

Interest and Other Expenses

Interest expense is attributable to interest that we pay on loans that we have obtained to fund our business operations.

During the years ended December 31, 2007 and 2006, we incurred $577,171 and $1,635,360, respectively, in total interest expense, as follows:

	Year Ended December 31
	2007	2006
Amortized debt issuance costs	$180,652	$532,791
Accretion discount on warrants	-	545,771
Interest on notes payable	396,519	555,076
Beneficial conversion on convertible note	-	1,722
Total	$577,171	$1,635,360

Gain on Investment, net

During 2006, we recognized a gain on investment of $2,020,739. In 2006, we realized $1,900,000 related to the settlement we reached with Titanium Resources Group in connection with the sale of our 13/15 fractional interest in

SRL Acquisition No. 1 Limited. Additionally, in 2006, we recognized a gain of $261,712 from our investment in Allied Gold. These gains were partially offset by $142,738 in realized losses on the copper put options we purchased in conjunction with the bridge loan from Nedbank during 2006.

Settlement Agreement with Platinum Diversified Mining

In March, 2007, we entered into a settlement agreement with Platinum Diversified Mining, Inc. and its subsidiaries (collectively, the “PDM Parties”) in connection with the agreement and plan of merger between our company and the PDM Parties dated October 23, 2006. The settlement agreement sets forth the terms and conditions of the settlement of the dispute and disagreements arising between us and the PDM Parties from the failure of the Merger to close. Under the settlement agreement, the PDM Parties paid our company $3.6 million in full and final settlement of all claims and disputes between the parties.

Miscellaneous Income

Sources of miscellaneous income for the year ended December 31, 2007 were:

  Royalty income from landscape aggregate business of $402,624;

  Interest income of $276,642; and

  Other income of $27,853.

Sources of miscellaneous income for the year ended December 31, 2006 were:

  Royalty income from landscape aggregate business of $275,631;

  $195,000 in connection with the settlement of a dispute involving electric power credits; and

  Other income of $79,087.

Net Loss

The following table reflects our net loss for the years ended December 31, 2007 and 2006, after taking into account the amounts recognized as other income or expenses.

	Year Ended December 31
	2007	2006

Loss from operations	$(6,259,295)	$(7,218,975)
Total other income (expense)	3,747,114	935,097
Provision for income taxes	–	–
Net Loss	$(2,512,181)	$(6,283,878)

We recorded a net loss of $2,512,181 for the year ended December 31, 2007 as compared to a net loss of $6,283,878 for the year ended December 31, 2006. The decrease in net loss between these periods is primarily related to:

  a legal settlement associate with the PDM Settlement Agreement during 2007, as discussed above;

  a decrease in legal fees primarily associated with the planned merger with PDM during 2006; offset in part by an increase in operating costs associated with the reactivation of the Johnson Camp Mine;

  accounting, legal and consulting fees associated with the registration of securities issued in conjunction with the special warrant offering; and

  the gain recognized in 2006 from the settlement we reached with Titanium Resources Group in connection with the sale of our 13/15 fractional interest in SRL Acquisition No. 1 Limited.

Cash Flows From Operating Activities

Our cash flows from operating activities during 2007 and 2006 were ($3,702,010) and $249,215, respectively. Our cash flows from operating activities for 2007 include a decrease in accrued expenses of $1,925,424 primarily for the payment of obligations that became due upon the completion of our special warrant financing. Our cash flows from operating activities during 2006 include $1,729,391 in proceeds we received from the sale of our investment in Allied Gold.

Cash Flows From Investing Activities

Our cash flows from investing activities during 2007 were ($13,783,865) due primarily to capital expenditures of $10,097,389 related to the restart of Johnson Camp during this time period and an increase in restricted cash of $3,686,476. As required by the Amended and Restated Credit Agreement with Nedbank Limited, our company is required to maintain a balance of the greater of (a) $3,000,000 or an amount equal to obligations scheduled to become due during the period of the next two consecutive fiscal quarters. Our company maintained a balance of $3,000,000 at December 31, 2007. In addition, our company purchased two certificates of deposit totaling $686,476 which are held as collateral on two letters of credit for various purposes, including environmental reclamation and other general corporate purposes.

During 2006, our cash flows from investing activities were ($39,257) due primarily to the release of $126,063 of restricted cash for the purchase of copper put options and $109,068 in capital expenditures.

Cash Flows From Financing Activities

Our cash flows from financing activities during 2007 was $19,846,950 compared to $656,680 for the same period in 2006.

Bridge Financing by Nedbank Limited

On November 8, 2005, we obtained a secured loan in the amount of $3,900,000 from Nedbank Limited, in which Auramet Trading participated through the contribution of the $1,000,000 outstanding amount payable by us to Auramet Trading under a then-existing bridge loan facility.

On May 31, 2006, Auramet Trading, acting through Nedbank, advanced an additional $1,000,000 loan to our company. This amount was added to the outstanding principal under the $3,900,000 secured loan from Nedbank.

In February 2007, we received an additional $100,000 loan from Auramet which was added to the outstanding principal under the Nedbank bridge loan. After payment of $75,000 in debt issuance costs associated with the extensions of the Nedbank bridge loan, we received $25,000 in net loan proceeds.

We repaid the $5,000,000 in outstanding principal under this facility on June 7, 2007.

Issuance of Special Warrants

As discussed above, in June 2007, we completed the special warrant offering for gross proceeds of $23,000,025 of which $1,665,657 was used to pay the direct offering expenses incurred as a result of the special warrant financing. We then used $5,714,114 of those proceeds to repay our debt which consisted of the Nedbank bridge loan, the revolving credit facility, the convertible notes and an equipment loan. In December 2007, the special warrants were converted into the underlying shares of common stock and warrants. A total of 15,333,350 warrants were issued upon conversion of the special warrants. Each warrant entitles the holder to purchase one share of common stock until June 5, 2012 at a price of $1.10 per share. The warrants are governed by the terms of a warrant indenture between our company and Computershare Trust Company of Canada, as the warrant agent.

In connection with the special warrants offering our company entered into an agency agreement whereby we paid a cash commission of 6% of the gross proceeds realized from the sale of the special warrants to the agents and issued 1,840,002 stock options to the agents entitling them to acquire one share of common stock of our company at any time within the subsequent 24 month period at an exercise price of $0.75. For financial reporting purposes, the stock options have been valued at $513,436.

Credit Agreement with Nedbank

In December 2007, our company drew down $5 million from the $25 million secured term loan credit facility. Proceeds from the loan were used to fund a debt service reserve obligation and for the reactivation of the Johnson Camp Mine. During 2007, we incurred $1,197,673 in debt issuance costs in connection with the Credit Agreement with Nedbank, of which $80,652 has been amortized.

Critical Accounting Policies And Estimates

Our consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe that our critical accounting policies and estimates include the accounting for marketable securities and long-lived assets, valuation of stock options and warrants, income taxes, reclamation costs, and accounting for legal contingencies.

Marketable Securities

Marketable securities at June 30, 2008, consisted of certificates of deposits which are considered held-to-maturity securities and are stated at amortized cost on the consolidated balance sheet.

All marketable securities are defined as held-to-maturity securities, trading securities, or available-for-sale securities under SFAS No. 115. Management determines the appropriate classification of its investments in marketable debt and equity securities at the time of each purchase and re-evaluates such determination at each balance sheet date. Securities that are bought with the intent and ability to be held to maturity are classified as held-to-maturity securities. Held-to-maturity securities are carried at amortized cost on the consolidated balance sheet until sold.

Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized gains and losses are included in earnings. Debt securities, for which our company does not have the intent or ability to hold to maturity, and equity securities, are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

Long-Lived Assets

Our company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows.

Future cash flows for the Johnson Camp Mine include estimates of recoverable pounds of copper, copper prices (considering current and historical prices, price trends and related factors), production rates and costs, capital and reclamation costs as appropriate, all based upon detailed life-of-mine engineering plans and feasibility studies. Assumptions underlying future cash flow estimates are subject to risks and uncertainties.

No impairment losses were recorded during the year ended December 31, 2007 and the three and six month periods ended June 30, 2008.

Valuation of Stock Options and Warrants

From time to time our company issues stock options and warrants. We use the Black-Scholes option pricing model to estimate the fair value of stock options granted. When determining the fair value of stock options, the expected forfeiture rate is based on historical employee rates. The expected term of the options granted to employees is estimated using the formula set forth in SEC Staff Accounting Bulletin (“SAB”) No. 107. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant and, in connection with the adoption by the Financial Accounting Standards Board (“FASB”) of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” the expected volatility is based on the weighted historical volatility of our company’s common stock and that of our company’s peer group.

Income Taxes

Our company uses the asset and liability method to account for income taxes under SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the financial statements. Under SFAS No. 109, we do not meet the more likely than not criteria to recognize deferred tax assets related to our company’s net operating loss carry forward because it is unlikely that sufficient taxable income will be generated to realize the benefit of these deferred tax assets over time until we have established a reasonable history of net profits, which in some circumstances has been interpreted as requiring at least two consecutive years of net profits. Accordingly, we have recorded a deferred tax valuation allowance in 2008 and prior years to offset the entire deferred tax asset arising from our net operating loss carry forward.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, based upon criteria that include a recent history of demonstrated profits. We will continue to review this valuation allowance and make adjustments as appropriate.

Income tax expense consists of the tax payable or refundable for the current period and the change during the period in net deferred tax assets and liabilities. A change of over 50% of our equity ownership will result in a change in ownership as defined in the Internal Revenue Code and related regulations, and will have the effect of limiting the availability of the tax loss carry forward.

Reclamation Costs

SFAS No. 143, “Accounting for Asset Retirement Obligations,” establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. This statement was adopted January 1, 2003, when we recorded the estimated present value of reclamation liabilities and adjusted the carrying amount of the related asset.

Reclamation costs are allocated to expense over the life of the related assets and are adjusted for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate.

We have estimated our asset retirement obligations using an expected cash flow approach, in which multiple cash flow scenarios were used to reflect a range of possible outcomes. We estimated the aggregate undiscounted obligation to be approximately $400,000 for the Johnson Camp Mine. To calculate the fair value of this obligation, the projected cash flows were discounted at our company’s estimated credit-adjusted, risk free interest rate of 10%. The majority of cash expenditures for reclamation and closure activities are expected to occur at the conclusion of production, currently anticipated to be in 2018 – 2019. Our company will recognize an increase to the asset retirement obligation concurrent with the impact from mining activity, which is expected to commence in the first quarter of 2009. At June 30, 2008 the recorded value of accrued reclamation costs was $137,699.

Litigation

Other than as described below under the heading “Legal Proceedings,” we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. However, our company may from time to time be subject to various claims and legal proceedings arising in the ordinary course of business. If any adverse decisions or settlements occur, they may have a material adverse effect on our financial position, or results of operations. Litigation is inherently uncertain and we can make no assurance as to the ultimate outcome or effect.

Recently Issued Accounting Guidance

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, FASB Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement 157” was issued. FSP 157-2 applies to nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Accordingly, this FSP defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the FSP. We plan to adopt this standard beginning January 2009, and we do not anticipate it will have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted this standard beginning January 2008, which had no material impact on our consolidated financial statements.

In December 2007, the SEC issued SAB No. 110 which confirms that the use of a “simplified” method, as discussed in SAB No. 107, to estimate the expected term of “plain vanilla” share options in accordance with FASB No. 123 would be acceptable beyond December 31, 2007. We adopted this standard beginning January 2008, which had no material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” SFAS No, 160 requires that ownership interests in subsidiaries held by parties other that the parent be clearly identified labeled and presented in the consolidated statement of financial position within equity, but separate from the parent equity. It also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. This statement also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. The statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and that disclosures be expanded in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We plan to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS 141 (Revised 2007) establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141 (Revised) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We plan to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161, establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. This objective of this statement is to enhance the understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We plan to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are present in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We plan to adopt this standard when it become effective, however, we do not believe it will have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Mayer Hoffman McCann P.C. has been appointed as our independent registered public accounting firm effective May 2004, with the approval of our board of directors. There have been no disagreements between us and Mayer Hoffman McCann P.C. on any matter of accounting principles, practices or financial statement disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are subject to risks related to foreign currency exchange rate fluctuations. However, they have not had a material impact on our results of operations to date.

Our functional currency is the United States dollar. However, a significant portion of our business is transacted in other currencies (the Canadian dollar). As a result, we are subject to exposure from movements in foreign currency exchange rates. We do not use derivative financial instruments for speculative trading purposes, nor do we hedge our foreign currency exposure to manage our foreign currency fluctuation risk.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their respective ages as of October 6 , 2008 are as follows:

Name and Municipality		Current Office with
of Residence	Age	Nord Resources Corporation	Director Since

Ronald A. Hirsch(1) Laguna Beach, CA	65	Director and Chairman	September 7, 2000

John T. Perry(2) Tucson, AZ	42	President, Chief Executive Officer and a Director	June 11, 2007

Stephen D. Seymour Baltimore, MD	66	Director	October 15, 2003

Douglas P. Hamilton North Chatham, MA	66	Director	February 15, 2006

John F. Cook Roslin, ON, Canada	68	Director	February 15, 2006

T. Sean Harvey Port Carling, ON, Canada	49	Director	June 11, 2007

Erland A. Anderson(3) Tucson, AZ	65	Executive Vice President and Chief Operating Officer	N/A

Wayne M. Morrison(3) Tucson, AZ	51	Vice President and Chief Financial Officer, Secretary and Treasurer	N/A
Notes:
(1)	Mr. Hirsch also held the position of Chief Executive Officer of the Company until February 15, 2006. Mr. Hirsch remains Chairman of the Board of Directors.
(2)	Mr. Perry was appointed to the Board of Directors on June 11, 2007 and was appointed President and Chief Executive Officer of the Company effective April 23, 2007.
(3)

Mr. Anderson was also President and a director of the Company until February 15, 2006. Mr. Anderson was appointed Executive Vice President and Chief Operating Officer on February 15, 2006, and succeeded Mr. Tintor as President and Chief Executive Officer, on an interim basis, on August 21, 2006. On April 23, 2007, Mr. Anderson resigned as interim President and Chief Executive Officer and was appointed Executive Vice President and Chief Operating Officer.

(4)	Mr. Morrison was appointed Vice President, Chief Financial Officer, Secretary and Treasurer on January 8, 2008.

The following is a description of the business background of the directors and executive officers of our company.

Ronald A. Hirsch – Mr. Hirsch has been a director of our company since September 7, 2000 and Chairman since October 20, 2003. He was also Chief Executive Officer from October 20, 2003 until February 15, 2006. Mr. Hirsch has over 30 years experience in the investment and corporate finance community. From January 2000 to October 2003, he was the President of Hirsch Enterprises, a private investment firm based in Laguna Beach, California. Until 1997, Mr. Hirsch was Senior Vice President - Investments with Lehman Brothers in New York where he was employed for 20 years and previous to that was with Dean Witter for five years. He holds a bachelors degree in economics from Michigan State University and pursued advanced studies in Finance at New York University.

John T. Perry – Mr. Perry has been a director of our company since June 11, 2007 and President and Chief Executive Officer since April 23, 2007. Mr. Perry was appointed as our Senior Vice President and Chief Financial Officer on April 1, 2005 and Secretary and Treasurer in September 2005 and acted as such until January 2008. Mr. Perry has over 17 years (1989 to present) of mining and metals industry experience. Before joining our company, Mr. Perry was Vice President, Director with CB Richard Ellis, International Mining and Metals Group from December 2003 to August 2005. Prior to that, he held various positions with BHP Billiton Base Metals and BHP Copper Inc., including Vice President Finance with BHP Billiton Base Metals from August 2002 to November 2003, President, BHP Copper, Inc. from August 1999 to August 2002, and Vice President Finance and Administration for BHP Copper, Inc. He is a Certified Public Accountant and holds an undergraduate degree in

Accounting and Finance as well as an MBA from the University of Arizona. He is also a director of Homeland Uranium Incorporated.

Stephen D. Seymour – Mr. Seymour was appointed a director of our company on October 15, 2003. He has over 30 years experience in sales, marketing and finance. Mr. Seymour has owned and been employed by Rockland Investments since 1986. He spent 15 years with Westinghouse Broadcasting where he was head of all television sales and marketing and a member of the board of the Broadcasting Division. Since 1980, he has specialized in leveraged buy outs, turnaround situations and under managed and under capitalized ventures. Mr. Seymour holds an undergraduate degree from Rutgers University and an MBA from Columbia University.

Douglas P. Hamilton – Mr. Hamilton has been a director of our company since February 15, 2006. He has over 30 years of experience in operations and finance in the power generation, automotive and aerospace industries. Mr. Hamilton has been retired since 1997. Prior to his retirement, he was Senior Vice President – Finance and Chief Financial Officer of Barnes Group Inc. (1996-1997) and Vice President – Finance and Control of U.S. Power Generation Businesses for Asea Brown Boveri, Inc. (1993-1996). Prior to that, he held various executive and management positions at United Technologies, Corporation and Ingersoll-Rand Company. Mr. Hamilton holds an AB degree in Engineering Science from Dartmouth College and an MBA in accounting from Columbia University.

John F. Cook – Mr. Cook has been a director of our company since February 15, 2006. Mr. Cook is the President of Tormin Resources Limited, a private company providing consulting services to the mining industry. He holds a Bachelor of Engineering (Mining), C. Eng UK, and P. Eng Ontario, and brings to Nord more than 40 years of experience in the operations and management of mining companies. Mr. Cook’s positions included Senior Mining and Managing Consultant, RTZ Consultants Ltd. (1974-78), Associate and Principal, Golder Associates Ltd. (1978-83), Senior Project Manager, General Manager, and Vice President Engineering, Lac Minerals Ltd. (1983-90), Vice President Operations, Goldcorp Inc. (1990-94), and Navan Resources Plc, Operations Director (1994-96). Currently, Mr. Cook serves as the Chairman of Premier Gold Mines Limited and the President of San Anton Resources Corporation. He is also a director of Anaconda Mining Inc., GLR Resources Inc., Uranium City Resources Inc., MBMI Resources Inc. and Homeland Uranium Inc.

T. Sean Harvey – Mr. Harvey was appointed as a director of the Company on June 11, 2007. He is a co-founder and, since January 2004, has served as the Non-Executive Chairman of Andina Minerals, Inc., a Toronto-based exploration-stage mining company listed on the TSX Venture Exchange. Mr. Harvey also served as the President, Chief Executive Officer and a director of Orvana Minerals Corp. (April 2005 – May 2006), a mining company listed on the Toronto Stock Exchange, and as the President, Chief Executive Officer and a director of Atlantico Gold Inc. (May 2003 – January 2004), a private company that acquired the Amapari gold project in Brazil in 2003, and that was subsequently acquired by Wheaton River Minerals Ltd. Prior to that, Mr. Harvey served as: the President, Chief Executive Officer, Chief Operating Officer and a director of TVX Gold Inc. (April 2001 – January 2003), a mining company listed on the Toronto and New York Stock Exchanges; a financial consultant to the EBX Group of Companies based in Rio de Janeiro (April 2000 – March 2001); a Director at Deutsche Bank Securities Limited (August 1998 – March 2000) in Toronto, where he was a member of the Investment Banking Group and the Global Mining and Metals team; a Director at Nesbitt Burns Inc. (Burns Fry Ltd.) (February 1990 – July 1998) in Toronto, where he was a member of the Investment Banking Group; a Financial Analyst at IBM Canada Limited (February 1989 – February 1990); and an Assistant Manager, CIBC (March 1988 – February 1989). Mr. Harvey holds an Honours Bachelor of Arts degree (Economics and Geography) and a Master of Arts degree (Economics) from Carleton University, a Bachelor of Laws degree from the University of Western Ontario and an MBA from the University of Toronto. He is also a member of the Law Society of Upper Canada.

Erland A. Anderson – Mr. Anderson was appointed Executive Vice President and Chief Operating Officer on April 23, 2007. Prior to that, he served as interim President and Chief Executive Officer from August 21, 2006 to April 23, 2007. Prior to this, Mr. Anderson had served as our Chief Operating Officer and Executive Vice President since February 15, 2006, and as our President and a director from October 2003 until February 15, 2006. Mr. Anderson has over 35 years of operational experience in the mining industry. From December 30, 2002 to October 2003, he was our Vice President. From June, 1999 to December 30, 2002, he served as the Company’s Operations Manager and from 1994 to 1999 was North American Operations Manager for Nord Pacific Limited.

Prior to 1994, Mr. Anderson was Vice President of Minera Roca Roja, S.A. de C.V., Walhalla Mining Company and Keweenaw Copper Company and a Director of Technical Services for St. Joe Minerals Corporation where he was employed for 14 years and had responsibility for mine planning and technical services. Mr. Anderson holds a degree in Civil Engineering Technology from Michigan Technological University and is a member of the Society for Mining, Metallurgy, and Exploration of the American Institute of Mining, Metallurgical, and Petroleum Engineers.

Wayne M. Morrison – Mr. Morrison was appointed Vice President and Chief Financial Officer on January 8, 2008. Prior to that, he served as our Controller from December 3, 2007 to January 8, 2008. Prior to joining our company, Mr. Morrison was Vice President, Finance and Administration of AmpliMed Corp., a privately-held biotech company, from March 2005 until December 2007. From February 2002 to October 2004, Mr. Morrison held the position of Vice President and Chief Financial Officer of Fastrac 24/7, a privately-held information processing company, and from October 1997 to January 2002, he was President of Par One Golf Ventures, a privately-held golf promotion company. Mr. Morrison’s experience also includes past employment as a Certified Public Accountant with PricewaterhouseCoopers for four years. He earned a Bachelor of Science Degree in Accounting from the University of Delaware and an MBA from the Kenan-Flagler Business School of the University of North Carolina.

Term of Office

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Significant Employees

There are no significant employees other than our executive officers.

Family Relationships

There are currently no family relationships between any of the members of our board of directors or our executive officers.

Board Independence

The board of directors determined that Douglas P. Hamilton, John F. Cook, Stephen Seymour and T. Sean Harvey each qualify as independent directors under the listing standards of the American Stock Exchange. Our former director, Mr. Wade Nesmith, was also determined to be independent under these standards during his service on the board of directors until his resignation in March of 2007.

In determining Mr. Stephen Seymour’s independence, the board of directors considered certain loans and advances that Mr. Seymour had previously made to our company and which we have repaid. For further details on these transactions, please refer to the section entitled “Certain Relationships and Related Transactions,” under the headings “TMD Acquisition”, “Revolving Line of Credit” and “Convertible Promissory Notes”. The board of directors determined that since these transactions relate to the repayment of outstanding loans or advances made by Mr. Seymour to or on behalf of our company, that such transactions were not compensatory in nature and do not interfere with Mr. Seymour’s ability to exercise independent judgement.

Committees of the Board of Directors

Our board of directors currently has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. These Committees were established in February 2006.

The information below sets out the current members of each of the company’s board committees and summarizes the functions of each of the committees.

Audit Committee

Our Audit Committee has been structured to comply with Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Audit Committee is comprised of Douglas P. Hamilton, John F. Cook, and T. Sean Harvey. Douglas P. Hamilton is the Chairman of the Audit Committee and our board of directors has determined that he satisfies the criteria for an audit committee financial expert under Item 407(d)(5) of Regulation S-K of the rules of the Securities and Exchange Commission. Each Audit Committee member is able to read and understand fundamental financial statements, including our consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows.

The Audit Committee will meet with management and our external auditors to review matters affecting our financial reporting, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans. The Audit Committee will review our significant financial risks, will be involved in the appointment of senior financial executives and will annually review our insurance coverage and any off-balance sheet transactions.

The Audit Committee is mandated to monitor the audit and preparation of our consolidated financial statements and to review and recommend to the board of directors all financial disclosure contained in our public documents. The Audit Committee is also mandated to appoint our external auditors, monitor their qualifications and independence and determine the appropriate level of their remuneration. The external auditors report directly to the Audit Committee and to the board of directors. The Audit Committee and board of directors each have the authority to terminate the external auditor’s engagement (subject to confirmation by our stockholders). The Audit Committee will also approve in advance any permitted services to be provided by the external auditors which are not related to the audit.

Our company will provide appropriate funding as determined by the Audit Committee to permit the Audit Committee to perform its duties and to compensate its advisors. The Audit Committee, at its discretion, has the authority to initiate special investigations, and if appropriate, hire special legal, accounting or other outside advisors or experts to assist the Audit Committee to fulfill its duties.

The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the AMEX.

Compensation Committee

The Compensation Committee of our board of directors is comprised of Douglas P. Hamilton, John F. Cook and T. Sean Harvey. John F. Cook is the Chairman of the Compensation Committee. The Compensation Committee is responsible for considering and authorizing terms of employment and compensation of directors, executive officers and providing advice on compensation structures in the various jurisdictions in which our company operates. In addition, the Compensation Committee reviews our overall salary objectives and any significant modifications made to employee benefit plans, including those applicable to directors and executive officers, and proposes any awards of stock options and incentive and deferred compensation benefits.

The Compensation Committee operates pursuant to a written charter, adopted by the Board of Directors in March 2008.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of Stephen Seymour, Douglas P. Hamilton and John F. Cook. Mr. Seymour is the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for developing our approach to corporate governance issues and compliance with governance rules. The Corporate Governance and Nominating Committee is also mandated to plan for the succession of our company, including recommending director candidates, review of board procedures, size and organization, and monitoring of senior management with respect to governance issues. The Committee is responsible for the development and implementation of corporate communications to ensure the integrity of our disclosure controls and procedures, internal control over financial reporting and management information systems. The purview of the Corporate Governance and Nominating Committee also includes the administration of our board of directors’ relationship with our management.

The Corporate Governance and Nominating Committee identifies individuals believed to be qualified to become board members and recommends individuals to fill vacancies. There are no minimum qualifications for consideration for nomination to be a director of the company. The Committee will assess all nominees using the same criteria. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, including judgement, experience, skills and personal character, as well as the needs of our company. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders if such recommendations are made in writing to the Committee and will evaluate nominees for election in the same manner whether the nominee has been recommended by a stockholder or otherwise.

The Corporate Governance and Nominating Committee does not currently have a written charter but is considering adopting a formal charter to govern its responsibilities and conduct.

Involvement in Certain Legal Proceedings

Except as disclosed in this prospectus, during the past five years none of our directors or executive officers is, or has been, a general partner or executive officer of any business that filed a bankruptcy petition (or had a bankruptcy petition filed against it), either at the time of filing or within two years prior to such time.

None of our directors or executive officers has, within the past five years, been convicted in a criminal proceeding or been the subject of a pending criminal proceeding (excluding traffic violations and other minor offences).

None of our directors or executive officers has, within the past five years, been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

None of our directors or executive officers has, within the past five years, been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

There are currently no legal proceedings to which any of our directors or officers is a party adverse to us or in which any of our directors or officers has a material interest adverse to us.

EXECUTIVE COMPENSATION

Summary Compensation Table

Particulars of compensation awarded to, earned by or paid during the last two fiscal years to:

(a)	the person(s) serving as our company’s principal executive officer during the year ended December 31, 2007;

(b)

each of our company’s two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the year ended December 31, 2007, and whose total compensation exceeds $100,000 per; and

(c)

up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of our company at the end of the year ended December 31, 2007;

(individually a “Named Executive Officer” and collectively the “Named Executive Officers”) are set out in the summary compensation table below.

						Non-	Non-
						Equity	qualified	All Other
						Incentive	Deferred	Compen-
						Plan	Compen-	sation
Name and				Stock	Option	Compen-	sation	Compen-
Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Position	Year	($)	($)	($)	($) (1)	($)	($)	($)	($)
Ronald A.	2007	110,321	-	-	250,881	-	-	5,770(13)	366,972
Hirsch	2006	200,000(3)	300,000(4)	-	-	-		11,538(5)	511,538
Chairman (2)
Nicholas	2007	-	-	-	-	-	-	-	-
Tintor	2006	-	88,235	-	-	-	-	233,000(7)	321,235
President
and Chief
Executive
Officer(6)
Erland A.	2007	152,522	-	-	159,272	-	-	10,096(13)	321,890
Anderson	2006	150,000(9)	300,000(4)	-	126,633(10)	-	-	8,654(5)	585,287
Executive
Vice-
President
and Chief
Operating
Officer(8)
John T.	2007	192,308(14)	-	-	331,693	-	-	11,538(13)	535,539
Perry	2006	203,000(11)	375,000(4)(12)	-	143,835	-	-	-	721,835
President,
Chief
Executive
Officer,
Secretary
and
Treasurer

Notes

(1)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 financial years (the 2006 amounts also includes amount recognized in prior financial years) for the fair value of stock options granted to each Named Executive Officer, in accordance with SFAS 123R. The Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the options, refer to Note 13 under the heading “Stock-Based Compensation” in our consolidated financial statements.

(2)	Mr. Hirsch resigned as Chief Executive Officer of our company effective February 15, 2006, but remains Chairman of the Board.
(3)	$200,000 of salary deferred in each of 2006 and 2005. This amount was paid on June 11, 2007. (See “Interest of Management and Others in Material Transactions – Compensatory Arrangements”).
(4)

On October 16, 2006, our company’s board of directors declared bonuses of $300,000 to each of Mr. Hirsch, Mr. Anderson and Mr. Perry for their significant efforts despite, in the case of Mr. Hirsch and Mr. Anderson, having agreed to defer cash compensation over several years and, in the case of Mr. Perry, having agreed to accept unregistered stock in lieu of a cash salary, in each case until our company had obtained sufficient financing, to: (a) bring our company back into compliance with its reporting obligations under the Exchange Act after a lapse in reporting of approximately six years; (b) address and settle a myriad of outstanding issues with various creditors, litigants, the Arizona Department of Environmental Quality and other third parties; (c) secure bridge financing for our company, thereby preserving the assets for the benefit of our company’s stockholders; and (d) generally position our company to seek additional financing or as an attractive takeover target. The bonuses were accrued and to be paid when our company had sufficient funds to make the payments, as determined in the discretion of the board of directors. These amounts were paid as to $150,000 to Mr. Perry on April 17, 2007 and the remaining amounts on June 14, 2007. (See “Interest of Management and Others in Material Transactions – Compensatory Arrangements”).

(5)	Vacation earned but not taken during the 2006 calendar year.
(6)	Mr. Tintor resigned as President and Chief Executive Officer on August 21, 2006.
(7)

We entered into a settlement agreement with Mr. Tintor following his resignation as our President and Chief Executive Officer pursuant to which we paid Mr. Tintor a total of $233,000 as follows: we paid $70,000 in cash upon execution of the agreement on September 29, 2006, and we paid the balance of $163,000 by issuing a total of 139,880 fully paid and non-assessable shares of common stock of our company to Mr. Tintor on January 7, 2007. Mr. Tintor had been granted 500,000 options on May 16, 2006, with a fair value of $188,806. These options were cancelled on September 29, 2006 pursuant to the settlement agreement. Additionally, Mr. Tintor had accrued but unpaid salary of $37,500 in 2006 which was forgiven pursuant to the settlement agreement.

(8)

Mr. Anderson was also President and a director of the company until February 15, 2006. Mr. Anderson was appointed Executive Vice President and Chief Operating Officer on February 15, 2006, and succeeded Mr. Tintor as interim President and Chief Executive

Officer, on an interim basis, on August 21, 2006. On April 23, 2007, Mr. Anderson resigned as President and Chief Executive Officer and was appointed Executive Vice President and Chief Operating Officer.

(9)	$90,000 of salary was deferred in 2006.
(10)

On February 1, 2006, Erland Anderson voluntarily surrendered for cancellation stock options entitling him to purchase up to 675,000 shares of our common stock at an exercise price of $0.02 per share, being the market price of one share of common stock on the grant date. In exchange for such options, Mr. Anderson was granted replacement options entitling him to purchase up to 675,000 shares of our common stock, exercisable for five years at an exercise price of $0.50 per share.

(11)	Fair value of shares in lieu of salary. The shares are “restricted securities” within the meaning assigned in Rule 144(a)(3) under the Securities Act of 1933.
(12)

Fair value of shares. We agreed to issue 500,000 shares of common stock to Mr. Perry as a signing bonus upon his employment by our company, of which 250,000 shares valued at $75,000 were issued upon the execution of the original memorandum of understanding between our company and Mr. Perry, and the remaining 250,000 shares valued at $75,000 were issued in April 2006. The shares are “restricted securities” within the meaning assigned in Rule 144(a)(3) under the Securities Act of 1933.

(13)	Vacation earned but not taken during the 2007 calendar year.
(14)

Per his employment agreement, Mr. Perry elected to receive 100,000 shares with a fair market value of $80,000 in lieu of salary during the first two quarters of the calendar year 2007. The shares are “restricted securities” within the meaning assigned in Rule 144(a)(3) under the Securities Act of 1933.

Outstanding Equity Awards as of December 31, 2007

The following table summarizes the outstanding equity awards as of December 31, 2007 for each of our named executive officers:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald Hirsch	50,000 91,668	100,000 183,332	N/A N/A	$0.68 $0.85	6/11/2017 7/11/2017	N/A N/A	N/A N/A	N/A N/A	N/A N/A
Erland A. Anderson	675,000 83,333 16,667	N/A 166,667 33,333	N/A N/A N/A	$0.50 $0.68 $0.85	2/1/2011 6/11/2017 7/11/2017	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
John T. Perry	216,667 200,000 100,000 100,000 100,000	433,333 N/A N/A N/A N/A	N/A N/A N/A N/A N/A	$0.68 $0.30 $0.40 $0.50 $0.60	6/11/2017 4/1/2010 4/1/2010 4/1/2010 4/1/2010	N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A

On June 11, 2007, the board of directors granted 500,000 common stock purchase options to John Perry, 250,000 common stock purchase options to Erland Anderson and 150,000 common stock purchase options to Ronald Hirsch. These options were granted pursuant to our 2006 Stock Incentive Plan, and are exercisable to acquire one share of our common stock for a period of ten years at a price of $0.68 per share. One-third of the options vested on the grant date and the remaining options will vest as to one-third on each of the first and second anniversaries of the grant date. Mr. Perry was granted an additional 150,000 options on the same terms in his capacity as a director of the company. (See “Compensation of Directors” below.)

On July 11, 2007, the board of directors granted an additional 50,000 common stock purchase options to Erland Anderson. These options were granted pursuant to our 2006 Stock Incentive Plan, and are exercisable to acquire one share of our common stock for a period of ten years at a price of $0.85 per share. One-third of the options vested on the grant date and the remaining will vest as to one-third on each of the first and second anniversaries of the grant date.

On July 11, 2007 the board of directors granted 275,000 common stock purchase options to Ronald Hirsch. These options were granted pursuant to our 2006 Stock Incentive Plan, and are exercisable for a period of ten years at a price of $0.85 per share. One-third of the options vested on the grant date and the remaining options will vest as to one-third on each of the first and second anniversaries of the grant date.

Equity Compensation Plans

As disclosed in more detail under the heading “Market For Common Equity And Related Stockholder Matters – Equity Compensation Plans”, we have granted options under the 2006 Stock Incentive Plan. We have also granted stock options under individual compensation arrangements, and under the Coyote Springs option.

There were 6,615,001 stock options outstanding at December 31, 2007, of which 3,715,001 are non-qualified, non-plan stock options and 2,900,000 pursuant to our company’s 2006 Stock Incentive Plan. The outstanding options expire at various dates from 2008 to 2017.

To date, certain equity-based fees have been paid to our non-executive directors in the form of awards issued pursuant to our company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units. Each of our non-executive directors exercised such rights in respect of the equity-based fees payable to him for services rendered during the year ended December 31, 2007.

Compensation of Directors

The following table summarizes the compensation of our company’s directors for the year ended December 31, 2007:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)	Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
T. Sean Harvey	-	13,819(4)	76,544	-	-	-	90,363
Wade Nesmith	25,917(5)	11,611(4)	-	-	-	-	37,528
Doug Hamilton	12,000(6)	40,000(4)	76,544	-	-	-	128,544
Stephen Seymour	4,500(7)	27,670(4)	155,788	-	-	-	187,958
John Cook	9,000(8)	32,500(4)	76,544	-	-	-	118,044

Notes

(1)

Ronald Hirsch and John Perry, members of our board of directors, are Named Executive Officers and did not receive any compensation as directors that has not been disclosed in the summary compensation table above.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of deferred stock units, or DSUs, granted in 2007 in accordance with SFAS 123R. Fair value is calculated using the average of the high and low price of our stock on the trading day prior to the date of grant. The outstanding DSUs for the directors at December 31, 2007 are as follows: Douglas Hamilton (86,231 DSUs), Stephen Seymour (56,428 DSUs), John Cook (44,411 DSUs) and T. Sean Harvey (12,771 DSUs).

(3)	This column represents the fair value of the options awarded in 2007 in accordance with SFAS 123R.

(4)	Fair value of deferred stock units issued pursuant to our company’s 2006 Stock Incentive Plan.
(5)	Cash fees totaling $25,917.
(6)	Cash fees totaling $12,000, of which $1,500 has been deferred.
(7)	Cash fees totaling $4,500, of which $1,500 has been deferred.
(8)	Cash fees totaling $9,000, of which $1,500 has been deferred.

On June 11, 2007, the board of directors granted 150,000 common stock purchase options to each of Ronald Hirsch, John Perry, Stephen Seymour, Douglas Hamilton, John Cook and Sean Harvey. These options were granted pursuant to our 2006 Stock Incentive Plan, and are exercisable for a period of ten years at a price of $0.68 per share. One-third of the options vested on the grant date and the remaining options will vest as to one-third on each of the first and second anniversaries of the grant date.

On July 11, 2007, the board of directors granted options to acquire 125,000 and 275,000 shares of common stock to Stephen Seymour and Ronald Hirsch, respectively. These options were granted pursuant to our 2006 Stock Incentive Plan and are exercisable for a period of ten years at a price of $0.85 per share. One-third of the options vested on the grant date and the remaining options will vest as to one-third on each of the first and second anniversaries of the grant date.

The board of directors has approved a compensation structure for our non-executive directors which is designed to fairly pay non-executive directors for work required while aligning the interests of the non-executive directors with the long-term interests of stockholders.

Non-executive directors are entitled to receive a $25,000 annual retainer, with an additional $15,000 payable annually to the Chairman of the Audit Committee and $7,500 payable annually to the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. All of these fees are payable in stock, restricted stock, restricted stock units, or such other equity-based compensation as the board of directors determines.

Between August 2006 and February 2007, a Special Committee was appointed by the board of directors to assist the Company in its evaluation of the potential merger with Platinum Diversified Mining, Inc. and its Subsidiaries. The Chairman of the Special Committee was entitled to receive a monthly retainer of $7,500 and the members of this committee were entitled to receive a monthly retainer of $5,000. During 2007 and 2006, we accrued Special Committee fees of $26,250 and $78,750, respectively. The liability was paid in cash in 2007.

To date, the equity-based fees have been payable in shares of our common stock pursuant to our 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in DSUs. Each of our non-executive directors exercised such rights in respect of the equity-based fees payable to him for 2007 and 2006 . Accordingly, all retainer fees paid during 2007 and 2006 were paid in DSUs. The DSUs are subject to the 2006 Stock Incentive Plan. DSUs are awarded on a quarterly basis at the end of March, June, September and December, or as otherwise determined by the administrator of the 2006 Stock Incentive Plan. The number of DSUs awarded each quarter is calculated by dividing the total fees payable to each director for that quarter by the fair market value of our common stock, determined in accordance with the 2006 Stock Incentive Plan. Each DSU is the economic equivalent of one share of our common stock. The DSUs will be converted into shares of common stock upon the director’s termination of service, or as otherwise provided in their individual deferral election.

During 2007, Wade Nesmith received 16,470 deferred stock units; Douglas Hamilton, the Chairman of our Audit Committee, received 45,888 deferred stock units; John Cook, the Chairman of our Compensation Committee, received 37,285 deferred stock units; and Stephen Seymour received 30,675 deferred stock units. During 2007, 90,027 DSUs were converted into common shares. The deferred stock units are subject to the 2006 Deferred Stock Unit Plan.

We paid cash fees to our non-executive directors totaling $170,667 during the year ended December 31, 2007 as follows:

Amount of Cash
Name	Fees Paid

Wade Nesmith	$89,667(1)

Doug Hamilton	40,500(2)

John Cook	30,000(3)

Stephen Seymour	10,500

$170,667

Notes

(1) Includes $63,750 of fees accrued in 2006 and paid in 2007.
(2) Includes $30,000 of fees accrued in 2006 and paid in 2007.
(3) Includes $22,500 of fees accrued in 2006 and paid in 2007.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Ronald Hirsch

Ronald Hirsch serves as Chairman of our company’s board of directors pursuant to an executive employment agreement dated January 2, 2004. The executive employment agreement originally governed the terms of Mr. Hirsch’s employment as our Chief Executive Officer, until his resignation from that position effective February 15, 2006. The original term of this executive employment agreement was for three years, expiring on January 2, 2007. The executive employment agreement has been renewed until January 2, 2009, and is subject to automatic renewals for successive one year periods unless cancelled by either of the parties.

The executive employment agreement provides that, absent a change in control, if we were to terminate Mr. Hirsch for any reason not for cause (other than due to death or disability), we would have to pay to Mr. Hirsch: (i) his accrued unpaid salary, bonuses and expenses, if any; (ii) his base salary for 12 months; and (iii) his health insurance premiums until the earlier of the expiration of 12 months and the date he is eligible for similar health benefits with another employer. Following a change in control, in the event we were to terminate Mr. Hirsch for any reason other than for death, disability or cause, we would be required to pay Mr. Hirsch all accrued unpaid salary, bonuses, and expenses, a lump sum equal to three times his annual base salary, and we would be required to pay for his health, medical, and disability insurance premiums for a period of 18 months. Mr. Hirsch may also elect to terminate his employment following a change of control and receive these payments.

Effective October 18, 2006, we entered into an agreement amending our executive employment agreement with Mr. Hirsch, pursuant to which we have paid Mr. Hirsch all of his accrued consulting fees for services provided by him to our company between May 1, 2001 and October 19, 2003, and all of his accrued and unpaid salary (See “Certain Relationships and Related Transactions – Compensatory Arrangements”). As described in more detail below, the amended executive employment agreement contains certain provisions that will apply if our company becomes a party to a “Significant Transaction,” which is defined to mean a significant transaction in which: (i) any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of our company representing or convertible into 51% or more of the common stock of our company; or (ii) there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of our company or of assets of our company valued at $12,000,000 or greater.

Our amended executive employment agreement with Mr. Hirsch provides, among other things, that:

  Mr. Hirsch’s base salary in his capacity as Chairman from February 15, 2006, to February 15, 2007 continued at the original level provided for in his executive employment agreement of $200,000 per annum, and was reduced to $100,000 per annum thereafter.

  Notwithstanding Mr. Hirsch’s retirement, resignation or termination for any reason other than for cause or as a result of a Significant Transaction which is accompanied by a change of majority ownership of our company, our company shall continue to provide health insurance benefits to Mr. Hirsch until he reaches the age of 65.

  If our company enters into an agreement with respect to a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Hirsch will voluntarily resign as Chairman effective immediately prior to the completion of the Significant Transaction.

  In the event that Mr. Hirsch ceases to be employed by our company (other than by way of termination for cause) in connection with the completion of a Significant Transaction, other than one which is accompanied by a change of majority ownership of our company, we must provide to Mr. Hirsch certain payments and benefits set forth in the executive employment agreement - subject to execution and delivery by Mr. Hirsch to our company of a mutual and general release of claims - including the payment to Mr. Hirsch of an amount equal to three times his annual base salary in a lump sum within 60 days following termination of employment.

  In the event of the completion of a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Hirsch will not be entitled to receive the lump sum payment equal to three times his annual base salary.

John T. Perry

John Perry serves as our company’s President and Chief Executive Officer pursuant to the terms of an executive employment agreement dated April 18, 2005. The executive employment agreement originally governed the terms of Mr. Perry’s employment as our company’s Senior Vice President and Chief Financial Officer until his resignation from the position of Senior Vice President upon his appointment as President and Chief Executive Officer on April 23, 2007. The initial term of this agreement was for two years, subject to automatic renewal for successive one year periods unless cancelled by either of the parties. Mr. Perry’s annual base salary under the agreement was originally set at $175,000 annually, subject to his agreement to accept 20,000 shares of common stock per month in lieu of cash salary on an interim basis. Following the completion of our company’s unregistered offering of special warrants in June 2007, Mr. Perry has received his salary in cash. Given Mr. Perry’s increased responsibilities, the board of directors authorized an increase in his salary to $200,000 effective June 1, 2007.

At the time of his appointment as our Senior Vice President and Chief Financial Officer effective April 1, 2005, we agreed to issue 500,000 shares of common stock to Mr. Perry as a signing bonus, of which 250,000 were issued upon the execution of the memorandum of understanding, and the remaining 250,000 were issued in April 2006. We also issued options to Mr. Perry entitling him to purchase up to 500,000 shares of our common stock, exercisable for a term of five years, as follows: (a) 200,000 shares at an exercise price of $0.30 per share; (b) 100,000 at an exercise price of $0.40 per share; (c) 100,000 at an exercise price of $0.50 per share; and (d) 100,000 at an exercise price of $0.60 per share.

Absent a change in control, if we terminate Mr. Perry for any reason other than for cause, we must pay Mr. Perry’s salary and health and dental insurance premiums for 12 months. Following a change in control, in the event we terminate Mr. Perry for any reason other than for death, disability or cause, we are required to pay Mr. Perry all accrued unpaid salary, bonuses, expenses, a lump sum equal to three times his annual base salary, and we are required to pay for his health, dental, and disability insurance premiums for 18 months. Mr. Perry may also elect to terminate his employment following a change of control and receive these payments.

Effective October 18, 2006, we entered into an agreement amending our executive employment agreement with Mr. Perry. The amended executive employment agreement contained certain provisions that will apply if our company becomes a party to a “Significant Transaction.” The definition of “Significant Transaction” in our amended executive employment agreement with Mr. Perry is identical to that contained in our amended executive employment agreements with Mr. Hirsch and Mr. Anderson.

Effective September 9, 2008, we entered into an amended and restated executive employment agreement with Mr. Perry. Pursuant to the terms of the amended and restated executive employment agreement, Mr. Perry will continue to serve as our President and Chief Executive Officer. Mr. Perry will perform such duties and responsibilities as set out in the amended and restated executive employment agreement and as our board of director’s may from time to time reasonably determine and assign as is customarily performed by persons in an executive position.

In consideration for Mr. Perry’s services, we have agreed to:

  continue to pay Mr. Perry an annual salary in the amount of $200,000;

  continue to provide Mr. Perry with bonuses from time-to-time as determined by our compensation committee; and

  continue to allow Mr. Perry to participate in our 2006 Stock Incentive Plan, our Performance Incentive Plan, and such other plans that may from time to time be adopted by our company during the term of employment to compensate or provide incentives to qualifying senior executives of our company.

Prior to its amendment, Mr. Perry’s employment agreement included certain provisions that would apply if our company entered into an agreement with respect to a Significant Transaction, including the requirement that Mr. Perry immediately resign as an officer our company, and our obligation to make certain payments and provide certain benefits to Mr. Perry. “Significant Transaction” was defined to mean a significant transaction in which (i) any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of our company representing 51% or more of the common shares of our company, or (ii) there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of our company or of assets of our company valued at $12,000,000 or greater.

The provisions applicable in the event of a Significant Transaction have been eliminated from the amended and restated executive employment agreement, but the amended and restated executive employment agreement contains certain provisions that will apply if Mr. Perry resigns or is terminated without cause following a change of control of our company, including the following:

  we will pay Mr. Perry an amount equal to three times his base salary in a lump sum within 60 days;

  if Mr. Perry elects continuation of coverage of medical and dental benefits under the United States Consolidated Omnibus Budget Reconciliation Act of 1985, the Company will pay 100% such premiums for the first 18 months of coverage;

  we will pay the premiums necessary for continuation of any supplemental disability policy or, at our election, a lump sum amount equal to the aggregate premiums to be paid on such a policy, in either case for a period of 18 months; and

  immediate vesting and/or issuance of all unvested stock options, grants, rights or other equity.

Mr. Perry’s term of employment under the amended and restated executive employment agreement will end on April 22, 2009. The amended and restated executive employment agreement is subject to automatic extension for successive periods of one additional year unless either our company or Mr. Perry provides written notice of an intention not to renew the agreement no later than 90 days prior to the end of the then-current term of the agreement.

The amended and restated executive employment agreement provides that we may terminate Mr. Perry’s employment without cause, in which event:

  Mr. Perry will be entitled to continue to receive his base salary for the greater of (a) the remainder of the then-current term of the amended and restated executive employment agreement, and (b) 12 months (the “Perry Severance Term”);

  if Mr. Perry is eligible for and elects to continue his health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 following the date of his termination, we will pay the premiums until the earlier of (a) the expiration of the Perry Severance Term, or (b) the date on which Mr. Perry commences employment with another employer who provides health insurance benefits at least as favorable as those provided by us; and

  immediate vesting and/or issuance of all unvested stock options, grants, rights or other equity.

Erland A. Anderson

Erland Anderson serves as our company’s Executive Vice President and Chief Operating Officer pursuant to an executive employment agreement dated January 2, 2004. The executive employment agreement originally governed the terms of Mr. Anderson’s employment as our company’s President. In order to permit the appointment of Nicholas Tintor as President and Chief Executive Officer, Mr. Anderson resigned as President effective February 15, 2006, and he was immediately appointed as our company’s Executive Vice President and Chief Operating Officer. Mr. Anderson was reappointed interim President and Chief Executive Officer upon Mr. Tintor’s resignation effective August 21, 2006. Mr. Anderson resigned as President and Chief Executive Officer upon Mr. Perry’s appointment to those positions on April 23, 2007, and he was immediately reappointed Executive Vice President and Chief Operating Officer. The board of directors authorized an increase in his annual base salary from $150,000 to $175,000 effective July 9, 2007.

The initial term of Mr. Anderson’s executive employment agreement was for three years and it expired on January 2, 2007. The executive employment agreement has been renewed until January 2, 2009 and is subject to automatic renewal for successive one year periods unless cancelled by either of the parties.

Absent a change in control, if we terminate Mr. Anderson for any reason not for cause other than due to, death or disability, we must pay to Mr. Anderson: (i) his accrued unpaid salary, bonuses and expenses, if any; (ii) his base salary for 12 months; and (iii) his health insurance premiums until the earlier of the expiration of 12 months and the date he is eligible for similar health benefits with another employer. Following a change in control, in the event we terminate Mr. Anderson for any reason other than for death, disability or cause, we are required to pay Mr. Anderson all accrued unpaid salary, bonuses, and expenses, a lump sum equal to three times his annual base salary, and we are required to pay for his health, dental, and disability insurance premiums for 18 months. Mr. Anderson may also elect to terminate his employment following a change of control and receive these payments.

On February 1, 2006, Mr. Anderson, voluntarily surrendered for cancellation stock options entitling him to purchase up to 675,000 shares of our common stock at an exercise price of $0.02 per share, being the market price of one share of common stock on the date of grant. In exchange for such options, we granted to Mr. Anderson replacement options entitling him to purchase up to 675,000 shares of our common stock, exercisable for five years at an exercise price of $.50 per share.

Effective October 18, 2006, we entered into an agreement amending our executive employment agreement with Mr. Anderson, pursuant to which we have paid Mr. Anderson all of his accrued and unpaid salary (See “Certain Relationships and Related Transactions - Compensatory Arrangements”). As described in more detail below, the amended executive employment agreement contains certain provisions that will apply if our company becomes a party to a “Significant Transaction.” The definition of “Significant Transaction” in our amended executive employment agreement with Mr. Anderson is identical to that contained in our amended executive employment agreement with Mr. Hirsch.

Our amended executive employment agreement with Mr. Anderson provides, among other things, that:

  If our company enters into an agreement with respect to a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Anderson will voluntarily resign as an officer of our company, effective immediately prior to the completion of the Significant Transaction.

  In the event that Mr. Anderson ceases to be employed by our company (other than by way of termination for cause) in connection with the completion of a Significant Transaction other than one which is accompanied by a change of majority ownership of our company, we must provide to Mr. Anderson certain payments and benefits set forth in the executive employment agreement - subject to execution and delivery by Mr. Anderson to our company of a mutual and general release of claims - including the payment to Mr. Anderson of an amount equal to three times his annual base salary in a lump sum within 60 days following termination of employment.

  In the event of the completion of a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Anderson will not be entitled to receive the lump sum payment equal to three times his annual base salary, but he will be entitled to receive $150,000.

Wayne Morrison

Wayne Morrison has been appointed as our company’s Vice President and Chief Financial Officer effective as of January 8, 2008. Our company and Mr. Morrison are parties to a letter agreement dated December 3, 2007, whereby Mr. Morrison was offered the position of Controller of our company, effective December 1, 2007, with a view toward Mr. Morrison’s appointment as Vice President and Chief Financial Officer upon confirmation of acceptability of Mr. Morrison as an executive officer from the Toronto Stock Exchange.

Effective September 9, 2008, we entered into an executive employment agreement with Mr. Morrison. Pursuant to the terms of the executive employment agreement, Mr. Morrison will continue serve as our Vice President and Chief Financial Officer. Mr. Morrison will perform such duties and responsibilities as set out in the Morrison Agreement and as our board of director’s may from time to time reasonably determine and assign as is customarily performed by persons in an executive position.

In consideration for Mr. Morrison’s services, we have agreed to:

  continue to pay Mr. Morrison an annual salary in the amount of $150,000 as provided in the letter agreement;

  continue to provide Mr. Morrison with bonuses from time-to-time as determined by our compensation committee; and

  continue to allow Mr. Morrison to participate in our 2006 Stock Incentive Plan, our Performance Incentive Plan, and such other plans that may from time to time be adopted by our company during the term of employment to compensate or provide incentives to qualifying senior executives of the Company.

The executive employment agreement contains certain provisions that will apply if Mr. Morrison resigns or is terminated without cause following a change of control of our company, including the following:

  we will pay Mr. Morrison an amount equal to three times his base salary in a lump sum within 60 days;

  if Mr. Morrison elects continuation of coverage of medical and dental benefits under the United States Consolidated Omnibus Budget Reconciliation Act of 1985, we will pay 100% of the premiums for the first 18 months of coverage; and

  we will pay the premiums necessary for continuation of any supplemental disability policy or, at the election of our company, a lump sum amount equal to the aggregate premiums to be paid on such a policy, in either case for a period of 12 months.

Mr. Morrison’s term of employment under the executive employment agreement will end on November 30, 2010. The executive employment agreement is subject to automatic extension for successive periods of one additional year unless either our company or Mr. Morrison provides written notice of an intention not to renew the agreement no later than 90 days prior to the end of the then-current term of the agreement.

The executive employment agreement provides that we may terminate Mr. Morrison’s employment without cause, in which event:

  Mr. Morrison will be entitled to continue to receive his base salary for 24 months (the “Morrison Severance Term”); and

  if Mr. Morrison is eligible for and elects to continue his health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, following the date of his termination, we will pay the premiums until the earlier of (a) the expiration of the Morrison Severance Term, or (b) the date on which Mr. Morrison commences employment with another employer who provides health insurance benefits at least as favorable as those provided by us.

Effect of Recent Financing Transactions on Executive Compensation

Our company entered into a Credit Agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which has been amended and restated as of June 30, 2008. The Amended and Restated Credit Agreement provides for a $25,000,000 secured term loan credit facility that we have been using to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by us, with the aggregate amount of all term loans not to exceed $25,000,000.

The availability of the loan facility contemplated by the Credit Agreement, and the special warrant financing completed by our company on June 5, 2007, has permitted us to repay all amounts accrued and outstanding under our executive employment agreements with Mr. Hirsch, Mr. Anderson and Mr. Perry. In addition, Mr. Perry is now entitled to be paid his salary in cash rather than in shares of common stock.

Performance Incentive Plan

On July 31, 2007, we adopted a performance incentive plan (the “Performance Plan”) for the purpose of retaining and providing an incentive to certain key employees involved in restarting and commissioning the Johnson Camp Mine. The Performance Plan covers the period of time from July 1, 2007, to December 31, 2008 and bases its payouts on the achievement of certain key targets and milestones associated with the restart and commissioning of the Johnson Camp Mine. The key targets and milestones are as follows:

Target or Milestone	Weight

Completion of mine construction	10%

Commencement of mining operations	10%

First production of cathode	20%

Achievement of the production of approximately 1,000,000 lbs of cathode, on a monthly basis	10%

Achievement of the production of approximately 2,000,000 lbs of cathode, on a monthly basis	20%

Target or Milestone	Weight

Restart and commissioning capital expenditure of less than a certain amount	20%

- Self funding upside of 150% if capital expenditures are equal to or less than a certain amount

Safety – # of Lost Time Incidents during plan period	10%

Our Compensation Committee is responsible for administering the Performance Plan, including selecting the employees eligible to participate therein, determining their participation level and establishing key target dates for payments to be made under the Performance Plan.

Under the Performance Plan, the achievement of targets or milestones is not on an “all or nothing” basis. If a milestone is achieved later than the target date set by the Compensation Committee, it will still have been achieved; however, it will have been achieved at less than 100%. The level of achievement reached with respect to the established targets or milestones will be determined by the Chief Executive Officer and President, subject to approval by the Compensation Committee

In August, 2007, the Compensation Committee selected the employees entitled to participate in the Performance Plan and set the key target dates and payout levels under the Performance Plan. Currently John Perry, our President and Chief Executive Officer, and Erland A. Anderson, our Executive Vice President and Chief Operating Officer, are both participants under the Performance Plan and are entitled to a maximum payout of up to 110% of their base salary during the plan period if all targets or milestones are met at 100%. Currently, various other employees are participating in the Performance Plan at lower percentages.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of October 6 , 2008, there are 69,033,635 shares of common stock issued and outstanding.

	As of October 6 , 2008
Name and Address of Beneficial Owner	Shares(1)	Percent
Named Executive Officers and Directors(2)

Ronald A. Hirsch(3) Chairman	7,417,191 (4)	10.7%

John T. Perry (5) President, Chief Executive Officer and Director	2,239,047 (6)	3.2%

Stephen D. Seymour Director	5,107,185 (7)	7.3%

Douglas P. Hamilton(8) Director	300,000 (9)	0.4%

John F. Cook(8) Director	512,920 (10)	0.7%

T. Sean Harvey (11) Director	531,250 (12)	0.8%
Erland A. Anderson(13) Executive Vice President and Chief Operating Officer	1,700,000 (14)	2.4%

	As of October 6 , 2008
Name and Address of Beneficial Owner	Shares(1)	Percent

Wayne M. Morrison(15) Vice President, Chief Financial Officer, Secretary and Treasurer	86,666 (16)	0.1%

Directors and Executive Officers as a Group (Eight Persons)	17,894,259 (17)	24.5%

Beneficial Owners of in Excess of 5% (other than Named Executive Officers and Directors)

Sprott Asset Management	11,193,000 (18)	15.4%

Libra Fund LP	8,777,000 (19)	12.3%

Geologic Resource Partners LLC	7,926,950 (20)	11.3%

RBC Global Resources Fund	6,900,000 (21)	9.7%

Sentry Select Precious Metals and Mining Trust	4,618,200 (22)	6.5%

(1)

Based on 69,033,635 shares of common stock issued and outstanding as of October 6, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and except as noted below.

(2)	The address of the executive officers and directors is c/o Nord Resources Corporation, 1 West Wetmore Road, Suite 203, Tucson, Arizona, 85705.

(3)	Mr. Hirsch also held the position of Chief Executive Officer of the Company until February 15, 2006. Mr. Hirsch remains Chairman of the Board of Directors.

(4)	Includes: (a) warrants to acquire up to 230,000 shares of common stock exercisable within sixty days; and (b) options to acquire up to 283,333 shares of common stock exercisable within 60 days.

(5)	Mr. Perry was appointed to the Board of Directors on June 11, 2007 and was appointed President and Chief Executive Officer of the Company effective April 23, 2007.

(6)	Includes options to acquire up to 933,333 shares of common stock and warrants to acquire up to 142,857 shares of common stock exercisable within 60 days.

(7)

Includes (a) warrants to acquire up to 230,000 shares of common stock; (b) options to acquire up to 383,333 shares of common stock exercisable within 60 days; (c) 1,575,000 shares of common stock held by Mr. Seymour as a co-trustee of a trust; (d) 320,757 shares of common stock held jointly with his spouse; and (e) 36,300 owned by his spouse. Mr. Seymour disclaims beneficial ownership of the 36,300 shares of common stock owned by his spouse.

(8)	Messrs. Hamilton and Cook were appointed to the Board of Directors of the Company on February 15, 2006.

(9)	Includes options to acquire up to 300,000 shares of common stock exercisable within 60 days.

(10)

Includes warrants to acquire up to 71,429 shares of common stock exercisable within sixty days and 141,491 shares of common stock, all of which are owned by Tormin Resources Limited, a company owned and controlled by Mr. Cook. Also includes options to acquire up to 300,000 shares of common stock exercisable within 60 days.

(11)	Mr. Harvey was appointed to the Board of Directors on June 11, 2007.

(12)	Includes warrants to acquire 93,750 shares of common stock and options to acquire up to 100,000 shares of common stock exercisable within 60 days.

(13)

Mr. Anderson was also President and a director of the Company until February 15, 2006. Mr. Anderson was appointed Executive Vice President and Chief Operating Officer on February 15, 2006, and succeeded Mr. Tintor as President and Chief Executive Officer, on an interim basis, on August 21, 2006. Mr. Nicholas Tintor served as President and Chief Executive Officer from February 15, 2006 until August 21, 2006 when he was succeeded by Mr. Anderson. At the time of his resignation on August 21, 2006, Mr. Tintor held 233,614 shares of common stock and warrants to acquire up to 57,143 shares of common stock exercisable within 60 days. On April 23, 2007, Mr. Anderson resigned as interim President and Chief Executive Officer and was appointed Executive Vice President and Chief Operating Officer.

(14)	Includes options to acquire up to 875,000 shares of common stock exercisable within 60 days.

(15)	Mr. Morrison was appointed Vice President, Chief Financial Officer, Secretary and Treasurer on January 8, 2008.

(16)	Includes options to acquire 66,666 shares of common stock exercisable within 60 days.

(17)	Includes options to acquire up to 3,241,665 shares of common stock and warrants to acquire up to 768,036 shares of common stock exercisable within 60 days.

(18)	Includes warrants to acquire up to 3,731,000 shares of common stock exercisable within 60 days.

(19)	Includes warrants to acquire up to 2,194,250 shares of common stock exercisable within 60 days.

(20)	Includes warrants to acquire up to 892,000 shares of common stock exercisable within 60 days.

(21)	Includes warrants to acquire up to 2,300,000 shares of common stock exercisable within 60 days.

(22)	Includes warrants to acquire up to 1,539,400 shares of common stock exercisable within 60 days.

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our company.

LEGAL MATTERS

The valid issuance of the securities offered hereby will be opined upon for Nord Resources Corporation by Potter Anderson & Corroon LLP.

EXPERTS

The consolidated financial statements as of December 31, 2007, and for each of the two years in the period ended December 31, 2007 included in this prospectus and elsewhere in the registration statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

The estimates of our mineralized material have been included in this prospectus in reliance upon Johnson Camp Mine Project Feasibility Study, Cochise County, Arizona, Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators, prepared by Dr. Michael Bikerman, Ph.D, PG, Mr. David Bikerman, M.S., E.M. and Mr. Thomas McGrail, Eng. of Bikerman Engineering & Technology Associates, Inc. and Mr. Dale Deming, P.E., of Dale A. Deming, P.E. (sole proprietorship).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the transactions described below, since the beginning of the year ended December 31, 2007, none of our directors, officers or principal stockholders, nor any family member, associate or affiliate of the foregoing, have any material interest, direct or indirect, in any transaction, or in any proposed transaction, in which our company was or is to be a participant and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

TMD Acquisition

In May 2004, we commenced pursuing an opportunity to acquire assets comprising ASARCO Inc.’s Tennessee Mines Division zinc business. Ronald Hirsch, the Chairman of our board of directors, and Stephen Seymour, a director of our company, subsequently agreed to assist us to preserve this opportunity by assuming the right to acquire ASARCO’s zinc assets, and assigning such right to TMD Acquisition, a corporation formed specifically to facilitate an asset purchase agreement with ASARCO dated March 21, 2005, in respect of the zinc assets. The principals of TMD Acquisition are Ronald Hirsch and Stephen Seymour.

Pursuant to a Settlement Agreement and a related Assignment Agreement dated as of October 18, 2006, between our company and TMD Acquisition, we took an assignment of the asset purchase agreement between TMD Acquisition and ASARCO. We also agreed to reimburse TMD Acquisition for certain expenses in the aggregate amount of $365,000, and to assume certain accounts payable in the aggregate amount of $101,442, which had been incurred by TMD Acquisition in the preservation of the opportunity to acquire ASARCO’s zinc assets. We had previously advanced to TMD Acquisition the aggregate amount of $50,000 (evidenced by demand promissory notes dated February 27, 2006, and May 8, 2006, each in the principal amount of $25,000) to cover certain expenses that TMD Acquisition has incurred in preserving the opportunity to acquire ASARCO’s zinc assets. The loan was repaid by TMD Acquisition on December 27, 2006.

Although ASARCO's trustee in bankruptcy sold the zinc assets, we instructed counsel to preserve any right of action that we might have against ASARCO and ASARCO’s trustee in bankruptcy. On December 12, 2006, we entered into a settlement agreement with ASARCO pursuant to which ASARCO paid us $475,000 in consideration of the execution and delivery by the parties of mutual general releases.

The TMD Settlement Agreement provided that we would reimburse the $365,000 in expenses incurred by TMD Acquisition upon the earlier of certain specified events but no later than December 22, 2006. In addition, if we received any cash payment on account of the claim against ASARCO, we were required to first remit such portion of the cash payment to TMD Acquisition as will be required to fully pay the outstanding balance of TMD’s expenses. However, TMD Acquisition agreed to defer reimbursement of its expenses until our company’s financial position had improved. We repaid all outstanding amounts owed to TMD Acquisition on June 13, 2007, out of the net proceeds of the special warrant financing which closed on June 5, 2007.

Revolving Line of Credit

On June 21, 2005, we entered into a $600,000 revolving line of credit agreement with Ronald Hirsch and Stephen Seymour. The line of credit was subject to interest at 6.0% per annum, and was to have matured on December 31, 2005. It was collateralized by accounts receivable, inventory, property and equipment, and other assets, but was later subordinated to a secured bridge loan from Nedbank. The maturity date was extended several times and ultimately was agreed to be the earlier of: (a) July 12, 2007; or (b) the closing of (i) an equity offering in which our company raised not less than $20,000,000, or (ii) a significant corporate transaction which resulted in a change of control of our company, or which involved a sale, lease, exchange or other transfer of all or substantially all of our company's assets or assets valued at $12,000,000 or greater. In addition, commencing May 1, 2006, the interest rate was changed from 6.0% per annum to M&T Bank's prime rate.

In consideration for the issuance of the line of credit, our company agreed to issue to the lenders 4 shares of common stock and 4 warrants for every $1 loaned to our company. Each warrant entitles the lender to purchase 1 share of common stock at an exercise price of $0.25 for a period of three years. Given Mr. Hirsch’s and Mr. Seymour’s exposure to the significant risk arising from the pre-existing security interest granted to Regiment Capital III, L.P. and the 2003 placement of the Johnson Camp Mine on a care and maintenance program, the warrants and the shares were issued in connection with the $600,000 revolving line of credit. In addition, Mr. Hirsch had not received payment of $295,000 in consulting fees for services he had provided to us between May 1, 2001 and October 19, 2003, and he had already agreed to defer his right to enforce payment of his salary under his executive employment agreement dated January 2, 2004. We drew down a total of $565,000 in principal under this facility, and we issued a total of 2,260,000 fully paid and non-assessable shares of common stock and 2,260,000 common stock warrants. These shares, and the shares issuable upon exercise of these warrants, were made subject to registration rights.

We repaid the balance of the outstanding principal and interest under this facility, totaling $569,664, on June 7, 2007.

Convertible Promissory Notes

We issued a convertible promissory note dated August 19, 2004 to Stephen Seymour in the principal amount of $66,000, and a convertible promissory note dated October 4, 2004, to Ronald Hirsch in the principal amount of $106,000. We applied the proceeds from the loans evidenced by these notes to our working capital. The loans were subject to interest at 10% per annum, were unsecured and were extended several times, but ultimately were extended to mature on the earlier of: (a) July 12, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which we raise not less than $25,000,000, or (ii) a significant corporate transaction which results in a change of control of our company, or which involves a sale, lease, exchange or other transfer of all or substantially all of our company's assets or assets valued at $12,000,000 or greater. These loans were repayable upon maturity: (a) in the case of an equity offering or a debt financing, as to 50% in cash and as to the balance in fully paid shares of common stock at a deemed price of $0.20 per share; (b) in the case of a significant corporate transaction or a sale, lease or transfer of assets, solely in fully paid shares of common stock at a deemed price of $0.20 per share; and (c) in any other case, in such mix of cash and/or fully paid shares of common stock at a deemed price of $0.20 per share as the holder could determine. These loans were subordinated to our bridge loan from Nedbank Limited.

On June 29, 2004, Ronald Hirsch exercised 1,750,000 stock options at an exercise price of $0.02 per share, for a total of $35,000. Subsequently, during April 2005, we agreed to rescind this stock option exercise and to reinstate the original 1,750,000 options at the exercise price and with the expiration date of the options under the original grant, in order to facilitate tax planning by Mr. Hirsch. Mr. Hirsch agreed that we could retain the $35,000 that he had paid to exercise the stock options as working capital, and we issued Mr. Hirsch a convertible promissory note for $35,000, dated as of June 29, 2004, being the date of the rescinded option exercise. The promissory note was subject to interest at 10% per annum, was unsecured and was extended several times, but ultimately was extended to mature on the earlier of: (a) July 12, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which we raise not less than $25,000,000, or (ii) a significant corporate transaction which results in a change of control of our company, or which involves a sale, lease, exchange or other transfer of all or substantially all of our company's assets or assets valued at $12,000,000 or greater. This loan was repayable upon maturity: (a) in the case of an equity offering or a debt financing, as to 50% in cash and as to the balance in fully paid shares of common stock at a deemed price of $0.175 per share; (b) in the case of a significant corporate transaction or a sale, lease or transfer of assets, solely in fully paid shares of common stock at a deemed price of $0.175 per share; and (c) in any other case, in such mix of cash and/or fully paid shares of common stock at a deemed price of $0.175 per share as the holder may determine. This loan was subordinated to the Bridge Loan with Nedbank Limited.

We repaid the loans evidenced by these convertible promissory notes on June 29, 2007. We repaid 50% of the outstanding principal and interest, amounting in total to $132,636, in cash, and we issued: (a) 130,000 fully paid and non-assessable shares of common stock to Mr. Hirsch upon conversion of 50 percent of the outstanding principal and interest under the $35,000 convertible promissory note dated June 29, 2004, at a conversion price of $0.175 per share; (b) 212,195 fully paid and non-assessable shares of common stock to Mr. Seymour upon conversion of 50 percent of the outstanding principal and interest under the $66,000 convertible promissory note dated August 19, 2004, at a conversion price of $0.20 per share; (c) 337,458 fully paid and non-assessable shares of common stock to Mr. Hirsch upon conversion of 50 percent of the outstanding principal and interest under the $106,000 convertible promissory note dated October 4, 2004, at a conversion price of $0.20 per share. These shares were issued subject to registration rights.

Ronald Hirsch’s Participation in Bridge Financing By Auramet Trading

On October 17, 2005, we obtained a loan in the amount of $2,850,000 from Auramet Trading, of which $1,850,000 was funded by Ronald Hirsch pursuant to an Agreement for Credit Risk Participation dated October 17, 2005, between Auramet Trading and Mr. Hirsch. The agreement gave Mr. Hirsch the right to own a 65% interest in the loan and in all documents, instruments and collateral issued by Auramet Trading, as well as all payments, recoveries or distributions in connection with the loan. On November 8, 2005, we used $1,860,175 of the proceeds from the credit facility to repay the portion of the Auramet Trading that was contributed by Ronald Hirsch. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Plan of Operations”).

Compensatory Arrangements

On June 14, 2007, we paid a total of $1,942,632 in accrued and outstanding consulting fees, salaries and bonuses which have accrued over the past four years to Ronald Hirsch, the Chairman of our board of directors, John Perry, our President, Chief Executive Officer, Chief Financial Officer Secretary and Treasurer, and Erland Anderson, our Executive Vice President and Chief Operating Officer, as follows:

Name of Officer	Amount Paid	Nature of Payment
Ronald Hirsch	$145,000	Accrued consulting fees
	954,167	Accrued salary and bonus
John Perry	150,000	Accrued bonus
Erland Anderson	693,465	Accrued salary and bonus
	$1,942,632

Participation in Private Placement

In June 2007, we completed an unregistered private placement offering of 30,666,700 special warrants. Mr. Harvey purchased 187,500 special warrants. He was subsequently appointed to our board of directors on June 11, 2007, and has agreed to stand for re-election as a director for the ensuing year.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law, our Certificate of Incorporation, as amended and our Amended and Restated Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at One Station Place, 100 F Street, N.E., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of our company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

No agent of our company or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

The unaudited interim consolidated financial statements for the quarters ended June 30, 2008 and 2007 and audited consolidated financial statements for the for the years ended December 31, 2006 and 2007 of Nord Resources Corporation are included in this prospectus. These consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

GLOSSARY OF TECHNICAL TERMS

SEC Industry Guide 7 Definitions

reserve
The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

proven (measured) reserve
The term “proven reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape depth and mineral content of reserves are well-established.

probable (indicated) reserve
The term “probable reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

mineralized material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

exploration stage	An “exploration stage” prospect is one which is not in either the development or production stage.

production stage	A “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

Definitions of Technical Terms

Following are definitions of certain technical terms used in this prospectus.

Acid Soluble Copper. A measure of the estimated amount of copper in a rock sample that can be dissolved using a weak acid digestion. The acid soluble copper can be significantly less than the total copper in a rock.

Anomaly. A geological feature, especially in the subsurface, distinguished by geological, geophysical, or geochemical means, which is different from the general surroundings and is often of potential economic value.

Assay. To analyze the proportions of metals in an ore; to test an ore or mineral for composition, purity, weight, or other properties of commercial interest. “Assay” can also refer to the test or analysis itself, as well as its results.

Block Model. Computer-generated block model of an ore deposit in which each block contains information about the geology, ore grade, tonnage, density and dimensions of that block in space. The purpose of the geological block model is to provide estimates of grade and tonnage for mine reserve estimating purposes and for mine planning.

Cathode Copper. A marketable product of copper resulting from SX-EW.

Chrysocolla. A monoclinic mineral that is soft and bluish green to emerald green. It forms incrustations and thin seams in oxidized parts of copper mineral veins, and is a source of copper.

Column Test. A test where dry ore samples of various particle sizes are placed into columns (pipes) of a selected length and diameter, and then acidified leach solutions are circulated through the column for various periods of time. Column test data is used to determine such heap leach operating parameters as: acid cure and no cure, acid cure dosage, acid cure time, crush size, irrigation rate, reagent acid concentration, lift height and temperature.

Fault. A planar feature produced by breaking of the Earth’s crust with movement on one, or both, sides of the plane.

Feasibility Study. A comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

Geophysical. Surveys that are conducted to measure the Earth’s physical properties as a means of identify areas where anomalous features may exist.

Heap Leaching. A process whereby copper is recovered from ore by heaping broken ore on sloping impermeable pads, repeatedly irrigating the heaps with a diluted sulphuric acid solution which dissolves the copper content in the ore, collecting the copper-laden solutions (PLS), and stripping the solution of copper.

Internal Rate of Return (IRR). The rate of return that would make the present value of future cash flows plus the final market value of an investment or business opportunity equal to the current market price of the investment or opportunity.

Leach. The dissolution of soluble constituents from a rock or orebody by the natural or artificial action of percolating solutions.

Lerch Grossman. A method of precise open pit optimization commonly used in the mining industry. The technique, founded in 3 dimensional graph theory, relies on a regular system of blocks which defines the value (profit, loss) and type (ore, waste) of material contained in the blocks. Each block receives a positive or negative value representing the dollar value (profit/loss) that would be expected by excavating and extracting the minerals.

Lithology. The character of a rock described in terms of its structure, color, mineral composition, grain size, and arrangement of its component part. It is all those visible features that in the aggregate impart individuality to the rock.

Malachite. A monoclinic mineral that is bright green. It is dimorphous with georgeite and occurs with azurite in oxidized zones of copper deposits. It is a source of copper.

Manganiferous. Something that contains manganese.

Metallurgical Testing. The study of the physical properties of metals as affected by composition, mechanical working, and heat treatment.

Mine. An opening or excavation in the ground for the purpose of extracting minerals; a pit or excavation from which ores or other mineral substances are taken by digging; an opening in the ground made for the purpose of taking out minerals; an excavation properly underground for digging out some usable product, such as ore, including any deposit of any material suitable for excavation and working as a placer mine; collectively, the underground passage and workings and the minerals themselves.

Mineralized. Material added by hydrothermal solutions, principally in the formation of ore deposits. Often refers to the presence of a mineral of economic interest in a rock.

Mixer-settler. Extraction apparatus. A mixer-settler consists of an agitation tank (commonly known as a "mixer" or "mix box") in which the aqueous and organic solutions are contacted (e.g. PLS and kerosene), and a shallow gravity settling basin (commonly known as a "settler") where the mixed solutions are allowed to settle due to natural gravity. The resulting individual layers of solution are capable of separate discharge.

Open Pit Mining. The process of excavating an ore body from the surface in progressively deeper layered cuts or steps. Sufficient waste rock adjacent to the ore body is removed to maintain mining access and to maintain the stability of the resulting pit.

Open Pit. A surface mine working open to daylight, such as a quarry.

Ore. The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent.

Oxide. A mineral compound characterized by the linkage of oxygen with one or more metallic elements. Sulfide minerals typically convert to oxides on exposure to oxygen. Oxides are more amenable to heap leach techniques than are sulfides.

Patented Mining Claims. A patented mining claim is one for which the Federal Government has passed its title to the claimant, making it private land. A person may mine and remove minerals from a mining claim without a mineral patent. However. a mineral patent gives the owner exclusive title to the locatable minerals. It also gives the owner title to the surface and other resources.

Porphyry. An igneous rock containing conspicuous crystals or phenocysts in a fine-grained groundmass; type of mineral deposit in which ore minerals are widely disseminated, generally of a low grade by large tonnage.

PLS. Pregnant Leach Solution is acidic copper-laden water generated from stockpile leaching and heap leaching. Pregnant Leach Solution is used in the SX-EW process.

Raffinate. The portion of an original liquid (PLS) that remains after other components have been dissolved by a solvent.

Reverse Circulation. The circulation of bit-coolant and cuttings-removal liquids, drilling fluid, mud, air, or gas down the borehole outside the drill rods and upward inside the drill rods. Often used to describe an advanced drilling and sampling method that takes a discrete sample from a drill interval with the objective of maintaining sample integrity.

Reserve. Measurement of size and grade of a mineral deposit that infers parameters have been applied to assess the potential for economic development.

Resource. The measurement of size and grade of a mineral deposit, without any inferred economic parameters.

Run-of-Mine. Ore in its natural, unprocessed state as it is mined (no crushing, grinding, concentrating, metallurgical extraction, etc.). For example, for a copper deposit, run-of-mine ore is material that has been drilled from a mine and blasted into broken pieces of rock taken out and put directly on heap leach pads without any further crushing.

Sediments. Material that has been deposited on the surface of the Earth through geologic means, usually transported and deposited by water. This material may eventually be cemented into rock.

Sulfide. A mineral compound characterized by the linkage of sulphur with a metal.

Solvent extraction-electrowinning (SX-EW). A hydrometallurgical process for the recovery of copper from oxide ores through the use of an organic solvent and strong acid to concentrate the metal in solution, and using electrolysis to plate the metal out of solution. Produces a high-grade product that can be treated and sold as refined metal.

Strike. The course or bearing of the outcrop of an inclined bed, vein, or fault plane on a level surface; the direction of a horizontal line perpendicular to the direction of the dip.

Tons. A unit of weight measurement. In this prospectus it means dry short tons (2,000 pounds).

Total Copper (Total Cu). A measure of the estimated amount of copper in a rock sample.

Unpatented mining claims. Land which has been staked and recorded in appropriate mining registries and in respect of which the owner has the right to explore for and exploit the minerals contained in such land and to conduct mining operations thereon. In this prospectus, unpatented mining claims refers to lode claims (and not placer claims).

FINANCIAL INFORMATION

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2008 and December 31, 2007

ASSETS
	June 30, 2008	December 31, 2007
	(Unaudited)
Current Assets:
Cash and cash equivalents	$545,832	3,368,910
Restricted cash	3,000,000	-
Accounts receivable	484,891	144,012
Inventories	316,187	-
Prepaid expenses and other	92,626	68,012

Total Current Assets	4,439,536	3,580,934

Property and Equipment, at cost:
Property and equipment	4,765,629	4,161,993
Less accumulated depreciation and amortization	(1,562,813)	(1,460,611)
	3,202,816	2,701,382
Construction in progress	20,594,249	10,795,491
Net Property and Equipment	23,797,065	13,496,873

Other Assets:
Restricted cash and marketable securities	686,476	3,686,476
Debt issuance costs, net of accumulated amortization	997,135	1,117,021
Total Other Assets	1,683,611	4,803,497

Total Assets	$29,920,212	21,881,304

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2008 and December 31, 2007 (Continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
	June 30, 2008	December 31, 2007
	(Unaudited)
Current Liabilities:
Accounts payable	$1,884,011	1,322,459
Accrued expenses	889,173	1,225,686
Current portion of accrued interest	48,243	-
Current maturities of long-term debt	1,600,000	312,500
Current maturities of derivative contracts	4,233,783	-
Current maturity of capital lease obligation	15,808	9,375

Total Current Liabilities	8,671,018	2,870,020

Long-Term Liabilities:
Capital lease obligation, less current maturity	53,240	-
Derivative contracts	14,800,975	9,183,428
Long-term debt (less current maturities)	10,400,000	4,687,500
Long-term accrued interest (less current portion)	313,581	-
Accrued reclamation costs	137,699	131,141
Other	58,976	61,863

Total Long-Term Liabilities	25,764,471	14,063,932

Total Liabilities	34,435,489	16,933,952

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock: $.01 par value, 100,000,000 shares authorized,
68,083,635 and 66,659,224 shares issued and outstanding as of
June 30, 2008 and December 31, 2007, respectively	680,836	666,592
Additional paid-in capital	109,378,518	108,439,030
Accumulated deficit	(95,539,873)	(94,974,842)
Accumulated other comprehensive loss	(19,034,758)	(9,183,428)

Total Stockholders’ Equity (Deficit)	(4,515,277)	4,947,352

Total Liabilities and Stockholders’ Equity (Deficit)	$29,920,212	21,881,304

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (Unaudited)

	2008	2007

Revenues	$4,655,546	$-
Expenses:
Costs applicable to sales (exclusive of depreciation, depletion and
amortization shown separately below)	3,001,285	-
General and administrative expenses	2,032,545	2,430,614
Depreciation, depletion and amortization	147,865	41,673
Loss from operations	(526,149)	(2,472,287)
Other income (expense):
Interest expense	(271,578)	(477,985)
Miscellaneous income	232,696	1,434,285
Total other income (expense)	(38,882)	956,300
Loss before income taxes	(565,031)	(1,515,987)
Provision for income taxes	-	-
Net loss	$(565,031)	$(1,515,987)
Net Loss Per Basic and Diluted Share of Common Stock:
Weighted Average Number of Common Shares Outstanding	66,871,932	34,323,544
Net loss per share of common stock	$(0.01)	$(0.04)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007 (Unaudited)

	2008	2007

Revenues	$3,115,392	$-

Expenses:
Costs applicable to sales (exclusive of depreciation, depletion and
amortization shown separately below)	2,031,514	-
General and administrative expenses	799,290	1,472,713
Depreciation, depletion and amortization	94,009	20,836

Income (loss) from operations	190,579	(1,493,549)

Other income (expense):
Interest expense	(196,992)	(226,804)
Miscellaneous income	115,929	259,849

Total other income (expense)	(81,063)	33,045

Income (loss) before income taxes	109,516	(1,460,504)
Provision for income taxes	-	-

Net income (loss)	$109,516	$(1,460,504)

Net loss per basic and diluted share of common stock:

Weighted average number of basic common shares outstanding	67,081,882	34,434,630
Basic earnings (loss) per share of common stock	$0.00	$(0.04)

Weighted average number of diluted common shares outstanding	69,985,450	34,434,630
Diluted earnings (loss) per share of common stock	$0.00	$(0.04)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2008
(Unaudited)

					Accumulated	Total
			Additional		Other Com-	Stockholders’
			Paid-in	Accumulated	prehensive	Equity
	Common Stock		Capital	Deficit	Loss	(Deficit)
	Shares	Amount

Balance at December 31, 2007	66,659,224	$666,592	$108,439,030	$(94,974,842)	$(9,183,428)	$4,947,352
Comprehensive loss:
Net loss	-	-	-	(565,031)	-	(565,031)
Cash flow hedge, net	-	-	-	-	(9,851,330)	(9,851,330)
Comprehensive loss	-	-	-	-	-	(10,416,361)

Stock options issued for
Coyote Springs	-	-	51,040	-	-	51,040
Compensation expense from
issuance of stock options	-	-	300,555	-	-	300,555
Modification of warrants	-	-	125,137	-	-	125,137
Compensation expense from
issuance of deferred stock
units	-	-	65,000	-	-	65,000
Common stock issued for
deferred stock units	44,411	444	(444)	-	-	-
Exercise of warrants	1,380,000	13,800	398,200	-	-	412,000

Balance at June 30, 2008	68,083,635	$680,836	$109,378,518	$(95,539,873)	$(19,034,758)	$(4,515,277)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (Unaudited)

	2008	2007
Cash Flows From Operating Activities:
Net loss	$(565,031)	$(1,515,987)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	147,865	41,673
Accretion expense on accrued reclamation costs	6,558	9,106
Amortization of debt issuance costs	119,886	100,000
Accretion of discount on debt	-	85,846
Issuance of stock options for services rendered	300,555	372,594
Issuance of stock and deferred stock units for services rendered	65,000	141,680
Accretion of warrant modification	125,137	-
Changes in assets and liabilities:
Accounts receivable	(340,879)	(18,542)
Inventory	(314,244)	-
Other assets	(24,614)	(13,916)
Accounts payable	357,603	(448,882)
Accrued expenses	(339,448)	(2,528,004)

Net Cash Used In Operating Activities	(461,612)	(3,774,432)

Cash Flows From Investing Activities:
Capital expenditures	(520,891)	(19,839)
Construction in progress	(9,232,937)	-

Net Cash Provided (Used) By Investing Activities	(9,753,828)	(19,839)

Cash Flows From Financing Activities:
Proceeds from issuance of notes payable	7,000,000	25,000
Debt issuance costs	-	(50,109)
Principal payments on capital leases	(19,368)	(9,375)
Principle payments on notes payable	-	(5,668,313)
Proceeds from issuance of special warrants	-	23,000,025
Offering costs paid in connection with special warrant financing	-	(1,718,349)
Proceeds from exercise of warrants	412,000	52,500

Net Cash Provided By Financing Activities	7,392,362	15,631,379

Net Increase in Cash and Cash Equivalents	(2,823,078)	11,837,108

Cash and Cash Equivalents at Beginning of Period	3,368,910	1,007,835

Cash and Cash Equivalents at End of Period	$545,832	$12,844,943

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$20,420	$287,149
Income taxes	-	-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Common stock issued for purchase of property	$51,040	$36,665
Stock options issued in connection with special warrant financing	-	513,436
Warrants issued in connection with debt facilities	-	85,846
Common stock issued for settlement of accounts payable	-	163,000
Debt issuance costs paid through a note payable	-	75,000
Common stock issued in exchange for deferred stock units	444	901
Mark to market of cash flow hedges	(9,851,330)	-
Capitalized interest	361,872	-
Debt issuance costs in accrued expense	-	450,000
Common stock issued upon conversion of related party convertible notes	-	132,680
Construction in progress financed by accounts payable	1,146,721	-
Acquisition of equipment under lease	79,310	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	FINANCIAL STATEMENTS

The accompanying financial information of Nord Resources Corporation (the “Company”) is prepared in accordance with the rules prescribed for filing condensed interim financial statements and, accordingly, does not include all disclosures that may be necessary for complete financial statements prepared in accordance with U.S. generally accepted accounting principles. The disclosures presented are sufficient, in management’s opinion, to make the interim information presented not misleading. All adjustments, consisting of normal recurring adjustments which are necessary so as to make the interim information not misleading, have been made. General and administrative expenses in the amount of $172,455 recorded in the three month period ending March 31, 2008 have been reclassified on the condensed consolidated statement of operations for the six months ended June 30, 2008 to cost applicable to sales in order to conform to the current period’s presentation. In addition, in the three month period ending June 30, 2008, the Company wrote-off unsubstantiated accounts payable in the amounts of $93,101 and $90,196 to cost applicable to sales and general and administrative expenses, respectively. Results of operations for the three and six months ended June 30, 2008 are not necessarily indicative of results of operations that may be expected for the year ending December 31, 2008. The Company recommends that this financial information be read in conjunction with the complete consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 previously filed with the Securities and Exchange Commission (the “SEC”).

2.	BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material. The Company’s continuation as a going concern is dependent upon its ability to reactivate the Johnson Camp Mine in a timely and cost effective manner, to meet its obligations under its Credit Agreement with Nedbank which will allow continued utilization of its credit facility, and to produce copper to sell at a level where the Company becomes profitable. The Company’s continued existence is dependent upon its ability to achieve its operating plan. If management cannot achieve its operating plan because of sales shortfalls or other unfavorable events, the Company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

3.	PRE COMMERCIAL PRODUCTION COSTS

The Company commenced copper cathode production from leaching existing old dumps in January 2008 and completed the first copper cathode sale from these operations in February 2008. Commercial production from existing heaps is defined by the Company as either operating at a minimum of 75% of designed capacity or generating positive cash flows from operations for a period of seven days. Commercial production from residual leaching was achieved effective February 1, 2008. Operating costs incurred prior to achieving commercial production, net of the realized value of copper produced during the period, are capitalized as mine development. These costs of $572,765 are being amortized on a straight-line basis over the expected life of production of existing ore on old dumps which is estimated to be 5 years.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

4.	STOCK-BASED COMPENSATION

Stock Options

Beginning January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” using the modified prospective application method. The Company has granted incentive and non-qualified stock options to its directors and employees under terms of its 2006 Stock Incentive Plan. The Company has also granted non-qualified, non-plan stock options, which have been authorized by the Company’s board of directors. Stock options are generally granted at an exercise price equal to or greater than the quoted market price on the date of grant.

There are 6,671,675 stock options outstanding at June 30, 2008, of which 3,771,675 are non-qualified non-plan stock options and 2,900,000 have been issued pursuant to the Company’s 2006 Stock Incentive Plan. The outstanding options expire at various dates from 2008 to 2017.

The Company did not grant any stock options to employees and directors during the three months ended June 30, 2008. The Company granted 106,674 stock options during the six months ended June 30, 2008, to persons other than employees and directors. The Company recognized $122,233 and $300,555 in compensation expense related to employee and director stock options for the three and six month periods ended June 30, 2008, respectively. During the three months ended June 30, 2007, the Company granted 1,650,000 stock options to employees and directors and recognized $334,854 in compensation expense. During the six months ended June 30, 2007 the Company granted 1,650,000 stock options to employees and directors and recognized $372,594 compensation expense.

As summarized in the following tables, no stock options were exercised during the six months ended June 30, 2008, 106,674 were granted and a total of 50,000 stock options either expired or were cancelled in accordance with their respective terms:

Weighted
	Number of	Average
	Shares	Exercise Price
Three Months Ended June 30,2008
Options outstanding at March 31, 2008	6,671,675	$.70
Granted	-	-
Exercised	-	-
Cancelled/Expired	-	-

Options outstanding at June 30, 2008	6,671,675	$.70

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

		Weighted
	Number of	Average
	Shares	Exercise Price
Six Months Ended June 30,2008
Options outstanding at December 31, 2007	6,615,001	$.71
Granted	106,674	1.00
Exercised	-	-
Cancelled/Expired	(50,000)	2.00

Options outstanding at June 30, 2008	6,671,675	$.70

The following table summarizes certain additional information about the Company’s total and exercisable stock options outstanding as of June 30, 2008:

		Weighted
		Average	Weighted
		Remaining	Average
	Number	Contractual	Exercise	Intrinsic
	Outstanding	Life in Years	Price	Value

Total stock options	6,671,675	4.4	$.70	$505,981
Exercisable stock
options	5,688,342	3.7	.69	514,648

The market price of the Company’s common stock on the OTC Bulletin Board on June 30, 2008 was $.78 per share. Accordingly, the intrinsic value of total stock options and exercisable stock options as of June 30, 2008 was $505,981 and $514,648, respectively.

The following table summarizes the unvested stock options outstanding as of June 30, 2008:

		Weighted Average
		Grant Date
	Number of Shares	Fair Value
Three Months Ended June 30,2008
Non-vested options outstanding at March 31, 2008	1,533,333	$.54
Granted	-	-
Vested	(550,000)	.51
Cancelled/Forfeited	-	-

Non-vested Options outstanding at June 30, 2008	983,333	$.56

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

		Weighted Average
		Grant Date
	Number of Shares	Fair Value
Six Months Ended June 30,2008
Non-vested options outstanding at December 31, 2007	1,800,000	$.57
Granted	106,674	.48
Vested	(923,341)	.57
Cancelled/Forfeited	-

Non-vested Options outstanding at June 30, 2008	983,333	$.56

The total grant date fair value of options vested during the three months and six months ended June 30, 2008 was $280,665 and $529,160, respectively. The Company recognizes stock option compensation expense on stock options with a graded vesting schedule on a straight line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. As of June 30, 2008, 983,333 stock options remain unvested, resulting in $204,443 in compensation expense to be recognized over the following six quarters.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted. As indicated above, there were no options granted during the three month period ended June 30, 2008 and 106,674 were granted during the six months ended June 30, 2008, however, none of which were issued to employees or directors. These options vested immediately; therefore, there is no expected forfeiture. Furthermore, the expected term of these options is equivalent to the contractual term thereof, 3 years. The expected forfeiture rate of 8% in 2007 was based on historical employee turnover rates and included actual forfeitures of stock options due to the resignation of one of the company’s officers. The expected term of the options granted to employees is estimated using the formula set forth in SEC Staff Accounting Bulletin (“SAB”) No. 107. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the date of grant and, in connection with the adoption of SFAS 123(R), “Share-Based Payment,” the expected volatility is based on the weighted historical volatility of the Company’s common stock and that of its peer group.

The Company did not grant any options for the three month period ending June 30, 2008 and granted 106,674 stock options during the six month period ended June 30, 2008. The Company granted 3,490,002 stock option grants during the six month period ended June 30, 2007. The fair values for the stock options granted during the six month periods ended June 30, 2008 and 2007 were estimated at the respective dates of grant using the Black-Scholes option pricing model with the following assumptions:

	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007
Risk-free interest rate	2.3%	4.9% to 5.0%
Expected life	3.0 years	2.0 to 5.5 years
Expected volatility	78%	78% to 91%
Expected dividend yield	0%	0%

Deferred Stock Units

During the three and six months ended June 30, 2008 and 2007, certain equity-based fees have been paid to the Company’s non-executive directors in the form of awards issued pursuant to the Company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units (“DSUs”). Each of the Company’s non-executive directors exercised such rights in respect of the equity-based fees payable to them for the three and six months ended June 30, 2008 and 2007. Accordingly, during the three and six months ended June 30, 2008, the Company credited a total of 42,484 and 80,719 DSUs, respectively, to its non-executive directors, and recognized expenses of $32,500 and $65,000, respectively, related to the issuance of these DSUs. During the three and six months ended June 30, 2007, the Company credited a total of 36,706 and 87,750 DSUs, respectively, to its non-executive directors, and recognized expenses of $25,694 and $61,680, respectively, related to the issuance of these DSUs. During the three months ended June 30, 2008, 44,411 DSUs were converted into shares of the Company’s common stock. The DSUs were granted under the 2006 Stock Incentive Plan. As of June 30, 2008, there were 236,149 DSUs outstanding.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Common Stock

During the three and six months ended June 30, 2008, the Company did not issue any shares of common stock to employees of the Company. During the three and six months ended June 30, 2007, the Company issued 40,000 and 100,000 shares of fully paid and non-assessable common stock to employees of the Company with a weighted average grant date fair value of $0.75 and $0.80 per share, respectively. Stock-based compensation related to these awards of $30,000 and $80,000 is included in operating expenses for the three and six months ended June 30, 2007, respectively.

5.	INVENTORY

Inventory is as follows:

As of
June 30, 2008
Material & supplies	$19,516
Copper in process	186,611
Finished goods	110,060
Total inventory	$316,187

6.	ACCRETION OF WARRANT MODIFICATION

On May 8, 2008, the Company extended the exercise period on 743,590 and 75,000 common stock purchase warrants held by Nedbank Limited by six months, to November 8, 2008 and November 15, 2008, respectively. The other terms and conditions of the warrants, including their respective exercise prices, remain unchanged. The change in fair value, which was charged to interest expense, resulting from this modification in the warrant expiry date was $125,137 and was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	1.4%
Expected life	.5 years
Expected volatility	74% to 75%
Expected dividend yield	0%

7.	LONG-TERM DEBT

The Company entered into a Credit Agreement dated June 28, 2007 (and amended as of June 30, 2008) with Nedbank as administrative agent and lead arranger. The Amended Credit Agreement provides for a $25 million secured term loan credit facility that is being used by the Company to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Amended Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by the Company, with the aggregate amount of all term loans being $25 million. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) December 31, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offering Rate for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). The annual interest rate on these loans at June 30, 2008 was 6.20% . The loans will be repaid beginning March 31, 2009 in 15 equal quarterly installments, subject to certain prepayment obligations set forth in the Amended Credit Agreement. As of June 30, 2008, $12,000,000 had been drawn down on the loan.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8.	BASIC AND DILUTED EARNINGS PER SHARE

Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding adjusted for the dilutive effect, if any, of stock options, warrants and other dilutive securities outstanding. Outstanding options, warrants and other dilutive securities to purchase 25,363,830 and 57,485,445 shares of common stock for six months ended June 30, 2008 and 2007, respectively, are not included in the computation of diluted loss per share as the effect of the assumed exercise of these options and warrants would be anti-dilutive. Outstanding options, warrants and other dilutive securities to purchase 17,983,614 and 57,485,445 shares of common stock for three months ended June 30, 2008 and 2007, respectively, are not included in the computation of diluted loss per share as the effect of the assumed exercise of these options and warrants would be anti-dilutive.

Components of basic and diluted earnings per share were as follows:

	Three Months Ended June 30,
	2008	2007
Net income (loss) available for common stock holders	$109,516	$(1,460,504)

Weighted average outstanding shares of common stock	67,081,882	34,434,630
Dilutive effect of warrants and stock options	2,903,568	-
Common stock and common stock equivalents	69,985,450	34,434,630
Earnings (loss) per share:
Basic	$0.00	$(0.04)
Diluted	$0.00	$(0.04)

9.	CONCENTRATION

On February 1, 2008, the Company entered into a cathode sales agreement with Red Kite Master Fund Limited (“Red Kite”) to sell 100% of its copper cathode production. Pursuant to this agreement, Red Kite will accept delivery of the cathode at the Johnson Camp Mine at pricing based on the COMEX price for high-grade copper. The contract is effective through December 31, 2012 and may not be terminated by either party unless certain conditions are met. Red Kite is a large, well capitalized and diversified multinational organization; therefore, the credit risk is considered to be minimal.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10.	COPPER PRICE PROTECTION PROGRAM

In connection with the Credit Agreement dated June 28, 2007 with Nedbank, the Company agreed to implement a price protection program with respect to a specified percentage of copper output from the Johnson Camp Mine. The price protection program consists of a synthetic put structure whereby the Company entered into a combination of forward sale and call option contracts for copper quantities, based on a portion of the estimated production from the Johnson Camp Mine during the term of the loan. The program covers approximately 27% of the estimated copper production from the Johnson Camp Mine during the term of the loan. The Company implemented the price protection program by entering into forward sales contracts for 4,560, 3,600, and 2,400 metric tons of London Metal Exchange cash settlement copper for 2009, 2010, and 2011, respectively, at a net forward price of $5,538, $4,481 and $4,413 per metric ton for the same periods. The program also included the purchase of long call options for the same quantities with average strike prices of $8,781, $8,523, and $8,723 per metric ton for the same periods, respectively, thereby permitting the Company to participate in price increases in the event that copper prices exceed the strike price of the long call options. The program requires no cash margins, collateral or other security from the Company.

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, these contracts are carried on the consolidated balance sheet at their fair value. As these contracts were designated as cash flow hedges, changes to the fair value of these contracts are reflected in “Accumulated Other Comprehensive Loss”. As of June 30, 2008, the carrying value of the derivative liability was approximately $19,034,758 and the reduction in fair value was recorded as other comprehensive loss in the consolidated balance sheet.

11.	INCOME TAXES

The Company records a valuation allowance for certain temporary differences for which it is more likely than not that it will not receive future tax benefits. The Company assesses its past earnings history and trends, sales backlog and projections of future net income. The Company recorded a valuation allowance for the entire amount of the net deferred tax asset in 2007 and prior years as the Company considered it to be unlikely to recognize sufficient operating income to realize the benefit of these assets over time until the Company has had a reasonable history of net income. Accordingly, the Company recorded a deferred tax valuation allowance in prior years to offset the entire deferred tax asset arising from the tax loss carry forward and other temporary differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, based upon criteria that include a recent history of demonstrated profits. The Company did not record a tax expense for the three and six month periods ending June 30, 2008 as in addition to the tax loss-carryforward the Company has not generated a taxable income on a year to date basis. The Company will continue to review this valuation allowance and the recognition of tax expense and make adjustments as appropriate.

12.	RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, FASB Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement 157”, was issued. FSP 157-2 applies to nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Accordingly, this FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the FSP. The Company plans to adopt this standard beginning January 2009, and the Company does not anticipate it will have a material impact on its consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In December 2007, the SEC issued SAB No. 110 which confirms that the use of a “simplified” method, as discussed in SAB No. 107, to estimate the expected term of “plain vanilla” share options in accordance with FASB No. 123 would be acceptable beyond December 31, 2007. The Company adopted this standard beginning January 2008, which had no material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” SFAS No. 160 requires that ownership interests in subsidiaries held by parties other that the parent be clearly identified labeled and presented in the consolidated statement of financial position within equity, but separate from the parent equity. It also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. This statement also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. The statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and that disclosures be expanded in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company plans to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141 (Revised 2007) establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141 (Revised) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company plans to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. This objective of this statement is to enhance the understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company plans to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are present in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company plans to adopt this standard when it become effective, however, the Company does not believe it will have a material impact on the Company’s consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Nord Resources Corporation

We have audited the accompanying consolidated balance sheet of Nord Resources Corporation and Subsidiary as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nord Resources Corporation and Subsidiary as of December 31, 2007 and the results of their operations and their cash flows for the years ended December 31 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $2,512,181 and $6,283,878 during the years ended December 31, 2007 and 2006, respectively. As discussed in Note 2 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.

Denver, Colorado
March 26, 2008

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

2007
ASSETS

Current Assets:
Cash and cash equivalents	$3,368,910
Accounts receivable	144,012
Prepaid expenses and other	68,012

Total Current Assets	3,580,934

Property and Equipment, at cost:
Property and equipment	4,161,993
Less accumulated depreciation and amortization	(1,460,611)
2,701,382
Construction in progress	10,795,491
Net Property and Equipment	13,496,873

Other Assets:
Restricted cash and marketable securities	3,686,476
Debt issuance costs, net of accumulated amortization	1,117,021
Total Other Assets	4,803,497

Total Assets	$21,881,304

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007
(Continued)

2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,322,459
Accrued expenses	1,225,686
Current maturities of long-term debt	312,500
Current maturity of capital lease obligation	9,375

Total Current Liabilities	2,870,020

Long-Term Liabilities:
Derivative contracts	9,183,428
Long-term debt (less current maturities)	4,687,500
Accrued reclamation costs	131,141
Other	61,863

Total Long-Term Liabilities	14,063,932

Total Liabilities	16,933,952

Commitments and contingencies

Stockholders’ Equity:
Common stock: $.01 par value, 100,000,000 shares authorized,
66,659,224 shares issued and outstanding	666,592
Additional paid-in-capital	108,439,030
Accumulated deficit	(94,974,842)
Accumulated other comprehensive loss	(9,183,428)

Total Stockholders’ Equity	4,947,352

Total Liabilities and Stockholders’ Equity	$21,881,304

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Net sales	$–	$–
Operating expenses (Includes stock based compensation of $1,006,676 and
$1,037,739, respectively)	6,135,527	7,135,628
Depreciation, depletion and amortization	123,768	83,347

Loss from operations	(6,259,295)	(7,218,975)
Other income (expense):
Interest expense	(577,171)	(1,635,360)
Gain on investments, net	–	2,020,739
Legal settlement	3,617,166	–
Miscellaneous income	707,119	549,718

Total other income (expense)	3,747,114	935,097

Loss before income taxes	(2,512,181)	(6,283,878)

Provision for income taxes	–	–

Net loss	$(2,512,181)	$(6,283,878)
Net Loss Per Basic and Diluted Share of Common Stock:
Weighted Average Number of Common Shares Outstanding	36,172,142	33,643,738

Net loss per share of common stock	$(0.07)	$(0.19)

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock		Additional Paid-in- Capital		Special Warrants	Accumulated Deficit	Accumulated Other Com- prehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount

Balance at December 31, 2005	30,425,975	$304,260	$84,131,966	$	– $	(86,178,783)	$–	$(1,742,557)
Comprehensive loss:
Net loss	–	–	–		–	(6,283,878)	–	(6,283,878)
Comprehensive loss	–	–	–		–	–	–	(6,283,878)

Common stock and stock options
issued for Coyote Springs	83,844	838	48,512		–	–	–	49,350
Common stock issued to settle
outstanding claims	46,753	468	36,456		–	–	–	36,924
Exercise of stock options	2,715,000	27,150	27,150		–	–	–	54,300
Compensation from issuance of
stock options	–	–	600,879		–	–	–	600,879
Common stock issued in private
placement	80,000	800	27,200		–	–	–	28,000
Warrants issued on bridge loan	–	–	260,729		–	–	–	260,729
Compensation from issuance of
deferred stock units	–	–	126,874		–	–	–	126,874
Common stock issued for services	666,471	6,665	303,321		–	–	–	309,986
Balance at December 31, 2006	34,018,043	340,181	85,563,087		–	(92,462,661)	–	(6,559,393)

Comprehensive loss:
Net loss	–	–	–		–	(2,512,181)	–	(2,512,181)
Cash flow hedge, net	–	–	–		–	–	(9,183,428)	(9,183,428)
Comprehensive loss	–	–	–		–	–	–	(11,695,609)

Common stock issued for Coyote
Springs	33,332	333	36,332		–	–	–	36,665
Common stock issued to settle
outstanding claims	139,880	1,399	161,601		–	–	–	163,000
Exercise of warrants	931,589	9,315	433,804		–	–	–	443,119
Warrants issued in connection with
bridge loan	–	–	85,846		–	–	–	85,846
Issuance of stock options in
connection with special warrant
financing	–	–	513,436		–	–	–	513,436
Issuance of special warrants (net of					20,820,932
offering costs of $2,179,093)	–	–	–			–	–	20,820,932
Common stock issued for deferred
stock units	90,027	901	(901)		–	–	–	–
Compensation expense from
issuance of stock options	–	–	801,076		–	–	–	801,076
Conversion of convertible notes,
related party	679,653	6,796	125,884		–	–	–	132,680
Conversion of special warrants	30,666,700	306,667	20,514,265		(20,820,932)	–	–	–
Compensation from issuance of
deferred stock units	–	–	125,600		–	–	–	125,600
Common stock issued for services	100,000	1,000	79,000		–	–	–	80,000
Balance at December 31, 2007	66,659,224	$666,592	$108,439,030	$	– $	(94,974,842)	$(9,183,428)	$4,947,352

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash Flows From Operating Activities:
Net loss	$(2,512,181)	$(6,283,878)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	123,768	83,347
Accretion expense on reclamation costs	18,212	16,642
Amortization of debt issuance costs	180,652	532,791
Write-off of deferred offering costs	–	397,803
Write-off of deposit on abandoned financing	–	50,000
Accretion of discount on debt	85,846	545,771
Stock option mark to market adjustment	–	26,250
Realized loss on copper put options	–	142,738
Issuance of common stock and deferred stock units for services rendered	205,600	436,860
Issuance of stock options for services rendered	801,076	574,629
Gain on sale of securities held for trading	–	(261,712)
Proceeds from sale of securities held for trading	–	1,729,391
Beneficial conversion feature recorded as interest expense	–	1,722
Changes in assets and liabilities:
Accounts receivable	(139,085)	(4,928)
Other assets	(37,069)	8,271
Accounts payable	(503,405)	280,666
Accrued expenses	(1,925,424)	1,972,852

Net Cash Provided (Used) By Operating Activities	(3,702,010)	249,215

Cash Flows From Investing Activities:
(Increase) decrease in restricted cash and marketable securities	(3,686,476)	126,063
Purchase of copper put options	–	(56,252)
Capital expenditures	(748,706)	(109,068)
Construction in progress	(9,348,683)	–

Net Cash (Used) By Investing Activities	(13,783,865)	(39,257)

Cash Flows From Financing Activities:
Debt issuance costs	(1,222,673)	(161,065)
Principal payments on notes payable	(5,714,114)	–
Deferred financing costs	–	(245,805)
Proceeds from issuance of notes payable	5,025,000	1,000,000
Proceeds from issuance of special warrants	23,000,025	–
Offering costs paid in connection with special warrant financing	(1,665,657)	–
Principal payments on capital lease	(18,750)	(18,750)
Proceeds from exercise of warrants	443,119	–
Proceeds from issuance of common stock	–	82,300

Net Cash Provided By Financing Activities	19,846,950	656,680

Net Increase in Cash and Cash Equivalents	2,361,075	866,638

Cash and Cash Equivalents at Beginning of Year	1,007,835	141,197

Cash and Cash Equivalents at End of Year	$3,368,910	$1,007,835

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$396,514	$487,715
Income taxes	–	–

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Nord Resources Corporation (the “Company”) is a United States based corporation involved in all phases of the mining business including exploration, permitting, developing and operating mining projects. The Company’s primary asset is the Johnson Camp Copper Mine (“Johnson Camp Mine”) located in Arizona. In July 2007, the Company commenced the reactivation of the Johnson Camp Mine. In addition to the Johnson Camp Mine, the Company has options to acquire interests in two exploration projects, Coyote Springs and Texas Arizona located in Arizona. In January 2008, the Company elected to terminate an option it held to acquire an interest in the Mimbres exploration project, located in New Mexico.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material. The Company’s continuation as a going concern is dependent upon its ability to reactivate the Johnson Camp Mine in a timely and cost effective manner, to meet its obligations under its Credit Agreement with Nedbank which will allow continued utilization of its credit facility, and to produce copper to sell at a level where the Company becomes profitable. The Company’s continued existence is dependent upon its ability to achieve its operating plan. If management cannot achieve its operating plan because of sales shortfalls or other unfavorable events, the Company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Cochise Aggregates and Materials, Inc. (“Cochise”). Cochise was set up to produce and market landscape rock products and aggregates derived from the Johnson Camp Mine overburden piles. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves of the Johnson Camp Mine that are the basis for future cash flow estimates; reclamation obligations; asset impairment (including long-lived assets and investments); valuation allowances for deferred tax assets; disclosures and reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Cash

As required by the Credit Agreement with Nedbank Limited (“Nedbank”) dated June 28, 2007 (the “Credit Agreement”), the Company is required to maintain a balance of the greater of (a) $3,000,000 or an amount equal to obligations scheduled to become due during the period of the next two consecutive fiscal quarters. The Company maintained a balance of $3,000,000 at December 31, 2007. In addition, the Company purchased two certificates of deposit totaling $686,476 which are held as collateral on two letters of credit for various purposes, including environmental reclamation and other general corporate purposes. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Instruments,” these certificates of deposit are considered Held-to-Maturity Securities and consequently are recorded at amortized cost on the consolidated balance sheet.

Accounts Receivable

The Company grants credit to all qualified customers and generally requires no collateral. Accounts receivable are carried at cost less an allowance for losses, if an allowance is deemed necessary. The Company does not accrue finance or interest charges. On a periodic basis, the Company evaluates its accounts receivable and determines the requirement for an allowance for losses, based upon history of past write-offs, collections and current credit conditions. A receivable is written off when it is determined that all reasonable collection efforts have been exhausted and the potential for recovery is considered remote. Management determined that no allowance for losses was required as of December 31, 2007 and 2006.

Revenue Recognition

The Company recognizes revenue from the sale of products, and related costs of products sold, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectability is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Sales incentives and returns are estimated and recognized at the date of shipment based upon historical activity and current agreements with customers. The Company evaluates these estimates on a regular basis and revises them as necessary.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out pricing method.

Marketable Securities

Marketable securities at December 31, 2007, consist of certificates of deposits which are considered held-to-maturity securities and are stated at amortized cost on the consolidated balance sheet. All marketable securities are defined as held-to-maturity securities, trading securities, or available-for-sale securities under SFAS No. 115. Management determines the appropriate classification of its investments in marketable debt and equity securities at the time of each purchase and re-evaluates such determination at each balance sheet date. Securities that are bought with the intent and ability to be held to maturity are classified as held-to-maturity securities. Held-to-maturity securities are carried at amortized cost on the consolidated balance sheet until sold. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized gains and losses are included in earnings. Debt securities, for which the Company does not have the intent or ability to hold to maturity, and equity securities are classified as available for sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Instruments

In connection with the Credit Agreement with Nedbank, the Company has agreed to implement a hedging program with respect to a specified percentage of copper output from the Johnson Camp Mine. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, these contracts are carried on the consolidated balance sheet at their fair value. As these contracts have been designated as cash flow hedges, the changes to their fair value are currently reflected in “Other Comprehensive Loss”. As of December 31, 2007, the carrying value of the derivative liability was $9,183,428, and the reduction in fair value was recorded in accumulated other comprehensive loss on the consolidated balance sheet.

Shipping and Handling Costs

The Company includes shipping and handling costs related to the transport of finished goods in operating expenses.

Deferred Offering Costs

Transaction costs incurred prior to the closing of an equity offering are capitalized until the sooner of the completion of the equity offering or a determination is made not to proceed with the offering at which time the costs are charged to additional paid-in-capital at the time of completion of the offering or charged against income at the time the determination is made not to proceed with the equity offering. The Company expensed $397,803 of deferred offering costs during the year ended December 31, 2006, in light of the Company’s decision not to proceed with the contemplated equity offering as a result of the Company’s entering into a merger agreement. The merger agreement was subsequently terminated.

Debt Issuance Costs

Debt issuance costs are amortized over the life of the related loan as interest expense. During 2007 and 2006, the Company incurred debt issuance costs of $1,297,673 and $161,065 respectively, related to the issuance of promissory notes, bridge loans and the project financing facility. Debt issuance costs of $100,000 were incurred in connection with an extension of a bridge loan dated November 8, 2005 with Nedbank in the total principal amount of $5,000,000. The bridge loan was repaid in 2007 and the associated debt issuance costs were fully amortized in 2007. The remaining debt issuance costs of $1,197,673, incurred in conjunction with the project financing facility, are being amortized over the term of the loans using the straight-line method, which approximates the effective interest method. Accumulated amortization of debt issuance costs was $1,419,597 and $1,238,945 at December 31, 2007 and 2006, respectively. Unamortized debt issuance costs were $1,117,021 at December 31, 2007.

Property and Equipment

Property and equipment are stated at cost. Mineral exploration costs are expensed as incurred. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Mineral properties are amortized over the life of the mine using the units of production method. Buildings and mining equipment are depreciated over the shorter of their estimated useful lives, or over the life of the mine using the units of production method.

Long-Lived Assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows for the Johnson Camp Mine include estimates of recoverable pounds of copper, copper prices (considering current and historical prices, price trends and related factors), production rates and costs, capital and reclamation costs as appropriate, all based upon life-of-mine engineering plans and feasibility studies. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. No impairment losses were recorded during the years ended December 31, 2007 and 2006.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reclamation Costs

Reclamation costs are allocated to expense over the life of the related assets and are adjusted for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate. The asset retirement obligation is based on when the spending for an existing environmental disturbance and activity to date will occur. The Company reviews its asset retirement obligation, on an annual basis, unless a triggering event occurs that requires a more frequent evaluation. The asset retirement obligation at the mine site is accounted for in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations.”

Stock Based Compensation

Beginning January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment,” using the modified prospective application method. The Company has granted incentive and non-qualified stock options to its directors under the terms of its 2006 Stock Incentive Plan. The Company has also granted non-qualified, non-plan stock options, which have been authorized by the Company’s board of directors. Stock options are generally granted at an exercise price equal to or greater than the quoted market price on the date of grant.

Net Loss per Share of Common Stock

Basic earnings (loss) per common share are computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding adjusted for the dilutive effect, if any, of stock options, warrants and other dilutive securities. Outstanding options, warrants and other dilutive securities to purchase 26,687,156 and 9,501,633 shares of common stock for the years ended December 31, 2007 and 2006, respectively, are not included in the computation of diluted loss per share as the effect of the assumed exercise of these options, warrants and other securities would be anti-dilutive.

Income Taxes

The Company uses the liability method to account for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the financial statements. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable or refundable for the current period and the change during the period in net deferred tax assets and liabilities.

Comprehensive Income

In addition to net income (loss), comprehensive income (loss) includes all changes in equity during a period, including the effective portion of changes in fair value of derivative instruments that qualify as cash flow hedges and cumulative unrecognized changes in fair value of marketable securities available- for-sale or other investments, except those resulting from investments by and distributions to owners.

Recently Issued Accounting Guidance

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It also establishes a requirement to evaluate interests in securitized financial assets, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. The Company adopted this standard beginning January 1, 2007; it has had no material impact on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income tax recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company adopted this standard beginning January 1, 2007; it has had no material impact on the Company’s consolidated financial statements. However, if a change of control in accordance with section 382 of the Internal Revenue Code occurs in the future, the Company’s ability to fully utilize its net operating loss carry forward in computing its taxable income will be limited to an annual maximum of the value of the Company just prior to the change in control multiplied by the long term tax exempt rate.

In June 2006, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement”. EITF Issue No. 06-3 applies to any taxes assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and customer, and may include but is not limited to sales, use, value added and some excise taxes. EITF Issue No. 06-3 requires an entity to disclose if taxes are presented in the income statement on a gross or net basis. Additionally, an entity that reports any such taxes on a gross basis should also disclose the amounts of those taxes in interim and annual financial statements for each period an income statement is presented if those amounts are significant. EITF Issue No. 06-3 applies with respect to any interim and annual reports filed after December 15, 2006. The Company adopted EITF Issue No. 06-3 in January 2007. The Company uses the net basis for accounting for taxes imposed in connection with a specific-revenue producing transaction.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, in February 2008, FASB Staff Position (“FSP”) 157-2, “Effective Date of FASB Statement 157” was issued. FSP 157-2 applies to nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Accordingly, this FSP defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the FSP. The Company plans to adopt this standard beginning January 2009, and does not anticipate it will have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for an issuer of publicly traded securities for financial statements issued for fiscal years ending after December 15, 2006. The Company adopted this standard beginning January 1, 2007; it has had no material impact on the Company’s consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2006, the Securities and Exchange Commission (the”SEC”) issued Staff Accounting Bulletin (“SAB”) 108 which was issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the buildup of improper amounts on the balance sheet effective for any fiscal year beginning after November 15, 2006. The Company adopted this bulletin beginning January 1, 2007; it has had no material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company plans to adopt this standard beginning January 1, 2008; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

In December 2007, the SEC issued SAB 110 which was issued to express the understanding that the use of a “simplified” method, as discussed in SAB 107 in developing an estimate of expected term of “plain vanilla” share options in accordance with FASB No. 123 would be acceptable beyond December 31, 2007. The Company plans to adopt this standard beginning January 2008, and does not anticipate it will have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” SFAS No, 160 requires that ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent equity. It also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. This statement also establishes a single method of accounting for changes in a parent’s ownership position interest in a subsidiary that do not result in deconsolidation. The statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and that disclosures be expanded in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company plans to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS 141 (Revised 2007) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141 (Revised) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company plans to adopt this standard beginning January 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:
2007

Land	$383,891
Buildings	947,923
Mining and other equipment	2,830,179
Construction in Progress	10,795,491

Total	$14,957,484

Depreciation and amortization of property and equipment charged to operations was $123,768 and $83,347 for the years ended December 31, 2007 and 2006, respectively.

4.	ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:
2007

Accrued interest	$13,251
Accrued payroll expense	534,227
Other accrued liabilities	678,208

Total	$1,225,686

5.	LONG-TERM DEBT

Long-term debt consists of the following at December 31:

2007

Project Financing Facility	$5,000,000
5,000,000
Less current maturities	(312,500)

Total	$4,687,500

Project Financing Facility

The Company entered into a Credit Agreement dated June 28, 2007, with Nedbank as administrative agent and lead arranger. The Credit Agreement provides for a $25 million secured term loan credit facility that is being used by the Company to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by the Company, with the aggregate amount of all term loans being $25 million. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) June 30, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offering Rate for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). The annual interest rate on these loans at December 31, 2007 was 8.41% . In the event that the Company defaults under the Credit Agreement, an additional 3.0% interest will be payable in addition to such annual rate and all interest will be payable on demand. The Company paid a $500,000 loan fee on the lenders $25 million term loan commitment, of which $50,000 was credited from a previously expired commitment and an additional $500,000 to Auramet Trading, LLC for their assistance in obtaining the Credit Agreement. The Credit Agreement is collateralized by substantially all of the Company’s assets, restricts the Company from incurring certain additional debt, limits the Company’s ability to pay dividends and make certain restrictive payments and will be repaid beginning one year after the first draw down and ending four years after the date of the first draw down, subject to certain prepayment obligations set forth in the Credit Agreement The Credit Agreement requires the Company to maintain certain financial covenants and pay a commitment fee of 0.25% on the unused term loan commitments of up to $25 million during the availability period.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, pursuant to the Credit Agreement, the Company was required to put in place a copper price protection program for a portion of its copper out from the Johnson Camp Mine.

Transaction costs of $1,197,673 have been included in debt issuance costs and are being amortized on a straight-line basis over the term of the facility. During 2007, $80,652 of amortization expense, which is included in interest expense, was recognized. As of December 31, 2007, $5,000,000 had been drawn down on the loan. Proceeds from the loan will be used to fund a debt service reserve obligation and for the reactivation of the Johnson Camp Mine.

At December 31, 2007, the maturities on the project financing facility were as follows:

2008	$312,500
2009	1,250,000
2010	1,250,000
2011	1,250,000
2012	937,500

Total	$5,000,000

Equipment Loan

In October 2002, the Company signed a promissory note in the amount of $95,000 related to its purchase of equipment. The note bears interest at an annual rate of 12% with monthly payments of $4,472 and is collateralized by the equipment. This note was originally scheduled to mature in November 2004. In August 2005, the holder of the Company’s equipment note sold the loan to an unrelated party. Subsequent to this sale, the terms of the original promissory note were amended to allow for deferment of all past due payments along with any scheduled payments until December 2007. During December 2007, the Company paid $60,362, including accrued interest of $14,561, to satisfy the note.

Bridge Loan Facilities

In October 2005, the Company obtained a loan in the amount of $2,850,000 from Auramet Trading, LLC, of which $1,850,000 was funded by Ronald Hirsch, Chairman of the Board of Directors, pursuant to an Agreement for Credit Risk Participation dated October 2005, between Auramet Trading, LLC and Ronald Hirsch. The agreement gave Mr. Hirsch the right to own a 65% interest in the loan and in all documents, instruments and collateral issued by Auramet Trading, LLC, as well as all payments, recoveries or distributions in connection with the loan. A secured promissory note was issued to Auramet Trading, LLC that provided for interest only payments at a rate of 9% per annum payable monthly and the note was to mature on the earlier of April 2006 or the closing of an equity offering in which the Company raised not less than $25,000,000.

As the arranger of the bridge financing, Auramet Trading, LLC received from the Company a fee of $15,000 and 250,000 warrants for the purchase of an equal number of shares of the Company’s common stock. The warrants were to be exercisable on or before October 17, 2007 at an exercise price equal to the final price at which the Company’s stock was sold in a public offering, provided that if the Company did not complete such an offering on or before April 17, 2006, then the exercise price would be the average closing price of the Company’s common stock for the 20 trading days prior to April 17, 2006. Since the Company did not complete a public offering by April 17, 2006, it issued to Auramet Trading, LLC an amended and restated warrant certificate to fix the exercise price at $.56 per share. Auramet Trading, LLC exercised the 250,000 warrants in 2007.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, Auramet Trading, LLC was entitled to receive such number of common stock warrants as was to be calculated by dividing the Canadian dollar equivalent of $1,000,000 (on October 17, 2005) by the final price at which a share of the Company’s common stock was sold in a public offering and multiplying the result by 0.15. The warrants were exercisable on or before October 17, 2007, provided that the Company completed a public offering on or before April 17, 2006. In the event that the Company did not complete such an offering by April 17, 2006, the warrants were to expire on April 17, 2006, and the Company was required to issue new warrants to Auramet Trading, LLC for the purchase of 256,410 shares of common stock at an exercise price equal to the average closing price of the Company’s common stock for the 20 trading days prior to April 17, 2006. Since the Company did not complete a public offering by April 17, 2006, it issued the 256,410 replacement warrants to Auramet Trading, LLC. The replacement warrants were exercisable at a price of $.56 per share and were set to expire on April 17, 2008. Auramet Trading, LLC exercised the 256,410 warrants in 2007.

In connection with a $3,900,000 loan with Nedbank, the Company issued to Nedbank warrants to purchase that number of shares of common stock as was to be calculated by dividing the Canadian dollar equivalent of $2,900,000 (on November 8, 2005) by the final price at which a share of the Company’s common stock was sold in a public offering and multiplying the result by 0.15. The warrants were exercisable on or before November 8, 2007, provided that the Company completed a public offering on or before May 8, 2006. Since the Company did not complete such an offering by May 8, 2006, the warrants expired in accordance with their terms on May 8, 2006, and the Company issued new warrants to Nedbank for the purchase of 743,590 shares of common stock at an exercise price of $.88 per share, being the amount equal to the average closing price of the Company’s common stock as quoted on the Pink Sheets LLC for the 20 trading days prior to May 8, 2006. The replacement warrants shall expire on May 8, 2008.

During May 2006, the Company negotiated an extension of the maturity on the $3,900,000 bridge loan from Nedbank to the earlier of August 15, 2006 or the closing of an equity offering in which the Company raises not less than $20,000,000. In connection with this extension, the Company agreed to increase the interest rate on the loan from 9% to 10% per annum, pay the lender a closing fee of $39,000, and issue 75,000 common stock purchase warrants to Nedbank and 25,000 common stock purchase warrants to Auramet Trading, LLC. The warrants are exercisable on or before May 15, 2008 at an exercise price of $1.00. At the same time, Auramet Trading, LLC, acting through Nedbank, advanced an additional $1,000,000 loan to the Company which was added to the outstanding principal under the secured bridge loan from Nedbank. In consideration of the additional loan advance, the Company paid to Auramet Trading, LLC $40,000 and issued to Auramet Trading, LLC warrants for the purchase of 250,000 shares of the Company’s common stock, exercisable for a period of two years at an exercise price $1.15 per share.

During August 2006, the Company negotiated an extension of the maturity date on the $4,900,000 secured bridge loan from Nedbank to the earlier of September 30, 2006 or the closing of an equity offering in which the Company raises not less than $20,000,000. During September 2006, the Company negotiated a further extension of the maturity date to the earlier of December 22, 2006 or the closing of an equity offering in which the Company raises not less than $20,000,000. In connection with this extension, the Company agreed to an increase in the interest rate on the loan from 10% to 11% per annum. In consideration for this extension, the Company paid Nedbank a fee of $49,000 and issued 88,770 common stock purchase warrants to Nedbank and 61,230 common stock purchase warrants to Auramet Trading, LLC. Each warrant entitles the holder to purchase one share of the Company’s common stock on or before September 30, 2008, at an exercise price of $.83 per share.

The Company negotiated further extensions of the maturity date to the earlier of April 30, 2007 or the closing of an equity offering in which the Company raises not less than $20,000,000. In connection with the extension to April 30, 2007, the Company received an additional $100,000, thereby increasing the outstanding principal amount of the bridge loan facility to $5,000,000. In consideration for the extension and increased loan amount, the Company paid Nedbank a fee of $75,000 and issued 174,000 common stock purchase warrants to Nedbank and 126,000 common stock purchase warrants to Auramet Trading, LLC. Each warrant entitles the holder to purchase one share of the Company’s common stock on or before September 30, 2008, at an exercise price of $.66 per share.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2007, the Company negotiated a further extension of the maturity date to the earlier of July 12, 2007 or the closing by the Company of any debt or equity issuance regardless of size. In consideration of this extension, the Company paid Nedbank a fee of $25,000.

The Company used the Black-Scholes option pricing model to estimate the fair market value of warrants issued in connection with the bridge loan facility. The value of the warrants was recorded as a reduction of debt and increase in additional paid-in-capital. The debt discount was amortized to interest expense over the life of the loan. The risk-free interest rate was based upon the U.S. Treasury yield curve in effect at the date of issuance. The expected volatility was based on the weighted historical volatility of the Company’s common stock and that of its peer group.

The following assumptions were used to estimate the fair value of warrants issued in connection with the bridge loan facility during 2007 and 2006:

	2007	2006

Risk-free interest rate	4.9%	4.7% to 5.0%
Expected term in years	1.6 years	2 years
Expected volatility	70%	66%
Expected dividend yield	0%	0%

The fair value of warrants issued in connection with the bridge loan facility was $85,846 and $260,729 for the years ended December 31, 2007 and 2006, respectively. The Company recognized $85,846 and $374,862 of interest expense associated with the accretion of the debt discount on the bridge loan facility in 2007 and 2006, respectively.

On June 6, 2007, the bridge loan facility was repaid from proceeds from the special warrant financing.

Revolving Line of Credit – Related Parties

In June 2005, the Company entered into a $600,000 revolving line of credit agreement with Ronald Hirsch and Stephen Seymour, a member of the Board of Directors. The line of credit bore interest at 6.0% per annum, was to have matured on December 31, 2005, and was collateralized by accounts receivable, inventory, property and equipment, and other assets. This loan was subordinated to the Bridge Loan with Nedbank described above.

In consideration for the issuance of the line of credit, the Company agreed to issue to the lenders four shares of common stock and four warrants for every $1 loaned to the Company. Each warrant entitles the lender to purchase one share of common stock at an exercise price of $.25 for a period of three years. Pursuant to this agreement during 2005, the Company issued 2,260,000 shares of common stock valued at $637,000, of which $238,717 was recognized as interest expense in 2006, and 2,260,000 warrants to purchase one share of common stock valued at $562,478.

The Company used the Black-Scholes option pricing model to estimate the fair market value of the warrants granted in connection with the revolving line of credit. The value of the warrants was recorded as a discount to debt and amortized to interest expense over the life of the loan. The Company recognized $170,909 of interest expense in 2006 associated with the accretion of debt discount.

Commencing May 1, 2006, the interest rate was changed from 6.0% per annum to M&T Bank’s prime rate. The Company negotiated extensions to the maturity date which was extended to the earlier of: (a) July 12, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which the Company raises not less than $20,000,000, or (ii) a significant corporate transaction which results in a change of control of the Company, or which involves a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets or assets valued at $12,000,000 or greater.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 6, 2007, the revolving line of credit was repaid from proceeds from the special warrant financing.

Convertible Notes – Related Parties

During 2004, the Company entered into promissory notes for $66,000 and $106,000 from Stephen Seymour and Ronald Hirsch, respectively. The loans accrued interest at 10% per annum, were unsecured and had been extended to mature on the earlier of: (a) July 12, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which the Company raises not less than $25,000,000, or (ii) a significant corporate transaction which results in a change of control of the Company, or which involves a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets or assets valued at $12,000,000 or greater. These loans were repayable upon maturity: (a) in the case of an equity offering or a debt financing, as to 50% in cash and as to the balance in fully paid shares of common stock at a deemed price of $.20 per share; (b) in the case of a significant corporate transaction or a sale, lease or transfer of assets, solely in fully paid shares of common stock at a deemed price of $.20 per share; and (c) in any other case, in such mix of cash and/or fully paid shares of common stock at a deemed price of $.20 per share as the holder may determine. These loans were subordinated to the Bridge Loan with Nedbank.

The loans contained a beneficial conversion feature in the amount of $123,000 due to the value of the Company’s common stock exceeding the debt conversion price on the date of the loans. The beneficial conversion feature was amortized to interest expense over the period during which the notes were convertible into common stock. The Company recognized $1,722 of interest expense associated with the amortization of its beneficial conversion feature in 2006.

During 2007 and 2006, the Company accrued interest on the convertible promissory notes of $8,529 and $17,200, respectively. During 2007, the Company paid 50% of the accrued interest and principal in cash of $110,246 and issued 549,653 shares of common stock valued at $109,930 in exchange for the notes.

During June 2004, Ronald Hirsch exercised 1,750,000 stock options at an exercise price of $35,000. Subsequently, during June 2005, Mr. Hirsch and the Company agreed to rescind this stock option exercise. In exchange for the $35,000 that was paid to exercise the stock options, the Company issued Mr. Hirsch an unsecured convertible promissory note for $35,000 and cancelled the related 1,750,000 shares of common stock. The promissory note bore interest at 10.0% per annum, was unsecured and had been extended to mature on the earlier of: (a) April 30, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which the Company raises not less than $25,000,000, or (ii) a significant corporate transaction which results in a change of control of the Company, or which involves a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets or assets valued at $12,000,000 or greater. This loan was repayable upon maturity: (a) in the case of an equity offering or a debt financing, as to 50% in cash and as to the balance in fully paid shares of common stock at a deemed price of $.175 per share; (b) in the case of a significant corporate transaction or a sale, lease or transfer of assets, solely in fully paid shares of common stock at a deemed price of $.175 per share; and (c) in any other case, in such mix of cash and/or fully paid shares of common stock at a deemed price of $.175 per share as the holder may determine. The loan was subordinated to the Bridge Loan with Nedbank.

During 2007 and 2006, the Company accrued interest on the convertible promissory note of $1,736 and $3,500, respectively. During 2007, the Company paid 50% of the accrued interest and principal in cash of $22,389 and issued 130,000 shares of common stock valued at $22,750 in exchange for the note.

6.	RECLAMATION COSTS

The Company estimates its asset retirement obligations using an expected cash flow approach, in which multiple cash flow scenarios were used to reflect a range of possible outcomes. The Company estimates the aggregate undiscounted obligation to be approximately $400,000 for the Johnson Camp Mine. To calculate the fair value of this obligation, the projected cash flows are discounted at the Company’s estimated credit-adjusted, risk free interest rate of 10%. In October 2007, based on an amended feasibility study, the mine life was extended from nine years to sixteen years. Consequently, the Company reduced the retirement cost of the asset and the related liability by $69,193. The majority of cash expenditures for reclamation and closure activities are expected to occur at the conclusion of production, currently anticipated to be in 2018 – 2019. The Company will recognize an increase to the asset retirement obligation concurrent with the impact from mining activity when it resumes in 2008.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending carrying amounts of the Company’s retirement obligation as of December 31, 2007 and 2006 is as follows:

	2007	2006

Liability, beginning of year	$182,122	$165,480
Accretion expense	18,212	16,642
Reduction in asset retirement cost	(69,193)	–

Liability, end of year	$131,141	$182,122

7.	PLATINUM DIVERSIFIFED SETTLEMENT

On September 24, 2007, the Company received the final payment of approximately $2.2 million pursuant to its Settlement Agreement dated March 7, 2007, with Platinum Diversified Mining, Inc. (“PDM”) and PDM’s direct and indirect subsidiaries, Platinum Diversified Mining USA, Inc. (“PDM USA”) and PDM Merger Corp. (together with PDM and PDM USA, the “PDM Parties”). The Settlement Agreement provided for the settlement of the dispute and disagreements between the Company and the PDM Parties arising in connection with the agreement and plan of merger dated October 23, 2006 which had contemplated the acquisition of the Company by PDM in an all-cash merger transaction.

The Company received a total of $3,617,166 from the PDM Parties in full and final settlement of all claims and disputes between the parties.

8.	GAIN ON INVESTMENTS, NET

During 2006, the Company recognized a net gain on investments of $2,020,739. In 2006, the Company realized $1,900,000 related to its settlement with Titanium Resources Group in connection with the sale of its 13/15 fractional interest in SRL Acquisition No. 1 Limited. Additionally, the Company recognized a gain of $261,712 on its investment in Allied Gold. These gains were partially offset by realized losses in the amount of $142,738 on the copper put options the Company purchased in conjunction with the bridge loan from Nedbank.

9.	COPPER PRICE PROTECTION PROGRAM

In connection with the Credit Agreement dated June 28, 2007 with Nedbank, the Company agreed to implement a price protection program with respect to a specified percentage of copper output from the Johnson Camp Mine. The price protection program consists of a synthetic put structure whereby the Company entered into a combination of forward sale and call option contracts for copper quantities, based on a portion of the estimated production from the Johnson Camp Mine during the term of the loan. The program covers approximately 27% of the estimated copper production from the Johnson Camp Mine during the term of the loan. The Company implemented the price protection program by entering into forward sales contracts for 4,560, 3,600, and 2,400 metric tons of London Metal Exchange cash settlement copper for 2009, 2010, and 2011, respectively, at a net forward price of $5,538, $4,481 and $4,413 per metric ton for the same periods. The program also included the purchase of long call options for the same quantities with average strike prices of $8,781, $8,523, and $8,723 per metric ton for the same periods, respectively, thereby permitting the Company to participate in price increases in the event that copper prices exceed the strike price of the long call options. The program requires no cash margins, collateral or other security from the Company.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, these contracts are carried on the consolidated balance sheet at their fair value. As these contracts were designated as cash flow hedges, changes to the fair value of these contracts are reflected in “Accumulated Other Comprehensive Loss”. As of December 31 2007, the carrying value of the derivative liability was approximately $9,183,428 and the reduction in fair value was recorded as other comprehensive loss in the consolidated balance sheet.

10.	INCOME TAXES

The components of the provision for income taxes as of December 31, 2007 and 2006 are as follows:

	2007	2006

Current:
Federal	$–	$–
State	–	–
Total current income tax expense	–	–

Deferred:
Federal	–	–
State	–	–
Total deferred income tax expense	–	–

Total	$–	$–

The provision for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision for income taxes as follows:

	2007	2006

Federal statutory rate	35%	35%
State income taxes, net of federal benefits	4%	4%
Valuation allowance	(39)%	(39)%

Total	–%	–%

Significant components of deferred income taxes as of December 31, 2007 are as follows:

2007

Net operating loss carry forwards	$32,270,000
Capital loss carry forward	3,476,000
Stock based compensation	369,000
Accrued reclamation expense	52,000
Other	30,000
Valuation allowance	(35,717,000)

Total deferred tax asset	480,000

Depreciation and amortization	(480,000)

Total deferred tax liability	(480,000)

Net deferred tax asset	$–

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company records a valuation allowance for certain temporary differences for which it is more likely than not that it will not receive future tax benefits. The Company assesses its past earnings history and trends, sales backlog and projections of future net income. The Company recorded a valuation allowance for the entire amount of the net deferred tax asset in 2007 and 2006 as the Company considered it to be unlikely to recognize sufficient operating income to realize the benefit of these assets over time until the Company has had a reasonable history of net income. Accordingly, the Company recorded a deferred tax valuation allowance in 2007 and prior years to offset the entire deferred tax asset arising from the tax loss carry forward and other temporary differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, based upon criteria that include a recent history of demonstrated profits. The net change in the valuation allowance was a decrease of $2,928,000 in 2007 and an increase of $2,080,000 in 2006. The Company will continue to review this valuation allowance and make adjustments as appropriate.

The tax benefits associated with employee exercises of non-qualified stock options and disqualifying dispositions of stock acquired with incentive stock options reduce income taxes currently payable. However, no benefits were recorded to additional paid-in-capital in 2007 or 2006 because their realization was not more likely than not to occur and consequently, a valuation allowance was recorded against the entire benefit.

At December 31, 2007, the Company had federal and state net operating loss (“NOL”) carry forwards of approximately $89,900,000 and $16,800,000, respectively. The Company also had a capital loss carry forward of approximately $8,800,000 which can be utilized to offset capital gains and expires in 2011. The NOL carry forwards expire in the years 2008 through 2027, and 2008 through 2012, for federal and state purposes, respectively. If a change of control in accordance with section 382 of the Internal Revenue Code occurs in the future, the Company’s ability to fully utilize its net operating loss carry forward in computing its taxable income will be limited to an annual maximum of the value of the Company just prior to the change in control multiplied by the long term tax exempt rate.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2007, the Company made no provisions for interest or penalties related to uncertain tax positions. The tax years 2004-2007 remain open to examination by the Internal Revenue Service of the United States.

11.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income.” This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The components of comprehensive loss for the Company include net loss and mark-to-market adjustments on cash flow hedges.

The activity in accumulated other comprehensive loss for the year ended December 31, 2007 consists of the following:

2007
Balance as of December 31, 2006	$–
Change in mark-to-market of cash flow hedges	(9,183,428)

Balance as of December 31, 2007	$(9,183,428)

12.	STOCKHOLDERS’ EQUITY

Authorized Shares

On May 8, 2007, the Company amended its Certificate of Incorporation to increase its authorized capital from 50,000,000 to 100,000,000 shares of common stock with a par value of $0.01 per share. In October 2007, the stockholders adopted a resolution approving an amendment to the Company’s Amended Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. The Company has not yet taken any steps to give effect to such increase in the number of authorized shares of common stock. The Company’s Board of Directors has discretion to elect not to proceed with this change.

NORD RESOURCES CORPORATION AND
SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock

In June 2007, the Company completed an unregistered private placement offering of 30,666,700 special warrants. The special warrants were offered and sold at a price of $.75 per special warrant, for aggregate gross proceeds of $23,000,025. In connection with this offering, the Company paid the agents of the offering a commission equal to $1,380,002, or 6% of the gross proceeds of the offering, and 1,840,002 stock options, each exercisable at $.75 per common share for a period of two years from the date of issuance. For financial reporting purposes, the stock options have been valued at $513,436. After deducting additional offering expenses of approximately $285,655, the Company received net proceeds of $21,334,368, which has been offset by the fair market value of the stock options granted to the agents for financial reporting purposes; for a net total of $20,820,932. Each special warrant was convertible into one fully-paid and non-assessable share of common stock and one-half of one common share purchase warrant for no additional consideration. The special warrants were governed by the terms of a special warrant indenture (the “indenture”) dated June 5, 2007 among the Company, Computershare Trust Company of Canada, as the special warrant trustee, and Blackmont Capital, Inc. Pursuant to the terms of the indenture, the holder of the special warrant was not deemed a holder of the underlying common stock or warrants until the special warrant were converted.

In connection with the terms of the indenture, the Company entered into a registration rights agreement whereby it was required to (a) file and obtain receipt for a Canadian non-offering prospectus to qualify the issuance in Canada of (i) the shares of common stock and the warrants issuable upon conversion of the special warrants and (ii ) the shares of common stock issuable upon exercise of the warrants and (b) file a registration statement under the Securities Act of 1933, as amended, in order to register the resale of (i) the shares issuable upon conversion of the special warrants, and (ii) the shares issuable upon exercise of the warrants. Accordingly, pursuant to the registration rights agreement, if the Company failed to obtain a receipt for a final Canadian Prospectus and effectiveness of the U.S. registration statement by December 3, 2007, representing 180 days following the closing of the special warrant offering, it would be liable for a liquidity incentive payment to the investors equal to 1% per month (pro-rated), subject to a maximum liquidity incentive payment equal to 12% of the gross proceeds of the offering.

As of December 21, 2007, the Company had obtained the receipt for a final Canadian Prospectus as well as the effectiveness of the U.S. registration statement. Accordingly, the Company paid a liquidity incentive payment to the special warrant holders of $118,710.

Pursuant to the terms of the indenture, the special warrants were automatically converted into the underlying common shares and warrants on December 21, 2007. As a result of the conversion, the Company issued 30,666,700 shares of common stock and 15,333,350 warrants, each exercisable into one share of common stock at an exercise price of $1.10 per share for a period of five years from the special warrant’s issuance. The conversion of the special warrant did not result in any additional proceeds to the Company.

In 2007 and 2006, certain equity-based fees have been paid to the Company’s non-executive directors in the form of awards issued pursuant to the Company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units (“DSUs”). Each of the Company’s non-executive directors exercised such rights in respect of the equity-based fees payable to them for 2007 and 2006. Accordingly, during 2007, the Company credited a total of 143,627 DSUs, to its non-executive directors, and recognized compensation expense of $125,600, related to the issuance of these DSUs. During 2006, the Company credited a total of 146,241 deferred stock units to its non-executive directors, and recognized compensation expense of $126,874 related to the issuance of these DSUs. During 2007, 90,027 DSUs were converted into common shares.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2007 and 2006, the Company issued 33,332 and 83,844 shares of common stock valued at $36,665 and $29,010 respectively, as payment under the Coyote Springs Option.

During 2007 and 2006, pursuant to an employment agreement with John Perry, President and Chief Executive Officer of the Company, the Company issued 100,000 and 490,000 shares of its common stock to Mr. Perry, respectively. As a result of these issuances, the Company recognized compensation expense of $80,000 and $221,750 during 2007 and 2006, respectively.

During 2007, pursuant to a settlement agreement dated September 29, 2006, the Company issued 139,880 shares of common stock valued at $163,000 to Nicholas Tintor, a former Director and Chief Executive Officer of the Company.

During 2007, the Company issued 130,000 shares of common stock valued at $22,750 and 337,458 shares valued at $67,492 to Ronald Hirsch, and 212,195 shares valued at $42,438 to Stephen Seymour, in partial exchange for convertible notes at conversion rates ranging between $.175 and $.20 per share.

During 2007, Auramet Trading, LLC exercised warrants to purchase 506,410 shares of common stock at a price of $.56 per share. In addition, during 2007, pursuant to the exercise of warrants, the Company issued 210,750 shares of common stock at a price of $.35 per share and 214,429 shares of common stock at a price of $.40 per share.

In February 2006, the Company entered into an agreement with a former outside director of the Company who resigned as a director of the Company in 1995, to settle certain retirement benefit claims. Under the terms of the settlement, the Company issued 42,500 shares of common stock, and agreed to pay $8,500 in cash annually for retirement benefits for the remainder of his life. During 2007 and 2006, the Company made payments of $8,500 in each year.

During 2006, pursuant to a previously commenced private placement, the Company sold 80,000 units whereby one unit, consisted of one share of common stock and a warrant to purchase one share of common stock, for $0.35 per unit, for gross proceeds of $28,000. The stock purchase warrants have an exercise price of $.40 and expire in three years.

During 2006, pursuant to his employment agreement, the Company issued 176,471 shares of common stock valued at $88,236 to Nick Tintor, who was then the Company’s President and Chief Executive Officer.

During 2006, the Company issued 7,921 shares of common stock to settle outstanding payables of $3,960.

13.	STOCK-BASED COMPENSATION

2006 Stock Incentive Plan

The Company has adopted a stock incentive plan (the “2006 Stock Incentive Plan”) which was approved by the stockholders of the Company at the Annual General Meeting of Stockholders held on October 18, 2006. A total of 6,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under the 2006 Stock Incentive Plan. “Eligible Participants” who are entitled to participate in the 2006 Stock Incentive Plan consist of employees, directors and consultants of (a) the Company or (b) any of the following entities: (i) any “parent corporation” as defined in the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any “subsidiary corporation” as defined in the Code; or (iii) any business, corporation, partnership, limited liability company or other entity in which the Company, a parent corporation or a subsidiary corporation holds a substantial ownership interest, directly or indirectly.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 2006 Stock Incentive Plan provides for the granting to Eligible Participants of such incentive awards (each, an “Award”) as the administrator of the 2006 Stock Incentive Plan may from time to time approve. Subject to applicable laws, including the rules of any applicable stock exchange or national market system, the administrator is authorized to grant any type of Award to an Eligible Participant (each a “Grantee”) that by its terms involves or may involve the issuance of: (i) shares of common stock, (ii) a stock option, (iii) a stock appreciation right entitling the Grantee to acquire such number of shares of common stock or such cash compensation as will be determined by reference to any appreciation in the value of the Company’s common stock, (iv) restricted stock issuable for such consideration (if any) and subject to such restrictions as may be established by the administrator, (v) unrestricted stock issuable for such consideration (if any) on such terms and conditions as may be established by the administrator, (vi) restricted stock units, subject to such restrictions as may be imposed by the administrator, and represented by notional accounts maintained in the respective names of the Grantees that are valued solely by reference to shares of common stock of the Company and payable only in shares after the restrictions eligible remuneration otherwise payable in shares of common stock, subject to settlement in accordance with the terms and conditions of the Award and represented by notional accounts maintained in the respective names of the Grantees, (viii) dividend equivalent rights, which are rights entitling the Grantee to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock, (ix) any other security with the value derived from the value of the Company’s common stock, or (x) any combination of the foregoing.

Under the 2006 Stock Incentive Plan, stock options may be granted as either incentive stock options or non-qualified stock options.

Stock Options

There are 6,615,001 stock options outstanding at December 31, 2007, of which 3,715,001 are non-qualified; non-plan stock options and 2,900,000 have been issued pursuant to the Company’s 2006 Stock Incentive Plan. The outstanding options expire at various dates from 2008 to 2017.

During 2007, the Company granted 2,300,000 stock options to employees and directors and recognized $801,076 in compensation expense. During 2006, the Company granted 2,074,099 and cancelled 1,175,000 stock options to employees and directors for which $574,629 in compensation expense was recognized.

The following table summarizes the activity for the years ended December 31, 2007 and 2006:

		Weighted Average
	Number of Options	Exercise Price
Options outstanding at December 31, 2005	4,739,999	$.25
Granted	2,074,999.84
Exercised	(2,715,000)	.02
Cancelled	(1,175,000)	.46

Options outstanding at December 31, 2006	2,924,998.79
Granted	4,140,002.75
Exercised	–	–
Cancelled/Expired	(449,999)	1.61

Options outstanding at December 31, 2007	6,615,001	$.71

The following table summarizes certain additional information about the Company’s total and exercisable stock options outstanding as of December 31, 2007:

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Weighted
		Average
		Remaining	Weighted
	Number	Contractual Life	Average
	Outstanding	in Years	Exercise Price	Intrinsic Value

Total stock options	6,615,001	4.9	$.71	$1,593,000
Exercisable stock options	4,815,001	3.4	.68	1,316,000

The market price of the Company’s common stock on December 31, 2007 was $.95 per share. The weighted average exercise price of the total and exercisable stock options was $.71 and $.68, respectively. Accordingly, the intrinsic value of such total stock options and exercisable stock options on December 31, 2007 was $1,593,000 and $1,316,000.

The following table summarizes the activity in unvested stock options for the years ended December 31, 2007 and 2006:

		Weighted Average
		Grant Date
	Number of Options	Fair Value
Non-vested options outstanding at December 31, 2005	–	$–
Granted	2,074,999.46
Vested	(1,041,666)	.34
Cancelled/Forfeited	(500,000)	.38

Non-vested options outstanding at December 31, 2006	533,333.78
Granted	4,140,002.43
Vested	(2,806,668)	.39
Cancelled/Forfeited	(66,667)	.78

Non-vested Options outstanding at December 31, 2007	1,800,000	$.57

The total grant date fair value of options vested during the year ended December 31, 2007 was $1,097,916. The Company recognizes stock option compensation expense on stock options with a graded vesting schedule on a straight line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. As of December 31, 2007, 1,800,000 stock options remained unvested, resulting in $504,988 in compensation expense to be recognized over the next 2.0 years.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted. The expected forfeiture rate of 8% in 2007 and 21% in 2006 were based on historical employee turnover rates and included actual forfeitures of stock options due to the resignation of one of the Company’s officers. The expected life of the options granted is estimated using the formula set forth in Securities and Exchange Commission SAB No. 107. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the date of grant and, in connection with the adoption of SFAS 123(R), “Share-Based Payment,” the expected volatility is based on the weighted historical volatility of the Company’s common stock and that of its peer group.

The Company granted 4,140,002 and 2,074,999 (including 1,840,002 stock options issued to agents pursuant to the Special Warrant financing during 2007 and 99,999 stock options issued in 2006 pursuant to the Coyote Springs property option agreement) stock options during 2007 and 2006, respectively. The fair values for the stock options granted during 2007 and 2006 were estimated at the respective dates of grant using the Black-Scholes option pricing model with the following assumptions:

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2007	2006
Risk-free interest rate	2.9% to 5.0%	4.5% to 4.9%
Expected life	2.0 to 5.5 years	1.5 to 5.5 years
Expected volatility	78% to 91%	60% to 90%
Expected dividend yield	0%	0%

Deferred Stock Units

During 2007 and 2006, certain equity-based fees have been paid to the Company’s non-executive directors in the form of awards issued pursuant to the Company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units (“DSUs”). Each of the Company’s non-executive directors exercised such rights in respect of the equity-based fees payable to them for 2007 and 2006. Accordingly, during 2007, the Company credited a total of 143,627 DSUs, to its non-executive directors, and recognized expenses of $125,600, related to the issuance of these DSUs. During 2006, the Company credited a total of 146,241 deferred stock units to its non-executive directors, and recognized expense of $126,874 related to the issuance of these DSUs. During 2007, 90,027 DSUs were converted into common shares. As of December 31, 2007, there were 199,841 DSUs outstanding.

Common Stock

During 2007 and 2006, the Company issued 100,000 and 666,471, respectively, shares of common stock to employees of the Company as compensation. The weighted average grant date fair value of common stock issued to employees during 2007 and 2006 was $.80 and $.72 per share, respectively. Stock based compensation related to these awards of $80,000 and $309,986 is included in operating expenses for 2007 and 2006, respectively.

Pursuant to an employment agreement with Mr. Perry, the Company’s then Senior Vice President and Chief Financial Officer, in April 2006, the Company issued 250,000 shares of common stock on Mr. Perry’s one-year anniversary with the Company. During 2007 and 2006, the Company issued 100,000 and 490,000, respectively, shares of its common stock, including the 250,000 shares referenced above, to Mr. Perry, for services valued at $80,000 and $221,750, respectively.

On May 12, 2006, the Company issued 176,471 shares of its common stock valued at $88,236 to Nick Tintor, who was then the Company’s President and Chief Executive Officer, pursuant to his employment agreement.

14.	COMMITMENTS AND CONTINGENCIES

Capital Lease

During 2004, the Company entered into a lease for certain mining equipment that qualifies as a capital lease obligation. As a result, the present value of the future minimum lease payments is recorded as equipment and related capital lease obligation in the accompanying consolidated balance sheet. At December 31, 2007, the cost of equipment acquired under the capital lease obligation was $75,000 and the related accumulated amortization was $65,625.

Future minimum lease payments for the capital lease obligation are as follows for the year ending December 31, 2008:

Total minimum obligations	$12,647
Less amounts representing interest	(3,272)

Current	$9,375

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Office Lease

Effective June 1, 2006, the Company entered into a lease agreement for office space in Tucson, Arizona. The amount of the lease was $4,000 per month, subject to 3% escalation per annum and rental tax, has a term of 5 years, and includes a right to terminate the lease at the end of the third year.

The following is a schedule of future minimum lease payments at December 31, 2007 under the Company’s operating lease that have initial or remaining non-cancelable lease terms in excess of one year:

Years Ending December 31,
2008	$50,665
2009	52,185
2010	53,765
2011	22,513

Total	$179,128

Rental expense charged to operations was $50,973 and $28,680 for the years ended December 31, 2007 and 2006, respectively.

Property and Equipment

The Company has entered in various agreements primarily for purchase and installation of equipment necessary to reactivate mining at Johnson Camp. Total commitments under these agreements are approximately $1,600,000 due within one year.

Coyote Springs

In January 2004, the Company acquired an exclusive option (“Coyote Springs Option”) to purchase the leasehold rights and mining claims located near Safford in Graham County, Arizona described as “Coyote Springs,” consisting of two State of Arizona exploration leases and 52 unpatented mining claims. The Coyote Springs property is a large tonnage porphyry copper-gold exploration target with exposed, surface copper oxides and considerable potential for deeper copper sulfides. Coyote Springs is situated adjacent to the Phelps Dodge Corporation Dos Pobres copper development project near Safford, which has been determined by the United States Geological Survey to be one of the largest undeveloped porphyry copper mining districts in the world with proven undeveloped reserves.

During 2006, the Company issued 83,844 shares of common stock, valued at $29,010, $21,000 in cash, and options to purchase 99,999 shares of common stock in conjunction with the Coyote Springs Option. The stock options are immediately exercisable, expire in 36 months and were valued at $20,340 under the fair value provisions of SFAS No. 123. During 2007, the Company issued 33,332 shares of common stock, valued at $36,665 and $18,330 in cash. As of December 31, 2007 the total consideration paid under the Coyote Springs Option was $289,796 which is included in property and equipment in the accompanying consolidated balance sheet.

In addition to the above, the Coyote Springs Option provides for the issuance of $60,000 in January 2008; (ii) the issuance of options in 2008 to purchase 106,674 shares of common stock; and (iii) in January 2009, at the election of the Coyote Springs owners, payment of $1,600,005 in cash or the equivalent value in shares of common stock.

The Coyote Springs Option also provides for the payment of production royalties based on certain levels of copper sales, the payment of a 4% sales commission in the event the Company sells Coyote Springs and meeting certain exploration and development expenditures relative to Coyote Springs totaling $1,250,000 during the term of the agreement.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The stock options relative to the Coyote Springs Option were to be issued at an exercise price of 15% below the market price of the Company’s common stock on the date of grant, be immediately exercisable and expire in 36 months. However, due to Toronto Stock Exchange rules, the Company will be required to issue these options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Coyote Springs Option expires in January 2009 and may be terminated by the Company with 90 days written notice.

Mimbres

In June 2004, the Company acquired an exclusive option (“Mimbres Option”) to purchase the leasehold rights and mining claims for a large tonnage porphyry copper exploration target located near Silver City, New Mexico (“Mimbres”). As of December 31, 2007, the Company had not issued any common stock or stock options due to certain conditions of the Mimbres Option that have not been satisfied. The Company was under no obligation to issue any consideration until such time that the Mimbres Option conditions have been satisfied. During January 2008, the Company elected to terminate its option to purchase the Mimbres’ leasehold rights and mining claims.

Texas Arizona Mine

In July 2004, the Company entered into an option agreement to acquire a 100% interest in four unpatented mining claims in Cochise County, Arizona, known as the “Texas Arizona Mine”. The Company paid $980 to acquire the option and agreed to pay $10,000 within four years to acquire the Texas Arizona Mine.

Consent/Compliance Orders

Effective with the acquisition of the Johnson Camp Mine, the Company agreed to a Consent Order with the Arizona Department of Environmental Quality (“ADEQ”). The Consent Order specifies actions the Company must take to remediate conditions at the mine that are not in compliance with current Arizona laws, including modifications to the current facilities that will be required to qualify for an Aquifer Protection Permit (“APP”) application. The Consent Order also sets forth a schedule under which the Company has agreed to file an application for an APP. The ADEQ may impose financial penalties on the Company for failure to meet the requirements of the Consent Order. The Company plans to meet its obligations under the Consent Order in the course of rehabilitating the mine and returning it to full production.

On September 7, 2002, the ADEQ issued a Compliance Order indicating that the Company’s operation of the Johnson Camp Mine was in violation of the Arizona Revised Statutes, the Arizona Administrative Code and the ADEQ Consent Order referenced above, and required the Company to bring the Johnson Camp Mine into compliance with Arizona’s aquifer protection laws. The Compliance Order superseded and replaced the Consent Order referenced above. Pursuant to the Compliance Order, the Company and the ADEQ entered into a stipulated judgment which assessed civil penalties against the Company in the amount of $4,325,000. In addition, the Compliance Order created an escrow account into which the Company was required to deposit $1,500,000 to be used to bring the mine into compliance. The Compliance Order provides that violation of said order will subject the Company to further civil penalties including entry of the stipulated judgment. Pursuant to the Compliance Order, the Company deposited $1,500,000 into an escrow account, all of which has been spent to bring the Johnson Camp Mine into compliance with the Compliance Order. Management believes that the Company is currently operating the mine in compliance with the Compliance Order.

Officer Indemnification

Under the Company’s organizational documents, the Company’s officers, employees, and directors are indemnified against certain liabilities arising out of the performance of their duties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects any risk of loss to be remote. The Company also has an insurance policy for its directors and officers to insure them against liabilities arising from their performance in their positions with the Company or its subsidiaries.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Performance Incentive Plan

During 2007, the Company adopted a performance incentive plan, or the Performance Plan, for the purpose of retaining and providing an incentive to certain key employees involved in restarting and commissioning the Johnson Camp Mine. The Performance Plan covers the period of time from July 1, 2007, to December 31, 2008 and bases its payouts on the achievement of certain key targets and milestones associated with the restart and commissioning of the Johnson Camp Mine. The key targets and milestones are as follows:

Target or Milestone	Weight

Completion of mine construction	10%

Commencement of mining operations	10%

First production of cathode	20%

Achievement of the production of approximately 1,000,000 lbs of cathode, on a monthly basis	10%

Achievement of the production of approximately 2,000,000 lbs of cathode, on a monthly basis	20%

Restart and commissioning capital expenditure of less than a certain amount	20%

- Self funding upside of 150% if capital expenditures are equal to or less than a certain amount

Safety – Number of Lost Time Incidents during plan period	10%

The Company’s Compensation Committee is responsible for administering the Performance Plan, including selecting the employees eligible to participate therein, determining their participation level and establishing key target dates for payments to be made under the Performance Plan.

Under the Performance Plan, the achievement of targets or milestones is not on an “all or nothing” basis. If a milestone is achieved later than the target date set by the Compensation Committee, it will still have been achieved; however, it will have been achieved at less than 100%. The level of achievement reached with respect to the established targets or milestones will be determined by the Chief Executive Officer and President, subject to approval by the Compensation Committee

During 2007, the Company recognized $358,839 in accrued compensation expense associated with the Performance Plan. Should the Company achieve 100% of the targets or milestones, the Company would be committed to an additional $822,661 in compensation expense during 2008.

Royalty Obligations

Copper metal produced from Johnson Camp Mine is subject to a $0.02 per pound royalty payable to Arimetco when copper prices are in excess of $1.00 per pound. The royalty is capped at an aggregate of $1 million.

Letters of Credit

As part of its ongoing business and operations, the Company is required to provide bank letters of credit as financial support for various purposes, including environmental reclamation and other general corporate purposes. As of December 31, 2007, there was $686,476 of outstanding letters of credit. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As the specific requirements are met, the beneficiary of the associated instrument cancels and/or returns the instrument to the Company. Certain of these instruments are associated with operating sites with long-lived assets and will remain outstanding until closure.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	LITIGATION

From time to time the Company is subject to various claims and legal proceedings arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company; however, litigation is inherently uncertain and the Company can make no assurance as to the ultimate outcome or effect.

16.	RELATED PARTY TRANSACTIONS

In addition to related party transactions discussed throughout the notes to the consolidated financial statements, the following related party transactions have occurred:

At December 31, 2006, the Company had accrued $295,000 for consulting services performed by Ronald Hirsch. This amount was paid in cash in 2007. Mr. Hirsch converted $25,000 of the original accrued consulting liability into a convertible promissory note, which had a balance of $106,000 at December 31, 2006. During 2007, 50% of the balance plus interest for a total of $67,537 was repaid. The remaining balance was converted into 337,458 common shares of the Company at a conversion rate of $.175 per share.

At December 31, 2006, the Company had accrued $600,000 in unpaid salary and $300,000 in unpaid bonus to Mr. Hirsch, $385,833 in unpaid salary and $300,000 in unpaid bonus to Mr. Anderson, and $300,000 in unpaid bonus to Mr. Perry. During 2007, the Company accrued an additional $54,167 in unpaid salary to Mr. Hirsch, and $7,632 in unpaid salary to Mr. Anderson. These amounts were paid in 2007.

The Company had recorded $32,448 in accounts payable for consulting services performed by Mine Tech Services, an entity owned and operated by Erland Anderson, the Company’s CEO and President and member of the board of directors, at December 31, 2006. This amount was paid in 2007.

The Company entered into a settlement agreement (the “Settlement Agreement”) dated October 18, 2006 with TMD Acquisition Corporation (“TMD Acquisition”) to settle certain outstanding matters arising in connection with the transactions and circumstances described below.

In May 2004, the Company commenced pursuing an opportunity (the “Zinc Opportunity”) to acquire assets comprising ASARCO Inc.’s (“ASARCO”) Tennessee Mines Division zinc business (the “Zinc Assets”). Ronald Hirsch and Stephen Seymour subsequently agreed to assist the Company to preserve the Zinc Opportunity by assuming the right to acquire the Zinc Assets, and assigning such right to TMD Acquisition, a new corporation formed specifically to facilitate an asset purchase agreement with ASARCO dated March 21, 2005 (the “Acquisition Agreement”) in respect of the Zinc Assets. The principals of TMD Acquisition were Ronald Hirsch and Stephen Seymour.

Pursuant to the Settlement Agreement and a related Assignment Agreement dated as of October 18, 2006 between the Company and TMD Acquisition, the Company took an assignment of the Acquisition Agreement, and had agreed to reimburse certain expenses in the aggregate amount of $365,000 (the “TMD Expenses”) and assume certain accounts payable in the aggregate amount of $101,442 incurred by TMD in the preservation of the Zinc Opportunity.

The Company advanced to TMD Acquisition the aggregate amount of $50,000 (evidenced by demand promissory notes dated February 27, 2006 and May 8, 2006, each in the principal amount of $25,000) to cover certain expenses that TMD Acquisition had incurred in preserving the Zinc Opportunity. The loan was repayable to the Company on demand and was subject to set-off against the TMD Expenses.

Although ASARCO's trustee in bankruptcy had sold the Zinc Assets, the Company instructed counsel to preserve any right of action (the “ASARCO Claim”) that the Company may have against ASARCO and ASARCO’s trustee in bankruptcy. On December 12, 2006, the Company entered into a settlement agreement with ASARCO pursuant to which ASARCO paid to the Company $475,000 in consideration of the execution and delivery by the parties of mutual general releases.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The TMD Settlement Agreement provided that the Company would reimburse the TMD Expenses upon the earlier of certain specified events but no later than December 22, 2006. In addition, if the Company received any cash payment on account of the ASARCO Claim, it was required to first remit such portion of the cash payment to TMD Acquisition in order to pay the outstanding balance of the TMD Expenses. However, TMD Acquisition agreed to defer reimbursement of the TMD Expenses until the Company’s financial position has improved. The Company repaid all outstanding amounts owed to TMD Acquisition in June 2007, out of the net proceeds of the special warrant financing which closed on June 5, 2007.

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosures about fair value of financial instruments for the Company’s financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

The following table presents a summary of the Company’s financial instruments as of December 31, 2007:

	Carrying	Estimated
	Amount	Fair Value

December 31, 2007
Financial Assets:
Cash and cash equivalents	$3,368,910	$3,368,910
Restricted cash	3,000,000	3,000,000
Restricted marketable securities	686,476	686,476
Financial Liabilities:
Long-term debt	5,000,000	*
Derivative instruments	9,183,428	9,183,428

The carrying amounts for cash and cash equivalents, marketable securities, receivables, accounts payable, and accrued expenses approximate fair value because of the short maturities of these financial instruments. Pursuant to SFAS No. 133, for reporting purposes, the Company’s derivative instruments are recorded at fair value.

* The fair value for the Company’s long-term debt cannot be determined as the financial instrument is not actively traded.

Interest rate risk is the risk to the Company’s earnings that arises from fluctuations in interest rates and the degree of volatility of these rates. The Company does not use derivatives to manage this risk.

18.	CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, marketable securities and accounts receivable. The Company places its cash and marketable securities with high quality financial institutions and limits its credit exposure with any one financial institution. At times, the Company’s bank account balances may exceed federally insured limits.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	NON-CASH INVESTING AND FINANCING ACTIVITIES

Supplemental Disclosure of Non-cash Investing and Financing
Activities:	2007	2006
Common stock issued for purchase of property	$36,665	$29,010
Stock options issued for purchase of property	–	20,340
Stock options issued in connection with special warrant financing	513,436	–
Warrants issued in connection with bridge loan	85,846	260,729
Common stock issued for settlement of accounts payable	163,000	36,924
Conversion of special warrants into common stock	20,820,932	–
Common stock issued in exchange for deferred stock units	901	–
Debt issuance costs paid through notes payable	75,000	–
Common stock issued upon conversion of related party	132,680
convertible notes		–
Mark to market adjustments for cash flow hedges	9,183,428	–
Adjustment to asset retirement obligations	69,193	–
Construction in progress financed by accounts payable	942,772	–

20.	SUBSEQUENT EVENTS

Mimbres

During January 2008, the Company elected to terminate its option to purchase the Mimbres’ leasehold rights and mining claims.

Sales Agreement

The Company has entered into a long term cathode sales agreement effective February 1, 2008, with Red Kite Master Fund Limited (“Red Kite”) for 100% of the copper cathode production from the Johnson Camp Mine. The agreement runs through December 31, 2012 with renewable extensions by mutual agreement of both parties. Pursuant to the agreement, Red Kite will accept delivery of the cathodes at the Johnson Camp Mine, and pricing will be based on the average monthly Commodity Exchange price for high-grade copper.

Production Plan Modification

In February 2008, the Company announced that it had modified its plan to commence copper production from new ore in light of guidance received from the ADEQ in connection with its outstanding application for the required air quality permit. Under the modified plan, the Company anticipates that copper production from new ore will require an additional 14 to 20 weeks from its original plan. Copper cathode production from residual leaching operations will not be affected by the modified plan.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the issuance and distribution of the securities being registered, except selling discounts and commissions of the selling security holders. The following table sets forth the costs and expenses related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$2,269.80
Legal fees and expenses	100,000.00
Accounting fees and expenses	48,000.00
Blue sky fees and expenses (including legal fees)	500.00
Transfer agent and registrar fees	1,000.00
Miscellaneous	8,000.00
Total	$159,769.80

ITEM 14.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation (other than an action by or in the right of the corporation—a “derivative action’’), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(a)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(b)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c)	in respect of certain unlawful dividend payments or stock redemptions or repurchases, or

(d)	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, our Certificate of Incorporation, as amended, provides for indemnification of directors as follows:

“No Director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as director, except, in addition to any and all other requirements for such liability, (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) to the extent provided under Section 174 of Title 8 of the Delaware Code (relating to the General Corporation Law of the State of Delaware) or any amendment thereto or successor provision thereto, (iv) for any transactions for which said director derived personal benefit. Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provisions of this certificate of incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

In addition, our Amended and Restated Bylaws provide for indemnification of certain persons, including our directors and officers, as follows:

“Without limiting any power or right of the corporation to provide indemnification in such additional circumstances as the corporation may from time to time deem appropriate, the corporation shall indemnify every person, his heirs, executors and administrators, who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with such action, suit or proceeding and against fines, judgments and reasonable settlement amounts to the full extent permitted by, and subject to the determinations and otherwise in accordance with the procedures (including, without limitation, procedures for the advancement of expenses) specified in, the General corporation Law of the State of Delaware.”

In addition, our company has obtained a director and officer insurance policy that insures our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period prior to September 30, 2008, we sold securities in the following transactions without registering the securities under the Securities Act of 1933, as amended:

  In September 2005, we commenced a private placement of up to a maximum of 1,428,571 units, whereby one unit, consisting of one share of common stock and a warrant to purchase one share of common stock, was offered for $0.35 per unit. During the year ended December 31, 2005, we sold 819,644 units for $286,875. During January 2006, we sold an additional 80,000 units for gross proceeds of $28,000 pursuant to the final tranche of this private placement. As at January 31, 2006, we had sold 899,644 units for a total of $314,875 pursuant to this private placement. The stock purchase warrants have an exercise price of $0.40 and expire in three years. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the year ended December 31, 2005, we issued 12,000 shares of our common stock to settle outstanding payables of $12,866. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Pursuant to a Settlement Agreement and General Release dated April 22, 2005 between our company and W. Pierce Carson, we issued 250,000 fully paid and non-assessable shares of our common stock and 250,000 common stock purchase warrants to Mr. Carson. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share until April 22, 2008. We issued these securities to Mr. Carson, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, amended.

  We entered into a $600,000 revolving line of credit agreement dated June 21, 2005, with Ronald Hirsch and Stephen Seymour. In consideration for the issuance of the line of credit, our company agreed to issue to Mr. Hirsh and Mr. Seymour four shares of common stock and four warrants for every $1 loaned to our company. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.25 for a period of three years. The warrants expire as follows: 100,000 warrants will expire on June 21, 2008; 100,000 warrants will expire on June 29, 2008; 900,000 warrants will expire on July 8, 2008; 400,000 warrants will expire on August 1, 2008; 200,000 warrants will expire on September 22, 2008; 60,000 warrants will expire on October 5, 2008; 40,000 warrants will expire on October 11, 2008; and 460,000 warrants will expire on October 20, 2008. We have issued a total of 2,260,000 shares of common stock valued at $637,000 and 2,260,000 warrants to purchase one share of common stock valued at $562,478 pursuant to this revolving line of credit. We issued these securities to Mr. Hirsch and Mr. Seymour, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  As described under the heading “Johnson Camp Property – Other Properties – Coyote Springs,” we acquired an exclusive option from Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC in January 2004 to purchase the leasehold rights and mining claims located near Safford in Graham County, Arizona described as “Coyote Springs.” During 2004, we issued a total of 199,998 fully paid and non-assessable shares of common stock valued at $79,999 and 99,999 options valued at $39,453 to the Coyote Springs owners. The 99,999 options issued in 2004 expired unexercised. On January 28, 2005, we issued a total of 86,538 fully paid and non-assessable shares of common stock to Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC pursuant to the agreement. Pursuant to an amendment agreement dated January 27, 2006, we issued an additional 83,844 shares of our common stock, valued at $29,010, to the Coyote Springs owners, and 99,999 stock options exercisable at an exercise price of $0.47 per share. In January 2007, we issued 33,332 shares of common stock, valued at $36,665, to the Coyote Springs owners. We issued these securities to Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC, all of whom are accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Between January 2005 and May 2005, we issued 67,271 shares of common stock valued at $22,720 to Rex Loesby, our former Vice President of Corporate Development and Treasurer, for consulting services. As of May 9, 2005, Mr. Loesby ceased being an officer of our company. We issued these securities to Mr. Loesby, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During 2005, we issued 430,000 shares of common stock and the following stock options to John Perry, who was then our Senior Vice President and Chief Financial Officer: 200,000 options exercisable at $0.30 per share; 100,000 options exercisable at $0.40 per share; 100,000 options exercisable at $0.50 per share; and 100,000 options exercisable at $0.60 per share. All of the options expire on April 1, 2010. We issued these securities to Mr. Perry, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On October 17, 2005, we obtained a loan in the amount of $2,850,000 from Auramet Trading, LLC, of which $1,850,000 was funded by Ronald A. Hirsch pursuant to an Agreement for Credit Risk Participation dated October 17, 2005, between Auramet Trading and Ronald Hirsch. In connection with this loan, 250,000 warrants were issued to Auramet Trading for the purchase of an equal number of shares of our common stock. The warrants were to be exercisable on or before October 17, 2007 at an exercise price equal to the final price at which our shares are sold in an offering, provided that if we do not complete an offering of our common stock on or before April 17, 2006, then the exercise price will be the average closing price of our common stock for the 20 trading days prior to April 17, 2006. Since we did not complete a public offering by April 17, 2006, we issued the 256,410 replacement warrants to Auramet Trading. The new warrants are exercisable at a price of $0.56 per share and shall expire on April 17, 2008. In addition to the 250,000 warrants issued to Auramet Trading discussed above, we also issued additional warrants to Auramet Trading for the purchase of our common stock. The number of warrants is to be calculated by dividing the Canadian dollar equivalent of $1,000,000 (on October 17, 2005) by the final price at which a share of our stock is sold in an initial public offering and multiplying the result by 0.15. The warrants are exercisable on or before October 17, 2007, provided that we complete an offering of our common stock on or before April 17, 2006. Since we did not complete an offering by April 17, 2006, the warrants expired on April 17, 2006, and we issued new warrants to Auramet Trading for the purchase of 256,410 shares of our common stock at an exercise price of $0.56 per share, being the average closing price of our common stock on the Pink Sheets LLC for the 20 trading days prior to April 17, 2006. The new warrants expire on April 17, 2008. We issued these securities to Auramet Trading, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On November 8, 2005, we obtained a loan in the amount of $3,900,000 from Nedbank Limited, in which Auramet Trading participated through the contribution of the $1,000,000 outstanding amount payable by us under the October 17, 2005 loan. Nedbank and Auramet Trading are at arm’s length from each other. From the proceeds of this loan, $1,860,175 was used to repay the portion of the Auramet Trading loan that was contributed by Mr. Hirsch. A secured promissory note was issued to Nedbank Limited that provides for interest only payments at a rate of 9% per annum payable monthly and the note matures on the earlier of May 8, 2006 or the closing of an equity offering in which we raise not less than $25,000,000. In connection with this loan, warrants were issued to Nedbank Limited for the purchase of our common stock. The number of warrants is to be calculated by dividing the Canadian dollar equivalent of $2,900,000 (on November 8, 2005) by the final price at which a share of our stock is sold in an initial public offering and multiplying the result by 0.15. The warrants were exercisable on or before November 8, 2007, provided that we completed an offering of our common stock on or before May 8, 2006. Since we did not complete an offering by May 8, 2006, the warrants expired on May 8, 2006, and we issued a new warrant certificate to Nedbank Limited for the purchase of 743,590 shares of our common stock at an exercise price of $0.88 per share, being the amount equal to the average closing price of our common stock as quoted on the Pink Sheets LLC for the 20 trading days prior to May 8, 2006. The new warrants expire on May 8, 2008. We issued these securities to Nedbank Limited, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Effective November 28, 2005, we issued the following stock options to Eric Ivey, the general manager of Johnson Camp Mine: 250,000 options exercisable at $0.20 per share; and 250,000 options exercisable at $0.50 per share. These options will expire on November 28, 2008. We issued these securities to Mr. Ivey, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  In January 2006 we issued an aggregate of 2,675,000 shares of common stock for total proceeds of $53,500, upon the exercise of stock options at an exercise price of $0.02 per share by Ronald Hirsch, our Chairman and formerly our Chief Executive Officer, Erland Anderson, our Executive Vice President and Chief Operating Officer, and Stephen Seymour, one of our directors. We issued these securities relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  In February 2006, we issued 11,881 shares of common stock to settle outstanding payables of $11,881. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On February 1, 2006, Erland A. Anderson, our Chief Operating Officer, voluntarily surrendered for cancellation stock options entitling him to purchase up to 675,000 shares of our common stock at an exercise price of $0.02 per share, being the market price of one share of common stock on the date of grant. In exchange for such options, we granted to Mr. Anderson replacement options entitling him to purchase up to 675,000 shares of our common stock, exercisable for five years at an exercise price of $0.50 per share. We issued these securities to Mr. Anderson, an accredited investor, relying on Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933, as amended, and/or Section 3(a)(9) of the Securities Act of 1933, as amended.

  On February 8, 2006, we entered into an agreement with Walter Belous, a former independent, outside director of our company who resigned as a director of our company in December 1995, to settle certain retirement benefit claims. Under the terms of the settlement, we issued 42,500 shares of common stock, agreed to pay Mr. Belous $8,500 in cash for retirement benefits for calendar year 2006 and reaffirmed our continuing obligation to make annual payments in the amount of $8,500. We issued these securities to Mr. Belous, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the first quarter of 2006, we issued 60,000 shares of our common stock valued at $31,600 to John Perry, who was then our Senior Vice President and Chief Financial Officer. During the second quarter of 2006, we issued a total of 310,000 shares of our common stock valued at $134,800 to Mr. Perry. During the third quarter of 2006, we issued 60,000 shares of our common stock valued at $47,000 to Mr. Perry. During the fourth quarter of 2006, we issued 60,000 fully-paid and non-assessable shares of our common stock, valued at $64,600, to Mr. Perry. We issued these securities to Mr. Perry, an accredited investor, pursuant to his employment agreement relying on Section 4(2) of the Securities Act of 1933, as amended.

  On May 12, 2006, we issued 176,471 shares of our common stock valued at $88,236 to Nick Tintor, who was then our President and Chief Executive Officer, pursuant to his employment agreement. We issued these securities to Mr. Tintor, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Upon execution and delivery of our Modification Agreement with Nedbank dated May 15, 2006 in relation to our bridge loan from Nedbank, we issued a total of 100,000 warrants exercisable no later than May 15, 2008, of which 75,000 were issued to Nedbank and 25,000 were issued to Auramet Trading. Each warrant will entitle the holder to purchase one share of our common stock for a period of two years, at an exercise price of $1.00, being an amount equal to the average of the closing price of our common stock (as quoted on Pink Sheets LLC) for the twenty trading days prior to May 15, 2006. We issued these securities to Nedbank and Auramet Trading, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On May 16, 2006 we issued a total of 800,000 stock options to our four non-executive directors and 500,000 stock options to Nick Tintor, who was then our President and Chief Executive Officer, pursuant to our 2006 Stock Incentive Plan. The options granted to the non-executive directors will vest as to one-third upon approval of the 2006 Stock Incentive Plan by our stockholders (which occurred in October, 2006), as to one- third on February 15, 2007 and as to the balance on February 15, 2008. In accordance with our employment letter agreement with Mr. Tintor dated February 15, 2006, all of Mr. Tintor’s stock options vested upon approval of the 2006 Plan by the stockholders. Upon vesting, the options were exercisable for a period of ten years following their date of grant at an exercise price of $1.05 per share; provided, however, that if we effected a registered public offering of our securities of at least $20,000,000 no later than November 1, 2006, the exercise price was to be the greater of $1.05 and that amount that is equal to 75% of the offering price per security under such registered offering. We issued these securities to the directors, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On May 31, 2006, in connection with the advance to us of an additional $1,000,000 by Auramet Trading (who acted through Nedbank by way of an amendment to the $3,900,000 Nedbank bridge loan), we issued to Auramet warrants for the purchase of 250,000 shares of our common stock, exercisable for a period of two years at an exercise price of $1.15 per share, being equal to 110% of the average closing price of the Corporation’s common stock (as quoted on the Pink Sheets LLC) for the 20 trading days prior to the date of the Amended and Restated Secured Promissory Note. We issued these securities Auramet, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Certain equity-based fees have been paid to our non-executive directors in the form of awards issued pursuant to our company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units. Each of our non-executive directors exercised such rights in respect of the equity-based fees payable to him for the current year and for the years ended December 31, 2007 and 2006. Our non-executive directors earned the following additional deferred stock units during the periods indicated:

Date of Award	Director	Period Covered by Award	No. of Deferred Stock Units	Deemed Issue Price per Deferred Stock Unit
June 30, 2006	Wade Nesmith	Quarter ended June 30, 2006	22,266	$.80
June 30, 2006	Douglas Hamilton	Quarter ended June 30, 2006	18,750	$.80
June 30, 2006	John Cook	Quarter ended June 30, 2006	15,234(1)	$.80
June 30, 2006	Stephen Seymour	Quarter ended June 30, 2006	11,719	$.80
October 2, 2006	Wade Nesmith	Quarter ended September 30, 2006	15,224	$.78
October 2, 2006	Douglas Hamilton	Quarter ended September 30, 2006	12,821	$.78
October 2, 2006	John Cook	Quarter ended September 30, 2006	10,417(1)	$.78
October 2, 2006	Stephen Seymour	Quarter ended September 30, 2006	8,013	$.78
January 3, 2007	Wade Nesmith	Quarter ended December 31, 2006	10,417	$1.14
January 3, 2007	Douglas Hamilton	Quarter ended December 31, 2006	8,772	$1.14
January 3, 2007	John Cook	Quarter ended December 31, 2006	7,127(1)	$1.14
January 3, 2007	Stephen Seymour	Quarter ended December 31, 2006	5,482	$1.14
April 2, 2007	Wade Nesmith	Quarter ended March 31, 2007	16,470	$.71
April 2, 2007	Douglas Hamilton	Quarter ended March 31, 2007	14,184	$.71

Date of Award	Director	Period Covered by Award	No. of Deferred Stock Units	Deemed Issue Price per Deferred Stock Unit
April 2, 2007	John Cook	Quarter ended March 31,2007	11,525(1)	$.71
April 2, 2007	Stephen Seymour	Quarter ended March 31, 2007	8,865	$.71
July 2, 2007	Douglas Hamilton	Quarter ended June 30, 2007	14,286	$.70
July 2, 2007	John Cook	Quarter ended June 30, 2007	11,607(1)	$.70
July 2, 2007	Stephen Seymour	Quarter ended June 30, 2007	8,928	$.70
July 2, 2007	T. Sean Harvey	Quarter ended June 30, 2007	1,885	$.70
October 1, 2007	Douglas Hamilton	Quarter ended September 30, 2007	6,779	$1.48
October 1, 2007	John Cook	Quarter ended September 30, 2007	5,508(1)	$1.483
October 1, 2007	Stephen Seymour	Quarter ended September 30, 2007	4,237	$1.48
October 1, 2007	T. Sean Harvey	Quarter ended September 30, 2007	4,237	$1.48
January 2, 2008	John Cook	Quarter ended December 31, 2007	8,644(1)	$0.94
January 2, 2008	Douglas Hamilton	Quarter ended December 31, 2007	10,638	$0.94
January 2, 2008	Stephen Seymour	Quarter ended December 31, 2007	9,182	$0.94
January 2, 2008	T. Sean Harvey	Quarter ended December 31, 2007	6,649	$0.94
April 1, 2008	John Cook	Quarter ended March 31, 2008	9,559(1)	$0.85
April 1, 2008	Douglas Hamilton	Quarter ended March 31, 2008	11,765	$0.85

Date of Award	Director	Period Covered by Award	No. of Deferred Stock Units	Deemed Issue Price per Deferred Stock Unit
April 1, 2008	Stephen Seymour	Quarter ended March 31, 2008	9,559	$0.85
April 1, 2008	T. Sean Harvey	Quarter ended March 31, 2008	7,353	$0.85
June 30, 2008	John Cook	Quarter ended June 30, 2008	10,621(1)	$0.77
June 30, 2008	Douglas Hamilton	Quarter ended June 30, 2008	13,072	$0.77
June 30, 2008	Stephen Seymour	Quarter ended June 30, 2008	10,621	$0.77
June 30, 2008	T. Sean Harvey	Quarter ended June 30, 2008	8,170	$0.77
September 30, 2008	John Cook	Quarter ended September 30, 2008	17,105 (1)	$0.475
September 30, 2008	Douglas Hamilton	Quarter ended September 30, 2008	21,053	$0.475
September 30, 2008	Stephen Seymour	Quarter ended September 30, 2008	17,105	$0.475
September 30, 2008	T. Sean Harvey	Quarter ended September 30, 2008	13,158	$0.475

(1)	Mr. Cook has converted all of the deferred stock units issued prior to December 31, 2007 to him into the underlying shares of common stock.
  We issued these securities to the directors, each of whom is an accredited investor, on the respective Dates of Award shown, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Upon execution and delivery of our Modification Agreement with Nedbank dated September 30, 2006 in relation to our bridge loan from Nedbank, we issued a total of 150,000 warrants exercisable no later than September 30, 2008, of which 88,770 were issued to Nedbank and 61,230 were issued to Auramet Trading. Each warrant will entitle the holder to purchase one share of our common stock for a period of two years, at an exercise price of $0.83 being an amount equal to the average of the closing price of our common stock (as quoted on Pink Sheets LLC) for the twenty trading days prior to September 30, 2006. We issued these securities to Nedbank and Auramet Trading, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the quarterly period ended December 31, 2006, 15,000 stock options were exercised at an exercise price of $0.02 per share. We issued the underlying common stock pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Subsequent to Nicholas Tintor’s departure as President and Chief Executive Officer of our company on August 21, 2006, we entered into a settlement agreement with Mr. Tintor dated September 29, 2006. Under the settlement agreement, in consideration of a mutual release of claims, we paid Mr. Tintor a total of $233,000 as follows: we paid $70,000 in cash upon execution of the agreement, and we paid the balance of $163,000 by issuing a total of 139,880 fully paid and non-assessable shares of common stock of our company to Mr. Tintor in January 2007. These shares were issued pursuant to Rule 903 of Regulation S under the Securities Act of 1933, as amended, and in compliance with applicable Canadian securities laws.

  In January 2007, we issued 25,651 shares of common stock to John Cook, one of our non-executive directors, in exchange for 25,651 deferred stock units. We issued these securities to Mr. Cook pursuant to section 3(a)(9) of the Securities Act of 1933, as amended.

  Upon execution and delivery of our Modification Agreement with Nedbank dated February 23, 2007 in relation to our bridge loan from Nedbank, we issued a total of 300,000 warrants exercisable no later than September 30, 2008, of which 174,000 were issued to Nedbank and 126,000 were issued to Auramet Trading. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.66 being an amount equal to the average of the closing price of our common stock (as quoted on Pink Sheets LLC) for the five trading days prior to February 23, 2007. We issued these securities to Nedbank and Auramet Trading, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the first quarter of 2007, we issued 60,000 shares of our common stock valued at $50,000 to John Perry pursuant to his employment agreement. Mr. Perry was recently appointed as our President and Chief Executive Officer, and continues to serve as our Chief Financial Officer, Secretary and Treasurer until a suitable replacement to fill those offices can be found. We issued these securities to Mr. Perry, an accredited investor, relying on Section 4(2) of the Securities Act of 1933, as amended.

  During the second quarter of 2007, we issued 40,000 shares of our common stock valued at $30,000 to John Perry pursuant to his employment agreement. Mr. Perry was recently appointed as our President and Chief Executive Officer, and continues to serve as our Chief Financial Officer, Secretary and Treasurer until a suitable replacement to fill those offices can be found. We issued these securities to Mr. Perry, an accredited investor, relying on Section 4(2) of the Securities Act of 1933, as amended.

  On June 11, 2007 we issued a total of 900,000 stock options to our six directors, 500,000 stock options to John Perry, our Chief Executive Officer and 250,000 stock options to Erland Anderson, our Chief Operating Officer, pursuant to our 2006 Stock Incentive Plan. The options granted to the non-executive directors and officers of the company will vest as to one-third at time of grant, as to one-third on June 11, 2008 and as to the balance on June 11, 2009. The options are exercisable for a period of ten years at an exercise price of $0.68 per share. We issued these securities to the directors, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the second quarter of 2007, we issued a total of 150,000 shares of common stock upon exercise of certain outstanding common stock purchase warrants at an aggregate exercise price of $52,500. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On June 29, 2007, we issued: (a) 130,000 fully paid and non-assessable shares of common stock to Mr. Hirsch upon conversion of 50 percent of the outstanding principal and interest under a $35,000 convertible promissory note dated June 29, 2004, at a conversion price of $0.175 per share; (b) 212,195 fully paid and non-assessable shares of common stock to Mr. Seymour upon conversion of 50 percent of the outstanding principal and interest under a $66,000 convertible promissory note dated August 19, 2004, at a conversion price of $0.20 per share; (c) 337,458 fully paid and non-assessable shares of common stock to Mr. Hirsch upon conversion of 50 percent of the outstanding principal and interest under a $106,000 convertible promissory note dated October 4, 2004, at a conversion price of $0.20 per share. We issued these securities to accredited investors, relying on section 3(a)(9) of the Securities Act of 1933, as amended.

  On June 5, 2007, we completed an offering of 30,666,700 special warrants on June 5, 2007. The special warrants were offered and sold at a price of $0.75 per special warrant, for aggregate gross proceeds of approximately $23,000,000. In December 2007, each special warrant was converted into one share of common stock and one-half of one common stock purchase warrant for no additional consideration. Each warrant entitles the holder to purchase one share of common stock for a period of five years following the date of closing of the private placement at a price of $1.10 per share. A total of 3,948,800 special warrants were sold to institutional “accredited investors” (as defined in Rules 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act of 1933, as amended), pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. The balance of 26,717,900 special warrants were sold in “offshore transactions” to persons who are not “U.S. persons” (each as defined in Rule 902 of Regulation S under the Securities Act of 1933, as amended), pursuant to Rule 903 of Regulation S under the Securities Act of 1933, as amended, and in accordance with applicable local securities laws.

  In connection with the special warrants offering, we entered into an agency agreement whereby, on June 5, 2007 we issued 1,840,002 stock options to the agents entitling them to acquire one share of common stock of the company at anytime within the subsequent 24 month period at an exercise price of $0.75. These options were issued to non-U.S. persons in an “offshore transaction”, pursuant to Rule 903 of Regulation S under the Securities Act of 1933, as amended, and in accordance with applicable local securities laws.

  During the third quarter of 2007, we issued a total of 60,750 shares of common stock upon exercise of certain outstanding common stock purchase warrants at an aggregate exercise price of $21,262.50. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended

  On July 11, 2007 we issued a total of 400,000 stock options to two of our directors, and 50,000 stock options to Erland Anderson, our Chief Operating Officer, pursuant to our 2006 Stock Incentive Plan. The options granted to the non-executive directors and officers of the Company will vest as to one-third at time of grant, as to one-third on July 11, 2008 and as to the balance on July 11, 2009. The options are exercisable for a period of ten years at an exercise price of $0.85 per share. We issued these securities to the directors, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On September 18, 2007, we issued 506,410 shares of common stock to Auramet Trading upon exercise of the following warrants: 250,000 common stock purchase warrants issued in connection with a secured bridge loan by the selling stockholder in the principal amount of $2,850,000 dated October 17, 2005, with each warrant entitling the holder to purchase one share of our common stock at an exercise price of $0.56 per share; and (b) 256,410 common stock purchase warrants issued in connection with the secured bridge loan in the principal amount of $2,850,000 dated October 17, 2005, with each warrant entitling the holder to purchase one share of our common stock at an exercise price of $0.56 per share. We issued these securities to Auramet Trading, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On October 4, 2007 we issued 143,000 shares of common stock to two accredited investors, as joint tenants, upon the exercise of warrants at an exercise price of $0.40 per share, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On November 8, 2007 we issued 71,429 shares of common stock to an accredited investor upon the exercise of warrants at an exercise price of $0.40 per share, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the quarterly period ended December 31, 2007, we issued 200,000 stock options with an exercise price $1.10 and a value of $122,738 to Wayne Morrison, Vice President and Chief Financial Officer. We issued these securities relying on Section 4(2) of the Securities Act of 1933, as amended.

  During the quarterly period ended December 31, 2007, warrants to purchase 214,429 shares of our common stock were exercised. Each of the warrants had an exercise price of $0.40 per share. We issued these shares of common stock to two warrant holders, as accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  We acquired an exclusive option from Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC in January 2004 to purchase the leasehold rights and mining claims located near Safford in Graham County, Arizona described as “Coyote Springs.” In January 2008, we issued a total of 106,674 stock options to Thornwell Rogers and MRPGEO, LLC pursuant to the agreement. These options were immediately exercisable, had a life of three years and an exercise price of $1.00. We issued these securities to Thornwell Rogers and MRPGEO, LLC, as accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the quarterly period ended June 30, 2008, we issued a total of 1,380,000 shares of common stock upon exercise of certain outstanding common stock purchase warrants at an aggregate exercise price of $412,000. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On July 25, 2008, warrants to purchase 200,000 shares of our common stock were exercised. Each of the warrants had an exercise price of $0.25 per share. We issued these shares of common stock to the warrant holder, as an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended

  On July 31, 2008, warrants to purchase 200,000 shares of our common stock were exercised. Each of the warrants had an exercise price of $0.25 per share. We issued these shares of common stock to the warrant holder, as an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On September 15, 2008, options to purchase 250,000 shares of our common stock were exercised by one of our senior employees. Each of the options had and exercise price of $0.20 per share. We issued these shares of common stock to the option holder relying on Section 4(2) of the Securities Act of 1933, as amended.

  On September 17, 2008, warrants to purchase 100,000 shares of our common stock were exercised. Each of the warrants had an exercise price of $0.25 per share. We issued these shares of common stock to the warrant holder, as an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the
  Securities Act of 1933, as amended.
  On September 22, 2008, warrants to purchase 100,000 shares of our common stock were exercised. Each of the warrants had an exercise price of $0.25 per share. We issued these shares of common stock to a warrant holder, as an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On October 3, 2008, warrants to purchase 100,000 shares of our common stock were exercised. Each of the warrants had an exercise price of $0.25 per share. We issued these shares of common stock to a warrant holder, as an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.
ITEM 16.	EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION
Articles of Incorporation and By-laws

3.1	Certificate of Incorporation (as amended) of Nord Resources Corporation(1)

3.2	Amended and Restated Bylaws of Nord Resources Corporation(2)

3.3	Amendment to Amended Certificate of Incorporation(26)

Instruments defining the rights of security holders, including indentures

4.1	Pages from Amended and Restated Bylaws of Nord Resources Corporation defining the rights of holders of equity or debt securities(1)

4.2	Convertible Promissory Note for $35,000 issued by Nord Resources Corporation to Ronald A. Hirsch dated June 29, 2004(1)

4.3	Amendment to Convertible Promissory Note dated June 29, 2004 issued by Nord Resources Corporation to Ronald A. Hirsch effective November 30, 2005(1)

4.4	Convertible Promissory Note for $66,000 issued by Nord Resources Corporation to Stephen D. Seymour dated August 19, 2004(1)

4.5	Amendment to Convertible Promissory Note dated August 19, 2004 issued by Nord Resources Corporation to Stephen D. Seymour effective September 26, 2005(1)

EXHIBIT NUMBER	DESCRIPTION

4.6	Second Amendment to Convertible Promissory Note dated August 19, 2004 issued by Nord Resources Corporation to Stephen D. Seymour effective November 30, 2005(1)

4.7	Convertible Promissory Note for $106,000 issued by Nord Resources Corporation to Ronald A. Hirsch dated October 4, 2004(1)

4.8	Amendment to Convertible Promissory Note dated October 4, 2004 issued by Nord Resources Corporation to Ronald A. Hirsch effective September 26, 2005(1)

4.9	Second Amendment to Convertible Promissory Note dated October 4, 2004 issued by Nord Resources Corporation to Ronald A. Hirsch effective November 30, 2005(1)

4.10	Revolving Line of Credit Agreement, between Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated June 21, 2005(1)

4.11	Security Agreement between Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated June 21, 2005(1)

4.12	Secured Promissory Note ($600,000) between Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated June 21, 2005(1)

4.13	Second Amended and Restated Revolving Line of Credit between Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated November 8, 2005(3)

4.14	Amended and Restated Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated as of October 17, 2005(5)

4.15	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated April 17, 2006(5)

4.16	Acknowledgement of Ronald A. Hirsch regarding Agreement for Credit Risk Participation dated November, 2005(1)

4.17	Secured Promissory Note for $3,900,000 issued by Nord Resources Corporation to Nedbank Limited dated November 8, 2005(1)

4.18	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing among Nord Resources Corporation , First American Title Insurance Company and Nedbank Limited dated November 8, 2005(1)

4.19	Warrant Certificate issued by Nord Resources Corporation to Nedbank Limited, dated May 8, 2006(4)

4.20	Environmental Indemnity Agreement between Nord Resources Corporation and Nedbank Limited dated November, 2005(1)

4.21	Subordination Agreement among Ronald A. Hirsch, Stephen D. Seymour and Nedbank Limited dated November 8, 2005(1)

4.22	Letter from Nord Resources Corporation to Nedbank Limited regarding conditions subsequent, dated November 8, 2005(1)

4.23	Perfection Certificate completed by Nord Resources Corporation for Nedbank Limited, dated November 8, 2005(1)

4.24	Waiver Agreement and Amendment of Promissory Note between Nord Resources Corporation and Nedbank Limited, dated February 6, 2006(3)

4.25
Letter Agreement between Nord Resources Corporation and Nedbank Limited, dated May 5, 2006, extending the maturity date of the Secured Promissory Note dated November 8, 2005 in the principal amount of $3,900,000, to May 15, 2006(4)

4.26
Letter Agreement between Nord Resources Corporation, Ronald Hirsch and Stephen Seymour, dated May 5, 2006, extending the maturity date indebtedness under the Second Amended and Restated Revolving Line of Credit Agreement, among Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated November 8, 2005(7)

EXHIBIT NUMBER	DESCRIPTION

4.27	Modification Agreement between Nord Resources Corporation and Nedbank Limited, dated May 15, 2006(5)

4.28	Warrant Certificate issued by Nord Resources Corporation to Nedbank Limited, dated May 15, 2006(5)

4.29	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading LLC, dated May 15, 2006(5)

4.30	Amended and Restated Secured Promissory Note, dated May 31, 2006, payable to Nedbank Limited in the principal amount of $4,900,000(6)

4.31
First Amendment to Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated May 31, 2006, among Nord Resources Corporation, First  American Title Insurance Company and Nedbank Limited(6)

4.32	Amendment to Subordination Agreement, dated May 31, 2006, made for the benefit of Nedbank Limited by Ronald Hirsch and Stephen Seymour(6)

4.33	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated May 31, 2006 representing 250,000 common stock purchase warrants(6)

4.34
Letter Agreement between Nord Resources Corporation Nedbank Limited and Auramet Trading, LLC dated August 8, 2006, extending the maturity date of a secured loan in the principal amount of $4,900,000(9)

4.35
Agreement between Nord Resources Corporation, Ronald Hirsch and Stephen Seymour, dated August 14, 2006, extending the maturity date indebtedness under the Second Amended and Restated Revolving Line of Credit Agreement, among Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated November 8, 2005(11)

4.36	Amended and Restated Convertible Promissory Note for $35,000 issued by Nord Resources Corporation to Ronald A. Hirsch dated for reference June 29, 2004(12)

4.37	Amended and Restated Convertible Promissory Note for $66,000 issued by Nord Resources Corporation to Stephen D. Seymour dated for reference August 19, 2004(12)

4.38	Amended and Restated Convertible Promissory Note for $106,000 issued by Nord Resources Corporation to Ronald A. Hirsch dated for reference October 4, 2004(12)

4.39
Agreement between Nord Resources Corporation, Ronald Hirsch and Stephen Seymour, dated August 17, 2006, extending the maturity date indebtedness under the Second Amended and Restated Revolving Line of Credit Agreement, among Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated November 8, 2005(12)

4.40	Modification Agreement dated September 30, 2006 between Nord Resources Corporation and Nedbank Limited(13)

4.41
Amendment agreement dated September 29, 2006 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(15)

EXHIBIT NUMBER	DESCRIPTION

4.42
Amendment agreement dated September 29, 2006 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(15)

4.43
Amendment agreement dated September 29, 2006 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(15)

4.44
Amending agreement dated September 29, 2006 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(15)

4.45	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference December 19, 2006 and executed on December 20, 2006(20)

4.46
Amendment agreement dated December 22, 2006 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(20)

4.47
Amendment agreement dated December 22, 2006 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(20)

4.48
Amendment agreement December 22, 2006 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $106,000(20)

4.49
Amending agreement dated December 22, 2006 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(20)

4.50	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference January 11, 2007(21)

4.51
Amendment agreement dated January 15, 2007 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(21)

4.52
Amendment agreement dated January 15, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(21)

4.53
Amendment agreement dated January 15, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(21)

4.54
Amending agreement dated January 15, 2007 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(21)

4.55	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference January 30, 2007(22)

EXHIBIT NUMBER	DESCRIPTION

4.56
Amendment agreement dated January 31, 2007 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(22)

4.57
Amendment agreement dated January 31, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(22)

4.58
Amendment agreement dated January 31, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(22)

4.59
Amending agreement dated January 31, 2007 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(22)

4.60	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference February 23, 2007(23)

4.61	Modification Agreement between Nedbank Limited and Nord Resources Corporation dated for reference February 23, 2007(23)

4.62
Amendment agreement dated February 23, 2007 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(23)

4.63
Amendment agreement dated February 23, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(23)

4.64
Amendment agreement dated February 23, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(23)

4.65
Amending agreement dated February 23, 2007 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(23)

4.66	Term Sheet and Agreement between Nedbank Limited and Nord Resources Corporation dated for reference April 13, 2007(26)

4.67	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference April 17, 2007(26)

4.68
Amendment Agreement dated April 30, 2007 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(25)

4.69
Amendment Agreement dated April 30, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(25)

4.70
Amendment Agreement dated April 30, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(25)

EXHIBIT NUMBER	DESCRIPTION

4.71
Amending Agreement dated April 30, 2007 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(25)

4.72	Special Warrant Indenture among Nord Resources Corporation, Blackmont Capital Inc. and Computershare Trust Company of Canada, as special warrant trustee, dated June 5, 2007(27)

4.73	Warrant Indenture between Nord Resources Corporation and Computershare Trust Company of Canada, as warrant agent, dated June 5, 2007(27)

4.74	Registration Rights Agreement among Nord Resources Corporation, Blackmont Capital Inc. and Salman Partners Inc. dated June 5, 2007(27)

4.75	Agent’s Option Certificate issued to Blackmont Capital Inc., dated June 5, 2007(27)

4.76	Agent’s Option Certificate issued to Salman Partners Inc., dated June 5, 2007(27)

Opinion on Legality

5.1	Opinion of Potter Anderson & Corroon LLP(33)

Material Contracts

10.1	Executive Employment Agreement between Nord Resources Corporation and Ronald A. Hirsch dated January 2, 2004(1)

10.2	Waiver Agreement between Nord Resources Corporation and Ronald A. Hirsch dated February 15, 2006(3)

10.3	Executive Employment Agreement between Nord Resources Corporation and Erland Anderson dated January 2, 2004(1)

10.4	Waiver Agreement and Amendment of Employment Agreement between Nord Resources Corporation and Erland Anderson dated February 15, 2006(3)

10.5	Nord Resources Corporation Stock Option granted to Erland Anderson February 1, 2006(3)

10.6	Executive Employment Agreement between Nord Resources Corporation and John Perry dated April 18, 2005(1)

10.7	Waiver Agreement between Nord Resources Corporation and John Perry dated February 15, 2006(3)

10.8	Letter Agreement between Nord Resources Corporation and Nicholas Tintor regarding employment matters dated February 15, 2006(3)

10.9	Option to Purchase the “Coyote Springs” property from Thornwell Rogers, South Branch Resources LLC and MRPGEO LLC to Nord Resources Corporation dated January 28, 2004(1)

10.10	First Amendment to Option to Purchase Coyote Springs property among Thornwell Rogers, South Branch Resources LLC, MRPGEO LLC and Nord Resources Corporation dated December 14, 2004(1)

10.11
Second Amendment to the Terms of Agreement, Option to Purchase the “Coyote Springs” Property, Graham County, Arizona, between Nord Resources Corporation and Thornwell Rogers, South Branch Resources LLC and MRPGEO LLC, dated January 27, 2006(3)

EXHIBIT NUMBER	DESCRIPTION

10.12	Option to Purchase the “Mimbres” Property from Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC to Nord Resources Corporation dated June 10, 2004(1)

10.13	Option Agreement between Shirley Bailey and Nord Resources Corporation dated July 19, 2004(1)

10.14	Debt Conversion between Nord Resources Corporation and Thornwell Rogers dated April 16, 2004(1)

10.15	Debt Conversion between Nord Resources Corporation and South Branch Resources LLC dated April 16, 2004(1)

10.16	Debt Conversion between Nord Resources Corporation and MRPGEO, LLC dated April 16, 2004(1)

10.17	Debt Conversion Agreement between Peifer, Hanson and Mullins P.A. and Nord Resources Corporation dated October 25, 2005(1)

10.18	Settlement Agreement and General Release between Nord Resources Corporation and W. Pierce Carson dated April 22, 2005(1)

10.19	Warrant Certificate issuing 250,000 warrants to W. Pierce Carson dated April 22, 2005(1)

10.20	Warrant Amendment Agreement between Nord Resource Corporation and Pierce Carson dated October 5, 2006(28)

10.21	Nord Resources Corporation form of Subscription Agreement for US Investors (2005 private placement)(1)

10.22	Nord Resources Corporation form of Subscription Agreement for Canadian Investors (2005 private placement)(1)

10.23	Nord Resources Corporation form of Warrant Certificate for US Purchasers (2005 private placement)(1)

10.24	Nord Resources Corporation form of Warrant Certificate for Canadian Purchasers (2005 private placement)(1)

10.25	Letter dated October 25, 2005, amending the terms of the 2005 private placement offering(1)

10.26	Letter dated November 15, 2005, amending the terms of the 2005 private placement offering(1)

10.27	Letter dated December 21, 2005, amending the terms of the 2005 private placement offering(1)

10.28	Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine between Nord Resources Corporation and JC Rock, LLC dated December 24, 2004(1)

10.29	Tenth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated July 31, 2007(27)

10.30	Office Lease between Issa and Henrietta Hallaq, landlords, and Nord Resources Corporation, tenant, dated January 5, 2006(27)

10.31
Confidential Settlement and Release Agreement between Nord Resources Corporation (plaintiff/counter-defendant), and Titanium Resources Group, Ltd. and Edward Wayne Malouf (defendants/counter-plaintiffs) dated August 9, 2006(10)

10.32	Settlement Agreement between Nord Resources Corporation and Nicholas Tintor dated September 29, 2006(14)

EXHIBIT NUMBER	DESCRIPTION

10.33	Mutual General Release between Nord Resources Corporation and Nicholas Tintor dated September 29, 2006(14)

10.34
Third Amendment to the “Terms of Agreement, Option to Purchase the ‘Coyote Springs’ Property, Graham County, Arizona” among Nord Resources Corporation, Thornwell Rogers, South Branch Resources, LLC and MRGPEO, LLC dated October 17, 2006(16)

10.35
Second Amendment to the “Terms of Agreement, Option to Purchase the ‘Mimbres’ Property, Grant County, New Mexico” among Nord Resources Corporation, Thornwell Rogers, South Branch Resources, LLC and MRGPEO, LLC dated October 17, 2006(16)

10.36	Settlement Agreement dated October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(16)

10.37	Assignment Agreement dated October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(16)

10.38	Amended and Restated Waiver Agreement And Amendment of Employment Agreement between Nord Resources Corporation and Ronald Hirsch dated October 18, 2006(16)

10.39	Amendment of Employment Agreement between Nord Resources Corporation and Erland Anderson dated October 18, 2006(16)

10.40	Amendment of Executive Employment Agreement between Nord Resources Corporation and John Perry dated October 18, 2006(16)

10.41
Indemnification Agreement dated October 18, 2006 by Stephen Seymour, in his personal capacity, and by Stephen Seymour, Kathie Stevens and Louise Seymour, as Trustees U/A dated 7/27/82 FBO Louise Seymour, in favor of Nord Resources Corporation(16)

10.42	Agreement and Plan of Merger dated October 23, 2006 by and among Nord Resources Corporation, Platinum Diversified Mining, Inc., Platinum Diversified Mining USA, Inc. and PDM Merger Corp.(17)

10.43	Voting Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and Ronald A. Hirsch(17)

10.44	Voting Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and Stephen Seymour(17)

10.45	Deposit Escrow Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and American Stock Transfer & Trust Company(17)

10.46	Letter Agreement respecting a performance bonus between Nord Resources Corporation and Ron A. Hirsch dated November 2, 2006(18)

10.47	Letter Agreement respecting a performance bonus between Nord Resources Corporation and Erland A. Anderson dated November 2, 2006(18)

10.48	Letter Agreement respecting a performance bonus between Nord Resources Corporation and John T. Perry dated November 2, 2006(18)

10.49	Amended and Restated Assignment Agreement dated as of October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(19)

EXHIBIT NUMBER	DESCRIPTION

10.50	Seventh Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated November 2, 2006(19)

10.51	Settlement Agreement dated March 7, 2007 among Nord Resources Corporation, Platinum Diversified Mining, Inc., Platinum Diversified Mining USA, Inc. and PDM Merger Corp.(24)

10.52	Eighth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated January 19, 2007(26)

10.53	Ninth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated as of April 30, 2007(26)

10.54	Agency Agreement among Nord Resources Corporation, Blackmont Capital Inc. and Salman Partners Inc. dated June 5, 2007(27)

10.55	Form of Subscription Agreement dated June 5, 2007 between Nord Resources Corporation and each purchaser of special warrants(27)

10.56	Credit Agreement dated as of June 28, 2007 between Nord Resources Corporation, Cochise Aggregates and Materials, Inc., Nedbank Limited and the Lenders from time to time party thereto(27)

10.57	Tenth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated July 31, 2007(27)

10.58	Eleventh Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated October 31, 2007(29)

10.59
Long Term Cathode Sales Agreement effective February 1, 2008, with Red Kite Master Fund Limited (Portions of this document have been omitted and filed separately with the SEC pursuant to a Request for Confidential Treatment filed under 17 C.F.R. 200.80(b)(4) and 240.24b-2) (29)

10.60	Twelfth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated January 31, 2008(29)

10.61	Thirteenth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated April 30, 2008(31)

10.62
Amended and Restated Credit Agreement dated as of June 30, 2008 among Nord Resources Corporation, Cochise Aggregates and Materials Inc., Nedbank Limited and the Lenders from time to time party thereto(30)

10.63	Amended and Restated Executive Employment Agreement between the Company and John Perry dated September 9, 2008. (32)

10.64	Executive Employment Agreement between the Company and Wayne Morrison dated September 9, 2008. (32)

Subsidiaries of the Small Business Issuer

21.1	Subsidiaries of Small Business Issuer: Cochise Aggregates and Materials, Inc. (Incorporated in Nevada)

Consents of Experts and Counsel

23.1	Consent of Mayer Hoffman McCann P.C.(33)

23.2	Consent of Potter Anderson & Corroon LLP. (included in Exhibit 5.1)

23.3	Consent of Dr. Michael Bikerman, Professional Geologist, of Bikerman Engineering & Technology Associates, Inc. (33)

EXHIBIT NUMBER	DESCRIPTION

23.4	Consent of Mr. David Bikerman, Engineer of Mines, of Bikerman Engineering & Technology Associates, Inc. (33)

23.5	Consent of Mr. Thomas McGrail, Engineer of Mines, of Bikerman Engineering & Technology Associates, Inc. (33)

23.6	Consent of Mr. Dale Deming, Professional Engineer of Dale A. Deming, P.E. (sole proprietorship). (33)

Power of Attorney

24.1	Power of Attorney(28)

Additional Exhibits

99.1	Nord Resources Corporation 2006 Stock Incentive Plan(8)

99.2	Nord Resources Corporation Performance Incentive Plan for the period from July 1, 2007 to December 31, 2008(27)

Notes

(1)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2004, filed with the SEC on January 17, 2006.

(2)	Incorporated by reference from our current report on Form 8-K dated February 15, 2006, filed with the SEC on February 16, 2006.

(3)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 28, 2006.

(4)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on May 11, 2006.

(5)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006.

(6)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on May 31, 2006.

(7)	Incorporated by reference from Amendment No. 1 to our annual report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on June 30, 2006.

(8)	Incorporated by reference from Amendment No. 1 to our preliminary proxy statement on Schedule 14A, filed with the SEC on March 27, 2006.

(9)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on August 8, 2006.

(10)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on August 14, 2006.

(11)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended June 30, 2006, filed with the SEC on August 14, 2006.

(12)	Incorporated by reference from Amendment No. 3 to our annual report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on August 23, 2006.

(13)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on September 28, 2006.

(14)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 2, 2006.

(15)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 4, 2006.

(16)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 23, 2006.

(17)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 25, 2006.

(18)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on November 7, 2006.

(19)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended September 30, 2006, filed with the SEC on November 13, 2006.

(20)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on December 26, 2006.

(21)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on January 16, 2007.

(22)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on February 5, 2007.

(23)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on February 26, 2007.

(24)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC on March 28, 2007.

(25)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on February 26, 2007.

(26)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007.

(27)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended June 30, 2007, filed with the SEC on August 14, 2007.

(28)	Incorporated by reference from our Form SB-2, filed with the SEC on October 19, 2007.

(29)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2007, filed with the SEC on March 26, 2008.

(30)	Incorporated by reference from our current report on Form 8-K dated June 30, 2008 and filed with the SEC on July 7, 2008.

(31)	Incorporated by reference from our quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 14, 2008.

(32)	Incorporated by reference from our current report on Form 8-K dated September 9, 2008 and filed with the SEC on September 12, 2008.

(33)	Filed herewith.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

__________

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized registration statement to be signed on its behalf by the undersigned, in the City of Tucson, Arizona, on October 14th , 2008.

Nord Resources Corporation

By:	/s/ John T. Perry
John T. Perry
Director, President, Chief Executive Officer and
Chief Financial Officer
(Principal Executive Officer and
Principal Financial and Accounting Officer)

By:	/s/ Wayne M. Morrison
Wayne M. Morrison
Vice President and Chief Financial Officer, Secretary and Treasurer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John T. Perry	October 14 , 2008
John T. Perry Director, President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Wayne M. Morrison	October 14 , 2008
Wayne W. Morrison
Vice President and Chief Financial Officer, Secretary and Treasurer
(Principal Financial and Accounting Officer)

/s/ John T. Perry, attorney-in-fact	October 14 , 2008
Ronald A. Hirsch Chairman of the Board

/s/ John T. Perry, attorney-in-fact	October 14 , 2008
Stephen Seymour Director

/s/ John T. Perry, attorney-in-fact	October 14 , 2008
Douglas Hamilton Director

/s/ John T. Perry, attorney-in-fact	October 14 , 2008
John F. Cook Director

/s/ John T. Perry, attorney-in-fact	October 14 , 2008
T. Sean Harvey Director

__________